Exhibit 99.2

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that are included in this Current Report on Form 8-K, or made in presentations, in response to questions or otherwise, that address activities, events or developments that we expect or anticipate to occur in the future, including such matters as projections, capital allocation and cash distribution policy, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of power production assets, market and industry developments and the growth of our business and operations (often, but not always, identified through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projection,” “target,” “outlook” and our use of the conditional and future tenses), are forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors discussed under “Risk Factors” and the following important factors, among others, that could cause our actual results to differ materially from those projected in such forward-looking statements:

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governmental policies and regulatory actions, including those of the Texas Legislature, the Governor of Texas, the U.S. Congress, the Federal Energy Regulatory Commission (“FERC”), the Public Utility Commission of Texas (“PUCT”), the Railroad Commission of Texas, the U.S. Nuclear Regulatory Commission (“NRC”), the U.S. Environmental Protection Agency (“EPA”) and the Texas Commission on Environmental Quality (“TCEQ”), with respect to, among other things:

•	allowed prices;

•	allowed rates of return;

•	industry, market and rate structure;

•	purchased power and recovery of investments;

•	operations of nuclear generating facilities;

•	acquisitions and disposal of assets and facilities;

•	development, construction and operation of facilities;

•	decommissioning costs;

•	present or prospective wholesale and retail competition;

•	changes in tax laws and policies; and

•	changes in and compliance with environmental and safety laws and policies, including climate change initiatives;

•	continued implementation of the legislation that restructured the electric utility industry in Texas to provide for retail competition (“1999 Restructuring Legislation”);

•	legal and administrative proceedings and settlements;

•	general industry trends;

•	our ability to attract and retain customers;

•	our ability to profitably serve our customers given our previously announced price protection and price cuts;

•	restrictions on competitive retail pricing;

•	changes in wholesale electricity prices or energy commodity prices;

•	unanticipated changes in market heat rates in the Texas electricity market;

•	our ability to effectively hedge against changes in commodity prices and market heat rates;

•	weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

•	unanticipated population growth or decline, and changes in market demand and demographic patterns;

•	changes in business strategy, development plans or vendor relationships;

•	access to adequate transmission facilities to meet changing demands;

•	unanticipated changes in interest rates, fuel prices, commodity prices, rates of inflation or foreign exchange rates;

•	unanticipated changes in operating expenses, liquidity needs and capital expenditures;

•	commercial bank market and capital market conditions;

•	competition for new energy development and other business opportunities;

•	inability of various counterparties to meet their obligations with respect to our financial instruments;

•	changes in technology used by and services offered by us;

•	significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate future executive compensation payments;

•	significant changes in critical accounting policies;

•	actions by credit rating agencies;

•	our ability to implement cost reduction initiatives;

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with respect to our lignite coal-fueled generation, construction and development program, more specifically, our ability to fund such investments, changes in competitive market rules, changes in environmental laws or regulations, changes in electric generation and emissions control technologies, changes in projected demand for electricity, our ability and the ability of our contractors to attract and retain, at projected rates, skilled labor for constructing the new generating units, changes in wholesale electricity prices or energy commodity prices, transmission capacity and constraints, supplier performance risk, changes in the cost and availability of materials necessary for the construction program and our ability to manage the significant construction program to a timely conclusion with limited cost overruns; and

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with respect to the Merger (as defined below) the outcome of any legal proceedings that have been or may be instituted against the Issuer, EFH Corp. and others related to the Merger; risks that the Merger and related transactions disrupt current plans and operations and the potential difficulties in management and employee retention as a result of the Merger; the amount of the costs, fees, expenses and charges related to the Merger; and the impact of the substantial indebtedness incurred to finance the consummation of the Merger.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial

and Other Data of Energy Future Competitive Holdings and its Subsidiaries

The following table sets forth our summary historical consolidated financial data and summary unaudited pro forma condensed consolidated financial data as of and for the periods indicated. The historical financial data as of December 31, 2005 and 2006 and for each of the three years ended December 31, 2004, 2005 and 2006 have been derived from our audited historical consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K. The historical financial data as of December 31, 2004 has been derived from our historical consolidated financial statements. The historical financial data as of June 30, 2007 and for the six months ended June 30, 2006 and 2007 have been derived from our unaudited historical interim condensed consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K which have been prepared on a basis consistent with our audited historical consolidated financial statements. In the opinion of our management, such unaudited interim condensed financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the results for those periods. The results of operations for the interim periods, for seasonal and other factors, are not necessarily indicative of the results to be expected for the full year or any future period.

The summary unaudited pro forma condensed consolidated financial data as of and for the twelve months ended June 30, 2007 have been prepared to give effect to the Transactions in the manner described under “Energy Future Competitive Holdings Unaudited Pro Forma Condensed Consolidated Financial Statements” and the notes thereto as if the Transactions had occurred on January 1, 2006, in the case of the unaudited pro forma condensed consolidated income statement and related data, and on June 30, 2007, in the case of the unaudited pro forma condensed consolidated balance sheet and related data. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial and other data are for informational purposes only and do not purport to represent what our results of operations, balance sheet data or other financial information actually would have been if the Transactions had occurred at any date. In addition, this data does not purport to project the results of operations for any future period.

The summary historical and unaudited pro forma condensed consolidated financial and other data should be read in conjunction with “Energy Future Competitive Holdings Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Energy Future Competitive Holdings Selected Historical Consolidated Financial Data,” “Energy Future Competitive Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K.

	Historical										Pro Forma Twelve Months Ended June 30, 2007
	Year Ended December 31,						Six Months Ended June 30,
	2004		2005		2006		2006		2007
	(millions of dollars, except ratios and per share amounts)
Statement of Income Data:
Operating revenues	$9,201		$10,660		$9,607		$4,478		$3,414		$8,196
Income (loss) from continuing operations before extraordinary gain (loss) and cumulative effect of changes in accounting principles	672		1,816		2,536		1,115		510		(122)
Income (loss) from discontinued operations, net of tax effect	(34)		(8)		—		—		—
Extraordinary gain (loss), net of tax effect	16		(50)		—		—		—
Cumulative effect of changes in accounting principles, net of tax effect	6		(8)		—		—		—
Preference stock dividends	2		3		—		—		—
Net income (loss) available for common stock	658		1,747		2,536		1,115		510

Ratio of earnings to fixed charges(a)	2.47	x	5.04	x	11.05	x	10.09	x	4.14	x
Ratio of earnings to fixed charges and preferred dividends(a)	2.45	x	5.01	x	11.05	x	10.09	x	4.14	x
Pro forma ratio of earnings to fixed charges(a)(b)	N/A		N/A		1.61	x	1.47	x	—		1.22	x

Balance Sheet Data (at period end):
Total assets	$23,963		$18,451		$19,660				$20,643		$48,555
Property, plant & equipment—net	16,529		9,994		9,924				10,168		18,507
Total intangible assets and goodwill	695		522		527				536		24,575
Total debt	8,510		4,444		4,084				6,304		28,844
Total stockholders’ equity	6,373		5,640		7,867				7,533		7,929

Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities from continuing operations	$1,838		$2,580		$4,754		$2,125		$(632)
Cash flows (used in) investing activities from continuing operations(d)	(1,776)		(2,572)		(3,494)		(2,463)		(601)
Cash flows provided by (used in) financing activities from continuing operations(d)	(772)		(61)		(1,265)		331		1,630

Other Financial Data:
Energy Future Competitive Holdings
Capital expenditures, including nuclear fuel	$881		$1,042		$388		$218		$381
EBITDA(c)	2,276		4,007		4,528		2,074		1,068		$2,960
Adjusted EBITDA(c)	3,051		4,126		4,436		2,077		1,702		4,061
Ratio of Adjusted EBITDA to total interest expense(c)(d)	5.1	x	6.7	x	13.0	x	11.7	x	6.3	x	1.5	x
Ratio of Adjusted EBITDA to cash interest expense(c)	5.2	x	7.2	x	13.0	x	11.3	x	6.8	x	1.6	x
Ratio of net debt to Adjusted EBITDA(c)(e)	2.6	x	1.1	x	0.9	x	2.6	x	4.7	x	7.0	x

TCEH
TCEH EBITDA(c)	$1,243		$2,807		$4,429		$2,024		$1,010		$2,845
Adjusted TCEH EBITDA(c)	1,982		2,888		4,387		2,051		1,671		3,999
Ratio of Adjusted TCEH EBITDA to total interest expense(c)(d)	5.6	x	7.3	x	11.4	x	10.2	x	8.8	x	1.5	x
Ratio of Adjusted TCEH EBITDA to cash interest expense(c)	5.8	x	8.1	x	12.0	x	10.5	x	9.6	x	1.6	x
Ratio of net debt to Adjusted TCEH EBITDA(c)(e)	1.7	x	1.5	x	0.9	x	2.4	x	3.4	x	6.8	x

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
Operating data (at period end):
Total power generation capacity (in MW)(e)	18,353	18,365	18,190	18,365	18,365
Nuclear power generation capacity (in MW)	2,300	2,300	2,300	2,300	2,300
Lignite/Coal-fired generation capacity (in MW)	5,825	5,837	5,837	5,837	5,837
Total baseload capacity (in MW)	8,125	8,137	8,137	8,137	8,137
Available baseload capacity (in MW)	7,192	7,345	7,474	7,398	7,332
Baseload capacity by plant (in MW):
Comanche Peak	2,300	2,300	2,300	2,300	2,300
Monticello	1,880	1,880	1,880	1,880	1,880
Martin Lake	2,250	2,250	2,250	2,250	2,250
Big Brown	1,150	1,150	1,150	1,150	1,150
Sandow 4	545	557	557	557	557
Available baseload capacity by plant (in MW):
Comanche Peak	2,169	2,105	2,272	2,355	1,973
Monticello	1,600	1,690	1,708	1,574	1,839
Martin Lake	1,962	2,083	2,034	1,984	2,083
Big Brown	945	976	1,017	990	1,045
Sandow 4	516	491	443	495	392
Average power price ($ per MW)(f)	$39.03	$53.97	$61.70	$54.64	$60.84

(a)	For purposes of computing the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends, (1) earnings consist of net income plus income taxes plus fixed charges less capitalized expenses related to indebtedness and (2) fixed charges consists of interest expense and capitalized expenses related to indebtedness. For purposes of computing the ratio of earnings to combined fixed charges and preference dividends, preference share dividends are included in fixed charges.
(b)	For purposes of computing the pro forma ratio of earnings to fixed charges, the historical calculations were adjusted for the estimated increase in interest expense as contemplated by the Transactions. On a pro forma basis for the six months ended June 30, 2007, fixed charges would have exceeded earnings by $415 million.
(c)	EBITDA, a measure used by management to evaluate operating performance, is defined as net income plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity or any other measure of financial performance presented in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between our historical results and results that reflect the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA adjusted to exclude noncash items, unusual items and other adjustments permitted in calculating covenant compliance under certain of our indebtedness and under the TCEH Senior Secured Facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about how the covenants in certain of our indebtedness will operate and about certain noncash items, unusual items that we do not expect to continue at the same level in the future and other items. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports under the Exchange Act. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this Current Report on Form 8-K, or not be presented at all.

Set forth below is a reconciliation of Energy Future Competitive Holdings’ net income to Energy Future Competitive Holdings’ EBITDA and Energy Future Competitive Holdings’ Adjusted EBITDA:

	Historical					Pro Forma Twelve Months Ended June 30, 2007
	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(Dollars in millions)
Net income	$660	$1,750	$2,536	$1,115	$510	$(122)
Provision for income taxes	282	882	1,323	622	199	(205)
Interest expense	595	616	335	167	198	2,614
Depreciation and amortization	739	759	334	170	161	673

EBITDA	$2,276	$4,007	$4,528	$2,074	$1,068	$2,960

Adjustments to EBITDA:
Amortization of nuclear fuel	64	60	65	31	30	135
Interest income	(38)	(95)	(252)	(100)	(189)	(341)
Purchase accounting adjustments	—	—	—	—	—	61
Impairment of assets and inventory write down	196	11	201	201	—	—
Unrealized net (gain) or loss resulting from Hedging Obligations	109	18	(330)	(148)	750	939
One-time customer appreciation bonus	—	—	165	—	—	165
Amount of loss on sales of receivables and related assets in connection with the Receivables Facility	17	27	38	17	18	39
Income from discontinued operations, net of tax	34	8	—	—	—	—
Extraordinary (gain) or loss, net of tax	(16)	50	—	—	—	—
Cumulative effect of changes in accounting principles, net of tax	(6)	8	—	—	—	—
Non-cash compensation expenses (FAS 123R)	33	19	9	4	4	9
Severance expenses(1)	127	—	15	7	—	8
Loss on early extinguishment of debt and energy services contract	—	(4)	—	—	—	—
Transition and business optimization costs(2)	14	21	—	—	12	12
Shareholder litigation	—	—	—	—	—	—
Transaction and Merger expenses(3)	—	—	—	—	—	59
Restructuring & other(4)	235	(10)	(7)	(12)	5	10
Expenses incurred to upgrade and expand the generation units(5)	6	6	4	3	4	5

Adjusted EBITDA	$3,051	$4,126	$4,436	$2,077	$1,702	$4,061

(1)	Severance includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(2)	Transition and business optimization costs include amounts related to outsourcing initiatives and system implementations.
(3)	Transaction and merger expenses include costs incurred related to abandoned strategic transactions, new growth initiatives and merger expenses.
(4)	Restructuring and other include non-recurring items related to restructuring initiatives and other non-recurring items.
(5)	Expenses incurred to upgrade or expand a facility does not include costs incurred to purchase replacement power that should be included under the definition as we did not historically track these costs.

Set forth below is a reconciliation of TCEH net income to TCEH EBITDA and TCEH Adjusted EBITDA:

	Historical					Pro forma Twelve Months Ended June 30,
	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007	2007
	(Dollars in millions)
Net income	$378	$1,414	$2,435	$1,063	$480	$(205)
Provision for income taxes	162	687	1,277	590	180	(241)
Interest expense	353	393	384	202	190	2,619
Depreciation and amortization	350	313	333	169	160	672

TCEH EBITDA	$1,243	$2,807	$4,429	$2,024	$1,010	$2,845

Adjustment to TCEH EBITDA:
Interest income	(31)	(70)	(202)	(76)	(162)	(288)
Amortization of nuclear fuel	64	60	65	31	30	135
Purchase accounting adjustments	—	—	—	—	—	61
Impairment of assets and inventory write down	192	11	201	201	—	—
Unrealized net (gain) or loss resulting from Hedging Obligations	109	18	(330)	(148)	750	939
Customer appreciation one-time bonus	—	—	165	—	—	165
Amount of loss on sales of receivables and related assets in connection with the Receivables Facility	19	24	38	17	18	39
Income from discontinued operations, net of tax	34	8	—	—	—	—
Extraordinary (gain) or loss, net of tax	—	—	—	—	—	—
Cumulative effect of changes in accounting principles, net of tax	(4)	8	—	—	—	—
Non-cash compensation expenses (FAS 123R)	25	12	9	4	4	9
Severance expenses(1)	107	—	15	7	—	8
Loss on early extinguishment of debt and energy services contract	(4)	(4)	—	—	—	—
Transition and business optimization Costs(2)	10	18	—	—	12	12
Transaction and Merger expenses(3)	—	—	—	—	—	59
Restructuring & other(4)	212	(10)	(7)	(12)	5	10
Expenses incurred to upgrade or expand the generation units(5)	6	6	4	3	4	5

Adjusted TCEH EBITDA	$1,982	$2,888	$4,387	$2,051	$1,671	$3,999

(1)	Severance includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(2)	Transition and business optimization costs include amounts related to outsourcing initiatives and system implementations.
(3)	Transaction and merger expenses include costs incurred related to abandoned strategic transactions, new growth initiatives and merger expenses.
(4)	Restructuring and other include non-recurring items related to restructuring initiatives and other non-recurring items.
(5)	Expenses incurred to upgrade or expand a facility does not include costs incurred to purchase replacement power that should be included under the definition as we did not historically track these costs.

(d)	Total interest expense includes cash interest plus amounts related to the amortization of discounts and premiums and amortization of deferred financing costs.
(e)	Net debt is debt less cash and cash equivalents.
(f)	Includes 585MW representing nine combustion turbine units currently operated for an unaffiliated third party’s benefit.
(g)	Represents Luminant Energy’s average wholesale sales price.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this Current Report on Form 8-K. This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties. Any of the following risks could materially and adversely affect our business, prospects, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, prospects, financial condition or results of operations.

Risks Relating to Our Businesses

Our businesses are subject to ongoing complex governmental regulations and legislation that have impacted, and may in the future impact, our business and/or results of operations.

Our businesses operate in changing market environments influenced by various state and federal legislative and regulatory initiatives regarding the restructuring of the energy industry, including competition in the generation and sale of electricity. We will need to continually adapt to these changes. For example, the Texas retail electricity market became competitive as of January 1, 2002, and the introduction of competition has resulted in, and may continue to result in, declines in customer counts and sales volumes.

Our businesses are subject to changes in state and federal laws (including the Public Utility Regulatory Act (“PURA”), the Federal Power Act, the Atomic Energy Act, the Public Utility Regulatory Policies Act of 1978, the Clean Air Act and the Energy Policy Act of 2005) and changing governmental policy and regulatory actions (including those of the PUCT, the Electric Reliability Organization, the

Texas Regional Entity, the Texas Railroad Commission, the TCEQ, the FERC, the EPA and the NRC) and also the rules, guidelines and protocols of ERCOT with respect to matters including, but not limited to, market structure and design, operation of nuclear generation facilities, construction and operation of other generation facilities, construction and operation of transmission facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities, recovery of costs and investments, decommissioning costs, return on invested capital for our regulated businesses, market behavior rules, present or prospective wholesale and retail competition and environmental matters. TCEH, along with other market participants, is subject to electricity pricing constraints and market behavior and other competition-related rules and regulations under PURA that are administered by the PUCT and ERCOT, and, with respect to its wholesale power sales outside the ERCOT region, is subject to market behavior and other competition-related rules and regulations under the Federal Power Act that are administered by the FERC. Changes in, revisions to, or reinterpretations of existing laws and regulations (particularly with respect to prices at which we may sell electricity) may have an adverse effect on our businesses.

Although the recently concluded 2007 Texas Legislative Session closed without passage of legislation that significantly negatively impacted our businesses, the legislature did adopt several pieces of legislation that, if passed, may have had a material impact on us and our financial prospects, including, for example, legislation that would have:

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required EFH Corp. to separate its subsidiaries into two or three stand-alone companies, which could have resulted in a significant tax cost to EFH Corp. or the sale by EFH Corp. of assets for an amount it would not have considered to be full value;

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required divestiture of significant wholesale power generation assets, which also could have resulted in a significant tax cost to EFH Corp. or the sale by EFH Corp. of assets for an amount it would not have considered to be full value; and

•	given new authority to the PUCT to cap retail electric prices.

Although none of this legislation was passed, there can be no assurance that future action of the Texas Legislature, which could be similar or different from the proposals considered by the most recent Texas Legislature, will not have a material adverse effect on us and our financial prospects. In addition, the Sponsors have publicly indicated their intention to:

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spend more than $30 million per year over five years to provide relief for low-income residents and to pursue new demand-side management initiatives in conservation, energy efficiency and weatherization;

•	in the current regulatory system, hold a majority of their ownership in EFH Corp. for more than five years after the closing of the Merger; and

•	invest significant resources in emerging energy technologies, such as integrated gasification combined cycle coal plants, including an increased commitment to renewable energy.

Litigation or legal proceedings could expose us to significant liabilities, damage our reputation and have a material adverse effect on our results of operations and the litigation environment in which we operate poses a significant risk to our businesses.

We and our subsidiaries are involved in the ordinary course of business in a number of lawsuits involving employment, commercial, environmental and injuries and damages issues, among other matters. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from current assessments and estimates. The settlement or resolution of such claims or proceedings may have a material adverse effect on our results of operations. For more information on legal proceedings, see “Business—Legal Proceedings.”

In addition, judges and juries in the state of Texas have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and business tort cases. We and our subsidiaries use legal and appropriate means to contest litigation threatened or filed against us, but the litigation environment in the state of Texas poses a significant business risk.

We are also exposed to the risk that we may become the subject of regulatory investigations. For example in March 2007, the PUCT issued a Notice of Violation (“NOV”) stating that the PUCT Staff is recommending an enforcement action, including the assessment of administrative penalties, against us for alleged market power abuse in ERCOT-administered balancing energy auctions during certain periods of the summer of 2005. The PUCT Staff issued a revised NOV in September 2007, in which the proposed administrative penalty amount was reduced from $210 million to $171 million. The revised NOV was necessary, according to the PUCT Staff, to correct calculation errors in the initial NOV. As revised, the NOV is premised upon the PUCT Staff’s allegation that Luminant Energy’s bidding behavior was not competitive and increased market participants’ costs of balancing energy by approximately $57 million, including approximately $19 million in incremental revenues to us. A hearing requested by Luminant Energy to contest the alleged occurrence of a violation and the amount of the penalty in the NOV has been scheduled to start in April 2008. While we believe no market power abuse was committed, we are unable to predict the outcome of this matter.

TXU Energy may lose a significant number of retail customers in its historical service territory due to competitive marketing activity by retail electric providers and face competition from incumbent providers outside its historical service territory.

TXU Energy faces competition for customers within the service territory where we are the incumbent utility company, which we refer to as our historical service territory. Competitors may offer lower prices and other incentives, which, despite TXU Energy’s long-standing relationship with customers, may attract customers away from TXU Energy.

In most retail electric markets outside our historical service territory, TXU Energy’s principal competitor may be the retail affiliate of the local incumbent utility company. The incumbent retail affiliates have the advantage of long-standing relationships with their customers, including well-known brand recognition.

In addition to competition from the incumbent utilities and their affiliates, TXU Energy may face competition in all of our service territories from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Energy and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger or better capitalized than TXU Energy. If there is inadequate potential margin in these retail electric markets, it may not be profitable for TXU Energy to compete in these markets.

Our revenues and results of operations may be negatively impacted by decreases in market prices for power, decreases in natural gas prices, and/or decreases in market heat rates.

We are not guaranteed any rate of return on our capital investments in our competitive businesses. We market and trade electricity and natural gas, including electricity from our own generation facilities and generation contracted from third parties, as part of our wholesale markets management operation. Our results of operations depend in large part upon market prices for electricity, natural gas, lignite, uranium and coal in our regional market and other competitive markets and upon prevailing retail electricity rates, which may be impacted by actions of regulatory authorities. The prices we receive for the sale of electricity at wholesale could be impacted by the voluntary mitigation plan adopted by the PUCT. The voluntary mitigation plan is intended to be in place for one year, though it could be renewed or modified in a subsequent proceeding. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets. For example, as a result of Hurricane Katrina, such pressures in September and October of 2005 played a role in TXU Energy’s decision to moderate the implementation of a price increase in November and December 2005 and to voluntarily forego an increase in its price-to-beat retail price from January 1, 2006 through April 1, 2006. Further, TXU Energy has agreed to grant price discounts in connection with the Merger and provide price protection through December 2008.

Some of the fuel for Luminant’s generation facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price we can obtain for electricity sales may not change at the same rate as changes in fuel costs. In addition, we purchase and sell natural gas and other energy related commodities, and volatility in these markets may affect our costs incurred in meeting our obligations.

Volatility in market prices for fuel and electricity may result from the following:

•	severe or unexpected weather conditions;

•	seasonality;

•	changes in electricity and fuel usage;

•	illiquidity in the wholesale power or other markets;

•	transmission or transportation constraints, inoperability or inefficiencies;

•	availability of competitively-priced alternative energy sources;

•	changes in supply and demand for energy commodities, including nuclear fuel and related enrichment and conversion services;

•	changes in generation efficiency and market heat rates;

•	outages at our generation facilities or those of our competitors;

•	changes in production and storage levels of natural gas, lignite, coal, crude oil and refined products;

•	natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events; and

•	federal, state and local energy, environmental and other regulation and legislation.

All of Luminant’s generation facilities are located in the ERCOT market, a market with limited interconnections to other markets. Wholesale electricity prices in the ERCOT market generally correlate with the price of natural gas because marginal demand is generally supplied by natural gas-fueled generation plants. Wholesale electricity prices also correlate with market heat rates (a measure of efficiency of the marginal price-setting generator of electricity), which could fall if demand for electricity were to decrease or if additional generation facilities are built in ERCOT. Accordingly, the contribution to earnings and the value of Luminant’s baseload (lignite/coal-fueled and nuclear) generation assets, which provided a substantial portion of our supply volumes in 2006, are dependent in significant part upon the price of natural gas and market heat rates. As a result, Luminant’s baseload generation assets could significantly decrease in profitability and value if natural gas prices fall or if market heat rates fall.

Our assets or positions cannot be fully hedged against changes in commodity prices and market heat rates, and our hedging transactions may not work as planned or hedge counterparties may default on their obligations to us.

We cannot fully hedge the risk associated with changes in natural gas prices or market heat rates because of the expected useful life of our generation assets and the size of our position relative to market liquidity. To the extent we have unhedged positions, fluctuating commodity prices and/or market heat rates can materially impact our results of operations and financial position, either favorably or unfavorably.

To manage our financial exposure related to commodity price fluctuations, we routinely enter into contracts to hedge portions of our purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, crude oil and refined products, and other commodities, within established risk management guidelines. As part of this strategy, we routinely utilize fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Although we devote a considerable amount of management time and effort to the establishment of risk management procedures, as well as the ongoing review of the implementation of these procedures, the procedures in place may not be followed or may not always function as planned and cannot eliminate all the risks associated with these activities. As a result of these and other factors, we cannot precisely predict the impact that risk management decisions may have on our business, results of operations or financial position.

To the extent we engage in hedging and risk management activities, we are exposed to the risk that counterparties that owe us money, energy or other commodities as a result of market transactions will not perform their obligations. Should the counterparties to these arrangements fail to perform, we might be forced to enter into alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, we might incur losses in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default in its obligations to pay ERCOT for power taken, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants, including us.

In connection with its affiliates’ hedging and risk management activities, TCEH has guaranteed or indemnified the performance of a portion of its affiliates’ obligations relating to such activities. TCEH might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time. In addition, reductions in credit quality or changes in the market prices of energy commodities could increase the cash collateral required to be posted in connection with hedging and risk management activities, which could materially impact our liquidity and financial position.

We may suffer material losses, costs and liabilities due to Luminant’s ownership and operation of the Comanche Peak nuclear generation plant.

The ownership and operation of a nuclear generation plant involves certain risks. These risks include:

•	unscheduled outages or unexpected costs due to equipment, mechanical, structural or other problems;

•	inadequacy or lapses in maintenance protocols;

•	the impairment of reactor operation and safety systems due to human error;

•	the costs of procuring nuclear fuel;

•	the costs of storage, handling and disposal of nuclear materials;

•	the costs of securing the plant against possible terrorist attacks;

•	limitations on the amounts and types of insurance coverage commercially available; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives.

The prolonged unavailability of Comanche Peak could materially affect our financial condition and results of operations, particularly when the cost to produce power at Comanche Peak is significantly less than market wholesale power prices. The following are among the more significant of these risks:

•

Operational Risk—Operations at any nuclear generation plant could degrade to the point where the plant would have to be shut down. If such degradations were to occur, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Furthermore, a shut-down or failure at any other nuclear generation plant could cause regulators to require a shut-down or reduced availability at Comanche Peak.

•

Regulatory Risk—The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear generation facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

•

Nuclear Accident Risk—Although the safety record of Comanche Peak and other nuclear generation plants generally has been very good, accidents and other unforeseen problems have occurred both in the United States and elsewhere. The consequences of an accident can be severe and include loss of life, injury, lasting negative health impact and property damage. Any accident, or perceived accident, could subject us to significant liabilities and damage our reputation. Any such resulting liability from a nuclear accident could exceed our resources, including insurance coverage.

The operation and maintenance of electricity generation facilities involves significant risks that could adversely affect our results of operations and financial condition.

The operation and maintenance of electricity generation and delivery facilities involves many risks, including, as applicable, start-up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output, efficiency or reliability, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant number of Luminant’s facilities were constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep operating at peak efficiency or reliability. The risk of increased maintenance and capital expenditures arises from (a) increased starting and stopping of generation equipment due to the volatility of the competitive market, (b) any unexpected failure to generate electricity, including failure caused by breakdown or forced outage and (c) damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, our ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, we could be subject to additional costs and/or the write-off of our investment in the project or improvement.

Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses, including the cost of replacement power. Likewise, our ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside our control.

Our cost of compliance with environmental laws and regulations and our commitments and the cost of compliance with new environmental laws, regulations or commitments could materially adversely affect our results of operations and financial condition.

We are subject to extensive environmental regulation by governmental authorities. In operating our facilities, we are required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits. We may incur significant additional costs beyond those currently contemplated to comply with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liabilities and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions.

In conjunction with the building of three new generation units, we have committed to reduce emissions of mercury, nitrogen oxide (“NOx”) and sulfur dioxide (“SO2”) associated with our baseload generation units so that the total of those emissions from both existing and new lignite coal-fueled units are 20% below 2005 levels. We may incur significantly greater costs than those contemplated in order to achieve this commitment. We may also make new environmental commitments and incur significant additional costs in order to achieve such commitments.

We will put in place a Sustainable Energy Advisory Board that will focus on assisting us in pursuing technology development opportunities that, among other things, are designed to reduce our impact on the environment. We may incur significant costs in addition to the costs referenced above as we pursue these opportunities.

We may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain, maintain or comply with any such approval, the operation of our facilities could be stopped, curtailed, or modified or become subject to additional costs.

In addition, we may be responsible for any on-site liabilities associated with the environmental condition of facilities that we have acquired, leased or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could, depending on the circumstances, assert an environmental claim against us or fail to meet its indemnification obligations to us.

Increasing attention to potential environmental effects of “greenhouse” gas emissions may result in new regulation and restrictions on emissions of certain gasses that may be contributing to warming the earth’s atmosphere. Several bills addressing climate change have been introduced in the U.S. Congress and, in April 2007, the U.S. Supreme Court issued a decision ruling the EPA improperly declined to address carbon dioxide impacts in a rulemaking related to new motor vehicle emissions. While this decision is not directly applicable to power plant emissions, the reasoning of the decision could affect other regulatory programs that are. The impact on us of any future greenhouse gas legislation or other regulation will depend in large part on the details of the requirements and the timetable for mandatory compliance. Although we continue to assess the financial and operational risks posed by possible future legislative changes pertaining to greenhouse gas emissions, we are currently unable to predict any future impact on our financial condition and operations.

Our growth strategy, including our investment in three new lignite coal-fueled generation facilities, may not be executed as planned which could adversely impact our financial condition and results of operations.

There can be no guarantee that the execution of our growth strategy will be successful. As discussed below, our growth strategy is dependent upon many factors. Changes in laws, regulations, markets, costs or other factors could negatively impact the execution of our growth strategy, including causing management to change the strategy. Even if we are able to execute our growth strategy, it may take longer than expected and costs may be higher than expected.

With respect to Luminant Construction’s lignite coal-fueled generation development program, there can be no guarantee that the execution of the program will be successful. While Luminant Construction has experience in operating lignite coal-fueled generation facilities, it has limited experience in developing and constructing such facilities. To the extent construction is not managed efficiently and to a timely conclusion, cost overruns may occur resulting in the overall program costing significantly more than anticipated. This may also result in delays in the expected online dates for the facilities resulting in less overall income than projected. While Luminant Power believes it can acquire the resources needed to effectively execute this program, it is exposed to the risk that it may not be able to attract and retain skilled labor, at projected rates, for developing and constructing these new facilities.

Luminant Construction’s lignite coal-fueled generation development program is subject to changes in laws, regulations and policies that are beyond its control. Changes in law, regulation or policy regarding commodity prices, power prices, electric competition or solid-fuel generation facilities or other related matters could adversely impact this program. In recent months, global warming has received significant media attention, which has resulted in legislators focusing on environmental laws, regulations and policies. Changes in any environmental law, regulation or policy, such as regulations of emissions of carbon dioxide could adversely impact this program.

Luminant Construction’s lignite coal-fueled generation development program is subject to changes in the electricity market, primarily ERCOT for its new build program in Texas, that are beyond its control. If demand growth is less than expected or if other generation companies build new generation assets in ERCOT, Luminant Construction’s program could impact market prices of power such that the new generation capacity becomes uneconomical. In addition, any unanticipated reduction in wholesale electricity prices, market heat rates and natural gas prices, which could occur for a variety of reasons, could adversely impact this program. Even if Luminant Power enters into hedges to reduce such exposures, it would still be subject to the credit risk of its counterparties.

Luminant Construction’s lignite coal-fueled generation development program is subject to other risks that are beyond its control. For example, Luminant Power is exposed to the risk that a change in technology for electricity generation facilities and/or emissions control technologies may make other generation facilities less costly and more attractive than Luminant Power’s new lignite coal-fueled generation facilities. Luminant Power is subject to risks relating to transmission capabilities and constraints. Luminant Power is also exposed to the risk that its contractors may default on their obligations to Luminant Power and compensation for damages received, if any, will not cover its losses.

TXU Energy’s retail business is subject to the risk that sensitive customer data may be compromised, which could result in an adverse impact to its reputation and/or the results of operations of the retail business.

TXU Energy’s retail business requires access to sensitive customer data in the ordinary course of business. Examples of sensitive customer data are names, addresses, account information, historical electricity usage, expected patterns of use, payment history, credit bureau data, credit and debit card account numbers, drivers license numbers, social security numbers and bank account information. TXU Energy’s retail business may need to provide sensitive customer data to vendors and service providers who require access to this information in order to provide services, such as call center operations, to the retail business. If a significant or widely publicized breach occurred, the reputation of TXU Energy’s retail business may be adversely affected, customer confidence may be diminished, or TXU Energy’s retail business may be subject to legal claims, any of which may contribute to the loss of customers and have a negative impact on the business and/or results of operations of the retail business.

Ongoing performance improvement initiatives may not achieve desired cost reductions and may instead result in significant additional costs if unsuccessful.

The implementation of performance improvement initiatives identified by management may not produce the desired reduction in costs and may result in disruptions arising from employee displacements and the rapid pace of changes to organizational structure and operating practices and processes. Specifically, we are subject to the risk that the joint venture outsourcing arrangement with Capgemini Energy LP (“Capgemini”), a subsidiary of Cap Gemini North America Inc., that provides business support services to us or other similar arrangements may not produce the desired cost savings. Should we wish to terminate or modify the arrangements with Capgemini or other providers, or if Capgemini or those other providers become financially unable to perform their obligations, we would incur transition costs, which would likely be significant, to switch to another vendor.

TXU Energy relies on the infrastructure of local utilities or independent transmission system operators to provide electricity to, and to obtain information about, its customers. Any infrastructure failure could negatively impact customer satisfaction and could have a material negative impact on its business and results of operations.

TXU Energy depends on transmission and distribution facilities owned and operated by unaffiliated utilities, as well as Oncor’s Electric Delivery’s facilities, to deliver the electricity it sells to its customers. If transmission capacity is inadequate, TXU Energy’s ability to sell and deliver electricity may be hindered, it may have to forgo sales or it may have to buy more expensive wholesale electricity than is available in the capacity-constrained area. For example, during some periods, transmission access is constrained in some areas of the Dallas-Fort Worth metroplex, where TXU Energy has a significant number of customers. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower profits. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Energy’s customers could negatively impact the satisfaction of its customers with its service.

TXU Energy offers bundled services to its retail customers, with some bundled services offered at fixed prices and for fixed terms. If TXU Energy’s costs for these bundled services exceed the prices paid by its customers, TXU Energy’s results of operations could be materially adversely affected.

TXU Energy offers its customers a bundle of services that include, at a minimum, electricity plus transmission, distribution and related services. The prices TXU Energy charges for its bundle of services or for the various components of the bundle, any of which may be fixed by contract with the customer for a period of time, could fall below TXU Energy’s underlying cost to provide the components.

TXU Energy’s retail business is subject to the risk that it will not be able to profitably serve its customers given the announced price protection and price cuts, which could result in an adverse impact to its reputation and/or results of operations of TXU Energy’s retail business.

In connection with the Merger, TXU Energy announced a 15% price reduction for residential customers in its historical service territory who have not already switched to one of the many pricing plans other than the basic month-to-month plan. These customers received a six percent reduction beginning in late March 2007, an additional four percent reduction in June 2007 and an additional five percent reduction in October 2007. In addition, TXU Energy announced that it will provide price protection for these customers through December 2008, ensuring that these customers receive the benefits of these savings through two summer seasons of peak energy usage. The prices TXU Energy charges during this period could fall below TXU Energy’s underlying cost to provide electricity.

Although the PUCT does not have the right to approve the REP certification pursuant to the Merger, the PUCT may at anytime initiate an investigation into whether TXU Energy Retail has met all of the requirements for REP certification including financial requirements, so that it can maintain its REP certification. Any removal or revocation of a REP certification would mean that TCEH or TXU Energy, as applicable, would no longer be allowed to provide electric service to retail customers.

Changes in technology may reduce the value of Luminant’s generation plants and may significantly impact our business in other ways as well.

Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with the traditional generation plants owned by Luminant. While demand for electric energy services is generally increasing throughout the United States, the rate of construction and development of new, more efficient generation facilities may exceed increases in demand in some regional electric markets. Consequently, where we have facilities, the profitability and market value of Luminant’s generation assets could be significantly reduced. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of Luminant’s generation assets. Changes in technology could also alter the channels through which retail electric customers buy electricity. To the extent self-generation facilities become a more cost-effective option for certain customers, our revenues could be reduced.

Our future results of operations may be negatively impacted by settlement adjustments determined by ERCOT related to prior periods.

ERCOT is the independent system operator that is responsible for maintaining reliable operation of the bulk electric power supply system in the ERCOT market. Its responsibilities include the clearing and settlement of electricity volumes and related ancillary services among the various participants in the deregulated Texas market. Settlement information is due from ERCOT within two months after the operating day, and true-up settlements are due from ERCOT within six months after the operating day. As a result, we are subject to settlement adjustments from ERCOT related to prior periods, which may result in charges or credits impacting our future reported results of operations.

Our results of operations and financial condition could be negatively impacted by any development or event beyond our control that causes economic weakness in the ERCOT market.

We derive substantially all of our revenues from our operations in the ERCOT market, which covers approximately 75% of the geographical area in the state of Texas. As a result, regardless of the state of the economy in areas outside the ERCOT market, economic weakness in the ERCOT market could lead to reduced demand for electricity in the ERCOT market. Such a reduction could have a material negative impact on our results of operations and financial condition.

Our (or an applicable subsidiary’s) credit ratings could negatively affect our (or the pertinent subsidiary’s) ability to access capital and could require us or our subsidiaries to post collateral or repay certain indebtedness.

Downgrades in our or any of our subsidiaries’ long-term debt ratings generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease and might trigger liquidity demands pursuant to the terms of a number of commodity contracts, leases and other agreements. On October 8, 2007, Fitch Ratings downgraded our long-term debt ratings and on October 9, 2007, both Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, also downgraded our long-term debt ratings.

Most of our large customers, suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions with us. As our (or an applicable subsidiary’s) credit ratings decline, the costs to operate our business will likely increase because counterparties may require the posting of collateral in the form of cash-related instruments, or counterparties may decline to do business with us.

Our liquidity needs could be difficult to satisfy under some circumstances, particularly during times of uncertainty in the financial markets and/or during times when there are significant increases in natural gas prices. The inability to access liquidity, particularly on favorable terms, could materially adversely affect our results of operations and/or financial condition.

Our businesses are capital intensive. We and our subsidiaries rely on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand or operating cash flows. The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets similar to that which is currently being experienced in the financial markets, could impact our ability to sustain and grow our businesses and would likely increase capital costs. Our access to the financial markets could be adversely impacted by various factors, such as:

•	changes in financial markets that reduce available credit or the ability to obtain or renew liquidity facilities on acceptable terms;

•	economic weakness in the ERCOT market;

•	changes in interest rates;

•	a deterioration of our credit or the credit of our subsidiaries or a reduction in our credit ratings or the credit ratings of our subsidiaries;

•	volatility in commodity prices that increases margin or credit requirements;

•	a material breakdown in our risk management procedures; and

•	the occurrence of material adverse changes in our businesses that restrict our ability to access our liquidity facilities.

Although we expect to actively manage the liquidity exposure of existing and future hedging arrangements, given the size of our long-term hedging program, any significant increase in the price of natural gas could result in our subsidiaries being required to provide cash or letter of credit collateral in substantial amounts. In addition, any perceived reduction in our or one of our subsidiary’s credit quality could result in clearing agents or other counterparties requesting additional collateral.

In addition, given the size of our long-term hedging program, any significant increase in the price of natural gas could result in our subsidiaries being required to provide cash or letter of credit collateral (i.e. margin) in very large amounts. In addition, any perceived reduction in our or one of our subsidiary’s credit quality could result in clearing agents or other counterparties requesting additional margin. In the event our liquidity facilities are being used largely to support our long-term hedging program as a result of a significant increase in the price of natural gas or significant reduction in credit quality, we and our subsidiaries may have to forego certain capital expenditures or other investments in our businesses or other business opportunities.

Further, a lack of available liquidity could adversely impact the evaluation of our and our subsidiaries’ creditworthiness by counterparties and rating agencies. In particular, such concerns by existing and potential counterparties could significantly limit TCEH’s wholesale markets activities, including its long-term hedging program.

The loss of the services of our key management and personnel could adversely affect our ability to operate our business.

Our future success will depend on our ability to continue to attract and retain other highly qualified personnel. We compete for such personnel with many other companies, in and outside our industry, government entities and other organizations. We may not be successful in retaining our current personnel or in hiring or retaining qualified personnel in the future. Additionally, the Merger may have a negative impact on our ability to attract and retain key management and other employees. Our failure to attract new personnel or retain our existing personnel could have a material adverse effect on our business.

Our future success depends, to a significant extent, on the abilities and efforts of our executive officers and those of our parent and other members of our management team. EFH Corp.’s chief executive officer has resigned following the consummation of the Merger. EFH Corp. has not yet identified a successor to its chief executive officer. In addition, our executive officers may elect to leave our company as a result of the Merger. Our executive officers have substantial experience and expertise in our industry, which we have relied upon significantly. We cannot assure you that we will be able to attract and retain new members of management to replace any executive officers that may leave. If we are not successful in doing so, our business may be adversely affected.

The Sponsors control us and may have conflicts of interest with us or you in the future.

The Sponsors indirectly own approximately 62% of our capital stock on a fully-diluted basis through their investment in Texas Holdings. As a result, the Sponsors have control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of stockholders regardless of whether noteholders believe that any such transactions are in their own best interests. For example, the Sponsors could cause us to make acquisitions that increase the amount of indebtedness that is secured or that is senior or to sell assets, which may impair our ability to make payments under the notes.

Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as the Sponsors, or other funds controlled by or associated with the Sponsors, continue to indirectly own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions.

THE TRANSACTIONS

The Merger

On October 10, 2007, Merger Sub, Texas Holdings’ wholly-owned subsidiary, acquired EFH Corp. through a merger of Merger Sub with and into EFH Corp. under the terms and conditions of the Merger Agreement. Upon the effectiveness of the Merger, each share of EFH Corp. common stock outstanding immediately prior to the Merger (other than shares held by EFH Corp. or any of EFH Corp.’s subsidiaries or Texas Holdings or any of its subsidiaries, including Merger Sub, in each case not held on behalf of third parties, or shares held by holders who properly exercised their rights of dissent and appraisal under Texas law) was cancelled and converted into the right to receive $69.25 in cash, without interest and less any applicable withholding taxes.

Equity Contributions

At the closing of the Merger, Texas Holdings received an aggregate equity investment of approximately $8.3 billion. Investment funds affiliated with the Sponsors, or their respective assignees, contributed approximately $5.1 billion to Texas Holdings. In addition, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated or their respective affiliates each made equity investments of approximately $250 million in Texas Holdings. The Sponsors obtained approximately $2.3 billion in equity investments from other existing investors in KKR’s and TPG’s private equity funds and other third party investors. Following the closing of the Merger, the Sponsors owned approximately 62% of the limited partnership units issued by Texas Holdings in connection with the Merger. In addition, investment funds affiliated with LBI contributed approximately $412 million in equity investments. LBI’s equity contribution represents slightly less than 5% of the limited partnership units issued by Texas Holdings in connection with the Merger.

Debt Financing

In connection with the Merger, in addition to the Equity Contributions described above, EFH Corp. entered into the EFH Senior Interim Facility and TCEH entered into the TCEH Senior Secured Facilities and the TCEH Interim Facility, in each case, arranged by a consortium of arrangers and bookrunners (the “Arranger Group”).

Also, in connection with the Merger, the Receivables Program was amended and the special purpose entities established by the third party financial institutions that participate in the Receivables Program requested that Oncor Electric Delivery repurchase the receivables that it had previously sold under the Receivables Program. Finally, Oncor Electric Delivery also entered into the Oncor Electric Delivery Revolving Facility with the Arranger Group. For a description of the material terms of each component of the debt financing.

EFH Senior Interim Facility

The borrowings under the $4.5 billion EFH Senior Interim Facility were used to finance the Merger. Energy Future Intermediate Holding and Energy Future Competitive Holdings provided guarantees of amounts borrowed under the EFH Senior Interim Facility. It is expected that a portion of the EFH Senior Interim Facility will be repaid with new long-term borrowings.

TCEH Senior Secured Facilities

The TCEH Senior Secured Facilities are comprised of:

(i) the $16.45 billion TCEH Initial Term Loan Facility;

(ii) the $4.1 billion TCEH Delayed Draw Term Loan Facility;

(iii) the $1.25 billion TCEH Letter of Credit Facility;

(iv) the $2.7 billion TCEH Revolving Facility, under which amounts are available (A) in the form of letters of credit and (B) for borrowings on same-day notice, referred to as the swingline loans; and

(v) the TCEH Commodity Collateral Posting Facility, the size of which is determined by the out-of-the money mark-to-market exposure, inclusive of any unpaid settlement amounts, of TCEH and its subsidiaries on a hypothetical portfolio of certain commodity swaps and futures transactions.

The TCEH Senior Secured Facilities are guaranteed by Energy Future Competitive Holdings and subsidiaries of TCEH. The TCEH Initial Term Loan Facility was used to finance the Merger, redeem, refinance or repay certain existing indebtedness of EFH Corp. and its subsidiaries and to pay fees, premiums and expenses incurred in connection with the Transactions (collectively, the “Merger Funds”). The TCEH Delayed Draw Term Loan Facility will be used by TCEH and its subsidiaries during the two-year period commencing on the closing date of the Merger to fund certain capital expenditures. The letters of credit under the TCEH Letter of Credit Facility will be used by TCEH and its subsidiaries for general corporate purposes. Borrowings under the TCEH Revolving Facility will be used by TCEH and its subsidiaries for working capital and for other general corporate purposes. The proceeds of drawings under the TCEH Commodity Collateral Posting Facility will be used to fund margin payments due on natural gas and commodity swaps and hedging arrangements, and to the extent not used for the above purposes, for other general corporate purposes of TCEH and its subsidiaries.

TCEH Senior Interim Facility

The borrowings under the $6.75 billion TCEH Senior Interim Facility were used to finance the Merger. The TCEH Senior Interim Facility is jointly and severally guaranteed by Energy Future Competitive Holdings and each subsidiary of TCEH that guarantees obligations under the TCEH Senior Secured Facilities. It is expected that a portion of the TCEH Senior Interim Facility will be repaid with new long-term borrowings.

Receivables Program

The Receivables Program, a commercial paper-backed accounts receivables securitization program, was amended in connection with the Merger.

Oncor Electric Delivery Revolving Facility

The Oncor Electric Delivery Revolving Facility is comprised of a senior revolving credit facility in an aggregate principal amount of up to $2.0 billion, of which borrowings are be available (a) in the form of letters of credit and (b) for borrowings on same-day notice, referred to as the swingline loans. In addition, subject to the satisfaction of certain conditions, Oncor Electric Delivery may increase the commitments under the Oncor Electric Delivery Revolving Facility in an amount up to $500 million. The letters of credit and proceeds of borrowings under the Oncor Electric Delivery Revolving Facility will be used by Oncor Electric Delivery and its subsidiaries for working capital and for other general corporate purposes.

Ring-Fencing

Upon the consummation of the Merger, EFH Corp. and Oncor Electric Delivery, which is a subsidiary of EFH Corp., but not a subsidiary of ours, implemented several measures that are referred to as “ring-fencing.” Such measures included the following:

•

the transfer of EFH’s ownership of Oncor Electric Delivery to Oncor Electric Delivery Holdings, a newly-formed special purpose, bankruptcy remote subsidiary, and immediately thereafter the transfer of EFH’s ownership of Oncor Electric Delivery Holdings to a newly-formed, wholly owned subsidiary, Energy Future Intermediate Holding;

•	the conversion of Oncor Electric Delivery from a Texas corporation to a Delaware limited liability company;

•

the inclusion of covenants in Oncor Electric Delivery Holdings’ and Oncor Electric Delivery’s limited liability company agreements intended to enhance the separation of Oncor Electric Delivery Holdings and its subsidiaries, including Oncor Electric Delivery, from Texas Holdings and its other subsidiaries, including Energy Future Intermediate Holding;

•

the establishment of boards of directors for Oncor Electric Delivery Holdings and Oncor Electric Delivery with a majority of members who meet the New York Stock Exchange requirements for independence in all material respects and whose unanimous consent will be required to take certain material actions, including (i) to consolidate or merge (A) with EFH or any of EFH’s other subsidiaries or (B) with any other entity, if Oncor Electric Delivery Holdings or Oncor Electric Delivery, as applicable, would not be the surviving entity; (ii) to sell, transfer or dispose of all or substantially all of the assets of Oncor Electric Delivery Holdings or Oncor Electric Delivery, as applicable, without adequate provision for the payment of all of such entity’s creditors; (iii) to institute, or consent to the institution of, bankruptcy or insolvency proceedings in respect of Oncor Electric Delivery Holdings or Oncor Electric Delivery, as applicable; or (iv) to the fullest extent permitted by law, to dissolve or liquidate Oncor Electric Delivery Holdings or Oncor Electric Delivery, as applicable, without adequate provision for the payment of all of such entity’s creditors;

•

the specific delegation to each of the board of directors and the independent directors of Oncor Electric Delivery, each acting by majority vote, of the right to prevent distributions, if it or they determine that it is in the best interests of Oncor Electric Delivery to retain such amounts to meet expected future requirements;

•

after the appointment of the initial independent directors, the delegation of the ability to nominate, appoint, and fill vacancies in respect of the independent directors of Oncor Electric Delivery and Oncor Electric Delivery Holdings to a standing nominating committee of Oncor Electric Delivery Holdings’ board, a majority of whose members are independent directors; and

•

the incurrence of new indebtedness, evidenced by the Oncor Electric Delivery Revolving Facility, the lenders of which will be specifically relying on the separateness of Oncor Electric Delivery Holdings and Oncor Electric Delivery, and their assets, from Texas Holdings and its other subsidiaries.

The ring-fencing measures are based on certain principles articulated by rating agencies and certain commitments made by Texas Holdings and Oncor Electric Delivery to the PUCT and the FERC intended to further separate Oncor Electric Delivery from Texas Holdings and its subsidiaries and to mitigate Oncor Electric Delivery’s credit exposure to those entities and to reduce the risk that the assets and liabilities of Oncor Electric Delivery Holdings or of any of its subsidiaries would be substantively consolidated with the assets and liabilities of Texas Holdings or of any of its other subsidiaries in the event of a bankruptcy of one or more of those entities. A number of ring-fencing measures put in place are expected to be incorporated into a PUCT order that would be legally binding on Oncor Electric Delivery.

The Transactions do not provide for new pledges or encumbrances of the assets of Oncor Electric Delivery for the benefit of the Issuer and its subsidiaries (other than the ring-fenced entities). Oncor Electric Delivery will not incur, guarantee or pledge assets in respect of any incremental new debt related to the Transactions. There is neither new debt issued by nor borrowing at Oncor Electric Delivery to finance the Transactions. None of the ring-fenced entities will guarantee or otherwise hold out its credit as being available to support the obligations of the Issuer or any of its subsidiaries (other than the ring-fenced entities). In addition, lenders under the EFH Senior Interim Facility, the TCEH Senior Interim Facility and the TCEH Senior Secured Facilities have acknowledged the legal separateness of Oncor Electric Delivery and its subsidiaries from the borrowers and guarantors under such financing documents. Lenders under the EFH Senior Interim Facility, the TCEH Senior Interim Facility and the TCEH Senior Secured Facilities also agreed that they will not initiate any bankruptcy proceedings against Oncor Electric Delivery Holdings or its subsidiaries and that Oncor Electric Delivery Holdings and its subsidiaries are entitled to enforce this non-petition covenant.

Debt Repayment

Pursuant to the terms of the Merger Agreement, EFH Corp., our parent, commenced offers to purchase and consent solicitations with respect to the Specified Notes. In connection with the Merger, we have redeemed or repaid or expect to repay an aggregate of approximately $4.5 billion of existing indebtedness of Energy Future Competitive Holdings and its subsidiaries, including debt that became payable upon the consummation of the Merger.

ENERGY FUTURE COMPETITIVE HOLDINGS UNAUDITED

PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

We derived the unaudited pro forma condensed consolidated financial statements set forth herein by the application of pro forma adjustments to the historical consolidated financial statements of Energy Future Competitive Holdings.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 gives effect to (a) the Transactions and (b) the incurrence of debt and the application of the proceeds therefrom to repay amounts outstanding under the TCEH Senior Interim Facility and the EFH Senior Interim Facility, respectively (which is referred to as the “Interim Facility Refinancing”), as if the Transactions and the Interim Facility Refinancing had occurred on such date. The unaudited pro forma condensed consolidated income statements for the six months ended June 30, 2007, the year ended December 31, 2006, the six months ended June 30, 2006 and the twelve months ended December 31, 2006 give effect to the Transactions and the Interim Facility Refinancing as if the Transactions and Interim Facility Refinancing had occurred on January 1, 2006. In addition, in connection with the Merger, EFH Corp. will contribute certain of Luminant Construction’s assets and liabilities to TCEH, including the three new lignite coal-fueled generation units currently under development. Accordingly, as Luminant Construction and TCEH are under the common control of EFH Corp., these pro forma financial statements reflect the historical results of those certain assets and liabilities of Luminant Construction for all periods in which common control exists (2006 forward). The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and is not necessarily indicative of what our financial position or results of operations would have been if the Transactions and the Interim Facility Refinancing had occurred as of the dates indicated, or what our financial position or results of operations will be for any future periods. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements and with the following information:

•

unaudited condensed consolidated financial statements and accompanying notes of Energy Future Competitive Holdings as of June 30, 2007 and for the three- and six-month periods ended June 30, 2007 and 2006 in this Current Report on Form 8-K;

•

audited consolidated financial statements and accompanying notes of Energy Future Competitive Holdings as of December 31, 2006 and 2005 and for each of the three years ended December 31, 2006 in this Current Report on Form 8-K; and

•	“The Transactions” and “Energy Future Competitive Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Merger was accounted for as a business combination using the purchase method of accounting in accordance with the provisions of SFAS No. 141. For purposes of the Merger, EFH Corp., the parent of Energy Future Competitive Holdings, is the acquired entity. Accordingly, we have adjusted the historical financial information of Energy Future Competitive Holdings to give effect to the impact of the consideration paid in connection with the Merger. In the unaudited condensed consolidated pro forma balance sheet, Texas Holdings’ cost to acquire EFH Corp. has been allocated to the assets to be acquired and liabilities to be assumed based on management’s preliminary valuation estimates. For purposes of developing pro forma adjustments, we assumed that the historical values of current assets acquired and current liabilities assumed approximate their fair values, which may change as a result of fair valuation of certain of our assets including intangible assets and liabilities. A final determination of the purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, will not occur until after the closing of the Merger. Accordingly, the purchase accounting adjustments with respect to the Merger made in connection with the development of these unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for purposes of developing such pro forma financial data. Therefore, final purchase accounting adjustments are subject to revisions based on final determinations of fair values following the close of the Merger, which may differ materially from the values used herein and may cause future results of operations to differ from the pro forma financial data presented.

The impacts and adjustments in these unaudited pro forma condensed consolidated financial statements are based on events directly related to the Transactions and the Interim Facility Refinancing and do not represent projections or forward-looking statements. The unaudited pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had these events actually been consummated on the dates indicated and do not purport to indicate results of operations as of any future date or for any future period. Further, the unaudited pro forma condensed consolidated financial statements does not reflect the impact of restructuring activities, cost savings, management compensation, nonrecurring charges, annual management fees, employee termination costs, affiliate interest income, and other exit costs that may result from or in connection with the Merger. For example, the unaudited pro forma financial data does not give effect to the $35 million annual management fee to be paid to the Sponsors. See “Related Party Transactions.” The unaudited pro forma condensed consolidated financial statements do not include certain transaction costs that may be expensed versus capitalized as part of the purchase price. The historical results of Energy Future Competitive Holdings and its subsidiaries are not necessarily indicative of the results that may be expected in any future period after the close of the Merger.

In preparing the unaudited pro forma condensed consolidated financial statements, the primary adjustments to the historical financial statements of Energy Future Competitive Holdings and its subsidiaries were purchase accounting adjustments that include adjustments necessary to (i) allocate the estimated purchase price to the tangible and intangible assets and liabilities of Energy Future Competitive Holdings and its subsidiaries based on their estimated fair values; and (ii) adjust for the impacts related to debt and other financing expected to be issued and retired to consummate the Merger.

ENERGY FUTURE COMPETITIVE HOLDINGS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2007

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$3,414	$(421	)b	$2,993

Costs and expenses:
Fuel, purchased power costs and delivery fees	$1,902	$78	c	$1,980
Operating costs	313			313
Depreciation and amortization	161	174	d	335
Selling, general and administrative expenses	286	27	e	313
Franchise and revenue-based taxes	54			54
Other Income	(34)			(34)
Other deductions	14			14
Interest income	(189)			(189)
Interest expense and related charges	198	1,124	f	1,322

Total costs and expenses	$2,705	$1,403		$4,108

Income (loss) from continuing operations before income taxes	$709	$(1,824)		$(1,115)

Income tax expense (benefit)	199	(638	)g	(439)

Income (loss) from continuing operations	$510	$(1,186)		$(676)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE COMPETITIVE HOLDINGS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2006

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$4,478	$(108	)b	$4,370

Costs and expenses:
Fuel, purchased power costs and delivery fees	$1,733	$ 78	c	$1,811
Operating costs	300			300
Depreciation and amortization	170	174	d	344
Selling, general and administrative expenses	243	7	e	250
Franchise and revenue-based taxes	55			55
Other Income	(28)			(28)
Other deductions	201			201
Interest income	(100)			(100)
Interest expense and related charges	167	1,124	f	1,291

Total costs and expenses	$2,741	$1,383		$4,124

Income (loss) from continuing operations before income taxes	$1,737	$(1,491)		$246

Income tax expense (benefit)	622	(522	)g	100

Income (loss) from continuing operations	$1,115	$(969)		$146

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE COMPETITIVE HOLDINGS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE TWELVE MONTHS ENDED JUNE 30, 2007

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$8,543	$(347	)b	$8,196

Costs and expenses:
Fuel, purchased power costs and delivery fees	$4,098	$156	c	$4,254
Operating costs	617			617
Depreciation and amortization	325	348	d	673
Selling, general and administrative expenses	576	59	e	635
Franchise and revenue-based taxes	126			126
Other Income	(78)			(78)
Other deductions	23			23
Interest income	(341)			(341)
Interest expense and related charges	366	2,248	f	2,614

Total costs and expenses	$5,712	$2,811		$8,523

Income (loss) from continuing operations before income taxes	$2,831	$(3,158)		$(327)

Income tax expense (benefit)	900	(1,105	)g	(205)

Income (loss) from continuing operations	$1,931	$(2,053)		$(122)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE COMPETITIVE HOLDINGS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2006

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$9,607	$(35	)b	$9,572

Costs and expenses:
Fuel, purchased power costs and delivery fees	$3,929	$156	c	$4,085
Operating costs	604			604
Depreciation and amortization	334	348	d	682
Selling, general and administrative expenses	533	39	e	572
Franchise and revenue-based taxes	127			127
Other Income	(72)			(72)
Other deductions	210			210
Interest income	(252)			(252)
Interest expense and related charges	335	2,248	f	2,583

Total costs and expenses	$5,748	$2,791		$8,539

Income (loss) from continuing operations before income taxes	$3,859	$(2,826)		$1,033

Income tax expense (benefit)	$1,323	$(989	)g	$334

Income (loss) from continuing operations	$2,536	$(1,837)		$699

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE COMPETITIVE HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED INCOME STATEMENTS—(Continued)

(a)	Historical presentation—The amounts presented for Energy Future Competitive Holdings are derived from the historical audited consolidated income statements for the year ended December 31, 2006 and Energy Future Competitive Holdings’ historical unaudited condensed consolidated income statements for the six month periods ended June 30, 2007 and June 30, 2006, in each case included elsewhere in this Current Report on Form 8-K.

(b)	Revenues—represents the pro forma adjustments required to record the amortization related to the fair value of intangible liabilities related to sales contracts and other legal or economic rights. For purposes of this adjustment, amortization was determined based on straight-line method over an estimated useful life of 31 years. These adjustments increased revenues by approximately $11 million, $22 million, $11 million and $22 million for the six month period ended June 30, 2007, the year ended December 31, 2006, the six month period ended June 30, 2006, and the twelve month period ended June 30, 2007, respectively. Additionally, the pro forma adjustment reflects the historical mark-to-market earnings impact of certain derivative transactions of Luminant Development that will be contributed into Energy Future Competitive Holdings by EFH Corp. immediately prior to the closing of the Merger. These adjustments decreased operating revenues by approximately $58 million, $432 million, $370 million, and $119 million for the year ended December 31, 2006, the six month period ended June 30, 2007, the twelve month period ended June 30, 2007, and the six month period ended June 30, 2006, respectively. These items are required to be made to the operating revenue line item in the income statement since the activity associated with the underlying contracts or other legal or economic rights have historically been reported as a component of operating revenue.

(c)	Fuel, purchase power costs and delivery fees—represents pro forma adjustments required to record the amortization related to the fair value of intangible assets related to contracts, and other legal or economic rights. For purposes of this adjustment, amortization was determined for different categories of intangible assets based on a straight-line method over useful lives ranging from 15 to 28 years. These adjustments increased costs and expenses by approximately $78 million, $156 million, $78 million and $156 million for the six month period ended June 30, 2007, the year ended December 31, 2006, the six month period ended June 30, 2006 and the twelve month period ended June 30, 2007, respectively. These adjustments were required to be made to the fuel, purchase power costs and delivery fees line item in the income statement since the activity associated with the underlying contracts, and other legal or economic rights is reported as a component of costs. Adjustments also include additional amortization expense for adjustments to nuclear fuel balances included in property, plant and equipment in the balance sheet.

(d)	Depreciation and amortization expense—represents the pro forma adjustment required to adjust in property, plant and equipment to record power generation assets and other tangible property at their respective fair values as well as to record the fair value of customer-based intangible assets. For purposes of this adjustment, depreciation and amortization was determined for different categories of property based on a straight-line method over estimated useful lives ranging from 7 to 45 years. These adjustments increased depreciation expense approximately $174 million, $348 million, $174 million and $348 million for the six month period ended June 30, 2007, the year ended December 31, 2006, the six month period ended June 30, 2007, and the twelve month period ended June 30, 2007, respectively. An increase or decrease in the fair value of these assets of $500 million would result in an increase or decrease in depreciation and amortization expense of approximately $21 million and $10 million on an annual and six months basis, respectively.

ENERGY FUTURE COMPETITIVE HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED INCOME STATEMENTS—(Continued)

(e)	Selling, general and administrative expense—represents pro forma adjustments to reflect additional historical expenses recognized by Luminant Development that immediately prior to closing of the Merger will be contributed into Energy Future Competitive Holdings by EFH Corp.

(f)	Interest expense—represents pro forma adjustments related to the increase in interest expense as a result of the borrowings made to finance the Merger, less certain interest expense associated with the debt that is to be repaid as part of the Transactions. In connection with the Merger, approximately $27,287 million of new debt was incurred by Energy Future Competitive Holdings and its subsidiaries, with approximately $4,445 million of existing debt repaid, resulting in a net increase in debt of approximately $22,842 million. This increase in debt significantly increased the overall interest expense for Energy Future Competitive Holdings. An incremental one-eighth percent increase or decrease in the assumed weighted average rates would increase or decrease interest expense by approximately $24 million on an annual basis and $12 million over a six month period.

Additionally, this adjustment includes interest amounts arising from the fair valuation of the existing debt of Energy Future Competitive Holdings and its subsidiaries that remained outstanding as of after the Merger. The final determination of the fair value of the debt will be based on the prevailing market interest rates at the closing of the Merger and the necessary adjustment will be amortized as an increase (in the case of a discount to par value) or a decrease (in the case of a premium to par value) to interest expense over the remaining life of each debt issuance.

Further, this adjustment includes amounts to reduce interest expense for the removal of existing deferred financing costs, as well as the addition of interest expense associated with the estimated deferred financing costs of the Debt Financing to be issued in connection with the Merger.

Interest Expense Adjustments:

	6 months	12 months
	(in millions of dollars)
Cash interest	$1,080	$2,160
Amortization of deferred financial costs	35	71
Purchase accounting impacts	9	17

Total	$1,124	$2,248

(g)	Income tax provision—represents the pro forma tax effect of the above adjustments based on an estimated statutory rate of approximately 35%. This estimate could change based on changes in the applicable tax rates and finalization of the tax position of the Issuer following the Merger.

ENERGY FUTURE COMPETITIVE HOLDINGS

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2007

	Historical	Transaction Adjustments		Pro Forma
	($ in millions)
Cash and cash equivalents	$404	$(270	)b	$134
Restricted cash	1			1
Trade accounts receivable—net	833			833
Advances to affiliates	4,339	(4,339	)c	—
Note receivable from parent	1,500	(1,500	)c	—
Income taxes receivable	—			—
Inventories	357			357
Commodity and other derivative contractual assets	287			287
Accumulated deferred income taxes	601			601
Margin deposits related to commodity positions	448	(148	)d	300
Other current assets	88			88

Total current assets	8,858	(6,257)		2,601

Restricted cash	102	1,250	e	1,352
Investments	571	130	f	701
Advances to parent	—			—
Property, plant and equipment—net	10,168	8,339	g,n	18,507
Goodwill	517	20,483	h	21,000
Intangible assets	—	3,575	i	3,575
Commodity and other derivative contractual assets	151			151
Other noncurrent assets	276	392	j	668

Total assets	$20,643	$27,912		$48,555

Short-term borrowings	$2,195	$(2,195	)k	$—
Long-term debt due currently	285	(250	)k	35
Trade accounts payable	733			733
Trade accounts payable—affiliates	187			187
Commodity and other derivative contractual liabilities	405			405
Margin deposits related to commodity positions	35			35
Accrued income taxes payable to parent	36			36
Accrued taxes other than income	54			54
Other current liabilities	336	(58	)l	278

Total current liabilities	4,266	(2,503)		1,763

Accumulated deferred income taxes	2,371	4,110	m	6,481
Investment tax credits	304			304
Commodity and other derivative contractual liabilities	258	510	n	768
Notes or other liabilities due affiliates	307			307
Long-term debt, less amounts due currently	3,824	24,985	k	28,809
Other noncurrent liabilities and deferred credits	1,780	414	l	2,194

Total liabilities	13,110	27,516		40,626

Shareholders’ equity	7,533	396	o	7,929

Total liabilities and shareholders’ equity	$20,643	$27,912		$48,555

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet, which are an integral part of these statements.

ENERGY FUTURE COMPETITIVE HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET—Continued

(a)	Historical Presentation—The amounts presented for Energy Future Competitive Holdings are derived from the historical unaudited condensed consolidated balance sheet for the six months ended June 30, 2007 included elsewhere within this Current Report on Form 8-K.

(b)	Cash and Cash Equivalents—represents the pro forma adjustments required to reflect changes resulting from the payment of certain transaction fees and the return of margin deposits related to commodity positions associated with the implementation of the Commodity Collateral Posting Facility.

(c)	Affiliated and Parent Advances/Notes—represents pro forma adjustment for the settlement of these historical advances and notes between Energy Future Competitive Holdings and its affiliates of Parent respectively.

(d)	Margin deposits related to commodity positions—represents pro forma adjustments for the return of certain margin deposits related to commodity positions that were returned to Energy Future Competitive Holdings as part of the implementation of the TCEH Commodity Collateral Posting Facility.

(e)	Restricted cash—represents pro forma adjustment related to the increase in restricted cash representing cash received from the TCEH Letter of Credit Facility, which was fully funded at the close of the Merger.

(f)	Investments—represents the pro forma adjustment required to adjust certain investments in real estate to their fair values.

(g)	Property, Plant & Equipment—represents the pro forma adjustment required to record power generation assets, nuclear fuel, and other property, plant and equipment at fair value. This adjustment also includes the elimination of existing accumulated depreciation recorded to date as the property will have a new cost basis to be depreciated after the completion of the Transactions. Additionally, this adjustment includes amounts related to fair value estimates for real estate and development projects in process that are currently not part of Energy Future Competitive Holdings’ operations. All of these adjustments were determined by using management’s estimates and assumptions related to the fair value of the assets based on current market indicators for fuel prices, emissions and regulatory costs, electricity prices, operation and maintenance costs, readily observable real estate transactions, and other market factors. The estimated fair values used in this adjustment are preliminary and are significantly affected by assumptions, changes in which could materially change the resulting fair values. The net increase in property, plant, and equipment will be depreciated over the estimated remaining useful lives of related depreciable assets, which range from 7 to 45 years, while the increase in value related to real estate will not be depreciated for financial reporting purposes.

(h)	Goodwill—represents the excess of the purchase price of the transaction over the estimated fair values of the assets acquired and liabilities assumed. The estimated purchase price of $28,266 million for Energy Future Competitive Holdings was made by an allocation of the total purchase price of EFH Corp. based on the relative enterprise value of Energy Future Competitive Holdings.

ENERGY FUTURE COMPETITIVE HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET—Continued

Under the purchase method of accounting, the total estimated purchase price is allocated to all tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the date the transaction is consummated (for purposes of this unaudited pro forma condensed consolidated balance sheet that date is assumed to be June 30, 2007). The fair value estimates of the assets and liabilities in this pro forma condensed consolidated balance sheet are preliminary and were developed solely to be used in these statements. Additionally, the fair value estimates are subject to revisions based on a multitude of factors and additional information that may come to our knowledge, all of which could have a material affect on the ultimate valuation. The following table summarizes the allocation of fair value to the assets and liabilities of Energy Future Competitive Holdings:

Item	Fair Value
(in millions of dollars)
Property, plant and equipment	(18,507)
Cash and restricted cash	(1,487)
Commodity and other derivative contractual assets	(438)
Other current assets	(2,179)
Investments	(701)
Intangibles	(3,575)
Other noncurrent assets	(668)
Other current liabilities	1,323
Short-term borrowings and Long-term debt due currently	35
Commodity and other derivative contractual liabilities	1,173
Accumulated deferred income taxes	6,481
Long-term debt, less amounts due currently	28,809
Other noncurrent liabilities	2,805
Shareholder’s equity	7,929

Goodwill	21,000

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is not amortized but is required to undergo impairment tests at least annually or more frequently if facts and circumstances indicate an impairment may have occurred. If an impairment exists, goodwill is immediately written down to its fair value through a charge to earnings. Accordingly, goodwill arising from the Merger will be subject to an impairment test at least annually.

Other amounts included in this pro forma adjustment are based on the removal of previously existing goodwill on Energy Future Competitive Holdings’ balance sheet of approximately $517 million.

(i)

Intangible assets—represents the pro forma adjustment required to recognize certain identifiable intangible assets of Energy Future Competitive Holdings and its subsidiaries. Intangible assets arise due to certain contractual, legal, or other economic rights, as well as customer relationships, that are separately identifiable from other assets. Several of the intangible assets relate to contracts in our power generation or wholesale business that are not accounted for under mark-to-market accounting since the contracts are not considered derivatives or have been elected to be treated as normal purchases or normal sales under SFAS No. 133. Additionally, an intangible asset will be recognized for the value of environmental emission credits allocated to our power generation fleet by regulatory bodies. The adjustment for emission credits was determined based on current market information utilizing a discounted cash flow valuation. All of the valuations of these intangibles are preliminary and could be materially affected by changes in

ENERGY FUTURE COMPETITIVE HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET—Continued

market prices of fuel, electricity, emission credits, customer revenue streams, and other market factors. The total amount of all intangible assets recognized in this adjustment is approximately $3,575 million.

The adjustments related to intangible assets will be amortized over the estimated remaining contractual terms ranging from 4 to 34 years, except for the TXU Energy Trademark, which will not be amortized but will be subject to periodic impairment tests.

(j)	Other noncurrent assets—represents the pro forma adjustments to eliminate $42 million of deferred financing costs related to existing debt issuances and to recognize deferred financing costs of $494 million associated with new debt issued related to the Merger.

(k)	Long-term debt and short-term borrowings—represents pro forma adjustments for the issuance of new debt in the Transactions, as well as adjustments for the repayment of existing debt of Energy Future Competitive Holdings and its subsidiaries and the Interim Facility Refinancing. For more information, see “The Transactions Debt Repayment” and the related notes included elsewhere in this Current Report on Form 8-K.

Also included in this adjustment is the effect of the fair valuation of the existing debt of Energy Future Competitive Holdings and its subsidiaries that remained after the close of the Merger. Those adjustments resulted in an estimated net discount to debt of approximately $287 million. The final determination of the fair value of the debt will be based on prevailing market interest rates at the completion of the Merger and the necessary adjustment will be amortized as an increase (in the case of a discount to par value) or a decrease (in the case of a premium to par value) to interest expense over the remaining life of each debt issuance.

The total pro forma adjustments related to debt are as follows (in millions):

Expected repayment of current debt	$(2,445)
Expected repayment of long-term debt	(2,015)
New long-term debt in connection with the Merger	27,287
Discount on existing debt	(287)

Total adjustment	$22,540

(l)	Other current and noncurrent liabilities—represents pro forma adjustments to record various unfavorable operating contracts related to transactions that contain unfavorable pricing terms. The amounts relate to power sales agreements, fuel procurement agreements, operating leases and other contracts that are not currently recognized in the historical financial statements. The aggregate adjustment is approximately $701 million for these contracts. These adjustments were developed using estimated fair values based on current market information. The resulting calculations are preliminary and the final determination of the value of these liabilities will be materially impacted by changes in market prices of fuel, electricity, and other market factors at their fair value. This adjustment also includes amounts to remove certain deferred credits that are required to be removed by EITF Issue No. 01-03, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”. Those amounts are approximately $345 million, of which $58 million was removed from other current liabilities and $287 million was removed from other noncurrent liabilities.

(m)	Deferred taxes—represents pro forma adjustments to record additional net deferred income tax liabilities to account for the differences between book and tax basis of net assets acquired arising from the fair value adjustments. This adjustment was based on an estimated statutory tax rate of approximately 35%, which could change based on changes in the applicable tax rates and finalization of the combined entity’s tax position.

ENERGY FUTURE COMPETITIVE HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET—Continued

(n)	Luminant Construction—represents pro forma adjustments to reflect the movement of certain assets and liabilities from TXU Generation Development Company into Energy Future Competitive Holdings. These assets and liabilities consist of construction work-in process balances related to the Oak Grove and Sandow 5 projects and natural gas hedges associated with the long-term hedging program. The adjustment is required for assets contributed to a subsidiary under common control, resulting in an increase in net assets and equity. The adjustment approximated a $1,040 million increase to property, plant and equipment and a $510 million increase to commodity and other derivative contract liabilities.

(o)	Shareholders’ equity—represents pro forma adjustments for eliminating the historical shareholders equity of Energy Future Competitive Holdings and the estimated fair value of its equity.

ENERGY FUTURE COMPETITIVE HOLDINGS SELECTED

HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth the selected historical consolidated financial data of Energy Future Competitive Holdings as of and for the periods indicated. The selected financial data as of December 31, 2005 and 2006 and for each of the three years ended December 31, 2004, 2005 and 2006 have been derived from our audited historical consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K. The selected financial data as of December 31, 2002, 2003 and 2004 and for the two years ended December 31, 2002 and 2003 have been derived from our historical consolidated financial statements. The selected financial data as of June 30, 2007 and for the six months ended June 30, 2007 and June 30, 2006 were derived from our unaudited historical condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K. The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The selected historical consolidated financial data set forth below should be read in conjunction with “Energy Future Competitive Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this Current Report on Form 8-K.

	Year Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(millions of dollars, except ratios)
Statements of income data:
Operating revenues	$8,080	$8,573	$9,201	$10,660	$9,607	$4,478	$3,414
Income from continuing operations before extraordinary gain (loss) and cumulative effect of changes in accounting principles	547	736	672	1,816	2,536	1,115	510
Income (loss) from discontinued operations, net of tax effect	(52)	(18)	(34)	(8)	—	—	—
Extraordinary gain (loss), net of tax effect	(134)	—	16	(50)	—	—	—
Cumulative effect of changes in accounting principles, net of tax effect	—	(58)	6	(8)	—	—	—
Preference stock dividends	9	5	2	3	—	—	—
Net income (loss) available for common stock	352	655	658	1,747	2,536	1,115	510
Ratio of earnings to fixed charges(a)	2.55x	2.63x	2.47x	5.04x	11.05x	10.09x	4.14x
Ratio of earnings to combined fixed charges and preference dividends(a)	2.48x	2.60x	2.45x	5.01x	11.05x	10.09x	4.14x

	Year Ended December 31,					Six Months Ended June 30, 2007
	2002	2003	2004	2005	2006
	(millions of dollars, except ratios)

Balance sheet data (at period end):
Total assets	$24,877	$23,070	$23,963	$18,451	$19,660	$20,643
Property, plant and equipment—net	16,436	16,677	16,529	9,994	9,924	10,168
Total intangible assets	914	884	687	522	527	536
Exchangeable subordinated notes(b)	486	—	—	—	—	—
Long-term debt, less amounts due currently	6,127	7,217	7,571	3,284	3,088	3,824
Exchangeable preferred membership interests(b)	—	497	511	—	—	—
Preferred stock of subsidiaries:
Not subject to mandatory redemption(c)	115	38	38	—	—	—
Subject to mandatory redemption	21	—	—	—	—	—
Common stock equity	6,587	6,282	6,373	5,640	7,867	7,533

Total	$13,336	$14,034	$14,493	$8,924	$10,955	$11,357

Capitalization ratios—(at period end):
Exchangeable subordinated notes(b)	3.6%	—%	—%	—%	—%	—%
All other long-term debt, less amounts due currently	45.9%	51.4%	52.2%	36.8%	28.2%	33.7%
Exchangeable preferred membership interests	—%	3.5%	3.5%	—%	—%	—%
Preferred stock of subsidiaries(c)	1.0%	0.3%	0.3%	—%	—%	—%
Common stock equity	49.4%	44.8%	44.0%	63.2%	71.8%	66.3%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Notes payable—commercial paper	—	—	—	$306	$623	—
Notes payable—banks	1,804	—	210	440	195	2,195
Long-term debt due currently	397	249	218	414	178	178
Embedded interest cost on long-term debt—end of year(d)	6.9%	6.6%	6.1%	7.0%	7.2%	7.0%
Embedded interest cost on long-term debt held by subsidiary trusts	—%	—%	—%	—%	—%	—%
Embedded dividend cost on preferred stock—end of year(e)	7.5%	14.7%	14.0%	—%	—%	—%

	Year Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(millions of dollars, except ratios and per share amounts)
Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities of continuing operations	$1,291	$1,959	$1,838	$2,580	$4,754	$2,125	$(632)
Cash flows provided by (used in) investing activities of continuing operations	(572)	(712)	(1,776)	(2,572)	(3,494)	(2,463)	(601)
Cash flows provided by (used in) financing activities of continuing operations	774	(1,944)	(772)	(61)	(1,265)	331	1,630

Other Financial Data:
Capital expenditures	797	706	881	1,042	388	218	381

(a)	For purposes of computing the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends, (1) earnings consist of net income plus expenses income taxes plus fixed charges less capitalized related to indebtedness. For purpose of computing the ratio of earnings to combined fixed charges and preference dividends, preference share dividends are included in fixed charges.
(b)	Amount is presented net of discount. In July 2003, Texas Competitive Holdings exercised its right to exchange its exchangeable subordinated notes for exchangeable preferred membership interests. In April 2004, EFH Corp. repurchased Texas Competitive Holdings’ exchangeable preferred membership interests. Such membership interests were contributed to Energy Future Competitive Holdings in 2005.
(c)	Preferred stock outstanding at the end of 2006 and 2005 has a stated amount of $51,000. In August 2005, Energy Future Competitive Holdings redeemed all shares of its outstanding preferred stock. In December 2005, Energy Future Competitive Holdings reissued 788 shares of its preferred stock in a private placement transaction.

(d)	Represents the annual interest and amortization of any discounts, premiums, issuance costs and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs and gains/losses on reacquisitions at the end of the year.
(e)	Includes the effects of the loss on reacquired preferred stock, including associated amortization.

Prior year amounts have been reclassified for discontinued operations. Share and per share amounts reflect the 2005 two-for-one stock split which occurred on November 18, 2005.

Certain previously reported financial statistics reflect reclassifications to conform to current year classifications.

ENERGY FUTURE COMPETITIVE HOLDINGS MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations primarily covers periods prior to the closing of the Merger. Accordingly, other than in “—Financial Condition—Post Merger,” the discussion and analysis of historical periods does not reflect the significant impact that the Merger will have on us, including significantly increased leverage and liquidity requirements. You should read the following discussion of our results of operations and financial condition with the “Energy Future Competitive Holdings Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Energy Future Competitive Holdings Selected Historical Consolidated Financial Data” and the audited and unaudited historical consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this Current Report on Form 8-K. Actual results may differ materially from those contained in any forward-looking statements.

Until December 2005, Oncor Electric Delivery was a wholly-owned subsidiary of Energy Future Competitive Holdings. Therefore, the results of operations of Oncor Electric Delivery are reflected in Energy Future Competitive Holdings’ financial information for 2005 and 2004, but are not included in the 2006 financial information or any interim period.

Business

We are a subsidiary of EFH Corp., a Dallas-based energy company that manages a portfolio of competitive and regulated energy businesses in Texas. We are a holding company for EFH Corp.’s Luminant and TXU Energy businesses, which are engaged in competitive electricity market activities largely in Texas, including electricity generation conducted through Luminant Power, wholesale energy markets activities conducted through Luminant Energy, electricity generation construction conducted through Luminant Construction and the retail sale of electricity conducted through TXU Energy.

Significant Developments

Merger

On October 10, 2007, Energy Future Holdings Corp. completed its Merger with Merger Sub, a wholly-owned subsidiary of Texas Holdings. As a result of the Merger, Energy Future Holdings Corp. became a wholly-owned subsidiary of Texas Holdings. Texas Holdings is controlled by investment funds affiliated with KKR, TPG and Goldman, Sachs & Co. In connection with the Merger, C. John Wilder, Energy Future Holdings Corp.’s Chairman and Chief Executive Officer, resigned from Energy Future Holdings Corp.

The aggregate purchase price paid for all of the equity securities of Energy Future Holdings Corp. (on a fully-diluted basis) was approximately $32.4 billion, which purchase price was funded by the equity financing from the Sponsors and certain other investors and by the new credit facilities described below. This purchase amount is exclusive of costs directly associated with the Merger, including legal, consulting and professional service fees and certain effects of the proposed regulatory settlement referred to below. For additional details regarding the effects of the completion of the Merger, see Note 14 to the June 30, 2007 Financial Statements and Note 26 to the 2006 year-end Financial Statements. For additional details regarding the allocation of the purchase price to the fair value of the net assets acquired using purchase accounting, see the “Energy Future Competitive Holdings Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Texas Generation Facilities Development

Luminant Construction is developing three lignite coal-fueled generation units in the state of Texas with a total estimated capacity of approximately 2,200 MW. The three units consist of one new generation unit at one of Luminant Power’s existing lignite coal-fueled generation plant sites (Sandow) and two units at one of our sites (Oak Grove) that was originally slated for the construction of a generation plant a number of years ago.

Design and procurement activities for the three proposed units are at an advanced stage and site construction is well underway. Air permits for all three proposed units have been obtained. In June 2007, the TCEQ voted to approve the air permit for the two Oak Grove units. Certain opponents of the new units at Oak Grove appealed the TCEQ’s permit decision to district court in Travis County, Texas, but the permit remains in full force notwithstanding this action. Also, in December 2006, certain environmental organizations filed a lawsuit in federal court alleging that the permitted application for the Oak Grove units had violated provisions of the federal Clean Air Act and Texas Health and Safety Code. In May 2007, the District Court granted EFH Corp’s motion to dismiss the plaintiffs’ complaint, and the decision of that court has been appealed to the Fifth Circuit Court of Appeals. In September 2007, a subsidiary of EFH Corp. acquired from Alcoa Inc. the air permit relating to the Sandow Facility that has been previously issued by the TCEQ. Although a federal district judge approved a settlement pursuant to which we acquired the permit, environmental groups opposed to the settlement have appealed the decision to the Fifth Circuit Court of Appeals. EPC agreements have been executed with leading EPC contractors to engineer and construct the Sandow and Oak Grove units. The expected on-line dates of the units are as follows: Sandow in 2009 and Oak Grove’s two units in 2009 and 2010.

In September 2007, subsidiaries of EFH Corp. acquired certain assets of Alcoa Inc. relating to the operation at the Three Oaks Mine (the lignite mine that serves the Sandow units), including partial ownership of the lignite reserves in the Three Oaks Mine, for approximately $135 million and assumed responsibility for mining operations at the Three Oaks Mine.

Nuclear Generation Development

EFH Corp. is proceeding with the preparation of a combined license application for two new nuclear generation facilities, each with approximately 1,700 MW (gross capacity), at its existing Comanche Peak nuclear generation site. Although EFH Corp. may select to develop additional sites at a later date subsequent to closing of the Merger, no work is being done on the development of nuclear generation facilities at additional sites at this time and there is no schedule for the submittal of additional combined license applications. It is currently anticipated that these new units would be developed by TCEH or its subsidiaries.

Investment in Cleaner Coal-Fueled Generation Technologies

In an initiative separate from but related to the planned generation development and related emissions controls investment spending, subsidiaries of Luminant expect to invest up to $2 billion over the next five to seven years for the development and commercialization of cleaner generation plant technologies, including integrated gasification combined cycle, the next generation of more efficient ultra-supercritical coal and pulverized coal emissions technology to reduce carbon dioxide emissions. Luminant Power has already initiated a number of actions, including research and development investments and partnerships, to advance next-generation technologies.

Integrated Gasification Combined Cycle (“IGCC”) Demonstration Plants

In March 2007, EFH Corp. and the Sponsors announced their intention to explore the development of two IGCC commercial demonstration plants to be located in Texas and EFH Corp. expects to issue a request for proposal from companies offering coal gasification technologies with carbon dioxide capture.

Long-term Hedging Program

In October 2005, EFH Corp. initiated a long-term hedging program designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of TCEH have entered into market transactions involving natural gas-related financial instruments. As of October 10, 2007, these subsidiaries have effectively sold forward approximately 2.6 billion MMBtu of natural gas (equivalent to the natural gas exposure of over 300,000 GWh at an assumed 8.5 MMBtu/Mwh market heat rate) over the period from 2008 to 2013 at average annual prices ranging from $7.25 per MMBtu to $8.15 per MMBtu.

Prior to March 2007, a significant portion of the instruments under the long-term hedging program had been designated as cash flow hedges. In March 2007, these instruments were dedesignated as allowed under SFAS 133. Changes in fair value of these hedges that were deferred in Energy Future Competitive Holdings’ accumulated other comprehensive income totaled $136 million in pretax gains at the time of the dedesignation, and this amount is expected to be reclassified to net income as the related forecasted transactions settle. Subsequent changes in the fair value of these instruments are being marked-to-market in net income, which has and could continue to result in significantly increased volatility in reported earnings. Based on the size of the long-term hedging program as of October 10, 2007, a $1.00/MMBtu change in natural gas prices would result in the recognition by Energy Future Competitive Holdings of approximately $2.6 billion in pretax unrealized mark-to-market gains or losses.

In the first half of 2007, TCEH entered into a natural gas-related option agreement that resulted in a “day one” loss of $26 million. The “day one” loss essentially represents the discount to transact this position given its size and long dating.

Approximately 90% of TCEH’s natural gas hedging transactions are secured by a first lien security interest in TCEH’s assets (including the transactions supported by the TCEH Commodity Collateral Posting Facility) thereby reducing the collateral requirements of the hedging program.

New Leases

In September 2007, TCEH entered into a $52 million capital lease with High Ridge leasing to refinance an operating lease of rail cars. An obligation of $52 million will be reported as long-term debt.

In September 2007, TCEH entered into a $93 million operating lease with AIG Rail Services Inc. to refinance an existing operating lease of rail cars.

Retail Pricing

In May 2007, EFH Corp. and the Sponsors announced that residential price cuts provided by TXU Energy, subsequent to the announcement of the Merger would total 15% (5% of which would only be implemented upon consummation of the Merger), which represents a five percentage point increase over the previously announced price discount program. The specifics of this price discount program and other pricing activities are as follows:

•

a six percent price discount effective with March 27, 2007 meter reads to those existing residential customers in the historical service territory with month-to-month service plans and a rate equivalent to the former price-to-beat rate;

•	an additional four percent price discount to the same class of customers as above effective with June 8, 2007 meter reads;

•	an additional five percent price discount to such customers upon closing of the Proposed Merger;

•	protection against price increases at the full fifteen percent discounted level through December 2008 (excluding increases in response to a change in law or regulatory charges); and

•

A customer appreciation bonus totaling $100 applied to residential customers’ bills, with $25 bonuses provided in each of the November 2006, February 2007, May 2007 and August 2007 bill cycles to each residential customer receiving service as of October 29, 2006 and living in areas where TXU Energy offered its price-to-beat rate.

Key Risks and Challenges

Following is a discussion of the key risks and challenges facing management and the initiatives currently underway to manage such challenges. This section should be read in conjunction with “Risk Factors.”

Natural Gas Price and Market Heat-Rate Exposure

Wholesale electricity prices in the Texas market generally correlate with the price of natural gas because marginal demand for electricity supply is generally met with natural gas-fueled generation plants. Natural gas prices have increased significantly in recent years, but historically the price has fluctuated due to the effects of weather, changes in industrial demand and supply availability, and other economic and market factors. Wholesale electricity prices also move with market heat rates. Heat rate is the measure of the efficiency of the marginal supplier (generally natural gas-fueled plants) in generating electricity. The wholesale market price of power divided by the market price of natural gas represents the market heat rate.

In contrast to Energy Future Competitive Holdings’ natural gas-fueled generation units, changes in natural gas prices have no significant effect on the cost of generating electricity from Energy Future Competitive Holdings’ nuclear and lignite/coal-fueled plants. All other factors being equal, these baseload generation assets, which provided 70% of supply volumes in 2006, increase or decrease in value as natural gas prices rise or fall, respectively, because of the effect of natural gas prices on wholesale power prices.

With the exposure to variability of natural gas prices, retail sales price management and hedging activities are critical to the profitability of the business. With the expiration of the price-to-beat rate mechanism on January 1, 2007, Energy Future Competitive Holdings has price flexibility in all of its retail markets.

Considering forecasted electricity supply and sales load and wholesale market positions, Energy Future Competitive Holdings’ portfolio position for 2007 is largely balanced with respect to changes in natural gas prices. The supply and load forecast takes into account projections of baseload unit availability and customer churn and currently assumes no further changes in retail rates for customers not already on a fixed price contract.

Energy Future Competitive Holdings’ approach to managing commodity price risk focuses on the following:

•	improving customer service to attract and retain high-value customers;

•	continuing to follow a retail pricing strategy that appropriately reflects the magnitude and costs of commodity price risk;

•	continuing reduction of fixed costs to better withstand gross margin volatility; and

•	employing disciplined hedging and risk management strategies through physical and financial energy-related (electricity and natural gas) contracts to partially hedge gross margins.

As discussed above under “—Significant Developments—Long-term Hedging Program”, Energy Future Competitive Holdings has implemented a long-term hedging program that it believes mitigates the risk of future declines in wholesale electricity prices due to declines in natural gas prices.

The following scenarios are presented to quantify the potential impact of movements in natural gas prices and market heat rates. Illustratively, if TCEH’s sales prices immediately and fully adjusted to reflect changes in wholesale electricity prices due to changes in natural gas prices, and taking into account the hedges in place at year-end 2006 under the long-term hedging program expected to settle in 2007, Energy Future Competitive Holdings could experience an approximate $300 million reduction in annual pretax earnings for every $1.00 per MMBtu reduction in natural gas prices (approximate 14% change in current price) sustained over the full year. In the same scenario of full and immediate pass-through of wholesale electricity price changes to sales prices, where natural gas prices and other nonprice conditions remained unchanged but ERCOT wholesale electricity prices declined by $5/MWh (approximate 9% change in current price) for a full year because of a decline in market heat rates, Energy Future Competitive Holdings could experience an approximate $300 million reduction in annual pretax earnings.

The long-term hedging program does not mitigate exposure to changes in market heat rates. Energy Future Competitive Holdings’ market heat rate exposure derives from its generation portfolio and may increase over time with expected generation capacity increases. Energy Future Competitive Holdings expects that increases in market heat rates would increase the value of its generation assets because higher market heat rates generally result in higher wholesale electricity prices, and vice versa.

On an ongoing basis, Energy Future Competitive Holdings will continue monitoring its overall commodity risks and seek to balance its portfolio based on its desired level of exposure to natural gas prices and market heat rates and potential changes to its operational forecasts of overall generation and consumption in its native and growth business. Portfolio balancing may include the execution of incremental transactions or the unwinding of existing transactions. As a result, commodity price exposures and their effect on earnings could change from time to time.

See “—Financial Condition—Liquidity and Capital Resources” below for a discussion of the liquidity effects of the long-term hedging program. Also see additional discussion of risk measures below under “—Quantitative and Qualitative Disclosure About Market Risk.”

Competitive Markets and Customer Retention

Competitive retail activity in Texas continued to result in declines in customer counts and sales volumes in TXU Energy’s historical service territory. TXU Energy’s total retail sales volumes declined 11%, 17% and 12% in 2006, 2005 and 2004, respectively, as retail sales volume declines in its historical service territory were partially offset by growth in other territories. As of year-end 2006, the area representing Energy Future Competitive Holdings’ historical service territory prior to deregulation, largely in north Texas, consisted of approximately three million electricity consumers (measured by meter counts), of which approximately 1.9 million were retail customers of TXU Energy. As of year-end 2006, TXU Energy had acquired approximately 256,000 retail customers in other competitive areas in Texas. In responding to the competitive landscape and the transition to full competition in the Texas marketplace on January 1, 2007, TXU Energy is focusing on the following key initiatives:

•

Customer retention strategy remains focused on delivering world-class customer service and improving the overall customer experience. In line with this strategy, TXU Energy continues to implement initiatives to improve call center response time and effectiveness as well as Internet interaction with customers;

•

TXU Energy intends to establish itself as the most innovative retailer in the Texas market as it is critical in the fully competitive environment and continues to develop tailored product offerings to meet customer needs;

•

A comprehensive customer initiative to provide residential customers with greater savings and price certainty has been introduced. See discussion under “Business—Significant Developments—Retail Pricing” and

•

Initiatives in the business market are focused largely on programs targeted to retain the existing highest-value customers and to recapture customers who have switched REPs. Initiatives include a more disciplined contracting and pricing approach and improved economic segmentation of the business market to enhance targeted sales and marketing efforts and to more effectively deploy the direct-sales force. Tactical programs put into place include improved customer service, new product price/service offerings and a multichannel approach for the small business market.

Energy Prices and Regulatory Risk

Natural gas prices rose to unprecedented levels in the latter part of 2005, reflecting a world-wide increase in energy prices compounded by hurricane-related infrastructure damage. The related rise in retail electricity prices elevated public awareness of energy costs and dampened customer demand in 2006. Natural gas prices have since declined but remain subject to events that create price volatility. Sustained high energy prices and/or ongoing price volatility also creates a risk for regulatory and/or legislative intervention with the mechanisms that govern the competitive wholesale and retail markets in Texas. Energy Future Competitive Holdings believes that competitive markets result in a broad range of innovative pricing and service alternatives to consumers and ultimately the most efficient use of resources, and that regulatory bodies should continue to take actions that encourage competition in the industry.

New and Changing Environmental Regulations

Energy Future Competitive Holdings is subject to various environmental laws and regulations related to sulfur dioxide, nitrogen oxide and mercury emissions as well as other environmental contaminants that impact air and water quality. Energy Future Competitive Holdings believes it is in material compliance with all currently applicable requirements under such laws and regulations, but additional requirements under current air regulations, including the Clean Air Inter-state Rule and the Clean Air Mercury Rule, will need to be satisfied in the future. See “Business—Environmental Regulations and Related Considerations—Sulphur Dioxide, Nitrogen Oxide and Mercury Air Emissions.” Regulatory authorities continue to evaluate existing requirements and consider proposals for changes.

Energy Future Competitive Holdings continues to closely monitor any potential legislative changes pertaining to climate change and carbon dioxide emissions. The increasing attention to potential environmental effects of greenhouse gas emissions creates risk as to the completion of the plan to develop new coal-fueled generation facilities in Texas. New legislation could result in higher costs due to new taxes, the need to acquire emissions credits or capital spending to reduce carbon dioxide emissions.

As discussed above, EFH Corp. has announced actions to address carbon dioxide emissions concerns, including:

•	Establishing a plan to invest up to $2 billion for the development and commercialization of cleaner generation plant technologies;

•	Initiating the process to file an application to the NRC for licenses to construct and operate a new nuclear generation facility in Texas;

•	Doubling the renewable energy (wind generation) portfolio to 1,500 MW;

•	Investing up to $400 million in programs designed to encourage customer electricity demand efficiencies; and

•	Increasing production efficiency of its existing generation facilities by up to two percent.

Cost Exposure Related to Nuclear Asset Outages

Luminant Power’s nuclear assets are comprised of two generating units at Comanche Peak, each with a capacity of 1,150 MW. The Comanche Peak plant represents approximately 13% of Luminant Power’s total generation capacity. The nuclear generation facilities represent Luminant Power’s lowest marginal cost source of electricity. Assuming both nuclear generating units experienced an outage, the unfavorable impact to pretax earnings is estimated to be approximately $3.5 million per day before consideration of any insurance proceeds. Maintaining safe, reliable and efficient operations at the Comanche Peak plant is one of Energy Future Competitive Holdings’ top priorities. Also see discussion of nuclear facilities insurance in Note 15 to 2006 year-end Financial Statements.

Texas Generation Development Program

The undertaking of the development of three lignite/coal-fueled generation units in Texas as described above under “Significant Developments—Texas Generation Facilities Development” involves a number of risks. Aggregate capital expenditures to develop these three units are expected to total approximately $3.25 billion, including all construction, site preparation and mining development costs (not including the purchase of the Three Oaks mine assets). While Energy Future Competitive Holdings believes the investment economics of the program are strong, estimates of future natural gas prices, market heat rates and effects of any carbon dioxide emissions regulation may prove to be inaccurate, and returns on the investment could be significantly less than anticipated. The program is exposed to construction delays, failure of the units to meet performance specifications, nonperformance by equipment suppliers, increases in construction labor costs (which are contractually limited in part) and other project execution risks. Further, project capital spending for the three units continues despite increasing public discussion of the advantages and disadvantages of coal-fueled generation.

See Note 8 to the June 30, 2007 Financial Statements regarding commitments to the development activities.

Application of Critical Accounting Policies

Energy Future Competitive Holdings’ significant accounting policies are discussed in Note 1 to the 2006 year-end Financial Statements. Energy Future Competitive Holdings follows accounting principles generally accepted in the United States. Application of these accounting policies in the preparation of Energy Future Competitive Holdings’ consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and revenue and expense during the periods covered. The following is a summary of certain critical accounting policies of Energy Future Competitive Holdings that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Derivative Instruments and Mark-to-Market Accounting—Energy Future Competitive Holdings enters into contracts for the purchase and sale of energy-related commodities, and also enters into other derivative instruments such as options, swaps, futures and forwards primarily to manage commodity price and interest rate risks. Under SFAS 133, these instruments are subject to mark-to-market accounting, and the determination of market values for these instruments is based on numerous assumptions and estimation techniques.

Mark-to-market accounting recognizes changes in the fair value of derivative instruments in the financial statements as market prices change. The availability of quoted market prices in energy markets is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and delivery point. In computing the mark-to-market valuations, each market segment is separated into liquid and illiquid periods. The liquid period varies by delivery point and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. For illiquid periods, fair value is estimated based on forward price curves developed using market modeling techniques that take into account available market information; Energy Future Competitive Holdings generally recognizes losses but not gains due to the modeling risks associated with illiquid periods.

SFAS 133 allows for “normal” purchase or sale elections and hedge accounting designations, which generally eliminates or defers the requirement for mark-to-market recognition in net income and thus reduces the volatility of net income that can result from fluctuations in fair values. These elections and designations are intended to better match the accounting recognition of financial performance with the economic and risk decision-making profile. “Normal” purchases and sales are contracts that provide for physical delivery of quantities expected to be used or sold over a reasonable period in the normal course of business. Derivative contracts held for trading purposes are marked-to-market in net income.

In accounting for cash flow hedges, changes in fair value are recorded in other comprehensive income to the extent the change in value is effective; that is, it mirrors the offsetting change in fair value of the forecasted hedged transaction. Changes in value that represent ineffectiveness of the hedge are recognized in net income immediately, and the effective portion of changes in fair value are initially recorded in other comprehensive income and are recognized in net income when the hedged transactions are recognized. Because Energy Future Competitive Holdings’ generation position is not marked-to-market, management has striven to make elections under SFAS 133 with respect to economic hedges of that position that allow accounting results to be more reflective of the economic position. Energy Future Competitive Holdings continually assesses these elections and under SFAS 133 could dedesignate positions currently accounted for as cash flow hedges, the effect of which could be more volatility of reported earnings as the positions would be marked-to-market in net income. Also see discussions of the long-term hedging program discussed above under “Significant Developments—Long-Term Hedging Program.”

The following tables provide the effects on both net income and other comprehensive income of accounting for those derivative instruments that Energy Future Competitive Holdings has determined to be subject to fair value measurement under SFAS 133:

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Amounts recognized in net income (after-tax):
Unrealized ineffectiveness net gains (losses) on unsettled positions accounted for as cash flow hedges	$140	$(24)	$(14)
Reversals of previously recognized unrealized net gains related to cash flow hedge positions settled in the period	14	7	1
Unrealized net gains (losses) on unsettled positions marked-to-market in net income	53	21	(19)
Reversals of previously recognized unrealized net losses (gains) related to marked-to-market positions settled in the period	7	(15)	(40)

Total	$214	$(11)	$(72)

Amounts recognized in other comprehensive income (after-tax):
Net gains (losses) in fair value of unsettled positions accounted for as cash flow hedges	$476	$(47)	$(75)
Net losses (gains) on cash flow hedge positions recognized in net income to offset hedged transactions	(16)	71	29

Total	$460	$24	$(46)

The effect of mark-to-market and hedge accounting on the balance sheet is as follows:

	December 31,
	2006	2005
	(millions of dollars)
Net derivative asset (liability) related to cash flow hedges	$768	$(164)
Net derivative liability related to interest rate fair value hedges	(5)	(9)

Total net cash flow hedge and other derivative asset (liability)	$763	$(173)

Net commodity contract asset(a)	$129	$36

Long-term debt fair value adjustments—increase in carrying value(b)	$10	$9

Net accumulated other comprehensive gain (loss) included in shareholders’ equity (after-tax amounts)	$339	$(121)

(a)	Excludes amounts not arising from mark-to-market valuations such as payments and receipts of cash and other consideration associated with commodity hedging and trading activities.
(b)	Includes unamortized net gains of $2 million in 2006 related to the settled interest rate swaps designated as fair value hedges. The gain is being amortized to net income as the hedged transactions are recognized.

See discussion above under “Significant Developments—Long-term Hedging Program” regarding the long-term hedging program. A significant portion of the positions entered into under this program, which are natural gas-related financial instruments, are accounted for as cash flow hedges of future electricity sales.

Revenue Recognition—Energy Future Competitive Holdings’ revenue includes an estimate for unbilled revenue that represents estimated daily kWh consumption after the meter read date to the end of the period multiplied by the applicable billing rates. Estimated daily kWh usage is derived using historical kWh usage information adjusted for weather and other measurable factors affecting consumption. Calculations of unbilled revenues during certain interim periods are generally subject to more estimation variability because of seasonal changes in demand. Accrued unbilled revenues totaled $406 million, $443 million and $422 million at December 31, 2006, 2005 and 2004, respectively.

Accounting for Contingencies—The financial results of Energy Future Competitive Holdings may be affected by judgments and estimates related to loss contingencies. A significant contingency that Energy Future Competitive Holdings accounts for is the loss associated with uncollectible trade accounts receivable. The determination of such bad debt expense is based on factors such as historical write-off experience, aging of accounts receivable balances, changes in operating practices, regulatory rulings, general economic conditions and customers’ behaviors. Increased customer attrition due to competitive activity and seasonal variations in amounts billed adds to the complexity of the estimation process. Historical results alone are not always indicative of future results causing management to consider potential changes in customer behavior and make judgments about the collectibility of accounts receivable. Bad debt expense totaled $67 million, $56 million and $90 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Impairment of Long-Lived Assets—Energy Future Competitive Holdings evaluates long-lived assets for impairment whenever indications of impairment exist, in accordance with SFAS 144. One of those indications is a current expectation that “more likely than not” a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. For Energy Future Competitive Holdings baseload generation assets, another possible indication would be an expected long-term decline in natural gas prices. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows related to an asset or group of assets. Further, the unique nature of Energy Future Competitive Holdings’ property, plant and equipment, which includes a fleet of generation assets with a diverse fuel mix and individual plants that have varying production or output rates, requires the use of significant judgments in determining the existence of impairment indications and the grouping of assets for impairment testing.

In the second quarter of 2006, Energy Future Competitive Holdings recorded an impairment charge of $198 million ($129 million after-tax) related to its natural gas-fueled generation plants. See Note 6 to the 2006 year-end Financial Statements for a discussion of the impairment. The estimated impairment was based on numerous assumptions including but not limited to forecasted production, forward prices of natural gas and electricity, overall generation availability in ERCOT, ERCOT grid congestion and forward heat rates. Because of the highly judgmental nature of key assumptions and potential volatility of market conditions, the adjusted carrying value of these plants does not necessarily represent the amount of proceeds from any transaction to sell the assets and future additional impairment is possible.

Energy Future Competitive Holdings’ most significant long-lived asset in terms of carrying value is its Comanche Peak nuclear generation facility. The net book value of the facility was $7.4 billion at December 31, 2006. Energy Future Competitive Holdings believes that the net book value of the facility significantly exceeds the estimated current market value. However, in applying the provision of SFAS 144, Energy Future Competitive Holdings estimates that future undiscounted cash flows from the facility significantly exceed net book value. Significant assumptions used in this analysis are forward price curves for natural gas and electricity, market heat rates and production estimates. Energy Future Competitive Holdings has estimated that a sustained structural decline in natural gas prices of at least 60% from current levels would need to occur before any risk of impairment of this facility would arise, assuming market heat rates remain unchanged.

Depreciation—The depreciable lives of property, plant and equipment are based on management’s estimates and determinations of the assets’ economical useful lives. To the extent that the actual lives differ from these estimates the amount of period depreciation charges to earnings would be impacted. Consolidated depreciation expense as a percent of average depreciable property carrying value approximated 2.0% for 2006 and 2.3% for each of 2005 and 2004.

Effective January 1, 2005, the estimated depreciable lives of lignite/coal-fueled generation facilities were extended from 50 years to 60 years to better reflect their useful lives.

Effective January 1, 2004, depreciation rates for the Comanche Peak nuclear generating facility were decreased as a result of an increase in the estimated lives of boiler and turbine generator components of the facility by an average of five years.

Defined Benefit Pension Plans and Other Postretirement Employee Benefit (OPEB) Plans—Subsidiaries of Energy Future Competitive Holdings are participating employers in the pension and OPEB plans sponsored by EFH Corp., which provide pension benefits through either a defined benefit or a cash balance plan, and certain health care and life insurance benefits to eligible personnel engaged in Energy Future Competitive Holdings’ business activities and their eligible dependents upon the retirement of such personnel from EFH Corp. Reported costs of these benefits are dependent upon numerous factors, assumptions and estimates.

In June 2005, an amendment to PURA relating to EFH Corp.’s pension and OPEB costs was enacted by the Texas Legislature. This amendment, which was retroactively effective January 1, 2005, provides for the recovery by Oncor Electric Delivery of pension and other postretirement benefit costs for all applicable former employees of the regulated predecessor integrated electric utility, which in addition to its own employees consists largely of active and retired personnel engaged in TCEH’s activities, related to service of those additional personnel prior to the deregulation and disaggregation of EFH Corp.’s business. Accordingly, Oncor Electric Delivery and TCEH entered into an agreement whereby Oncor Electric Delivery assumed responsibility for applicable pension and OPEB costs related to those personnel.

Benefit costs are impacted by actual employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

In accordance with accounting rules, changes in benefit obligations associated with these factors may not be immediately recognized as costs on the income statement, but are recognized in future years over the remaining average service period of plan participants. As such, significant portions of benefit costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants. Pension and OPEB costs as determined under applicable accounting rules are summarized in the following table:

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Pension costs under SFAS 87	$8	$33	$44
OPEB costs under SFAS 106	10	59	63

Total benefit costs(a)	$18	$92	$107
Less amounts deferred principally as a regulatory asset or property	—	(58)	(24)

Net amounts recognized as expense	$18	$34	$83

Funding of pension and OPEB plans	$1	$48	$67

(a)	Includes amounts capitalized as part of construction projects, which totaled approximately $48 thousand, $338 thousand and $1 million for 2006, 2005 and 2004, respectively.

Pension and OPEB costs decreased $74 million in 2006 due primarily to fewer employees, resulting from the distribution of Oncor Electric Delivery to EFH Corp. in 2005. The decrease in 2006 is partially offset by a lower discount rate (5.75% in 2006 versus 6.00% in 2005) used to measure pension and OPEB obligations in 2006. Pension and OPEB costs decreased $15 million in 2005 due primarily to fewer personnel following the 2004 Capgemini outsourcing transaction and other 2004 restructuring actions. Additional information regarding Energy Future Competitive Holdings’ allocated pension and OPEB costs is provided in Note 20 to the 2006 year-end Financial Statements.

Results of Operations

Sales Volume Data

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change %	2007	2006	Change %
	(millions of dollars, except percentages)
Sales volumes:
Retail electricity sales volumes (GWh):
Historical service territory:
Residential	5,072	6,825	(25.7)	10,719	12,057	(11.1)
Small business(a)	1,537	2,068	(25.7)	3,180	3,795	(16.2)

Total historical service territory	6,609	8,893	(25.7)	13,899	15,852	(12.3)
Other territories:
Residential	1,010	1,018	(0.8)	1,748	1,629	7.3
Small business(a)	204	169	20.7	368	301	22.3

Total other territories	1,214	1,187	2.3	2,116	1,930	9.6
Large business and other customers	3,653	3,552	2.8	7,043	6,785	3.8

Total retail electricity	11,476	13,632	(15.8)	23,058	24,567	(6.1)
Wholesale electricity sales volumes	9,290	7,852	18.3	17,977	15,705	14.5
Net sales (purchases) of balancing electricity to/from ERCOT	302	(267)	—	626	1,165	(46.3)

Total sales volumes	21,068	21,217	(0.7)	41,661	41,437	0.5

Average volume (kWh) per retail customer(b):
Residential	3,299	4,012	(17.8)	6,731	6,975	(3.5)
Small business	6,676	7,990	(16.4)	13,476	14,460	(6.8)
Large business and other customers	100,336	70,256	42.8	175,727	130,966	34.2

Weather (service territory average)—percent of normal(c):
Percent of normal:
Cooling degree days	85.3%	131.0%		88.8%	135.9%

(a)	Customers with demand of less than 1 MW.
(b)	Calculated using average number of customers for period.
(c)	Weather data is obtained from Weatherbank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).

Customer Count Data

	June 30,
	2007	2006	Change %
	(in millions, except percentages)
Customer counts:
Retail electricity customers (end of period and in thousands)(a):
Historical service territory:
Residential	1,560	1,716	(9.1)
Small business(b)	248	271	(8.5)
Total historical service territory	1,808	1,987	(9.0)

Other territories:
Residential	273	227	20.3
Small business(b)	11	7	57.1
Total other territories	284	234	21.4

All territories:
Residential	1,833	1,943	(5.7)
Small business(b)	259	278	(6.8)
Total all territories	2,092	2,221	(5.8)
Large business and other customers	36	49	(26.5)
Total retail electricity customers	2,128	2,270	(6.3)

(a)	Based on number of meters.
(b)	Customers with demand of less than 1MW.

Revenue and Market Share Data

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change %	2007	2006	Change %
	(millions of dollars, except percentages and average revenues per MWh)
Operating revenues:
Retail electricity revenues:
Historical service territory:
Residential	$700	$1,008	(30.6)	$1,484	$1,753	(15.3)
Small business(a)	230	309	(25.6)	468	566	(17.3)

Total historical service territory	930	1,317	(29.4)	1,952	2,319	(15.8)
Other territories:
Residential	141	160	(11.9)	249	248	0.4
Small business(a)	26	20	30.0	46	36	27.8

Total other territories	167	180	(7.2)	295	284	3.9
Large business and other customers	343	339	1.2	657	655	0.3

Total retail electricity revenues	1,440	1,836	(21.6)	2,904	3,258	(10.9)
Wholesale electricity revenues	535	479	11.7	982	956	2.7
Net sales (purchases) of balancing electricity to/from ERCOT	—	(32)	—	9	26	(65.4)
Net gains (losses) from risk management and trading activities	(159)	106	—	(638)	62	—
Other operating revenues	74	79	(6.3)	157	176	(10.8)

Total operating revenues	$1,890	$2,468	(23.4)	$3,414	$4,478	(23.8)

Risk management and trading activities:
Realized net gains (losses) on settled positions(b)	$35	$(38)		$112	$(86)
Reversal of prior periods’ unrealized net (gains) losses on positions settled in current period	(21)	2		(13)	38
Other unrealized net gains (losses), including cash flow hedge ineffectiveness	(173)	142		(737)	110

Total net gains (losses)	$(159)	$106		$(638)	$62

Average revenues per MWh:
Residential	$138.36	$148.85	(7.0)	$139.01	$146.23	(4.9)

Estimated share of ERCOT retail markets(c):
Historical service territory:
Residential				62%	69%
Small business				61%	68%
Total ERCOT:
Residential				35%	38%
Small business				25%	28%
Large business and other customers				11%	17%

(a)	Customers with demand of less than 1 MW.
(b)	Includes physical commodity trading activity not subject to mark-to-market accounting of $5 million in net losses in the second quarter of both 2007 and 2006, and $6 million and $15 million in net losses in the six months ended June 30, 2007 and 2006, respectively.
(c)	Based on number of meters. Estimated market share is based on the number of customers that have choice.

Production, Purchased Power and Delivery Cost Data

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change %	2007	2006	Change %
Fuel, purchased power costs and delivery fees ($ millions):
Nuclear fuel	$21	$22	(4.5)	$39	$43	(9.3)
Lignite/coal	152	113	34.5	290	229	26.6

Total baseload fuel	173	135	28.1	329	272	21.0
Natural gas fuel and purchased power	435	421	3.3	818	689	18.7
Other costs	72	50	44.0	146	122	19.7

Fuel and purchased power costs	680	606	12.2	1,293	1,083	19.4
Delivery fees	291	337	(13.6)	609	650	(6.3)

Total	$971	$943	3.0	$1,902	$1,733	9.8

Fuel and purchased power costs (which excludes generation plant operating costs) per MWh:
Nuclear fuel	$4.64	$4.25	9.2	$4.55	$4.24	7.3
Lignite/coal(a)	$16.14	$12.67	27.4	$15.62	$12.33	26.7
Natural gas fuel and purchased power	$62.86	$63.40	(0.9)	$61.37	$61.76	(0.6)
Delivery fees per MWh	$24.90	$24.51	1.6	$25.94	$26.18	(0.9)

Production and purchased power volumes (GWh):
Nuclear	4,492	5,098	(11.9)	8,555	10,178	(15.9)
Lignite/coal	10,211	10,044	1.7	20,197	20,918	(3.4)

Total baseload generation	14,703	15,142	(2.9)	28,752	31,096	(7.5)
Natural gas-fueled generation	633	1,350	(53.1)	1,382	1,539	(10.2)
Purchased power	6,287	5,291	18.8	11,957	9,616	24.3

Total energy supply	21,623	21,783	(0.7)	42,091	42,251	(0.4)
Less line loss and power imbalances	555	566	(1.9)	430	814	(47.2)

Net energy supply volumes	21,068	21,217	(0.7)	41,661	41,437	0.5

Baseload capacity factors (%):
Nuclear	89.6%	102.0%	(12.2)	85.8%	102.3%	(16.1)
Lignite/coal	85.9%	82.4%	4.2	86.6%	86.4%	0.2
Total baseload	87.0%	88.0%	(1.1)	86.3%	90.9%	(5.1)

(a)	Includes depreciation and amortization of lignite mining assets, which is reported in the depreciation and amortization expense line item, but is part of overall fuel costs.

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Operating revenues decreased $578 million, or 23%, as follows:

	Three Months Ended June 30,		Increase (Decrease)
	2007	2006
	(millions of dollars)
Retail electricity revenues	$1,440	$1,836	$(396)
Wholesale electricity revenues	535	479	56
Wholesale balancing activities	—	(32)	32
Net gains (losses) from risk management and trading activities	(159)	106	(265)
Other operating revenues	74	79	(5)

Total operating revenues	$1,890	$2,468	$(578)

The $396 million, or 22%, decrease in retail electricity revenues reflected the following:

•

Lower retail volumes contributed $290 million to the revenue decrease. Residential and small business volumes in the historical service territory decreased 26% reflecting cooler, below normal weather that drove an 18% decrease in average consumption per customer and the effects of a net loss of customers due to competitive activity.

•

Lower average pricing (including customer mix effects) contributed $106 million to the revenue decrease. Lower average retail pricing reflected new competitive product offerings, the effect of a six percent price discount, effective with meter reads on March 27, 2007, and an additional four percent price discount, effective with meter reads on June 8, 2007, to those residential customers in the TXU Energy historical service territory with month-to-month service plans and a rate equivalent to the former price-to-beat rate. Average prices in the large business market decreased 2% primarily reflecting a change in customer mix.

•

Total retail electricity customer counts at June 30, 2007 declined 6% from June 30, 2006. Total residential and small business customer counts in the historical service territory declined 9% and in all combined territories declined 6%.

Wholesale electricity revenues increased $56 million, or 12%. Volume growth of 18% contributed $88 million to the increase, which was partially offset by a $32 million pricing impact as average wholesale prices declined 6% reflecting lower natural gas prices. The volume growth was due in part to the decline in retail volumes associated with competitive activity.

Wholesale balancing activity comparisons are not meaningful because the activity represents intraday purchases and sales transactions with ERCOT for real-time balancing purposes, as measured in 15-minute intervals, that are highly variable.

Results from risk management and trading activities include realized and unrealized gains and losses associated with financial instruments used for economic hedging and trading purposes, as well as gains and losses on physical sales and purchases of commodities for trading purposes. Because most of the hedging and risk management activities are intended to mitigate the risk of future commodity price movements on revenues and fuel and purchased power costs, the changes in such results should not be viewed in isolation, but rather taken together with the effects of pricing and cost changes on gross margin. Following is an analysis of activities in the second quarter of 2007:

Results associated with the long-term hedging program

•

$239 million in unrealized mark-to-market net losses, which includes $225 million in net losses on unsettled positions and $14 million in net losses that represent reversals of previously recorded unrealized net gains on positions settled in the current period;

•	$3 million in unrealized cash flow hedge ineffectiveness net losses that represent reversals of previously recorded unrealized net gains on positions settled in the current period; and

•	$34 million in realized net gains, which offset hedged electricity revenues recognized in the current period.

Results associated with other risk management and trading activities:

•

$33 million in unrealized net gains on economic hedge positions, which includes $40 million in net gains on unsettled positions and $7 million in net losses that represent reversals of previously recorded unrealized net gains on positions settled in the current period;

•	$30 million “day one” gain on a long-term power purchase agreement; and

•	$14 million in other net losses, including unrealized losses on commodity trading positions.

Gross Margin

	Three Months Ended June 30,
	2007	% of Revenue	2006	% of Revenue
	(millions of dollars, except percentages)
Operating revenues	$1,890	100%	$2,468	100%
Costs and expenses:
Fuel, purchased power costs and delivery fees	971	51	943	38
Generation plant operating costs	164	9	149	6
Depreciation and amortization	80	4	83	3

Gross margin	$675	36%	$1,293	53%

Gross margin is considered a key operating metric as its changes measure the effect of movements in sales volumes and pricing versus the variable and fixed costs to generate, purchase and deliver electricity.

Gross margin decreased $618 million, or 48%, to $675 million in 2007. The decrease reflected a 26% decrease in residential and small business volumes in the historical service territory and lower retail electricity average pricing driven by residential price discounts and $265 million in an unfavorable change in results from risk management and trading activities. Lower gross margin also reflected higher average cost of electricity sold due to a 12% decrease in nuclear generation volumes and increased purchased power volumes. In addition, average fuel cost per MWh generated increased 5% as the impact of inefficiencies in lignite mining operations due to significantly above normal rainfall was partially offset by the favorable effect of lower utilization of natural gas-fueled plants.
The decline in nuclear generation volumes was due to a planned refueling and major maintenance outage for one of the two Comanche Peak units. Maintenance work during the 55-day outage, which ended in late April 2007, included the replacement of the unit’s steam generators and reactor vessel head.

Gross margin as a percent of revenues decreased 17 percentage points to 36%. The decline reflected:

•	the effect of results from risk management and trading activities, including unrealized mark-to-market losses on positions in the long-term hedging program (seven percentage point margin decrease);

•	the effect of a decrease in residential and small business sales volumes and an increase in wholesale sales volumes (four percentage point margin decrease);

•	the effect of lower average retail electricity pricing (two percentage point margin decrease); and

•	the effect of lower generation volumes and higher purchased power volumes (one percentage point margin decrease).

Operating costs increased $15 million, or 10%, to $164 million in 2007. The increase reflected:

•	$6 million in higher generation maintenance costs largely due to the scheduled outage of one of the nuclear generation units;

•	$6 million in higher insurance costs, principally property-related; and

•	$5 million in higher property taxes reflecting higher valuations for 2007,

partially offset by $7 million in lower costs associated with the outsourcing of certain generation technical support services.

Depreciation and amortization (consisting almost entirely of amounts related to generation plants shown in the gross margin table above) decreased $4 million, or 5%, to $81 million primarily reflecting lower depreciation due to the impairment of natural gas-fueled generation plants in the second quarter of 2006.

SG&A expenses increased $27 million, or 22%, to $148 million in 2007. The increase reflected:

•	$12 million in increased retail marketing expenses;

•	$8 million in higher salary and benefit costs primarily driven by an increase in staffing in retail operations;

•	$6 million in higher professional fees primarily for marketing/strategic projects and retail billing and customer care systems enhancements;

•	$2 million in higher incentive compensation expense; and

•	$2 million in increased contributions primarily for the Energy Aid (low-income customer assistance) program,

partially offset by $3 million in lower bad debt expense driven by a decrease in delinquencies and lower accounts receivable balances due to the milder winter weather.

Other income totaled $13 million in 2007 and $15 million in 2006. Other deductions totaled $9 million in 2007 and $205 million in 2006. The 2006 other deductions amount included a $198 million impairment charge related to natural gas-fueled generation plants. See Note 4 to the June 30, 2007 Financial Statements for additional detail of other income and deductions.

Interest income increased $42 million to $99 million in 2007 reflecting $22 million due to higher average advances to affiliates and $20 million due to higher average interest rates.

Interest expense and related charges increased $28 million, or 33%, to $112 million in 2007. The increase reflected $16 million in higher average borrowings and $12 million due to higher average interest rates.

Income tax expense totaled $135 million in 2007 compared to $356 million in 2006. Excluding the $30 million deferred tax benefit in 2007 and the $44 million deferred tax charge in 2006 related to the

Texas margin tax as described in Note 3 to the June 20, 2007 Financial Statements, the effective income tax rate was 33.7% in 2007 compared to 33.9% in 2006. (These unusual deferred tax adjustments distort the comparison; they have therefore been excluded for purposes of a more meaningful discussion.) The lower effective rate reflected the impact of significant unrealized mark-to-market losses partially offset by higher interest accrued related to uncertain tax positions.

Net income decreased $215 million to $354 million in 2007 driven by the decline in gross margin and higher SG&A expenses, partially offset by lower other deductions and the Texas margin tax benefit.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Operating revenues decreased $1.1 billion, or 24%, as follows:

	Six Months Ended June 30,		Increase (Decrease)
	2007	2006
	(millions of dollars)
Retail electricity revenues	$2,904	$3,258	$(354)
Wholesale electricity revenues	982	956	26
Wholesale balancing activities	9	26	(17)
Net gains (losses) from risk management and trading activities	(638)	62	(700)
Other operating revenues	157	176	(19)

Total operating revenues	$3,414	$4,478	$(1,064)

The $354 million, or 11%, decrease in retail electricity revenues reflected the following:

•

Lower retail volumes contributed $200 million to the revenue decrease. Residential and small business volumes in the TXU Energy historical service territory decreased 12% reflecting the effects of a net loss of customers due to competitive activity and lower average consumption per customer of 4% reflecting the cooler, below normal weather in the second quarter of 2007. Large business market volumes increased 4% reflecting a change in customer mix.

•

Lower average pricing (including customer mix effects) contributed $154 million to the revenue decrease. Lower average retail pricing reflected new competitive product offerings, the effect of a six percent price discount, effective with meter reads on March 27, 2007, and an additional four percent price discount, effective with meter reads on June 8, 2007, to those residential customers in TXU Energy historical service territory with month-to-month service plans and a rate equivalent to the former price-to-beat rate. Average prices in the large business market decreased 3% primarily reflecting a change in customer mix.

•

Total retail electricity customer counts at June 30, 2007 declined 6% from June 30, 2006. Total residential and small business customer counts in the historical service territory declined 9% and in all combined territories declined 6%.

Wholesale electricity revenues increased $26 million, or 3%. Volume growth of 14% contributed $138 million to the increase, which was partially offset by a $112 million pricing impact as average wholesale prices declined 10% reflecting lower natural gas prices. The volume growth was due in part to the decline in retail volumes associated with competitive activity.

Wholesale balancing activity comparisons are not meaningful because the activity represents intraday purchases and sales transactions with ERCOT for real-time balancing purposes, as measured in 15-minute intervals, that are highly variable.

Results from risk management and trading activities include realized and unrealized gains and losses associated with financial instruments used for economic hedging and trading purposes, as well as gains and losses on physical sales and purchases of commodities for trading purposes. Because most of the hedging and risk management activities are intended to mitigate the risk of future commodity price movements on revenues and fuel and purchased power costs, the changes in such results should not be viewed in isolation, but rather taken together with the effects of pricing and cost changes on gross margin. Following is an analysis of activities for the six months ended June 30, 2007:

Results associated with the long-term hedging program

•

$744 million in unrealized mark-to-market net losses, which includes $775 million in net losses on unsettled positions and $31 million in net gains that represent reversals of previously recorded unrealized net losses on positions settled in the current period;

•

$38 million in unrealized cash flow hedge ineffectiveness net gains, which includes $56 million in net gains on unsettled positions and $18 million in net losses that represent reversals of previously recorded unrealized net gains on positions settled in the current period;

•	$26 million in an unrealized “day one” loss on a large position entered into at below-market prices; and

•	$93 million in realized net gains, which offset hedged electricity revenues recognized in the current period.

Results associated with other risk management and trading activities

•

$50 million in unrealized net losses on commodity trading positions, which includes $22 million in net losses on unsettled positions and $28 million in net losses that represent reversals of previously recorded unrealized net gains on positions settled in the current period;

•	$30 million “day one” gain on a long-term power purchase agreement; and

•	$18 million in other gains, driven by realized net gains on settlement of trading positions.

Gross Margin

	Six Months Ended June 30,
	2007	% of Revenue	2006	% of Revenue
	(millions of dollars, except percentages)
Operating revenues	$3,414	100%	$4,478	100%
Costs and expenses:
Fuel, purchased power costs and delivery fees	1,902	56	1,733	39
Generation plant operating costs	313	9	300	6
Depreciation and amortization	158	5	166	4

Gross margin	$1,041	30%	$2,279	51%

Gross margin is considered a key operating metric as its changes measure the effect of movements in sales volumes and pricing versus the variable and fixed costs to generate, purchase and deliver electricity.

Gross margin decreased $1.2 billion, or 54%, to $1.0 billion in 2007. The decrease reflected a $700 million unfavorable change in results from risk management and trading activities, a 12% decrease in residential and small business volumes in the historical service territory and lower average retail electricity pricing driven by residential price discounts. Lower gross margin also reflected higher average cost of electricity sold due to an 8% decrease in baseload generation volumes and increased purchased power volumes. In addition, average fuel cost per MWh generated increased 23% due primarily to inefficiencies in lignite mining operations caused by significantly above normal rainfall.

The decline in baseload generation volumes was primarily due to a planned refueling and major maintenance outage for one of the two Comanche Peak nuclear units, which resulted in a 16% decline in nuclear generation volumes. Maintenance work during the 55-day outage, which ended in late April 2007, included the replacement of the unit’s steam generators and reactor vessel head.

Gross margin as a percent of revenues decreased 21 percentage points to 30%. The decline reflected:

•	the effect of results from risk management and trading activities, including net unrealized mark-to-market losses on positions in the long-term hedging program (12 percentage point margin decrease);

•	the effect of a decrease in residential and small business sales volumes and an increase in wholesale sales volumes (two percentage point margin decrease);

•	the effect of lower average retail electricity pricing (two percentage point margin decrease);

•	the effect of lower generation volumes and higher purchased power volumes (two percentage point margin decrease); and

•	the effect of higher average fuel costs (one percentage point margin decrease).

Operating costs increased $13 million, or 4%, to $313 million in 2007. The increase reflected $20 million in higher generation maintenance costs largely due to the scheduled outage of one of the nuclear generation units, partially offset by $11 million in lower costs in 2007 associated with generation technical support outsourcing service agreements.

Depreciation and amortization (consisting almost entirely of amounts related to generation plants shown in the gross margin table above) decreased $9 million, or 5%, to $161 million driven by lower depreciation due to the impairment of natural gas-fueled generation plants in the second quarter of 2006 and lower expense associated with mining reclamation obligations.

SG&A expenses increased $43 million, or 18%, to $286 million in 2007. The increase reflected:

•	$18 million in increased retail marketing expenses;

•	$12 million in higher professional fees primarily for retail billing and customer care systems enhancements and marketing/strategic projects;

•	$10 million in higher salary and benefit costs primarily driven by an increase in staffing in retail operations;

•	$7 million in higher costs due to reallocation of Capgemini outsourcing fees; and

•	$3 million in increased contributions primarily for the Energy Aid (low-income customer assistance) program,

partially offset by $6 million in executive severance expense in 2006 (including amounts allocated from parent).

Other income totaled $34 million in 2007 and $28 million in 2006. Other deductions totaled $14 million in 2007 and $201 million in 2006. The 2006 other deductions amount included a $198 million impairment charge related to natural gas-fueled generation plants. See Note 4 to the June 30, 2007 Financial Statements.

Interest income increased $89 million to $189 million in 2007 reflecting $51 million due to higher average advances to affiliates and $38 million due to higher average interest rates on the advances.

Interest expense and related charges increased $31 million, or 19%, to $198 million in 2007. The increase reflected $20 million from higher average borrowings and $15 million from higher average interest rates, partially offset by $4 million in increased capitalized interest.

Income tax expense totaled $199 million in 2007 compared to $622 million in 2006. Excluding the $30 million deferred tax benefit in 2007 and the $44 million deferred tax charge in 2006 related to the Texas margin tax as described in Note 3 to the June 30, 2007 Financial Statements, the effective income tax rate was 32.3% in 2007 and 33.4% in 2006. (These unusual deferred tax adjustments distort the comparison; they have therefore been excluded for purposes of a more meaningful discussion.) The lower effective rate reflected the impact of the significant unrealized mark-to-market losses, partially offset by higher interest accrued related to uncertain tax positions.

Net income decreased $605 million to $510 million in 2007 driven by the decline in gross margin and higher SG&A expenses, partially offset by lower other deductions and the Texas margin tax benefit.

Energy-Related Commodity Contracts and Mark-to-Market Activities

The table below summarizes the changes in commodity contract assets and liabilities for the six months ended June 30, 2007. The net changes in these assets and liabilities, excluding “other activity” as described below, represent the net effect of mark-to-market accounting for positions in the commodity contract portfolio, which excludes positions that are subject to cash flow hedge accounting. For the six months ended June 30, 2007, this effect totaled $787 million in unrealized net losses, which represented $794 million in net losses on unsettled positions and $7 million in reversals of net losses recognized in prior periods on positions settled in the current period. These positions represent both economic hedging and trading activities.

Six Months Ended June 30, 2007
(millions of dollars)
Net commodity contract asset at beginning of period	$37
Settlements of positions included in the opening balance(1)	7
Unrealized mark-to-market valuations of positions held at end of period(2)	(794)
Other activity(3)	143

Net commodity contract liability at end of period	$(607)

(1)	Represents reversals of unrealized mark-to-market valuations of these positions recognized in net income prior to the beginning of the period, to offset gains and losses realized upon settlement of the positions in the current period.
(2)	Includes mark-to-market effects of positions dedesignated as cash flow hedges (see discussion above under “Long-term Hedging Program”). Also includes $30 million in losses and a $30 million gain recorded at contract inception dates (see Note 10 to the June 30, 2007 Financial Statements).
(3)	These amounts have not been recognized in prior and current year mark-to-market earnings. Includes initial values of positions involving the receipt or payment of cash or other consideration such as option premiums paid and received. Activity in 2007 included payments of $39 million related to natural gas physical swap transactions and a $102 million premium paid in 2007 related to a structured economic hedge transaction in the long-term hedging program.

In addition to the net effect of recording unrealized mark-to-market gains and losses that are reflected in the table above, similar effects arise in the recording of unrealized ineffectiveness gains and losses associated with commodity-related cash flow hedges. These effects, which include reversals of previously recorded unrealized ineffectiveness gains and losses to offset realized gains and losses upon settlement, are reflected in the balance sheet as changes in cash flow hedge and other derivative assets and liabilities (see Note 10 to the June 30, 2007 Financial Statements). The

total net effect of recording unrealized gains and losses related to commodity contracts under SFAS 133 is summarized as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(millions of dollars)
Unrealized gains (losses) related to contracts marked-to-market	$(189)	$(8)	$(787)	$(2)
Ineffectiveness gains related to cash flow hedges(a)	(5)	151	37	150

Total unrealized gains (losses) related to commodity contracts	$(194)	$143	$(750)	$148

(a)	See Note 10 to the June 30, 2007 Financial Statements.

These amounts are reported in the “risk management and trading activities” component of revenues.

Maturity Table—Of the net commodity contract liability balance above at June 30, 2007, the amount representing unrealized mark-to-market net losses that have been recognized in current and prior years’ earnings totals $658 million. Partially offsetting this net liability is a net asset of $51 million included in the June 30, 2007 balance sheet that is comprised principally of amounts representing current and prior years’ net payments of cash or other consideration, including $101 million of net option payments and $47 million in net receipts of natural gas related to physical swap transactions. The following table presents the unrealized net commodity contract liability arising from mark-to-market accounting as of June 30, 2007, scheduled by contractual settlement dates of the underlying positions.

	Maturity Dates of Unrealized Net Commodity Contract Liabilities at June 30, 2007
Source of fair value	Less than 1 year	1-3 years	4-5 years	Excess of 5 years	Total
	(millions of dollars, except percentages)
Prices actively quoted	$16	$(200)	$(248)	$(23)	$(455)
Prices provided by other external sources(a)	13	(47)	(86)	(20)	(140)
Prices based on models(b)	(45)	(18)	—	—	(63)

Total	$(16)	$(265)	$(334)	$(43)	$(658)

Percentage of total fair value	2%	40%	51%	7%	100%

(a)	Includes “day one” gain of $30 million associated with a long-term power purchase agreement and a $4 million “day one” loss.
(b)	Includes “day one” loss of $26 million associated with a hedge transaction.

The “prices actively quoted” category reflects only exchange traded contracts with active quotes available. The “prices provided by other external sources” category represents forward commodity positions at locations for which over-the-counter broker quotes are available. Over-the-counter quotes for power in ERCOT generally extend through 2011 and over-the-counter quotes for natural gas generally extend through 2015, depending upon delivery point. The “prices based on models” category contains the value of all nonexchange traded options, valued using option pricing models. In addition, this category contains other contractual arrangements which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and each component valued separately. Components valued as forward commodity positions are included in the “prices provided by other external sources” category. Components valued as options are included in the “prices based on models” category.

Comprehensive Income—Continuing Operations

Cash flow hedge activity reported in other comprehensive income (loss) included (all amounts after-tax):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(millions of dollars, except percentages)
Net increase (decrease) in fair value of cash flow hedges (all commodity-related) held at end of period	$35	$(74)	$(177)	$39
Derivative value net losses (gains) reported in net income that relate to hedged transactions recognized in the period:
Commodities	(19)	10	(94)	7
Financing—interest rate swaps(a)	1	2	3	3

	(18)	12	(91)	10
Total income (loss) effect of cash flow hedges reported in other comprehensive income from continuing operations	$17	$(62)	$(268)	$49

(a)	Represents recognition of net losses on settled swaps.

Energy Future Competitive Holdings has historically used, and expects to continue to use, derivative instruments that are effective in offsetting future cash flow variability in interest rates and energy commodity prices. The amounts included in accumulated other comprehensive income are expected to offset the impact of rate or price changes on forecasted transactions. Amounts in accumulated other comprehensive income include (i) the value of open cash flow hedges (for the effective portion), based on current market conditions, and (ii) the value of dedesignated and terminated cash flow hedges at the time of such dedesignation, less amounts reclassified to earnings as the original hedged transactions are recognized, unless the hedged transactions become probable of not occurring. The effects of the hedge will be recorded in the statement of income as the hedged transactions are actually settled and affect earnings. Also see Note 10 to the June 30, 2007 Financial Statements.

Results of Operations—2006 vs. 2005 and 2005 vs. 2004

Results of operations and the related management’s discussion of those results for the periods presented reflect the distribution of the assets and liabilities of Oncor Electric Delivery to EFH Corp. in December 2005 (see Note 2 to the 2006 year-end Financial Statements) as well as the discontinuance of certain operations (see Note 3 to the 2006 year-end Financial Statements regarding discontinued operations).

Accounting Changes—See Note 1 to the 2006 year-end Financial Statements for a discussion of the effects of accounting rule changes.

Extraordinary Items—See Note 4 to the 2006 year-end Financial Statements for a discussion of an extraordinary charge recorded in 2005 and an extraordinary credit recorded in 2004.

Sales Volume and Electric Energy Delivered Data

	Year Ended December 31,			Change %	Change %
	2006	2005	2004	2006/2005	2005/2004
Sales volumes:
Retail electricity sales volumes—gigawatt hours (GWh):
Historical service territory:
Residential	25,932	29,239	30,897	(11.3)	(5.4)
Small business(a)	7,753	9,004	10,476	(13.9)	(14.1)

Total historical service territory	33,685	38,243	41,373	(11.9)	(7.6)
Other territories:
Residential	3,663	3,416	3,089	7.2	10.6
Small business(a)	671	674	363	(0.4)	85.7

Total other territories	4,334	4,090	3,452	6.0	18.5
Large business and other customers	14,031	15,843	25,466	(11.4)	(37.8)

Total retail electricity	52,050	58,176	70,291	(10.5)	(17.2)
Wholesale electricity sales volumes	36,931	52,001	48,309	(29.0)	7.6
Net sales (purchases) of balancing electricity to/from ERCOT(b)	874	4,787	(1,613)	(81.7)	—

Total sales volumes	89,855	114,964	116,987	(21.8)	(1.7)

Average volume (kWh) per retail customer(c):
Residential	15,359	15,825	15,619	(2.9)	1.3
Small business	30,360	32,078	34,095	(5.4)	(5.9)
Large business and other customers	285,277	243,538	351,542	17.1	(30.7)

Distribution volumes:
Electric energy delivered (GWh)	—	106,780	101,928	—	4.8

Weather (service territory average)—percent of normal(d):
Percent of normal:
Cooling degree days	117.6%	107.0%	90.0%
Heating degree days	79.2%	90.0%	90.1%

(a)	Customers with demand of less than 1 MW annually.
(b)	See Note 1 to the 2006 year-end Financial Statements for discussion of trading and ERCOT balancing activity in 2006.
(c)	Calculated using average number of customers for period.
(d)	Weather data is obtained from Weatherbank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).

Customer Count, Electricity Points of Delivery and Reliability Data

	Year Ended December 31,			Change %	Change %
	2006	2005	2004	2006/2005	2005/2004
Customer counts:
Retail electricity customers (end of period and in thousands)(a):
Historical service territory:
Residential	1,624	1,769	1,951	(8.2)	(9.3)
Small business(b)	258	281	309	(8.2)	(9.1)

Total historical service territory	1,882	2,050	2,260	(8.2)	(9.3)
Other territories:
Residential	247	213	194	16.0	9.8
Small business(b)	9	7	6	28.6	16.7

Total other territories	256	220	200	16.4	10.0
Large business and other customers	44	55	76	(20.0)	(27.6)

Total retail electricity customers	2,182	2,325	2,536	(6.2)	(8.3)

Distribution points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of meters)(c)	—	3,013	2,971	—	1.4

Distribution reliability statistics(d):
System Average Interruption Duration Index (SAIDI)(nonstorm)	—	76.79	75.51	—	1.7
System Average Interruption Frequency Index (SAIFI)(nonstorm)	—	1.17	1.10	—	6.4
Customer Average Interruption Duration Index (CAIDI)(nonstorm)	—	65.60	68.75	—	(4.6)

(a)	Based on number of meters.
(b)	Customers with demand of less than 1 MW annually.
(c)	Includes lighting sites, primarily guard lights, for which TCEH is the REP but are not included in TCEH’s customer count. Such sites totaled 86,495 and 95,252 at December 31, 2005 and 2004, respectively.
(d)	SAIDI is the average number of electric service outage minutes per customer in a year. SAIFI is the average number of electric service interruptions per customer in a year. CAIDI is the average duration in minutes of interruptions to electric service in a year. The statistics presented are based on the preceding twelve months’ data.

Revenue and Market Share Data

	Year Ended December 31,			Change % 2006/2005	Change % 2005/2004
	2006	2005	2004
	(millions of dollars, except percentages, retail revenues per MWh and market share)
Operating revenues:
Retail electricity revenues:
Historical service territory:
Residential	$3,804	$3,444	$3,164	10.5	8.8
Small business(a)	1,153	1,086	1,103	6.2	(1.5)

Total historical service territory	4,957	4,530	4,267	9.4	6.2

Other territories:
Residential	559	405	298	38.0	35.9
Small business(a)	80	65	34	23.1	91.2

Total other territories	639	470	332	36.0	41.6

Large business and other customers	1,357	1,330	1,771	2.0	(24.9)

Total retail electricity revenues	6,953	6,330	6,370	9.8	(0.6)
Wholesale electricity revenues(b)	2,278	2,807	1,886	(18.8)	48.8
Net sales (purchases) of balancing electricity to/from ERCOT(b)	(31)	225	(92)	—	—
Net gains (losses) from risk management and trading activities	211	(164)	(103)	—	—
Transmission and delivery revenues	—	2,394	2,226	—	7.5
Other operating revenues(c)	196	354	341	(44.6)	3.8
Net intercompany eliminations	—	(1,286)	(1,427)	—	—

Total consolidated revenues	$9,607	$10,660	$9,201	(9.9)	15.9

Risk management and trading activities:
Realized net gains (losses) on settled positions(d)	$(119)	$(146)	$6
Reversal of prior periods’ unrealized net (gains) losses on positions settled in current period	32	(12)	(59)
Other unrealized net gains (losses), including cash flow hedge ineffectiveness	298	(6)	(50)

Total net gains (losses)	$211	$(164)	$(103)

Average retail revenues per MWh:
Residential	$147.43	$117.86	$101.88	25.1	15.7
Small business	$146.39	$118.90	$104.87	23.1	13.4
Large business and other customers	$96.67	$83.96	$69.54	15.1	20.7

Estimated share of ERCOT retail markets(e)(f):
Historical service territory:
Residential	65%	72%	81%
Small business	64%	71%	78%
Total ERCOT:
Residential	37%	39%	44%
Small business	26%	29%	31%
Large business and other customers	14%	20%	33%

(a)	Customers with demand of less than 1 MW annually.
(b)	See Note 1 to 2006 year-end Financial Statements for discussion of reporting of trading and ERCOT balancing activity in 2006.
(c)	Includes a $162 million charge for a special customer appreciation bonus. This charge does not affect the computation of residential average revenues per MWh. See Note 7 to 2006 year-end Financial Statements.
(d)	Includes physical commodity trading activity not subject to mark-to-market accounting of $34 million in net losses, $61 million in net gains and $13 million in net gains in 2006, 2005 and 2004, respectively.
(e)	Based on number of meters.
(f)	Estimated market share is based on the number of customers that have choice.

Production, Purchased Power and Delivery Cost Data

	Year Ended December 31,			Change % 2006/2005	Change % 2005/2004
	2006	2005	2004
	(millions of dollars, except percentages)
Fuel, purchased power costs and delivery fees ($ millions):
Nuclear fuel	$85	$78	$82	9.0	(4.9)
Lignite/coal	475	475	506	—	(6.1)

Total baseload fuel	560	553	588	1.3	(6.0)
Natural gas fuel and purchased power	1,787	3,285	2,820	(45.6)	16.5
Other costs	228	281	221	(18.9)	27.1

Fuel and purchased power costs(a)	2,575	4,119	3,629	(37.5)	13.5
Delivery fees(b)	1,353	1,426	1,544	(5.1)	(7.6)
Intercompany eliminations(b)	—	(1,284)	(1,430)	—	—

Total	$3,929	$4,261	$3,743	(29.2)	7.2

Fuel and purchased power costs (which excludes generation plant operating costs) per MWh:
Nuclear fuel	$4.29	$4.23	$4.31	1.4	(1.9)
Lignite/coal(c)	$12.20	$11.68	$12.96	4.5	(9.9)
Natural gas fuel and purchased power	$62.99	$60.37	$47.88	4.3	26.1

TCEH delivery fee per MWh	$25.71	$24.20	$21.75	6.2	11.3

Production and purchased power volumes (GWh):
Nuclear	19,795	18,371	18,979	7.8	(3.2)
Lignite/coal	43,837	44,005	42,339	(0.4)	3.9

Total baseload generation	63,632	62,376	61,318	2.0	1.7
Natural gas-fueled generation	3,989	3,504	4,726	13.8	(25.9)
Purchased power(a)	24,380	50,920	54,394	(52.1)	(6.4)

Total energy supply	92,001	116,800	120,438	(21.2)	(3.0)
Less line loss and power imbalances	2,146	1,836	3,451	16.9	(46.8)

Net energy supply volumes	89,855	114,964	116,987	(21.8)	(1.7)

Baseload capacity factors (%):
Nuclear	98.8%	91.5%	94.3%	8.0	(3.0)
Lignite/coal	89.1%	89.8%	86.0%	(0.8)	4.4
Total baseload	91.8%	90.3%	88.4%	1.7	2.1

(a)	See Note 1 to the 2006 year-end Financial Statements for discussion of reporting of trading and ERCOT balancing activity in 2006.
(b)	Delivery fee charges from Oncor Electric Delivery to TCEH of $1.284 billion and $1.417 billion in 2005 and 2004, respectively, are eliminated in consolidation.
(c)	Includes depreciation and amortization of lignite mining assets, which is reported in the depreciation and amortization expense line item, but is part of overall fuel costs.

2006 compared to 2005

Operating revenues decreased $1.1 billion to $9.6 billion in 2006 as presented below:

	Year Ended December 31,
	2006	2005	Increase (Decrease)
	(millions of dollars)
Retail electricity revenues	$6,953	$6,330	$623
Accrued customer appreciation bonus	(162)	—	(162)
Wholesale electricity revenues	2,278	2,807	(529)
Wholesale balancing activities	(31)	225	(256)
Results of risk management and trading activities	211	(164)	375
Delivery revenues	—	2,394	(2,394)
Other operating revenues	368	355	13
Intercompany sales eliminations	(10)	(1,287)	1,277

Total operating revenues	$9,607	$10,660	$(1,053)

The absence of the results of Oncor Electric Delivery operations in 2006, including the related intercompany sales eliminations, accounted for essentially all of the decrease in total revenues.

The 10% increase in retail electricity revenues reflected the following:

•

Higher average pricing contributed $1.3 billion to the revenue increase. Higher retail prices reflected increases in natural gas prices that resulted in the regulatory-approved price-to-beat rate increases implemented in May 2005, October 2005 and January 2006.

•

The effect of higher retail pricing was partially offset by $667 million in lower retail volumes. Total retail sales volumes declined 11%. Residential and small business volumes fell 10% on a net loss of customers due to competitive activity and lower average consumption per customer. The lower consumption reflected customer efficiency measures in response to prices and warmer weather. Large business market sales volumes declined 11% as the effect of fewer customers was partially offset by higher average consumption per customer. A change in large business customer mix reflected a continuing strategy to improve margins.

•

Retail electricity customer counts at December 31, 2006 declined 6% from December 31, 2005. Total residential and small business customer counts in the historical service territory declined 8% and in all combined territories declined 6%.

A $162 million ($105 million after-tax) charge was recorded in the fourth quarter of 2006 for a special residential customer appreciation bonus. See discussion in Note 7 to the 2006 year-end Financial Statements.

The decline in wholesale electricity revenues reflected the reporting of wholesale electricity trading activity on a net basis in 2006 as described in Note 1 to the 2006 year-end Financial Statements. This effect was partially offset by higher wholesale sales prices.

Wholesale balancing net revenues/purchases are subject to high variability as the activity represents intraday purchases and sales transactions with ERCOT for real-time balancing purposes as measured in 15-minute intervals. See Note 1 to the 2006 year-end Financial Statements for a discussion regarding reporting of ERCOT balancing activities.

Results from risk management and trading activities include realized and unrealized gains and losses associated with financial instruments used for economic hedging and trading purposes, as well as gains and losses on physical sales and purchases of commodities for trading purposes (principally natural gas). Because most of the hedging and risk management activities are intended to mitigate the risk of commodity price movements on revenues and fuel and purchased power costs, the changes in such results should not be viewed in isolation, but rather taken together with the effects of pricing and cost changes on gross margin. Following is an analysis of activities in 2006:

Results associated with the long-term hedging program

•

$203 million in unrealized cash flow hedge ineffectiveness net gains, which includes $207 million in net gains on unsettled positions and $4 million in net losses that represent reversals of previously recorded unrealized net gains on positions settled in the current period;

•	$86 million in unrealized mark-to-market net gains on unsettled economic hedge positions that are not being accounted for as cash flow hedges; and

•

$112 million in realized net gains on positions accounted for as cash flow hedges, including the reclassification of $34 million in net gains accumulated in other comprehensive income at December 31, 2005 to offset hedged electricity revenues recognized in the current period.

Results associated with other risk management and trading activities

•

$52 million in realized net losses on positions accounted for as cash flow hedges and primarily entered into in prior years (largely 2003), including the reclassification of $36 million in net losses accumulated in other comprehensive income at December 31, 2005 to offset hedged electricity revenues recognized in the current period;

•

$34 million in unrealized cash flow hedge ineffectiveness net gains, which includes $9 million in net gains on unsettled positions and $25 million in net gains that represent reversals of previously recorded unrealized net losses on position settled in the current period;

•	$125 million in realized net losses on settlement of economic hedge positions that offset hedged electricity revenues recognized in the current period; and

•	$54 million in realized net losses on settlement of trading positions.

Gross Margin

	Year Ended December 31,
	2006	% of Revenue	2005	% of Revenue
	(millions of dollars, except percentages)
Operating revenues	$9,607	100%	$10,660	100%
Costs and expenses:
Fuel, purchased power costs and delivery fees	3,929	41	4,261	40
Operating costs	604	6	1,424	13
Depreciation and amortization	328	4	755	7

Gross margin	$4,746	49%	$4,220	40%

The above amounts for 2005 include Oncor Electric Delivery’s results as follows:

Operating revenues (before intercompany sales elimination of $1,286)	$2,394	100%
Costs and expenses:
Operating costs	757	31
Depreciation and amortization	446	19

Gross margin	$1,191	50%

Gross margin is considered a key operating metric as its changes measure the effect of movements in sales volumes and pricing versus the variable and fixed costs to generate, purchase and deliver electricity.

Gross margin increased $526 million to $4.7 billion in 2006. This increase includes $1.7 billion in growth associated with the ongoing businesses, partially offset by the $1.2 billion impact of the absence of Oncor Electric Delivery operations in 2006. The improvement in ongoing operations primarily reflected the relatively low fuel costs of the nuclear and lignite/coal-fueled baseload plants, as well as the continued improved productivity of the baseload plants, in an environment of increasing wholesale power prices. The increased wholesale power prices were driven by rising natural gas prices. Retail prices, including price-to-beat rates, were increased in response to higher wholesale prices. In addition to higher retail prices, the gross margin increase reflected $289 million in unrealized net gains from cash flow hedge ineffectiveness and mark-to-market valuations of positions in the long-term hedging program. An 8% increase in production volumes at the nuclear generation plant also contributed to higher gross margin as this generation represents the lowest marginal cost of electricity to supply retail and wholesale customers. The gross margin performance was tempered by the effects of lower retail sales volumes and the effect of the customer appreciation bonus accrual.

Gross margin as a percent of revenues increased 9 percentage points to 49%. The improvement reflected the following estimated effects:

•	higher retail and wholesale pricing, as the average retail sales price per MWh rose 23% and the average wholesale sales price per MWh rose 17% (10 percentage point margin increase);

•	the effect of reporting wholesale electricity trading activity on a net basis (6 percentage point margin increase);

•	the effect of unrealized cash flow hedge ineffectiveness and mark-to-market net gains related to the long-term hedge program (2 percentage point margin increase); and

•	the combined effect of increased nuclear generation production volumes and less need for purchased electricity volumes (2 percentage point margin increase),

partially offset by:

•	the effect of the absence of Oncor Electric Delivery operations in 2006 (8 percentage point margin decrease);

•	lower retail sales volumes (2 percentage point margin decrease); and

•	customer appreciation bonus (1 percentage point margin decrease).

Fuel, purchased power costs and delivery fees declined $332 million to $3.9 billion in 2006. This change includes a $1.6 billion decrease associated with ongoing operations partially offset by a $1.3 billion increase due to the absence of the intercompany delivery fee elimination. The decrease in ongoing operations reflected the reporting of wholesale trading activity on a net basis in 2006 as discussed in Note 1 to the 2006 year-end Financial Statements and the favorable impact of higher nuclear generation volumes to meet sales demand, partially offset by the effect of higher average prices of purchased electricity.

Operating costs decreased $820 million to $604 million in 2006. This change includes a $757 million decrease due to the absence of the results of Oncor Electric Delivery operations in 2006. A $63 million decrease in ongoing operations reflected:

•	$49 million in lower maintenance costs due to both nuclear generation units having scheduled refueling outages in 2005 compared to one in 2006, and reduced other maintenance activity; and

•	$9 million in lower incentive compensation expense,

partially offset by $8 million in net severance and early retirement costs associated with generation outsourcing services agreements entered into in early 2006.

Depreciation and amortization (consisting almost entirely of amounts related to generation plants shown in the gross margin table above) decreased $425 million to $334 million. This change includes a $446 million decrease due to the absence of Oncor Electric Delivery operations in 2006. A $21 million increase in ongoing operations reflected higher costs associated with mining land reclamation activities and increased amortization of intangible software assets, partially offset by $7 million in lower depreciation due to the impairment of natural gas-fueled generation plants in the second quarter of 2006.

SG&A expenses decreased $190 million to $533 million in 2006. This change includes a $199 million decrease, net of $2 million intercompany elimination, due to the absence of Oncor Electric Delivery operations in 2006. A $9 million increase in ongoing operations reflected:

•

$14 million in higher bad debt expense reflecting higher retail accounts receivable balances due to higher prices and the effect of a temporary regulatory-mandated deferred payment arrangement and disconnect moratorium applicable to certain retail customers;

•	$14 million in higher fees related to the sale of accounts receivable program due to higher interest rates; and

•	$6 million in executive severance expense (including amounts allocated from EFH Corp.),

partially offset by:

•	$8 million in lower consulting fees primarily reflecting expenses in 2005 for the development and implementation of the TXU Operating System to improve productivity;

•	$7 million in lower stock-based incentive compensation and deferred compensation expenses; and

•	$7 million in lower salaries resulting from cost reduction initiatives in late 2005.

Franchise and revenue-based taxes decreased $236 million to $127 million in 2006. This change includes a $247 million decrease due to the absence of Oncor Electric Delivery operations in 2006. An $11 million increase in ongoing operations reflected higher state gross receipts taxes due to higher revenues.

Other income totaled $72 million in 2006 and $115 million in 2005. Other deductions totaled $210 million in 2006, which included a $198 million impairment charge related to natural gas-fueled generation plants, and $26 million in 2005. Oncor Electric Delivery results in 2005 included $4 million in other income and $11 million in other deductions. See Note 6 to the 2006 year-end Financial Statements.

Interest income increased $157 million to $252 million in 2006 primarily reflecting higher average advances to affiliates. This change includes a $1 million decrease, net of $58 million intercompany elimination, due to the absence of Oncor Electric Delivery operations in 2006.

Interest expense and related charges decreased by $281 million to $335 million in 2006. This change includes a $211 million decrease, net of $58 million intercompany elimination, due to the absence of Oncor Electric Delivery operations in 2006. A $70 million decrease in ongoing operations reflected $55 million in lower average borrowings and $15 million of higher capitalized interest average interest rates.

The effective income tax rate was 34.3% in 2006 compared to 32.7% in 2005. The absence of Oncor Electric Delivery operations in 2006 contributed to the change in the effective tax rate by 0.1 percentage points. The 2006 income tax expense associated with ongoing operations included a charge of $44 million (a 1.2 percentage point effective tax rate impact) representing an adjustment to deferred tax liabilities arising from the enactment of the Texas margin tax as described in Note 9 to the 2006 year-end Financial Statements. The 2005 income tax expense associated with ongoing operations reflected a benefit of $29 million representing a tax reserve adjustment (1.3 percentage point effective tax rate impact) and a charge of $10 million (a 0.5 percentage point effective tax rate impact) related to the settlement of the IRS audit for the 1994 to 1996 years.

Income from continuing operations increased $720 million to $2.5 billion in 2006. This change included a $1.1 billion increase associated with ongoing operations partially offset by a $351 million decrease due to the absence of Oncor Electric Delivery operations in 2006. The growth in ongoing operations was driven by improved gross margin and higher interest income, partially offset by the charge for the write-down of the natural gas-fueled generation plants.

2005 compared to 2004

Reference is made to comparisons of results by business segment following the discussion of consolidated results. EFH Corp. has aligned and reports its business activities as two operating segments: Competitive Electric and Regulated Delivery. The Competitive Electric segment includes the activities of Luminant and TXU Energy, as described above. This segment also includes the activities of a lease trust holding certain natural gas-fueled combustion turbines. The Regulated Delivery segment includes the activities of Oncor Electric Delivery. This segment also includes its wholly owned bankruptcy-remote financing subsidiary and certain revenues and costs associated with broadband-over-powerlines equipment installation. The business segment comparisons provide additional detail and quantification of items affecting financial results.

Energy Future Competitive Holdings’ operating revenues increased $1.5 billion, or 16%, to $10.7 billion in 2005.

•

Operating revenues in the Competitive Electric segment increased $1.2 billion, or 14%, to $9.6 billion driven by higher retail and wholesale pricing, which was primarily the result of higher natural gas prices. The effect of higher pricing was partially offset by the effect of lower retail sales volumes. Retail sales volumes declined 17% primarily reflecting a net loss of customers to competitive activity, particularly in the large business market, partially offset by the effect of warmer weather.

•

Operating revenues in the Regulated Delivery segment increased $168 million, or 8%, to $2.4 billion in 2005. The revenue increase was driven by a 5% increase in delivered volumes, due largely to warmer weather and an increase in delivery points. The balance of the growth reflected $46 million in higher transition charges associated with securitization bonds issued in 2004 (offset in total by higher amortization of the related regulatory asset as discussed below). Additionally, higher transmission and distribution tariffs driven by Oncor Electric Delivery’s ongoing transmission investment program and market growth contributed to increased revenues.

•

Consolidated revenue growth reflected a $141 million reduction in the intercompany sales elimination, primarily reflecting lower sales by Oncor Electric Delivery to TCEH, while its sales to nonaffiliated REPs increased.

Gross Margin

	Year Ended December 31,
	2005	% of Revenue	2004	% of Revenue
	(millions of dollars, except percentages)
Operating revenues	$10,660	100%	$9,201	100%
Costs and expenses:
Fuel, purchased power costs and delivery fees	4,261	40%	3,743	41%
Operating costs	1,424	13%	1,433	15%
Depreciation and amortization	755	7%	713	8%

Gross margin	$4,220	40%	$3,312	36%

Gross margin increased $908 million, or 27%, to $4.2 billion in 2005.

•

The Competitive Electric segment’s gross margin increased $831 million, or 38%, to $3.0 billion, driven by higher pricing partially offset by higher per MWh cost of purchased power and gas-fueled generation as well as the effect of lower sales volumes.

•	The Regulated Delivery segment’s gross margin increased $80 million, or 7%, to $1.2 billion in 2005, driven by higher operating revenues.

Operating costs were $1.4 billion in both 2005 and 2004.

•

Competitive Electric’s operating costs declined $35 million, or 5%. As discussed below in the business segment analysis, this decline was due to a number of factors, including the absence of $43 million of costs related to activities no longer performed.

•	Regulated Delivery’s operating costs rose $28 million, or 4%, driven by increased spending for reliability initiatives and higher property taxes due to increased investments in property.

Depreciation and amortization (consisting almost entirely of amounts related to generation plants and the delivery system shown in the gross margin table above) increased $20 million, or 3%, to $759 million in 2005. The increase included higher amortization of the regulatory asset associated with securitization bonds (offset in revenues) and higher depreciation due to normal additions of property, largely offset by a change in the carrying value of software assets in connection with the Capgemini outsourcing transaction (see Note 8 to the 2006 year-end Financial Statements) and the effect of reduced 2005 depreciation rates for lignite/coal-fueled plants due to extending the estimated useful lives.

SG&A expense decreased $163 million, or 18%, to $723 million in 2005. The decline reflected:

•	$80 million resulting from cost reduction initiatives including the Capgemini outsourcing agreement;

•	$41 million in reduced incentive compensation expense including $15 million due to a one-time incentive compensation program in wholesale operations in 2004;

•	$34 million in lower bad debt expense as a result of stricter disconnect policies and more focused collection activities; and

•

$13 million in reduced pension and other postretirement benefits primarily due to the effect of Texas legislation enacted in the second quarter of 2005. (See Note 20 to the 2006 year-end Financial Statements.), partially offset by $14 million in higher consulting expense primarily related to development and implementation of the TXU Operating System to improve efficiency of generation and mining operations.

Other income totaled $115 million in 2005 and $142 million in 2004. Other deductions totaled $26 million in 2005 and $665 million in 2004. The other deductions in 2004 primarily represented charges related to the restructuring actions discussed in Note 8 to the 2006 year-end Financial Statements. Also see Note 11 to the 2006 year-end Financial Statements for detail of other income and deductions.

Interest income increased $57 million to $95 million in 2005 primarily reflecting higher interest on short-term investments and higher average advances to affiliates.

Interest expense and related charges increased $21 million, or 4%, to $616 million in 2005 reflecting $47 million due to higher average interest rates, partially offset by $21 million due to lower average borrowings and $5 million in increased capitalized interest.

The effective income tax rate was 32.7% in 2005 and 29.6% in 2004. The increase reflects the effect of ongoing relatively fixed tax benefits of lignite depletion allowances and amortization of investment tax credits on a significantly higher 2005 income base. The 2005 effective income tax rate reflects a $29 million benefit for the reversal of previously established tax reserves due to current period events, partially offset by $14 million in additional tax expense related to settlement of the IRS audit for the 1994 to 1996 tax years.

Income from continuing operations before extraordinary items and the cumulative effect of changes in accounting principle (an after-tax measure) increased $1.1 billion to $1.8 billion in 2005.

•	Earnings in the Competitive Electric segment increased $1.0 billion to $1.4 billion driven by improved gross margin, the effect of restructuring-related charges in 2004 and lower SG&A expenses.

•

Earnings in the Regulated Delivery segment increased $96 million, or 38%, to $351 million driven by higher operating revenues, the effect of 2004 restructuring-related charges and a rate case settlement charge (see Note 8 to the 2006 year-end Financial Statements).

•

Earnings from Corporate and Other nonsegment activities increased $27 million to $35 million in 2005. The improvement reflected after-tax interest income of $9 million in 2005 compared to after-tax interest expense of $7 million in 2004 and $13 million after-tax in increased amortization of the deferred gain on the sale of TXU Fuel. The change in interest reflected higher average advances to affiliates.

Net pension and postretirement benefit costs reduced income from continuing operations by $22 million in 2005 and $54 million in 2004. See Note 20 to the 2006 year-end Financial Statements.

Loss from discontinued operations (an after-tax measure) totaled $8 million in 2005 and $34 million in 2004. See Note 3 to the 2006 year- end Financial Statements for details.

Energy-Related Commodity Contracts and Mark-to-Market Activities

The table below summarizes the changes in commodity contract assets and liabilities for the years ended December 31, 2006, 2005 and 2004. The net changes in these assets and liabilities, excluding “other activity” as described below, represent the net effect of mark-to-market accounting for positions in the commodity contract portfolio, which excludes positions that are subject to cash flow hedge accounting. For the 2006 period, this effect totaled $93 million in unrealized net gains, which represented $82 million in net gains on unsettled positions and $11 million in reversals of net losses recognized in prior periods on positions settled in the current period. These positions represent both economic hedging and trading activities.

	December 31,
	2006	2005	2004
	(millions of dollars)
Commodity contract net asset (liability) at beginning of period	$(56)	$23	$108
Settlements of positions included in the opening balance(1)	11	(23)	(61)
Unrealized mark-to-market valuations of positions held at end of period	82	32	(29)
Other activity(2)	—	(88)	5

Commodity contract net asset (liability) at end of period	$37	$(56)	$23

(1)	Represents reversals of unrealized mark-to-market valuations of these positions recognized in net income prior to the beginning of the period, to offset gains and losses realized upon settlement of the positions in the current period.
(2)	These amounts have not been recognized in prior and current year mark-to-market earnings. Includes initial values of positions involving the receipt or payment of cash or other consideration such as option premiums paid and received. Activity in 2005 included $75 million of natural gas received related to physical swap transactions and a $12 million charge related to nonperformance by a coal contract counterparty.

In addition to the net effect of recording unrealized mark-to-market gains and losses that are reflected in the table above, similar effects arise in the recording of unrealized ineffectiveness gains and losses associated with commodity-related cash flow hedges. These effects, which include reversals of previously recorded unrealized ineffectiveness gains and losses to offset realized gains and losses upon settlement, are reflected in the balance sheet as changes in cash flow hedge and other derivative assets and liabilities. The total net effect of recording unrealized gains and losses related to commodity contracts under SFAS 133 is summarized as follows:

	December 31,
	2006	2005	2004
	(millions of dollars)
Unrealized gains/(losses) related to contracts marked-to-market	$93	$9	$(90)
Ineffectiveness gains/(losses) related to cash flow hedges(a)	237	(27)	(19)

Total unrealized gains (losses) related to commodity contracts	$330	$(18)	$(109)

(a)	See Note 18 to the 2006 year-end Financial Statements.

These amounts are reported in the “risk management and trading activities” component of revenues.

Maturity Table—Included in the net commodity contract asset balance above at December 31, 2006, is a net asset of $129 million representing unrealized mark-to-market net gains that have been recognized in current and prior years’ earnings. Offsetting this net asset is a net liability of $92 million included in the December 31, 2006 balance sheet that is comprised principally of amounts representing current and prior years’ net receipts of cash or other consideration, including $86 million related to natural gas physical swap transactions. The following table presents the unrealized net commodity contract asset arising from mark-to-market accounting as of December 31, 2006, scheduled by contractual settlement dates of the underlying positions.

	Maturity Dates of Unrealized Commodity Contract Net Assets at December 31, 2006
Source of fair value	Less than 1 year	1-3 years	4-5 years	Excess of 5 years	Total
	(millions of dollars, except percentages)
Prices actively quoted	$(24)	$6	$33	$4	$19
Prices provided by other external sources	57	35	(6)	34	120
Prices based on models	(7)	(3)	—	—	(10)

Total	$26	$38	$27	$38	$129

Percentage of total fair value	20%	29%	21%	30%	100%

The “prices actively quoted” category reflects only exchange traded contracts with active quotes available. The “prices provided by other external sources” category represents forward commodity positions at locations for which over-the-counter broker quotes are available. Over-the-counter quotes for power in ERCOT generally extend through 2010 and over-the-counter quotes for natural gas generally extend through 2015, depending upon delivery point. The “prices based on models” category contains the value of all nonexchange traded options, valued using option pricing models. In addition, this category contains other contractual arrangements that may have both forward and option components. In many instances, these contracts can be broken down into their component parts and each component valued separately. Components valued as forward commodity positions are included in the “prices provided by other external sources” category. Components valued as options are included in the “prices based on models” category.

Competitive Electric Segment

Financial Results

	Year Ended December 31,
	2005	2004
	(millions of dollars)
Operating revenues	$9,552	$8,402

Costs and expenses:
Fuel, purchased power costs and delivery fees	5,545	5,173
Operating costs	667	703
Depreciation and amortization	313	350
Selling, general and administrative expenses	522	666
Franchise and revenue-based taxes	114	117
Other income	(64)	(110)
Other deductions	15	611
Interest income	(70)	(31)
Interest expense and related charges	393	353

Total costs and expenses	7,435	7,832

Income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles	2,117	570
Income tax expense	687	162

Income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles	$1,430	$408

Competitive Electric Segment

2005 Compared to 2004

Operating revenues increased $1.2 billion, or 14%, to $9.6 billion in 2005.

	Year Ended December 31,		Increase (Decrease)
	2005	2004
	(millions of dollars)
Retail electricity revenues	$6,330	$6,370	$(40)
Wholesale electricity revenues	2,807	1,886	921
Wholesale balancing activities	225	(92)	317
Results of risk management and trading activities	(164)	(103)	(61)
Other operating revenues	354	341	13

Total operating revenues	$9,552	$8,402	$1,150

The $40 million, or 1%, decrease in retail electricity revenues reflected the following:

•

A 17% drop in sales volumes contributed $1.1 billion to the revenue decline, primarily reflecting a net loss of customers due to competitive activity, particularly in the large business market, partially offset by the effect of warmer weather. A total volume decline of 38% in the large business market also reflected a strategy to improve margins. Total residential and small business volumes fell 6%, driven by competitive activity and stricter disconnect policies and more focused collection activities, partially offset by the effect of increased consumption by residential customers due to warmer weather.

•

The effect of lower retail volumes was partially offset by $886 million in higher pricing due to increased price-to-beat rates, reflecting regulatory-approved fuel factor increases in 2005, and higher pricing in the competitive business market, both resulting from the effects of higher natural gas prices. A favorable $171 million mix shift in the composition of retail sales from large business to residential and small business also offset the effect of lower volumes.

•

Retail electricity customer counts at December 31, 2005 declined 8% from December 31, 2004. Total residential and small business customer counts in the historical service territory declined 9% and in all combined territories declined 8%.

Wholesale electricity revenues rose $921 million, or 49%, reflecting $777 million in higher prices due to the effect of increased natural gas prices on wholesale electricity prices and $144 million due to an 8% increase in sales volumes. The wholesale sales volume increase was driven by a shift in the composition of the customer base from retail to wholesale and weather-related increases in wholesale demand.

Wholesale balancing activity comparisons are not meaningful because the activity represents intraday purchases and sales transactions with ERCOT for real-time balancing purposes, as measured in 15-minute intervals, that are highly variable.

The increase in other revenues of $13 million primarily reflected higher retail (business customers) natural gas revenues due to increased prices, partially offset by the effect of no longer providing customer care support to TXU Gas after the first half of 2004 and the sale of TXU Fuel in June 2004.

Results from risk management and trading activities include realized and unrealized gains and losses associated with financial instruments used for economic hedging and trading purposes, as well as gains and losses on physical sales and purchases of commodities for trading purposes (principally natural gas). Because most of the hedging and risk management activities are intended to mitigate the risk of commodity price movements on revenues and fuel and purchased power costs, the changes in such results should not be viewed in isolation, but rather taken together with the effects of pricing and cost changes on gross margin. Following is an analysis of activities in 2005:

•

$133 million in realized net losses associated with hedges entered into in prior years (largely 2003) that offset hedged transactions reported as electricity revenues and fuel and purchased power costs in the current period. This amount includes the reclassification of $88 million in net losses accumulated in other comprehensive income at December 31, 2004 related to positions accounted for as cash flow hedges;

•

$84 million reversal of net unrealized gains previously recognized on electricity positions settled in the current period, the offsetting effects of which are reported in revenues and fuel and purchased power costs;

•	$79 million in net realized gains on settlement of commodity trading positions largely entered into in 2005 and relating primarily to natural gas; and

•	$31 million of unrealized ineffectiveness losses relating to positions accounted for as cash flow hedges principally related to the long-term hedging program.

Gross Margin

	Year Ended December 31,
	2005	% of Revenue	2004	% of Revenue
	(millions of dollars, except percentages)
Operating revenues	$9,552	100%	$8,402	100%
Costs and expenses:
Fuel, purchased power costs and delivery fees	5,545	58%	5,173	62%
Generation plant operating costs	668	7%	703	8%
Depreciation and amortization	309	3%	327	4%

Gross margin	$3,030	32%	$2,199	26%

Gross margin increased $831 million, or 38%, to $3.0 billion in 2005. This growth primarily reflected the relatively low fuel costs of TCEH’s nuclear and lignite/coal-fueled baseload plants, as well as the continued improved productivity of the baseload plants, in an environment of increasing wholesale power prices. The increased wholesale power prices were driven by rising natural gas prices. Retail prices, including price-to-beat rates, were increased in response to higher wholesale prices. The gross margin performance was mitigated by the effect of lower retail sales volumes.

Gross margin as a percent of revenues increased 6 percentage points to 32%. The improvement reflected:

•	higher pricing, as the average retail sales price per MWh rose 20%, and the average wholesale sales price per MWh rose 38% (15 percentage point margin increase),

partially offset by:

•	higher purchased power costs driven by a 26% increase in average purchased power prices (5 percentage point margin decrease); and

•	a 17% decrease in retail sales volumes (4 percentage point margin decrease).

Operating costs decreased $35 million, or 5%, to $668 million in 2005. The decline reflected:

•	$30 million in lower benefits expense including $13 million in lower pension and other postretirement benefit costs (see discussion in SG&A expenses below regarding these costs);

•	the absence of $18 million of costs associated with 9 combustion turbine units no longer operated for TCEH’s benefit;

•	a $17 million effect of no longer providing customer care support to TXU Gas (largely offset by lower related revenues), the operations of which were sold in October 2004; and

•	the absence of $8 million of costs associated with the TXU Fuel business sold in June 2004,

partially offset by:

•	$25 million in higher maintenance costs associated with planned nuclear unit outages in 2005, reflecting two outages in 2005 and one outage in 2004; and

•	$15 million in supplier credits recorded in 2004.

Depreciation and amortization (consisting almost entirely of amounts related to generation plants shown in the gross margin table above) decreased $37 million, or 11%, to $313 million. The decline included $19 million due to the effect of the transfer of information technology assets, principally capitalized software, to a EFH Corp. affiliate in connection with the Capgemini outsourcing transaction (see Note 8 to the 2006 year-end Financial Statements). The decrease also reflected a $13 million effect of reduced 2005 depreciation rates for lignite/coal-fueled plants due to extending the estimated useful lives.

SG&A expenses decreased by $144 million, or 22%, to $522 million in 2005. The decline reflected:

•	a net $64 million decline due to cost reduction initiatives, including the effect of the Capgemini outsourcing agreement;

•	$41 million in reduced incentive compensation expense including a $15 million one-time incentive compensation program in wholesale operations in 2004;

•	$38 million in lower bad debt expense as a result of refining and consistently applying credit and collection policies; and

•

an $11 million net decrease in employee retirement-related expenses primarily due to the assumption by Oncor Electric Delivery of pension and other postretirement benefit costs related to service of TCEH’s employees prior to the unbundling of Energy Future Competitive Holdings’ electric utility business and the deregulation of the Texas electricity industry effective January 1, 2002 (see Note 20 to the 2006 year-end Financial Statements), partially offset by $14 million in higher consulting expense primarily related to development and implementation of the TXU Operating System to improve efficiency of generation plant and mining operations.

Other income totaled $64 million in 2005 and $110 million in 2004. Other income in 2005 included:

•	$33 million in gains on the sale of undeveloped land and mining land;

•	an $8 million insurance reimbursement related to a generation plant fire in 2002;

•	a $7 million gain on the sale of an investment in an out-of-state electricity transmission project;

•	$4 million in connection with the termination of a power services contract; and

•	$2 million gain on the sale of surplus equipment.

Other income in 2004 included:

•

$88 million in amortization of the gain on the 2002 sale of two generation plants, including $58 million of the remaining unamortized gain recognized as a result of the termination of a related power purchase and tolling agreement; and

•	a $19 million gain on sale of undeveloped land.

Other deductions totaled $15 million in 2005 and $611 million in 2004. The 2005 amount includes:

•	a $12 million charge related to nonperformance of a counterparty in connection with a trading coal contract;

•	$12 million in transition costs associated with the Capgemini outsourcing agreement;

•	$7 million in equity losses (representing depreciation expense) in the EFH Corp. entity holding the capitalized software licensed to Capgemini; and

•	a $16 million net credit adjusting the impairment loss on the leased gas-fueled combustion turbines to reflect actual sub-lease proceeds under the terms of a third-party contract entered into in 2005.

The 2004 amount includes:

•	$180 million in lease-related charges primarily related to generation and mining assets taken out of service;

•	$107 million in software write-offs;

•	$107 million for employee severance;

•	$101 million in termination costs for an existing power purchase and tolling agreement; and

•	$79 million for spare parts inventory writedowns.

Interest income increased $39 million to $70 million in 2005 reflecting higher interest on short-term investments and higher average advances to affiliates.

Interest expense and related charges increased $40 million, or 11%, to $393 million in 2005. The increase reflected $26 million due to higher average interest rates and $14 million due to higher average debt levels.

The effective income tax rate was 32.5% in 2005 and 28.4% in 2004. The increase reflects the effect of ongoing relatively fixed tax benefits of lignite depletion allowances and amortization of investment tax credits on a significantly higher 2005 income base. The 2005 effective income tax rate also reflects a $29 million credit for the reversal of previously established tax reserves due to current period events, partially offset by $10 million in additional tax expense related to settlement of the IRS audit for the 1994 to 1996 tax years.

Income from continuing operations increased $1.0 billion to $1.4 billion in 2005 driven by improved gross margin, the effect of restructuring-related charges in 2004 and lower SG&A expenses.

Regulated Delivery Segment

Financial Results

	Year Ended December 31,
	2005	2004
	(millions of dollars)
Operating revenues:
Electricity distribution revenues(a)
Affiliated (TCEH)	$1,276	$1,418
Nonaffiliated	879	590

Total distribution revenues	2,155	2,008
Third-party transmission revenues	213	192
Other miscellaneous revenues	26	26

Total operating revenues	$2,394	$2,226

Costs and expenses:
Operating costs	758	730
Depreciation and amortization	446	389
Selling, general and administrative expenses	201	219
Franchise and revenue-based taxes	247	248
Other income	(4)	(7)
Other deductions	11	52
Interest income	(59)	(56)
Interest expense and related charges	269	280

Total costs and expenses	1,869	1,855

Income before income taxes, extraordinary gain and cumulative effect of change in accounting principle	525	371
Income tax expense	174	116

Income before extraordinary gain and cumulative effect of change in accounting principle	$351	$255

(a)	Includes transition charges associated with the issuance of securitization bonds totaling $152 million and $106 million for the years ended December 31, 2005 and 2004, respectively. Also includes disconnect/reconnect fees and other discretionary revenues for services requested by REPs.

Regulated Delivery Segment

2005 compared to 2004

Operating revenues increased $168 million, or 8%, to $2.4 billion in 2005. This change reflected:

•	$46 million in higher transition charges associated with the issuance of securitization bonds in June 2004 (offset in total by higher amortization of the related regulatory asset as discussed below);

•	approximately $30 million related to warmer summer weather;

•	$22 million from continued implementation of power factor billing (power factor billing is a tariff adjustment applied to nonresidential end-use consumers that utilize inefficient equipment);

•	$21 million in base growth reflecting an increase in points of delivery;

•	$21 million from increased distribution tariffs to recover higher transmission costs; and

•	$21 million in increased transmission revenues due to rate increases approved in 2005 and 2004 and higher volumes.

Gross Margin

	Year Ended December 31,
	2005	% of Revenue	2004	% of Revenue
	(millions of dollars, except percentages)
Operating revenues	$2,394	100%	$2,226	100%
Costs and expenses:
Transmission and distribution system operating costs	758	32%	730	33%
Depreciation and amortization	446	18%	386	17%

Gross margin	$1,190	50%	$1,110	50%

Gross margin increased $80 million, or 7%, to $1.2 billion in 2005. The increase was driven by higher operating revenues.

Operating costs rose $28 million, or 4%, to $758 million. This increase reflected:

•	$13 million in increased spending for system reliability initiatives;

•	$7 million in higher property taxes primarily due to increased investments in property;

•	$4 million in increased metering expenses due to increased labor costs to accommodate increased consumer requested activities;

•	$3 million in increased third-party transmission costs due to increased rates; and

•	$3 million in higher transportation expense due to an increase in fuel and lease costs,

partially offset by:

•	$4 million in decreased employee benefits costs, reflecting lower health care costs due to plan changes; and

•	$4 million in reduced pension and OPEB costs. This reduction reflects an amendment to PURA as discussed in Note 20 to the 2006 year-end Financial Statements.

Depreciation and amortization (consisting almost entirely of amounts shown in the gross margin table above) increased $57 million, or 15%, to $446 million in 2005. The increase reflected $46 million in higher amortization of regulatory assets associated with the issuance of transition bonds (offsetting the same amount of revenue increase) and $14 million in higher depreciation due to normal additions and replacements of property, plant, and equipment, partially offset by a $3 million decline reflecting the July 2004 transfer of information technology assets, principally capitalized software, to a EFH Corp. affiliate in connection with the Capgemini outsourcing transaction.

SG&A expense decreased $18 million, or 8%, to $201 million in 2005. The decline included:

•	$16 million from cost reduction initiatives including the effects of the Capgemini agreement;

•	$5 million in decreased employee benefits, reflecting lower health care costs due to plan changes; and

•	$2 million in reduced pension and OPEB costs as a result of the amendment to PURA,

partially offset by $3 million in higher bad debt expense largely resulting from the establishment of an allowance for uncollectible accounts based on a credit-scoring methodology applied to outstanding REP accounts receivable.

Other deductions totaled $11 million in 2005 and $52 million in 2004.

The 2005 amount included:

•	$3 million in costs associated with transitioning the outsourced activities to Capgemini;

•	$3 million in equity losses (representing amortization expense) related to the ownership interest in the EFH Corp. subsidiary holding the capitalized software licensed to Capgemini, and

•	$2 million of severance-related charges resulting from the 2004 restructuring actions.

The 2004 amount included:

•	a $21 million charge for estimated settlement payments arising from the 2004 cities rate settlement;

•	$20 million of severance-related charges in connection with the Capgemini outsourcing transaction and other EFH Corp. restructuring actions; and

•	$8 million related to transitioning the outsourced activities to Capgemini, including asset write-downs and other unusual charges.

Interest expense decreased $11 million, or 4%, to $269 million in 2005. The decrease includes $9 million from the impact of lower average interest rates and $2 million due to an increase in allowance for funds used during construction (capitalized interest) on higher construction expenditures.

The effective income tax rate increased to 33.1% in 2005 from 31.3% in 2004. The increase is due primarily to the effect of ongoing relatively fixed amortization of tax benefits (statutory tax rate changes and investment tax credits) on a higher 2005 income base, partially offset by $4 million credit in 2005 arising from the settlement of the IRS audit for the 1994 through 1996 tax years.

Income before extraordinary gain and cumulative effect of a change in accounting principle (an after-tax measure) increased $96 million, or 38%, to $351 million. This increase was driven by higher operating revenues and the impact of unusual charges in 2004 reported in other deductions.

Comprehensive Income—Continuing Operations

Cash flow hedge activity reported in other comprehensive income from continuing operations included (all amounts after-tax):

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Net increase (decrease) in fair value of cash flow hedges (all commodity) held at end of period	$476	$(47)	$(75)
Derivative value of net losses (gains) reported in net income that relate to hedged transactions recognized in the period:
Commodities	(23)	64	21
Financing—interest rate swaps(a)	7	7	8

	(16)	71	29

Total income (loss) effect of cash flow hedges reported in other comprehensive income from continuing operations	$460	$24	$(46)

(a)	Represents recognition of net losses on settled swaps.

Energy Future Competitive Holdings has historically used, and expects to continue to use, derivative instruments that are effective in offsetting future cash flow variability in interest rates and energy commodity prices. The amounts included in accumulated other comprehensive income are expected to offset the impact of rate or price changes on forecasted transactions. Amounts in accumulated other comprehensive income include (i) the value of open cash flow hedges (for the effective portion), based on current market conditions and (ii) the value of dedesignated and terminated cash flow hedges at the time of such dedesignation, less amounts reclassified to earnings as the original hedged transaction are recognized, unless the hedged transactions become probable of not occurring. The effects of the hedge will be recorded in the statement of income as the hedged transactions are actually settled and affect earnings. Also see Note 18 to the 2006 year-end Financial Statements.

See discussion in Note 20 to the 2006 year-end Financial Statements regarding the minimum pension liability adjustments reported in other comprehensive income.

Financial Condition — Historical/Pre-Merger

Liquidity and Capital Resources

Cash Flows — Cash flows used in operating activities for the six months ended June 30, 2007 totaled $632 million compared to cash flows provided by operating activities of $2.1 billion for the six months ended June 30, 2006. The unfavorable change of $2.8 billion reflected:

•

lower operating earnings after taking into account noncash items such as deferred federal income taxes, unrealized mark-to-market valuations and charges related to impairment of gas-fueled generation plants in 2006;

•	an unfavorable change in federal income taxes payable to EFH Corp. of $1.3 billion reflecting an $888 million tax payment in 2007 and a $236 million net tax refund in 2006;

•	an unfavorable change of $959 million in net margin deposits due to the effect of higher forward natural gas prices on hedge positions;

•

an unfavorable change in working capital (accounts receivable, accounts payable and inventories) balances of $233 million primarily due to the effects of lower natural gas prices, as cash flows in 2006 included the collection of higher wholesale natural gas and electricity receivables that resulted from higher prices in late 2005; and

•	$102 million premium paid in 2007 related to a structured natural gas-related option transaction entered into as part of the long-term hedging program.

Cash flows provided by financing activities totaled $1.6 billion in 2007 compared to $331 million in 2006 as summarized below:

	Six Months Ended June 30,
	2007	2006
	(millions of dollars)
Net issuances, repayments and repurchases of borrowings	$2,355	$842
Repayment of pollution control revenue bonds	(143)	(203)
Payments on income tax-related note payable to Oncor Electric Delivery	(15)	(22)
Distributions paid to parent	(567)	(286)

Total	$1,630	$331

Cash flows used in investing activities decreased $1.9 billion as summarized below:

	Six Months Ended June 30,
	2007	2006
	(millions of dollars)
Increase in advances to affiliates	$(326)	$(2,039)
Capital expenditures, including nuclear fuel	(411)	(248)
Reduction of restricted cash related to the redemption of pollution control revenue bonds	143	—
Proceeds from pollution control revenue bonds deposited with trustee	—	(99)
Purchase of lease trust	—	(69)
Net investments in nuclear decommissioning trust fund securities	(7)	(7)
Other	—	(1)

Total	$(601)	$(2,463)

Depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $30 million for 2007. This difference represents amortization of nuclear fuel, which is reported as fuel, purchased power costs and delivery fees in the statement of income consistent with industry practice.

Cash flows provided by operating activities totaled $4.8 billion for the year ended December 31, 2006 compared to $2.6 billion for the year ended December 31, 2005. The $2.2 billion improvement reflected:

•

a favorable change of $1.7 billion in income taxes due to/receivable from EFH Corp. due to the combined effect of an increase in the 2006 liability resulting from higher taxable earnings (approximately $500 million in accrued income taxes related to 2006 taxable earnings was paid in the first half of 2007) and a refund received in 2006 related to 2005 reflecting a mark-to-market tax deduction related to a power sales agreement;

•	a favorable change of $503 million in net margin deposits, primarily reflecting amounts received from counterparties related to natural gas positions in the long-term hedging program; and

•

a favorable change of $260 million in working capital (accounts receivable, accounts payable and inventories) driven by higher wholesale natural gas and electricity receivables in 2005 due to higher prices in the fourth quarter of 2005, partially offset by lower operating earnings (after taking into account noncash items) driven by the absence of Oncor Electric Delivery’s operating cash flows in 2005. Such noncash items included depreciation, deferred income tax expense, the generation plant impairment charge and the net effect of unrealized mark-to-market valuations.

Cash flows provided by operating activities for the year ended December 31, 2005 increased $742 million, or 40%, over the 2004 period. The improvement reflected higher earnings partially offset by higher income tax payments to EFH Corp. as well as unfavorable accounts payable changes due primarily to higher purchased power volumes on a weather-related increase in retail sales volumes in late 2004.

Cash flows used in financing activities totaled $1.3 billion in 2006, $61 million in 2005 and $772 million in 2004. The drivers of the $1.2 billion increase in cash used in financing activities from 2005 to 2006 and the $711 million decrease in cash used in financing activities from 2004 to 2005 are summarized in the table below:

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Cash used in financing activities:
Net effect of debt repayments, repurchases and issuances	$(378)	$451	$483
Payments on income tax-related note payable to TXU Electric Delivery	(40)	—	—
Distributions paid to parent	(858)	(525)	(775)
Net changes in advances to affiliate	—	—	(478)
Preferred stock dividends paid	—	(3)	(2)
Excess tax benefits on stock-based incentive compensation	11	16	—

Total	$(1,265)	$(61)	$(772)

Cash flows used in investing activities totaled $3.5 billion in 2006, $2.6 billion in 2005 and $1.8 billion in 2004. The table below details the business activities impacting the investing cash flows:

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Cash used in investing activities:
Advances to affiliates	$(2,470)	$(1,531)	$(1,277)
Capital expenditures, including nuclear fuel(a)	(505)	(1,099)	(968)
Purchase of equipment on behalf of Luminant Construction	(208)	—	—
Proceeds from sale of assets and businesses	17	70	530
Purchase of lease trust	(69)	—	—
Deposit of proceeds from pollution control revenue bonds with trustee	(240)	—	—
Net investments in nuclear decommissioning trust fund securities	(16)	(15)	(15)
Other	(3)	3	(46)

Total	$(3,494)	$(2,572)	$(1,776)

(a)	The decline in capital expenditures in 2006 reflects the absence of Oncor Electric Delivery’s capital expenditures, which totaled $733 million and $600 million in 2005 and 2004, respectively.

Depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $66 million, $60 million and $65 million for 2006, 2005 and 2004, respectively. This difference represents amortization of nuclear fuel, which is reported as fuel, purchased power costs and delivery fees in the statement of income consistent with industry practice.

Long-term Debt Activity—Issuances totaled $1 billion principal amount in floating rate senior notes for the six months ended June 30, 2007. Principal payments totaled $157 million for the six months ended June 30, 2007, including $143 million in pollution control revenue bonds.

Issuances for the year ended December 31, 2006 totaled $243 million principal amount in pollution control revenue bonds. Scheduled payments in 2006 totaled $676 million principal amount, including $400 million in senior notes and $259 million in pollution control revenue bonds. Scheduled principal payments in 2007 total $178 million.

See Note 7 to the June 30, 2007 Financial Statements and Note 14 to the 2006 year-end Financial Statements for further detail of long-term debt and other financing arrangements.

Capitalization—The capitalization ratios of Energy Future Competitive Holdings at June 30, 2007, consisted of 33.7% long-term debt, less amounts due currently, and 66.3% shareholders’ equity. The capitalization ratios of Energy Future Competitive Holdings at December 31, 2006, consisted of 28.2% long-term debt, less amounts due currently, and 71.8% shareholders’ equity. Total debt to capitalization, including short-term debt, was 34.2% at December 31, 2006.

Cash Distributions to Parent—In both April and July 2007, Energy Future Competitive Holdings declared and paid cash dividends of $284 million to EFH Corp. In January 2007, Energy Future Competitive Holdings declared and paid a cash dividend of $284 million to EFH Corp. Energy Future Competitive Holdings paid cash dividends to EFH Corp. of $858 million in 2006, $525 million in 2005 and $775 million in 2004.

Sale of Accounts Receivable—Subsidiaries of Energy Future Competitive Holdings participate in an accounts receivable securitization program established by EFH Corp. for certain of its subsidiaries, the activity under which is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, subsidiaries of TCEH sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy-remote direct subsidiary of EFH Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions. All new trade receivables under the program generated by subsidiaries of Energy Future Competitive Holdings are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Funding to Energy Future Competitive Holdings under the program totaled $441 million and $541 million at June 30, 2007 and December 31, 2006, respectively. See Note 5 to the June 30, 2007 Financial Statements and Note 12 to the 2006 year-end Financial Statements for a more complete description of the program including the impact on the financial statements for the periods presented and the contingencies that could result upon the termination of the program. In connection into the closing of the Merger, this program was replaced with a new receivables program.

Liquidity Effects of Risk Management and Trading Activities—Risk management and trading transactions typically require collateral to support potential future payment obligations. In particular, commodity transactions typically require a counterparty to post collateral if the forward price of the underlying commodity moves such that the hedging or trading instrument is out-of-the-money to such counterparty. Energy Future Competitive Holdings typically uses cash and letters of credit to satisfy such collateral obligations. In addition, Energy Future Competitive Holdings, continuously explores the use of other forms of collateral to maximize liquidity. For example, given the scale of the long-term hedging program, prior to the Merger, EFH Corp.’s hedging transactions were supported with a first-lien security interest in two existing lignite/coal-fueled generation units at the Big Brown site (Big Brown Lien) as well as a guarantee from TCEH. The Big Brown Lien supported hedging transactions for up to an aggregate of 1.2 billion MMBtu of natural gas. As of October 10, 2007, approximately half of EFH Corp.’s long-term hedging program position was supported with cash and letter of credit collateral while the other half was supported by the Big Brown Lien. Upon the closing of the Merger, the transactions that were secured by the Big Brown Lien became pari passu with the TCEH Senior Secured Facilities and the TCEH guarantee was terminated.

As of September 30, 2007, Energy Future Competitive Holdings has received or posted cash and letters of credit for risk management and trading activities as follows:

•

$31 million in cash has been posted as of September 30, 2007 related to daily margin settled transactions, principally associated with positions in the long-term hedging program, as compared to $672 million received as of December 31, 2006;

•	$63 million in cash has been posted with over-the-counter and all other counterparties as collateral as of September 30, 2007, as compared to $2 million received as of December 31, 2006; and

•	$603 million in letters of credit have been posted with all counterparties as collateral as of September 30, 2007, as compared to $455 million posted as of December 31, 2006.

With respect to exchange cleared transactions, these transactions typically require initial margin (i.e. the upfront cash and/or letter of credit posted to take into account the size and maturity of the positions and credit quality) in addition to variation margin (i.e. the daily cash margin posted to take into account changes in the value of the underlying commodity). The amount of initial margin required is generally defined by exchange rules. Clearing agents, however, typically have the right to request additional initial margin based on various factors including market depth, volatility and credit quality, which may be in the form of cash, letters of credit, a guaranty or other forms as negotiated with the clearing agent. With respect to cash collateral that is received, such cash collateral is used by Energy Future Competitive Holdings for working capital and other corporate purposes, including reducing short-term borrowings under credit facilities. Such counterparties generally have the right to substitute letters of credit for such cash collateral. In such event, the cash collateral previously posted would be returned to such counterparties thereby reducing Energy Future Competitive Holdings’ liquidity.

As a result of the long-term hedging program, any increase in natural gas prices results in increased cash and letter of credit margin requirements for Energy Future Competitive Holdings and its subsidiaries. Significant increases in cash and letter of credit margin requirements, whether resulting from initial margin or variation margin requirements or otherwise, could have a material adverse impact on Energy Future Competitive Holdings’ liquidity. As representative example, as of September 30, 2007, for each $1.00 per MMBtu increase in natural gas prices, Energy Future Competitive Holdings’ liquidity could have been reduced by approximately $1.2 billion as a result of cash and letter of credit variation margin posting requirements associated with the long-term hedging program.

Historical Long-term Contractual Obligations and Commitments—The following table summarizes Energy Future Competitive Holdings’ contractual cash obligations as of December 31, 2006 (see Notes 14 and 15 to the 2006 year-end Financial Statements for additional disclosures regarding these long-term debt and noncancelable purchase obligations).

Contractual Cash Obligations

	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(millions of dollars)
Long-term debt—principal(a)	$167	$287	$44	$2,655	$3,153
Long-term debt—interest(b)	200	346	335	1,867	2,748
Operating and capital leases(c)	53	99	87	314	553
Obligations under commodity purchase and services agreements(d)	2,021	2,322	743	1,102	6,188

Total contractual cash obligations(e)	$2,441	$3,054	$1,209	$5,938	$12,642

(a)	Excludes capital lease obligations and fair value adjustments related to interest rate swaps.
(b)	Includes net amounts payable under interest rate swaps. Variable interest payments and net amounts payable under interest rate swaps are calculated based on interest rates in effect at December 31, 2006.

(c)	Includes short-term noncancellable leases.
(d)	Includes capacity payments, nuclear fuel and natural gas take-or-pay contracts, coal contracts, business services and nuclear-related outsourcing contracts and other purchase commitments. Amounts presented for variable priced contracts assumed the year-end 2006 price remained in effect for all periods except where contractual price adjustment or index-based prices were specified.
(e)	Excludes scheduled contractual payments for the three proposed new generation units, which, as of December 31, 2006, were being developed by a subsidiary of EFH Corp. and not of Energy Future Competitive Holdings, totaling $2.2 billion of which $1.4 billion is expected to be paid in 2007 and $800 million in 2008 through 2009.

The following contractual obligations were excluded from the table above:

•	contracts between affiliated entities and intercompany debt;

•

individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	contracts that are cancelable without payment of a substantial cancellation penalty; and

•	employment contracts with management.

Guarantees—See Note 8 to the June 30, 2007 Financial Statements and Note 15 to the 2006 year-end Financial Statements regarding guarantees.

Off Balance Sheet Arrangements

EFH Corp. has established an accounts receivable securitization program in which subsidiaries of Energy Future Competitive Holdings participate. See discussion above under “—Sale of Accounts Receivable” and in Note 5 to the June 30, 2007 Financial Statements and Note 12 to the 2006 year-end Financial Statements.

Also see Note 8 to the June 30, 2007 Financial Statements and Note 15 to the 2006 year-end Financial Statements regarding guarantees.

Commitments and Contingencies

See Note 8 to the June 30, 2007 Financial Statements and Note 15 to the 2006 year-end Financial Statements for discussion of commitments and contingencies.

Changes in Accounting Standards

See Notes 1 and 2 to the June 30, 2007 Financial Statements and Notes 1 and 20 to the 2006 year-end Financial Statements for a discussion of changes in accounting standards.

Quantitative and Qualitative Disclosures About Market Risk.

Market risk is the risk that Energy Future Competitive Holdings may experience a loss in value as a result of changes in market conditions affecting commodity prices and interest rates, which Energy Future Competitive Holdings is exposed to in the ordinary course of business. Energy Future Competitive Holdings’ exposure to market risk is affected by a number of factors, including the size, duration and composition of its energy and financial portfolio, as well as the volatility and liquidity of markets. Energy Future Competitive Holdings enters into instruments such as interest rate swaps to manage interest rate risks related to its indebtedness, as well as exchange traded, over-the-counter contracts and other contractual commitments to manage commodity price risk as part of its wholesale activities.

Risk Oversight

Energy Future Competitive Holdings’ wholesale operation manages the commodity price, counterparty credit and operational risk related to the unregulated energy business within limitations established by senior management and in accordance with Energy Future Competitive Holdings’ overall risk management policies. Interest rate risks are managed centrally by the corporate treasury function. Market risks are monitored daily by risk management groups that operate and report independently of the wholesale commercial operations, utilizing defined practices and analytical methodologies. These techniques measure the risk of change in value of the portfolio of contracts and the hypothetical effect on this value from changes in market conditions and include, but are not limited to, Value at Risk (VaR) methodologies. Key risk control activities include, but are not limited to, credit review and approval, operational and market risk measurement, validation of transaction capture, portfolio valuation and daily portfolio reporting, including mark-to-market valuation, VaR and other risk measurement metrics.

EFH Corp. has a corporate risk management organization that is headed by a Chief Risk Officer. The Chief Risk Officer, through his designees, enforces all applicable risk limits, including the respective policies and procedures to ensure compliance with such limits and evaluates the risks inherent in the various businesses of Energy Future Competitive Holdings and their associated transactions.

Commodity Price Risk

Energy Future Competitive Holdings’ businesses are subject to the inherent risks of market fluctuations in the price of electricity, natural gas and other energy-related products they market or purchase. Energy Future Competitive Holdings’ businesses actively manage their portfolio of owned generation assets, fuel supply and retail sales load to mitigate the near-term impacts of these risks on results of operations. These businesses, similar to other participants in the market, cannot fully manage the long-term value impact of structural declines or increases in natural gas and power prices and spark spreads (differences between the market price of electricity and its cost of production).

In managing energy price risk, subsidiaries of Energy Future Competitive Holdings enter into a variety of market transactions including, but not limited to, short- and long-term contracts for physical delivery, exchange traded and over-the-counter financial contracts and bilateral contracts with customers. Activities in the wholesale operations include hedging, the structuring of long-term contractual arrangements and proprietary trading. The wholesale operation continuously monitors the valuation of identified risks and adjusts the portfolio based on current market conditions. Valuation adjustments or reserves are established in recognition that certain risks exist until full delivery and settlement of energy has occurred, counterparties have fulfilled their financial commitments and related contracts have either matured or are settled. Energy Future Competitive Holdings strives to use consistent assumptions regarding forward market price curves in evaluating and recording the effects of commodity price risk.

Long-term Hedging Program—See discussion above under “—Significant Developments” for an update of the program, including potential effects on reported results.

VaR Methodology—A VaR methodology is used to measure the amount of market risk that exists within the portfolio under a variety of market conditions. The resultant VaR produces an estimate of a portfolio’s potential for loss given a specified confidence level and considers among other things, market movements utilizing standard statistical techniques given historical and projected market prices and volatilities.

A Monte Carlo simulation methodology is used to calculate VaR and is considered by management to be the most effective way to estimate changes in a portfolio’s value based on assumed market conditions for liquid markets. The use of this method requires a number of key assumptions, such as use of (i) an assumed confidence level; (ii) an assumed holding period (i.e. the time necessary for management action, such as to liquidate positions); and (iii) historical estimates of volatility and correlation data.

Energy Future Competitive Holdings regularly reviews its risk analysis metrics. In the course of a review in 2006, it was determined that the Cash Flow at Risk metric previously disclosed is not a meaningful measure of actionable commodity price risk. It was also determined that providing a Trading VaR would enhance disclosure. Trading VaR includes all natural gas and electricity-related contracts entered into for trading purposes. Energy Future Competitive Holdings may add or eliminate other metrics in the future in its disclosures of risks.

Trading VaR—This measurement estimates the potential loss in fair value, due to changes in market conditions, of all contracts entered into for trading purposes based on a 95% confidence level and an assumed holding period of five to 60 days.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
	(millions of dollars)
Month-end average Trading VaR:	$ 9	$12
Month-end high Trading VaR:	$11	$30
Month-end low Trading VaR:	$ 6	$ 5

In a review performed in 2006 of the holding period for VaR calculations presented below, Energy Future Competitive Holdings determined that a holding period of five to 60 days, instead of the five-day holding period previously assumed, would be more reflective of the time it would take to liquidate the portfolio, considering the increase in longer-dated positions (principally related to the long-term hedging program) and the associated liquidity effects.

VaR for Energy-Related Contracts Subject to Mark-to-Market (MtM) Accounting—This measurement estimates the potential loss in fair value, due to changes in market conditions, of all contracts marked-to-market in net income (principally hedges not accounted for as cash flow hedges and trading positions), based on a 95% confidence level and an assumed holding period as presented below.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
	Five to 60 day holding period	Five to 60 day holding period
	(millions of dollars)
Month-end average MtM VaR:	$417	$ 89
Month-end high MtM VaR:	$566	$246
Month-end low MtM VaR:	$253	$ 5

	Year Ended December 31, 2006		Year Ended December 31, 2005
	Five to 60 day holding period	Five-day holding period	Five-day holding period
	(millions of dollars)
Month-end average MtM VaR:	$ 89	$32	$19
Month-end high MtM VaR:	$246	$77	$27
Month-end low MtM VaR:	$ 5	$ 5	$12

Earnings at Risk (EaR)—This measurement estimates the potential reduction of fair value of expected pretax earnings for the years presented, due to changes in market conditions, of all energy-related contracts marked-to-market in net income and contracts not marked-to-market in net income that are expected to be settled within the fiscal year (physical purchases and sales of commodities). For this purpose, cash flow hedges are also included with transactions that are not marked-to-market in net income. A 95% confidence level is assumed in determining EaR.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
	Five to 60 day holding period	Five to 60 day holding period
	(millions of dollars)
Month-end average EaR:	$405	$ 99
Month-end high EaR:	$546	$241
Month-end low EaR:	$249	$ 21

	Year Ended December 31, 2006		Year Ended December 31, 2005
	Five to 60 day holding period	Five-day holding period	Five-day holding period
	(millions of dollars)
Month-end average EaR:	$ 99	$41	$23
Month-end high EaR:	$241	$72	$41
Month-end low EaR:	$ 21	$21	$ 3

The increases in the risk measures (MtM VaR and EaR) in 2007 are driven by the dedesignation of positions in the long-term hedging program as cash flow hedges for accounting purposes as well as the increase in number of positions in the program.

Interest Rate Risk

The table below provides information concerning Energy Future Competitive Holdings’ financial instruments as of December 31, 2006 and 2005 that are sensitive to changes in interest rates. The weighted average interest rate presented is based on the rate in effect at the reporting date. Capital leases and the effects of unamortized premiums and discounts are excluded from the table. See Note 14 to the 2006 year-end Financial Statements for a discussion of changes in debt obligations.

	Expected Maturity Date						2006 Total Carrying Amount	2006 Total Fair Value	2005 Total Carrying Amount	2005 Total Fair Value
	2007	2008	2009	2010	2011	There- After
	(million of dollars, except percentages)
Long-term debt (including current maturities)
Fixed rate debt amount(a)	$24	$268	$19	$21	$23	$2,208	$2,563	$2,672	$2,734	$2,881
Average interest rate	7.75%	6.25%	8.05%	8.06%	8.06%	6.67%	6.67%	—	6.55%	—
Variable rate debt amount	143	—	—	—	—	447	590	557	847	791
Average interest rate	4.11%	—	—	—	—	4.17%	4.16%	—	4.28%	—

Total Debt	$167	$268	$19	$21	$23	$2,655	$3,153	$3,229	$3,581	$3,672

Debt swapped to variable:
Amount	$—	$250	$—	$—	$—	$—	$250		$250
Average pay rate	—	8.06%	—	—	—	—	8.06%		7.61%
Average receive rate	—	6.13%	—	—	—	—	6.13%		6.13%

(a)	Reflects the maturity date and not the remarketing date for certain debt that is subject to mandatory tender for remarketing prior to maturity. See Note 14 to the 2006 year-end Financial Statements for details concerning long-term debt subject to mandatory tender for remarketing.

As of August 31, 2007, the potential reduction of annual pretax earnings due to a one-point increase in interest rates totaled approximately $13 million.

Credit Risk

Credit Risk—Credit risk relates to the risk of loss associated with nonperformance by counterparties. Energy Future Competitive Holdings and its subsidiaries maintain credit risk policies with regard to their counterparties to minimize overall credit risk. These policies require an evaluation of a potential counterparty’s financial condition, credit rating and other quantitative and qualitative credit criteria and specify authorized risk mitigation tools including, but not limited to, use of standardized master netting contracts and agreements that allow for netting of positive and negative exposures associated with a single counterparty. Energy Future Competitive Holdings has standardized documented processes for monitoring and managing credit exposure of its businesses including methodologies to analyze counterparties’ financial strength, measurement of current and potential future credit exposures and standardized contract language that provides rights for netting and set-off. Credit enhancements such as parental guarantees, letters of credit, surety bonds and margin deposits are also utilized. Additionally, individual counterparties and credit portfolios are managed to preset limits and analyzed to assess potential credit exposure. This evaluation results in establishing credit limits or collateral requirements prior to entering into an agreement with a counterparty that creates credit exposure. Additionally, Energy Future Competitive Holdings has established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Any prospective material adverse change in the payment history or financial condition of a counterparty or downgrade of its credit quality will result in the reassessment of the credit limit with that counterparty. This process can result in the subsequent reduction of the credit limit or a request for additional financial assurances.

Credit Exposure—Energy Future Competitive Holdings’ gross exposure to credit risk associated with trade accounts receivable (retail and wholesale) and net asset positions arising from hedging and trading activities totaled $1.8 billion at both June 30, 2007 and December 31, 2006.

Gross assets subject to credit risk as of June 30, 2007 and December 31, 2006 include $532 million and $595 million, respectively, in accounts receivable from the retail sale of electricity to residential and small business customers. The risk of material loss (after consideration of bad debt allowances) from nonperformance by these customers is unlikely based upon historical experience. Allowances for uncollectible accounts receivable are established for the potential loss from nonpayment by these customers based on historical experience and market or operational conditions.

Most of the remaining credit exposure is with large business retail customers and wholesale counterparties. These counterparties include energy companies, financial institutions, electric utilities, independent power producers, oil and gas producers, local distribution companies and energy trading and marketing companies. As of June 30, 2007, the exposure to credit risk from these customers and counterparties totaled $1.3 billion taking into account standardized master netting contracts and agreements described above and $23 million in credit collateral (cash, letters of credit and other security interests) held by Energy Future Competitive Holdings subsidiaries. As of December 31, 2006, the exposure to credit risk from these customers and counterparties totaled $1.2 billion taking into account standardized master netting contracts and agreements described above and $56 million in credit collateral (cash, letters of credit and other security interests) held by Energy Future Competitive Holdings subsidiaries.

Of the $1.3 billion net exposure at June 30, 2007, 77% is with investment grade customers and counterparties, as determined using publicly available information including major rating agencies’ published ratings and Energy Future Competitive Holdings’ internal credit evaluation process. Of the $1.2 billion net exposure at December 31, 2006, 88% is with investment grade customers and counterparties. Those customers and counterparties without an S&P rating of at least BBB- or similar rating from another major rating agency are rated using internal credit methodologies and credit scoring models to estimate an S&P equivalent rating. Energy Future Competitive Holdings routinely monitors and manages its credit exposure to these customers and counterparties on this basis.

The following tables presents the distribution of credit exposure as of June 30, 2007 and December 31, 2006, for retail trade accounts receivable from large business customers, wholesale trade accounts receivable as well as net asset positions arising from hedging and trading activities, by investment grade and noninvestment grade, credit quality and maturity.

	June 30, 2007
	Exposure before Credit Collateral	Credit Collateral	Net Exposure	Net Exposure by Maturity
				2 years or less	Between 2-5 years	Greater than 5 years	Total
	(millions of dollars, except percentages)
Investment grade	$1,004	$16	$988	$596	$140	$252	$988
Noninvestment grade	301	7	294	168	72	54	294

Totals	$1,305	$23	$1,282	$764	$212	$306	$1,282

Investment grade	77%	70%	77%
Noninvestment grade	23%	30%	23%

	December 31, 2006
	Exposure before Credit Collateral	Credit Collateral	Net Exposure	Net Exposure by Maturity
				2 years or less	Between 2-5 years	Greater than 5 years	Total
	(millions of dollars, except percentages)
Investment grade	$1,094	$41	$1,053	$614	$220	$219	$1,053
Noninvestment grade	164	15	149	111	13	25	149

Totals	$1,258	$56	$1,202	$725	$233	$244	$1,202

Investment grade	87%	73%	88%
Noninvestment grade	13%	27%	12%

Approximately 60% of the net $1.3 billion credit exposure at June 30, 2007 has a maturity date of two years or less. Energy Future Competitive Holdings does not anticipate any material adverse effect on its financial position or results of operations due to nonperformance by any customer or counterparty.

Energy Future Competitive Holdings had credit exposure to two counterparties each having an exposure greater than 10% of the net exposure of $1.3 billion at June 30, 2007. These two counterparties represented 16% and 13%, respectively, of the net exposure. Energy Future Competitive Holdings views its exposure with these two counterparties to be within an acceptable level of risk tolerance as they are rated investment grade.

Energy Future Competitive Holdings is exposed to credit risk related to its long-term hedging program. Of the transactions in the program at June 30, 2007, over 98% of the volumes are with counterparties with an A credit rating or better, and 99% are at least investment grade.

Additionally, under the long-term hedging program, Energy Future Competitive Holdings has potential credit risk exposure concentration related to a limited number of counterparties. The hedge transactions with these counterparties contain certain credit rating provisions that would require the counterparties to post collateral in the event of significant declines in natural gas prices and a material downgrade in the credit rating of the counterparties. Energy Future Competitive Holdings views the potential concentration of risk with these counterparties to be within an acceptable risk tolerance due to the strong financial profile of the counterparties and their respective A or above credit rating.

Energy Future Competitive Holdings is also exposed to credit risk related to the Capgemini put option with a carrying value of $103 million at June 30, 2007. Subject to certain terms and conditions, Cap Gemini North America, Inc. and its parent, Cap Gemini S.A., have guaranteed the performance and payment obligations of Capgemini under the services agreement, as well as the payment in connection with a put option. S&P currently maintains a BB+ rating with a positive outlook for Cap Gemini S. A.

Financial Condition—Post-Merger

Liquidity and Capital Resources

Following the consummation of the Transactions, we are highly leveraged. As of June 30, 2007, on a pro forma basis (excluding expected discount of $287 million related to the fair valuing of existing debt due to purchase accounting and $1.25 billion relating to the TCEH Letter of Credit Facility) after giving effect to the Transactions, we would have had outstanding $27.9 billion in aggregate indebtedness outstanding (excluding Energy Future Competitive Holdings’ guarantee of the EFH Corp. Senior Interim Facility), with an additional approximately $5.9 billion of borrowing capacity available under the TCEH Senior Secured Facilities (excluding amounts available under the TCEH Commodity Collateral Posting Facility and outstanding letters of credit). Our liquidity requirements will be significant, primarily due to debt service requirements and financing costs incurred in connection with our new credit facilities. On a pro forma basis, after giving effect to the Transactions, our interest expense and related charges for the 12 months ended June 30, 2007 would have been $2,614 million.

Our parent, EFH Corp. is a holding company and substantially all of its consolidated assets are held by its subsidiaries. Upon consummation of the Transactions, EFH Corp. will be highly leveraged and its liquidity requirements will be significant. To meet these debt service requirements, EFH Corp. will rely on loans and dividends from its subsidiaries, including TCEH, which, together with its subsidiaries, represented 88% and 81% of EFH Corp.’ consolidated revenues for the year ended December 31, 2006 and the six-month period ended June 30, 2007, respectively. Certain of our indebtedness is expected to contain significant flexibility for TCEH and Energy Future Competitive Holdings to loan or dividend funds up to EFH Corp. to make interest, principal and premium payments on its debt when due.

Management expects our cash flows from operations, combined with availability under TCEH’s new credit facilities, to provide sufficient liquidity to fund our current obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next twelve months. We expect to make approximately $2.1 billion in capital expenditures including capitalized interest over the twelve months ending December 31, 2008.

Capital Expenditures

We expect to incur the following capital expenditures and distributions in 2007:

•	$2.2 billion for investments in generation activities, including $1.4 billion for construction of one generation unit at Sandow and two generation units at Oak Grove; and

•	$430 million related to the suspended development of eight coal-fueled generation units.

Indebtedness Incurred in Connection with the Merger

Credit Facilities

In connection with the Merger, TCEH entered into the TCEH Senior Secured Facilities.

Collateral Posting Facility

The TCEH Commodity Collateral Posting Facility is a senior secured revolving credit facility, the aggregate principal amount of which is determined by the out-of-the-money mark-to-market exposure of TCEH (and/or its subsidiaries) on a portfolio of certain natural gas commodity swap transactions under which TCEH (and/or its subsidiaries) is the “floating price” payor as such portfolio may be amended from time to time (the “Deemed Transactions”). The Deemed Transactions generally correspond to hedging transactions of TCEH (and/or its subsidiaries). The TCEH Commodity Collateral Posting Facility is intended to fund the cash posting requirements due to trading counterparties for a significant portion of TCEH’s long-term hedging program that is not otherwise secured by means of a first lien under the security arrangements entered into in connection with the TCEH Senior Secured Facilities. On a pro forma basis, as on June 30, 2007 (based on the forward natural gas curve as on such date), approximately $687 million would have been outstanding under the TCEH Commodity Collateral Posting Facility. The actual drawn amount on October 10, 2007 (based on the forward natural gas curve as of such date) was approximately $378 million.

Senior Interim Facilities

In connection with the Merger, EFH Corp. entered into the $4,500 million EFH Senior Interim Facility.

In connection with the Merger, TCEH entered into the $6,750 million TCEH Senior Interim Facility.

Existing Senior Notes and Debentures

After the consummation of the Transactions, we had outstanding an aggregate principal amount of approximately $1,844 million of existing senior notes and debentures.

Debt Repayment

In connection with the Merger, we redeemed and repaid or expect to repay an aggregate of approximately $4.5 billion of our existing consolidated indebtedness, including debt that became payable upon the consummation of the Merger.

Material Credit Rating Covenants

Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP’s obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these tariffs, as a result of the downgrade of TCEH’s credit rating to below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. The amount of collateral support required to be posted, as well as the time period of transition charges covered, varies by utility. Based on requests to post collateral support from utilities that have been received by TCEH and its subsidiaries as of September 30, 2007, TCEH has posted collateral support to the applicable utilities in an aggregate amount equal to $25 million, with $16 million of this amount posted for the benefit of Oncor Electric Delivery.

The PUCT has rules in place to assure adequate credit worthiness of any REP. Under these rules, as a result of the downgrade of TCEH’s credit rating to below investment grade, TCEH has agreed to maintain at all times availability under its credit facilities an amount no less than the aggregate amount of customer deposits and any advanced payments received from customers. As of September 30, 2007, the amount of customer deposits received from customers held by TCEH’s REP subsidiaries totaled approximately $125 million.

ERCOT also has rules in place to assure adequate credit worthiness of parties that schedule power on the ERCOT System. Under these rules, as a result of the downgrade of TCEH’s credit rating to below investment grade, TCEH posted additional collateral support of $34 million on March 7, 2007 and $16 million on August 31, 2007, which is subject to periodic adjustments.

Other arrangements of Energy Future Competitive Holdings and its subsidiaries, including certain leases, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on credit ratings.

Material Cross Default Provisions

Certain financing arrangements contain provisions that may result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that may result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

The TCEH Senior Secured Facilities, the EFH Senior Interim Facility and the TCEH Senior Interim Facility all contain cross-default or cross-acceleration provisions.

Energy Future Competitive Holdings and its subsidiaries enter into energy-related and financial contracts, the master forms of which contain provisions whereby an event of default or acceleration of settlement would occur if Energy Future Competitive Holdings or those subsidiaries were to default under an obligation in respect of borrowings in excess of thresholds, which vary, stated in the contracts. The entities whose default would trigger cross default vary depending on the contract.

Each of TCEH’s commodity hedging agreements that are pari passu with the TCEH Senior Secured Facilities contains a cross default provision. In the event of a default by TCEH or its subsidiaries relating to certain obligations of TCEH or its subsidiaries in an amount equal to or greater than $250 million, the applicable hedge counterparties may terminate the applicable transactions covered by the applicable hedging agreements and require all outstanding obligations thereunder to be settled.

Also see Note 10 to the June 30, 2007 Financial Statements and Note 16 to the 2006 year-end Financial Statements for details of guarantees.

Contractual Obligations and Commitments—Post Merger

Pro Forma Long-term Contractual Obligations and Commitments—The following table summarizes Energy Future Competitive Holding’s contractual cash obligations as of December 31, 2006 giving pro forma effect to the Transactions and the Interim Facility Refinancing.

Contractual Cash Obligations

	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(millions of dollars)
Long-term debt—principal(a)	$332	$408	$456	$28,694	$29,890
Long-term debt—interest(b)	2,295	4,437	4,226	6,114	17,072
Operating and capital leases(c)	53	99	87	314	553
Contracts related to generation facilities program	1,401	796	—	—	2,197
Obligations under commodity purchase and services agreements(d)	2,021	2,322	743	1,102	6,188

Total contractual cash obligations	$6,102	$8,062	$5,512	$36,224	$55,900

(a)	Excludes capital lease obligations and fair value adjustments related to interest rate swaps.
(b)	Variable interest payments are calculated based on interest rates in effect at December 31, 2006.
(c)	Includes short-term noncancellable leases.
(d)	Includes capacity payments, nuclear fuel and natural gas take-or-pay contracts, coal contracts, business services and nuclear-related outsourcing contracts and other purchase commitments. Amounts presented for variable priced contracts assumed the year-end 2006 price remained in effect for all periods except where contractual price adjustment or index-based prices were specified.

The following contractual obligations were excluded from the table above:

•	contracts between affiliated entities and intercompany debt;

•

individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	contracts that are cancelable without payment of a substantial cancellation penalty; and

•	income tax payments associated with uncertain tax positions that cannot be reasonably estimated;

•	management fees that may be payable to affiliates of the Sponsors;

•	employment contracts with management.

Interest Rate Risk—Pro Forma

The table below provides information on a pro forma basis after giving effect to the Transactions concerning Energy Future Competitive Holdings’ financial instruments as of December 31, 2006 that are sensitive to changes in interest rates. The weighted average interest rate presented is based on the rate in effect at the reporting date. Capital leases and the effects of unamortized premiums and discounts are excluded from the table. See Note 14 to the 2006 year-end Financial Statements for a discussion of changes in debt obligations.

	Expected Maturity Date						2006 Total Carrying Amount	2006 Total Fair Value
	2007	2008	2009	2010	2011	There- After
	(millions of dollars, except percentages)
Long-term debt (including current maturities)
Fixed rate debt amount(a)	$24	$18	$19	$21	$23	$8,645	$8,750	$8,801
Average interest rate	7.75%	8.04%	8.05%	8.06%	8.06%	8.96%	8.95%	—
Variable rate debt amount	$308	$165	$206	$206	$206	$20,049	$21,140	$21,107
Average interest rate	6.44%	8.25%	8.54%	8.66%	8.80%	8.82%	8.78%	—

Total Debt	$332	$183	$225	$227	$229	$28,694	$29,890	$29,908

Debt swapped to variable:
Amount	$—	$—	$—	$—	$—	$—	$—
Average pay rate	—	—	—	—	—	—	—
Average receive rate	—	—	—	—	—	—	—

(a)	Reflects the maturity date and not the remarketing date for certain debt that is subject to mandatory tender for remarketing prior to maturity. See Note 14 to the 2006 year-end Financial Statements for details concerning long-term debt subject to mandatory tender for remarketing.

Hedging

We expect to continue to pursue additional hedging arrangements to continually manage our exposure to changes in natural gas prices. These arrangements typically take the form of forward natural gas sales in which TCEH commits to selling certain volumes of natural gas in the future at fixed prices; in effect, these arrangements reduce the exposure of our base load generation facilities to changes in future power prices that occur as a result of changes in natural gas prices (one of the primary drivers of power prices in the ERCOT markets). Under the terms of our indebtedness after the consummation of the Merger, TCEH will have the ability to secure future hedges on a first-lien basis, pari passu with the TCEH Senior Secured Facilities (as opposed to securing any such hedges with cash collateral or letters of credit).

BUSINESS

Texas Competitive Electric Holdings Company LLC

We are a direct subsidiary of Energy Future Competitive Holdings, which in turn is a direct subsidiary of EFH Corp., a Dallas-based energy company that manages a portfolio of competitive and regulated energy businesses in Texas. We are a holding company for EFH Corp.’s Luminant and TXU Energy businesses, which are engaged in competitive electricity market activities largely in Texas. The Luminant businesses include Luminant Power, Luminant Energy and Luminant Construction. Luminant Power, Luminant Energy, Luminant Construction and TXU Energy conduct their operations through a number of separate legal entities that, in accordance with regulatory requirements, operate independently within the competitive Texas power market.

As of June 30, 2007, Luminant Power had 18,365 MW of generation capacity in Texas (which includes 585 MW representing nine combustion turbine units currently operated for an unaffiliated party’s benefit). This amount includes 8,137 MW of low-cost baseload solid fuel generation capacity represented by 2,300 MW of nuclear generation capacity and 5,837 MW of lignite/coal-fueled generation capacity. Luminant Energy supports Luminant Power and TXU Energy by optimizing the performance of the generation assets and sourcing the electricity requirements for TXU Energy customers as well as providing related services to other market participants. Luminant Energy is the largest purchaser of wind-generated electricity in Texas and the fifth largest in the United States. Luminant Construction is currently constructing three new lignite coal-fueled generation facilities in Texas with expected generation capacity totaling approximately 2,200 MW. The three facilities are permitted and are expected to come on-line in the 2009-2010 time frame. See also “—Our Operating Segments—Luminant Construction” for more information.

TXU Energy provides competitive electricity and related services to more than 2.1 million electricity customers in Texas. As of June 30, 2007, TXU Energy’s estimated share of the total ERCOT market retail residential and small business electric customers was approximately 35% and 25%, respectively.

For the twelve months ended June 30, 2007, on a pro forma basis, we had Adjusted EBITDA of $4,061 million on a consolidated basis. See “—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data of Energy Future Competitive Holdings and its Subsidiaries” for a definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA.

Our Market

We operate primarily within the ERCOT market, which represents approximately 85% of electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the system operation of the interconnected transmission system for those systems. ERCOT’s membership consists of 236 members, including electric cooperatives, municipal power agencies, investor-owned independent generators, independent power marketers, transmission service providers and distribution services providers, independent REPs and consumers.

ERCOT represents approximately 75% of the geographical area of Texas, but excludes El Paso, a large part of the Texas Panhandle and two small areas in the eastern part of the state. From 1994 through 2005, peak hourly demand in the ERCOT market grew at a compound annual rate of 2.8%, compared to a compound annual rate of growth of 2.3% for the entire United States over the same period. For 2006, hourly demand ranged from a low of 21,309 MW to a high of 62,339 MW. ERCOT has limited interconnections to other markets outside of ERCOT in the United States, which currently limits potential imports into ERCOT and is currently limited to 1,106 MW of generation capacity (or approximately 2% of peak demand in Texas). In addition, wholesale transactions within the ERCOT market are not subject to regulation by the FERC.

The ERCOT market has experienced significant construction of new generation plants in recent years, with over 29,000 MW of mostly natural gas-fueled combined cycle generation capacity added to the market since 1996. As of May 31, 2007, aggregate net generation capacity of approximately 76,801 MW existed in the ERCOT market, of which 72% was natural gas-fueled. Approximately 21,444 MW, or 27.9%, was lower marginal cost generation capacity such as coal, lignite and nuclear plants. As of May 31, 2007, Luminant Power’s lignite and nuclear baseload plants represented 8,137 MW, or 37.9%, of the total lower marginal cost generation capacity in the ERCOT market. ERCOT has established a target reserve margin level of approximately 12.5%; and the reserve margin at May 17, 2007, was 14.6%, forecast to drop to 12.6% by 2008 and 10.1% by 2009.

Natural gas-fueled generation is the predominant supply resource in the ERCOT market in terms of both the installed generation capacity and generation produced, accounting for approximately 72% of the installed generation capacity and 46% of the electricity produced in the ERCOT market. In the ERCOT market, buyers and sellers enter into bilateral wholesale capacity, power and ancillary services contracts or may participate in the centralized ancillary services market, including balancing energy, which ERCOT administers. An October 1, 2005 report titled “Report on Existing and Potential Electric System Constraints and Needs” found that natural gas-fueled power plants set the market price of power more than 90% of the time in the ERCOT market. As a result, natural gas-fueled plant operators are the marginal suppliers in ERCOT, and wholesale electricity prices are highly correlated to natural gas prices.

The ERCOT market is currently divided into four regions or congestion zones, namely: North, Houston, South and West, which reflect transmission constraints that are commercially significant and which have limits as to the amount of power that can flow across zones. Luminant Power’s baseload generation facilities are located primarily in the North region.

The ERCOT market operates under the reliability standards set by the NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of power supply across Texas’s main interconnected power transmission grid. ERCOT is responsible for facilitating reliable operations of the bulk electric power supply system in the ERCOT market. The ERCOT independent system operator (ERCOT ISO) is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT market. Its responsibilities include ensuring that electricity production and delivery are accurately accounted for among the generation resources and wholesale buyers and sellers. Unlike certain other regional power markets, the ERCOT market is not a centrally dispatched power pool, and the ERCOT ISO does not procure energy on behalf of its members. Members who sell and purchase power are responsible for contracting sales and purchases of power bilaterally. The ERCOT ISO also serves as agent for procuring ancillary services for those members who elect not to provide their own ancillary services.

We believe that the ERCOT market presents an attractive competitive electric service market due to the following factors:

•	market rules support fair and robust competition, while providing opportunities to optimize the generation fleet operations and purchased power requirements;

•	peak demand is expected to grow at an average rate of over 2.1% per year over the period 2007 to 2017;

•	it is a sizeable market with over 62 GW of peak demand and approximately 34 GW of average demand; and

•	as projected by ERCOT, in the absence of additional generation capacity, annual reserve margins are expected to fall below ERCOT’s targeted reserve margin of 12.5% as early as

2009, thus providing opportunities for generation owners and developers. Reserve margin is defined as the percentage by which available capacity is expected to exceed forecasted peak demand.

Our Strengths

•

Scale and diversity of business.    TCEH believes it has two strong, large-scale electricity businesses in an attractive electric market. Luminant has a large and diversified competitive power generation portfolio with approximately 18,365 MW of generation capacity as of June 30, 2007 (which includes 585 MW representing nine combustion turbine units currently operated for an unaffiliated party’s benefit). Its diversified portfolio consists of approximately 8,137 MW of low-cost solid fuel baseload generation capacity (approximately 72% lignite/coal and 28% nuclear) in ERCOT, a market in which power prices are predominantly set by natural gas-fueled generation that is more costly than the solid fuel that powers Luminant’s baseload generation plants at current commodity levels. In addition, as of June 30, 2007, Luminant owned or operated 10,228 MW of intermediate and peaking facilities, which provide the ability to dispatch assets in periods of high demand and prices. Luminant’s lignite/coal-fueled plants are near lignite reserves that are controlled by Luminant and supply approximately 67% of the fuel used to operate these plants, which reduces Luminant’s reliance on third-party coal suppliers and railroad use. Luminant controls approximately 1.0 billion tons, or over 21 years of fuel (assuming current mine production levels), of proven lignite reserves and operates the nation’s 13th largest mining company. Luminant is also developing and constructing three new lignite coal-fueled generation facilities in Texas with expected generation capacity totaling approximately 2,200 MW of additional installed low-cost baseload capacity. We expect two of these units, representing approximately 1,400 MW, to be operational in 2009 and the remaining unit, representing approximately 800 MW, to be operational in 2010.

TXU Energy is a large scale competitive retailer that provides competitive electricity and related services to more than 2.1 million electricity customers in Texas. As of June 30, 2007, TXU Energy held approximately 62% of the retail residential market share in its historical market area located in the north-central, eastern and western parts of Texas, including the Dallas–Fort Worth area. As of June 30, 2007, TXU Energy’s estimated share of the total ERCOT market retail residential and small business electric customers was approximately 35% and 25%, respectively.

•

Low-cost asset base.    We are the largest provider of baseload generation power in Texas with approximately 8,137 MW of existing low-cost solid fuel baseload capacity (lignite/coal and nuclear) in a predominantly gas-on-the-margin market. Our baseload generation facilities operate at high utilization levels, incur comparatively low operations and maintenance costs and benefit from a number of long-term fuel contracts on attractive terms.

Our low-cost position is supported by a number of factors, including our control of an estimated 858 million tons of dedicated proven lignite reserves, and in excess of 119 million tons of undedicated proven lignite reserves. Importantly, these lignite reserves, which are near a number of the lignite coal-fueled plants that we operate, provide a low cost source of fuel for certain of our plants, and reduce our exposure to rising coal and rail contract prices.

•

Favorable market dynamics.    Our subsidiaries operate primarily in ERCOT, which represents approximately 85% of the electricity consumed in Texas. We believe that the strong regional economic growth in Texas continues to support demand growth for electricity in ERCOT. According to ERCOT, peak demand in ERCOT is expected to grow at an average rate of over 2.1% per year over the period from 2007 to 2017. ERCOT expects reserve margins to continue to decline, which presents additional investment opportunities, while also positively impacting the value of our existing plants. Power prices are generally driven by natural gas prices in ERCOT, where natural gas-fueled plants set the market price approximately 90% of the time. Texas has one of the highest retail energy consumption profiles in the country with approximately 14 MWh per year of consumption per household. ERCOT has experienced over 2.1% annual retail growth over the period from 2002 to 2006, making it one of the fastest growing NERC regions.

Transmission and distribution businesses in ERCOT benefit from favorable regulatory capital recovery mechanisms known as “capital trackers” that we believe enable adequate and timely recovery of transmission investments, advanced meter reading investments and certain other infrastructure investments.

•

Strong operating performance. Luminant Power is an industry-leading operator of baseload solid fuel plants. Based on our benchmark analysis, we believe that compared with the U.S. merchant coal plant fleet, Luminant Power’s lignite/coal plants achieved top decile capacity factors and top quartile costs per MWh in 2005 and 2006. Similarly, we believe that our nuclear units achieved top decile capacity factors and top quartile costs per MWh in 2006. Luminant Power’s lignite/coal-fueled plants achieved a capacity factor of 89.1% for 2006 and Luminant Power’s nuclear plants achieved a capacity factor of 98.8% for 2006. Luminant Power’s ongoing operating system initiatives are focused on achieving industry-leading capacity factors while continuing to manage costs. The capacity factor of a power plant is generally the ratio of the actual output of the power plant over a period of time as compared to its potential output if the plant operated at full capacity during such period.

TXU Energy is committed to providing its customers with industry-leading customer service and creating an innovative set of new products and services to meet customer needs. For the twelve months ended June 30, 2007, call answer times averaged under 15 seconds, which dropped from an average of over 100 seconds for the same period in 2004. Customer call satisfaction scores in North Texas improved 16 percent in the twelve months ended June 30, 2007, as compared to the twelve months ended June 30, 2006. TXU Energy continues to offer the broadest set of customer products of any retailer in the ERCOT market.

•

Attractive opportunities for capital investment. We have a number of attractive opportunities for capital investment. Luminant Construction is building three, new low-cost lignite coal-fueled generation units in the state of Texas with total estimated capacity of approximately 2,200 MW. The three units consist of one new generation unit at a site owned by Alcoa Inc. that is adjacent to an existing TCEH lignite coal-fueled generation plant site (Sandow) and two units at a TCEH site that was slated for construction of a generation plant a number of years ago (Oak Grove). Aggregate capital expenditures to develop these three units are expected to total approximately $3.25 billion, including all construction, site preparation and mining development costs (not including the purchase of the Three Oaks mine assets).

We believe that these construction projects represent attractive investment opportunities and benefit from a number of strategic advantages, including:

•	our incumbent position in the ERCOT market,

•	our control of attractive brownfield development sites with access to low-cost lignite fuel,

•	our first mover advantage in seeking, sitting and permitting approval and

•	low-cost construction contracts with leading EPC firms.

•

Attractive cash flow generation. For the twelve months ended June 30, 2007, on a pro forma basis, Energy Future Competitive Holdings would have generated Adjusted EBITDA of $4,061 million. Specific characteristics of our businesses that support our attractive cash flow generation are outlined in this Current Report on Form 8-K. Our anticipated operating margins, low maintenance capital expenditures and modest going-forward working capital requirements are expected to be key drivers of our strong cash flow generation.

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Ability to hedge future cash flows through long-term hedging program. We believe that the strong historical correlation between natural gas prices and power prices in the ERCOT market combined with significant liquidity in certain natural gas markets currently provides an opportunity for management of our exposure to natural gas prices. As a result, TCEH expects to hedge up to 80% of the equivalent natural gas price exposure of our expected baseload generation output on a rolling five-year basis. As of October 10, 2007, approximately 2.6 billion MMBtu of natural gas (equivalent to the natural gas exposure of over 300,000 GWh at an assumed 8.5 MMBtu/MWh market heat rate) have been effectively sold forward by our subsidiaries over the period from 2008 to 2013 at average annual prices ranging from $7.25 per MMBtu to $8.15 per MMBtu. For the period from 2008 to 2012, and taking into consideration the estimated portfolio impacts of our retail electricity business, these transactions result in us having effectively hedged approximately 80% of our expected baseload generation natural gas price exposure for such period (on an average basis for such period). Demonstrating the ability to implement a long-term hedge program on a rolling basis, we have also hedged approximately 60% of our expected baseload generation natural gas price exposure in 2013 at prices above $7.25 per MMBtu. We believe this hedging program provides us with visibility and stability of future revenues and cash flows.

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Strong leadership.    Luminant and TXU Energy have separate leadership teams consistent with the separation of EFH’s legacy businesses into distinct operating entities. Each company has its own chief executive officer who, together with the respective management teams, will focus on optimizing operations and maximizing performance for that specific business unit, independent of the other business units. The management teams for each business are comprised of highly experienced professionals. In addition, four prominent Texans, Donald L. Evans, former U.S. Secretary of Commerce; James R. Huffines, Chairman of the University of Texas Board of Regents; Lyndon L. Olson Jr., former Texas State Representative and former U.S. Ambassador to Sweden; and Kneeland Youngblood, a former director of the U.S. Enrichment Corporation, also joined the Board of Directors of EFH Corp., our parent. William Reilly, Chairman Emeritus of the World Wildlife Fund and former EPA Administrator, joined the Board of Directors of EFH Corp. and will lead the adoption of corporate governance policies that tie EFH Corp.’s operations and goals to environmental stewardship. Finally, former U.S. Secretary of State James A. Baker III serves as Advisory Chairman to the General Partner.

Our Strategies

Each of our businesses focuses its operations on key drivers for that business, as described below:

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Luminant focuses on optimizing its existing generation fleet to provide safe, reliable and cost-competitive power, as well as developing and constructing additional power generation capacity to meet the growing demand for power in Texas; and

•	TXU Energy focuses on providing high quality customer service, including continually improving customer service and developing innovative energy products to meet customers’ needs.

Other elements of our strategy include:

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Increase value from our existing businesses.    Our strategy focuses on striving for consistent top decile performance across our operations in terms of reliability, cost and customer service. We will continue to focus on upgrading four critical skill sets: operational excellence across each business, market leadership, systematic risk/return mindset applied to all key decisions, and rigorous performance management targeting industry-leading performance standards for productivity, reliability and customer service. An example of how we implement these principles is a program called the “Luminant Operating System,” which is a program to drive ongoing productivity improvements in Luminant Power’s businesses through application of lean operating techniques and deployment of a high-performance industrial culture.

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Pursue growth opportunities across our business lines.    We believe building upon and leveraging our scale advantages enables us to sustainably create value by eliminating duplicative costs, efficiently managing supply costs, and building and standardizing distinctive process expertise. Scale also allows us to take part in large capital investments, such as new generation projects, with a smaller fraction of overall capital at risk and with an enhanced ability to streamline costs. The growth initiatives for each business include:

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Luminant: Construction of three new lignite coal-fueled generation facilities at existing sites with onsite lignite fuel supplies, as well as the development of wind generation projects in the near to medium term. Pursuit of new generation opportunities to meet ERCOT’s growing generation needs over the longer term from a diverse range of alternatives such as nuclear, renewables and advanced coal technologies such as Integrated Gasification Combined Cycle.

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TXU Energy: Retain existing customers and increase the number of customers served both in TXU Energy’s historic territory, as well as in other Texas markets such as Houston, through innovative products and superior customer service.

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Reduce the volatility of our cash flows through our established risk management strategy.    A key component of our risk management strategy is our plan to hedge up to 80% of the natural gas exposure of Luminant Power’s baseload generation output on a rolling five- year basis. The strong historical correlation between natural gas prices and power prices in ERCOT combined with the significant liquidity in certain natural gas markets currently provides an opportunity for management of our exposure to natural gas prices. TCEH has approximately $5.9 billion of available revolving credit and letter of credit borrowing capacity (excluding amounts under the TCEH Commodity Collateral Facility and outstanding letters of credit) which we believe will provide significant liquidity for its operations, including for TCEH’s long-term hedging strategies, particularly regarding its commodity and market heat rate exposures. In addition, the TCEH Commodity Collateral Posting Facility will support the margin requirements for a significant portion of the natural gas swap transactions that are a part of the long-term hedging program not otherwise secured by a first lien on TCEH’s assets. In addition, certain existing and future hedging transactions are secured with a first lien security interest in TCEH’s assets, which will reduce the liquidity requirements of entering into commodity hedge transactions because no cash or letter of credit collateral will be required for these transactions. As of the consummation of the Merger, approximately 90% of Luminant’s natural gas hedging transactions were secured by this first lien security interest in TCEH’s assets (including transactions covered by the TCEH Commodity Collateral Posting Facility described under “The Transactions—Debt Financing”).

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Environmental focus.    We are committed to continue to operate in compliance with all environmental laws, rules and regulations and to reduce our impact on the environment. EFH Corp. will put in place a Sustainable Energy Advisory Board that will focus on assisting EFH Corp. in pursuing technology development opportunities that utilize the United States’ vast energy resources with technologies designed to reduce EFH Corp.’s impact on the environment while balancing the need to address the energy requirements of Texas. EFH Corp.’s Sustainable Energy Advisory Board will be comprised of individuals who represent the following interests, among others: the environment, customers, Texas economic development and ERCOT reliability standards. In addition, we are focused on and are pursuing opportunities to reduce emissions from our existing and planned new lignite/coal-fueled generation units in ERCOT. As such and in connection with our plans to build three new lignite coal-fueled generation units, we have committed to reduce emissions of mercury, nitrogen oxide and sulfur dioxide from our existing units, so that the total of those emissions from both existing and new lignite coal-fueled units are 20% below 2005 levels. We expect to make these reductions through a combination of investment in new emission control equipment and possible fuel switching. We also expect such investments to provide economic benefit to us by reducing future costs associated with complying with environmental emissions standards.

Our Operating Segments

TCEH is managed as an integrated business; however, for purposes of operational accountability and performance management, the segment has been divided into Luminant Power, Luminant Energy, Luminant Construction and TXU Energy. Historical financial data and discussions of results of operations for historical periods included in this Current Report on Form 8-K reflect the fact that Luminant Construction was not previously included within TCEH (as well as Energy Future Competitive Holdings) as the development activities have been conducted out side of TCEH (as well as Energy Future Competitive Holdings) by another subsidiary of EFH Corp. As part of the Merger, the activities of Luminant Construction will now be conducted within TCEH and therefore included in its (and Energy Future Competitive Holdings) future results of operations.

Luminant Power

Luminant Power’s electricity generation fleet consists of 19 plants in Texas with total generating capacity as of June 30, 2007 as shown in the table below:

Fuel Type	Capacity (MW)	Number of Plants	Number of Units(a)
Nuclear	2,300	1	2
Lignite/coal	5,837	4	9
Natural gas(b)(c)	10,228	14	45
Total	18,365	19	56

(a)	Leased units consist of six natural gas-fueled units totaling 390 MW of capacity. All other units are owned.
(b)	Includes 1,329 MW representing five units mothballed and not currently available for dispatch.
(c)	Includes 585 MW representing nine combustion turbine units currently operated for an unaffiliated third party’s benefit.

The generation plants are located primarily on land owned in fee simple. Nuclear and lignite/coal-fueled (baseload) plants are generally scheduled to run at capacity except for periods of scheduled maintenance activities or, in the case of lignite/coal units, backdown due to low periods of demand. The natural gas-fueled generation units supplement the baseload generation capacity in meeting variable consumption as production from these units can more readily be ramped up or down as demand warrants.

Nuclear Generation Assets.    Luminant Power operates two nuclear generation units at the Comanche Peak plant, each of which is designed for a capacity of 1,150 MW. Comanche Peak’s Unit 1 and Unit 2 went into commercial operation in 1990 and 1993, respectively, and are generally operated at full capacity to meet the load requirements in ERCOT. Refueling (nuclear fuel assembly replacement) outages for each unit are scheduled to occur every eighteen months during the spring or fall off-peak demand periods. Every three years, the refueling cycle results in the refueling of both units during the same year, with the next scheduled to occur in 2008. While one unit is undergoing a refueling outage, the remaining unit is intended to operate at full capacity. During a refueling outage, other maintenance, modification and testing activities are completed that cannot be accomplished when the unit is in operation. Over the last 3 years, the refueling outage period per unit has ranged from a high of 38 days in 2004 to a low of 18 days in 2006. The Comanche Peak plant operated at a capacity factor of 98.8% in 2006, which represents top decile performance of US nuclear generation facilities.

Luminant Power has contracts in place for nuclear fuel conversion services through 2008. In addition, Luminant Power has contracts for the acquisition of uranium through 2009 and for nuclear fuel enrichment services through 2008, as well as for nuclear fuel fabrication services through 2018.

Contracts for the acquisition of raw uranium and nuclear fuel conversion services through 2012 and 2009, respectively, are being negotiated. Additional contracts to ensure a portion of nuclear fuel enrichment services through 2020 are being negotiated. Luminant Power does not anticipate any issues with finalizing these contracts and does not anticipate any significant difficulties in acquiring raw uranium and contracting for associated services in the foreseeable future.

Luminant Power’s on-site used nuclear fuel storage capability is sufficient for five to ten years. The nuclear industry is continuing to review ways to enhance security of used-fuel storage with the NRC to fully utilize physical storage capacity.

The Comanche Peak nuclear generation units have an estimated useful life of 60 years from the date of commercial operation. Therefore, assuming that Luminant Power receives the requisite license extensions, plant decommissioning activities would be scheduled to begin in 2050 for Comanche Peak Unit 1 and 2053 for Unit 2 and common facilities.

Lignite/Coal-Fueled Generation Assets.    Luminant Power’s lignite/coal-fueled generation fleet has a nameplate capacity of 5,837 MW and consists of the Big Brown (2 units), Monticello (3 units), Martin Lake (3 units) and Sandow (1 unit) plants. These plants are generally operated at full capacity to meet the load requirements in ERCOT. Maintenance outages are scheduled during off-peak demand periods. Over the last three years, the total annual scheduled and unscheduled outages per unit averaged 33 days. Luminant Power’s lignite/coal-fueled generation fleet operated at a capacity factor of 89.1% in 2006, which represents top decile performance of U.S. coal-fueled generation facilities.

Approximately 67% of the fuel used at Luminant Power’s lignite/coal-fueled generation plants in 2006 was supplied from owned in fee or leased proven surface-minable lignite reserves dedicated to the Big Brown, Monticello and Martin Lake plants, which were constructed adjacent to the reserves. TCEH, through its subsidiaries, owns in fee or has under lease an estimated 858 million tons of proven reserves dedicated to its generation plants, and also owns in fee or has under lease in excess of 119 million tons of proven reserves not currently dedicated to specific generation plants. In 2006, over 22 million tons of lignite were recovered to fuel Luminant Power’s plants. TCEH utilizes owned and/or leased equipment to remove the overburden and recover the lignite.

Lignite mining operations include extensive reclamation activities that return the land to productive uses such as wildlife habitats, commercial timberland and pasture land. In 2006 alone, regulatory authorities approved Luminant Power’s release from further reclamation obligation approximately 8,000 acres of reclaimed land; Luminant Power planted more than 1.2 million trees as part of this reclamation.

Luminant Power supplements its lignite fuel at Big Brown, Monticello and Martin Lake with western coal from the Powder River Basin (PRB) in Wyoming. The coal is purchased from multiple suppliers under contracts of various lengths and is transported from the Powder River Basin to Luminant Power’s generating plants by railcar. Based on its current usage, Luminant Power believes that it has sufficient lignite reserves for the foreseeable future and has contracted 72% of its western coal resources and 100% of the related transportation through 2009.

Natural Gas-Fueled Generation Assets.    Luminant Power also operates a fleet of natural gas-fueled generation units, which includes 45 units with a total 10,228 MW of currently available capacity. A significant number of the natural gas-fueled units have the ability to switch between natural gas and fuel oil. The gas units predominantly serve as peaking units that can be more readily ramped up or down as demand warrants.

Luminant Energy

Luminant Energy plays a pivotal role in supporting Luminant Power and TXU Energy by optimizing the performance of the generation assets and sourcing the electricity requirements for TXU Energy’s customers. Luminant Energy manages commodity price exposure across the complementary generation and retail businesses on a portfolio basis. Under this approach, Luminant Energy manages the risks of imbalances between generation supply and sales load, which primarily represent exposures to natural gas price movements and market heat rate changes (variations in the relationships between natural gas prices and wholesale electricity prices), through wholesale markets activities that include physical purchases and sales and transacting in financial instruments.

Luminant Energy manages the commodity exposure of the generation and retail portfolio through asset management and hedging activities. Luminant Energy provides TXU Energy with the electricity and related services to meet retail customer demand and the operating requirements of ERCOT. Luminant Energy also supports Luminant Power in selling forward generation and seeking to maximize the economic value of the fleet. In consideration of operational production and customer consumption levels that can be highly variable as well as opportunities for long-term purchases and sales with large wholesale electricity market participants, Luminant Energy buys and sells electricity in the spot and short-term market and executes longer-term forward electricity purchase and sales agreements.

In its hedging activities, Luminant Energy enters into contracts for the physical delivery of electricity and natural gas, exchange traded and “over-the-counter” financial contracts and bilateral contracts with producers, generators and end-use customers. In October 2005, EFH Corp. commenced a long-term hedging program designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. As of October 10, 2007, 2.6 billion MMBtu of natural gas (equivalent to the natural gas exposure of over 300,000 GWh at an assumed 8.5 MMBtu/MWh market heat rate) have effectively been sold forward by our subsidiaries over the period from 2008 to 2013, principally utilizing natural gas-related financial instruments.

Luminant Energy also dispatches the gas-fueled generation fleet owned and operated by Luminant Power. Luminant Energy’s dispatching activities are performed through a centrally managed real-time operational staff that synthesizes operational activities across the fleet and interfaces with various wholesale market channels. Luminant Energy coordinates the overall commercial strategy for these plants working closely with Luminant Power. In addition, Luminant Energy manages the fuel procurement requirements for the natural gas-fueled generation plants.

Luminant Energy engages in commercial operations such as physical purchases, storage and sales of natural gas, electricity and natural gas trading and third-party asset management. Luminant Energy’s natural gas operations include well-head production contracts, transportation agreements, storage leases and retail sales. Luminant Energy currently manages approximately 18 billion cubic feet of natural gas storage capacity and has a presence outside of Texas in both electricity and natural gas commodity trading.

Luminant Energy manages exposure to wholesale commodity and credit related risk within established transactional risk management policies and limits. Luminant Energy targets best practices in risk management and risk control by employing proven principles used by financial institutions.

These controls have been structured so that they are practical in application and consistent with stated business objectives. Risk management processes include capturing transactions, performing and validating valuations and reporting exposures on a daily basis using commodity information systems designed to support a large transactional portfolio. A risk management forum meets regularly to ensure that business practices comply with approved transactional limits, commodities, instruments, exchanges and markets. Transactional risks are monitored and limits are enforced to comply with the established risk policy. Luminant Energy has a strict disciplinary program to address any violations of the risk management policies and periodically reviews these policies to ensure they are responsive to changing market and business conditions.

Luminant Energy is one of the largest purchasers of wind-generated electricity in Texas and the fifth largest in the United States.

Luminant Construction

Luminant Construction is developing three new lignite coal-fueled units in the state of Texas with total estimated capacity of approximately 2,200 MW. The three proposed units consist of one new generation unit at an existing Luminant Power lignite coal-fueled generation plant site recently acquired from Alcoa Inc. (Sandow) and two units at a site (Oak Grove) owned by Luminant Power that was originally slated for the construction of a generation plant a number of years ago. Aggregate capital expenditures for these three units are expected to total approximately $3.25 billion, including all construction, site preparation and mining development costs (not including the purchase of the Three Oaks mine assets).

The development program includes up to $450 million for investments in state-of-the-art emissions controls for the three proposed new units. As part of the development program, additional environmental control systems will be installed at Luminant Power’s existing generation facilities. Estimates for capital expenditures associated with the full potential scope of these additional environmental control systems are in the range of approximately $1 billion to $1.3 billion. Luminant Power has yet to undertake and complete detailed cost and engineering studies for the additional environmental systems. The cost estimates for capital expenditures at Luminant Power’s existing facilities are subject to change, which change could be substantial as Luminant Power determines the detail of and further evaluates the engineering and construction costs related to these investments.

Development and procurement activities for the three proposed units are essentially complete and site construction is well underway. Air permits have been obtained and EPC agreements have been executed with Bechtel Power Corporation and Fluor Enterprises, Inc. The expected on-line dates of the units are as follows: Sandow in 2009 and Oak Grove’s two units in 2009 and 2010.

TXU Energy

TXU Energy serves more than 2.1 million retail electricity customers, of which 1.9 million are in its historical service territory, which was the territory, largely in north Texas, being served by EFH Corp.’s regulated electric utility subsidiary at the time of entering retail competition on January 1, 2002. This territory, which is located in the north-central, eastern and western parts of Texas, has an estimated population in excess of 7 million, about one-third of the population of Texas, and comprises 92 counties and 370 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen.

Texas is one of the fastest growing states in the nation with a diverse and resilient economy and, as a result, has attracted a number of competitors into the deregulated retail electricity market. As a result, competition is expected to continue to be robust. TXU Energy, as an active participant in this competitive market, provides retail electric service to the other areas of ERCOT now open to competition including the Houston, Corpus Christi, and lower Rio Grande Valley areas of Texas. TXU Energy continues to market its services in Texas to add new customers and to retain its existing customers. As of September 2007, there are approximately more than 100 REPs certified to compete within the state of Texas.

As a result of the 1999 Restructuring Legislation, effective January 1, 2002, REPs affiliated with electricity delivery utilities were required to charge price-to-beat retail prices, established by the Commission, to residential and small business customers located in their historical service territories. The price-to-beat mechanism was intended to spur competition as the rates were set such that competing REPs could profitably offer lower rates. TXU Energy, as a REP affiliated with an electricity delivery utility, was required to charge the price-to-beat retail price, adjusted for fuel factor changes, to these classes of customers until the earlier of January 1, 2005 or the date on which 40% of the electricity consumed by customers in that class was supplied by competing REPs. TXU Energy met the 40% threshold target calculation for its small business customers in December 2003 and began offering rates other than the price-to-beat retail prices to this customer class. Since January 1, 2005, TXU Energy has offered rates different from the price-to-beat retail prices to all customer classes, but was required to make the price-to-beat retail prices available for residential and small business customers in its historical service territory until January 1, 2007. As of January 1, 2007, TXU Energy is no longer required to offer the price-to-beat retail price to any of its customer classes.

In connection with the Merger, TXU Energy announced a 15 percent price reduction for residential customers in its historical service territory who have not already switched to one of the many pricing plans other than the basic month-to-month plan. These customers received a six percent reduction beginning in late March 2007 and an additional four percent reduction in June 2007 and will receive an additional five percent reduction effective in late October 2007. In addition, TXU Energy will provide price protection to these customers through December 2008, ensuring that these customers receive the benefits of these savings through two summer seasons of peak energy usage.

Legal Proceedings

Litigation—Two putative class and derivative lawsuits and one derivative lawsuit were filed in the United States District Court, Northern District of Texas, Dallas Division in March 2007 against the directors of EFH Corp., EFH Corp., as a nominal defendant, and the Sponsors. On April 27, 2007, the Plaintiffs filed Amended Complaints asserting only derivative claims against the same defendants. The lawsuits seek to challenge and enjoin the Merger Agreement. The cases allege that the directors abused their ability to control and influence EFH Corp., committed gross mismanagement and violated various fiduciary duties by approving the Merger Agreement and the Sponsors aided and abetted that alleged conduct. The Plaintiffs contend that the directors violated fiduciary duties owed to shareholders by failing to maximize the value of EFH Corp. and by breaching duties of loyalty and due care by not taking adequate measures to ensure that the interests of shareholders were properly protected. The Merger Agreement allowed EFH Corp. to solicit other proposals from third parties until April 16, 2007 and the transaction was subject to the approval of EFH Corp.’s shareholders, which was obtained at the annual meeting of shareholders on September 7, 2007. Accordingly, EFH Corp. and its directors filed Motions to Dismiss based on the Plaintiffs’ failure to comply with the provisions of the Texas Business Organizations Code (“TBOC”) applicable to filing and pursuing derivative proceedings. The Motions are pending before the Court.

In February and March 2007, three derivative lawsuits were filed in Dallas County state district courts arising out of the Merger Agreement. The suits, filed by putative shareholders, allege that EFH Corp.’s directors, named as defendants, breached fiduciary duties owed EFH Corp. by approving the Merger Agreement. The petitions, now consolidated into one action in the 44th District Court, Dallas County, Texas, include claims that the defendants failed to ensure that the transaction was in the best interest of EFH Corp.; that the directors participated in a transaction where their loyalties were divided and where they were to receive a personal financial benefit; that such alleged conduct constituted a breach of their duties of care, loyalty, good faith, candor and independence owed to EFH Corp.; and that the Sponsors aided and abetted the alleged breaches of fiduciary duties by the directors. EFH

Corp. believes that the Plaintiffs failed to comply with provisions of the Texas Business Organizations Code applicable to filing and pursuing derivative proceedings and thus have filed a Motion to Dismiss that is pending before the Court. Additionally, EFH Corp. has filed a Written Statement with the Court advising that, pursuant to the Texas Business Organizations Code, a Derivative Demand Committee of independent and disinterested members of EFH Corp.’s board of directors has been formed and is engaged in the active review, in good faith, of the allegations in the consolidated derivative lawsuits. Consequently, EFH Corp. has requested that the Court enforce the automatic and mandatory stay of the proceedings as provided in the Texas Business Organizations Code until the Derivative Demand Committee has completed its review. On May 16, 2007, the parties agreed to stay the consolidated derivative proceeding pending the Derivative Demand Committee’s review of Plaintiffs’ claims in that proceeding. On May 18, 2007, the Court entered an order staying the action in accordance with Section 21.555 of the TBOC. On July 18, 2007, EFH Corp. filed a Written Statement pursuant to TBOC Section 21.555(c) and an Application for Additional Stay informing the District Court that the Derivative Demand Committee was continuing its active review, in good faith, of the allegations set forth in the derivative lawsuits and accordingly requested an extension of the order staying the action through August 31, 2007. The Court has not yet ruled upon the Written Statement and Application.

In February and March 2007 eight lawsuits were filed in state district court in Dallas County, Texas by putative shareholders against the directors of EFH Corp., EFH Corp., the Sponsors, and certain financial entities, asserting claims on behalf of owners of shares of EFH Corp. common stock as well as seeking to certify a class action on behalf of allegedly similarly situated shareholders. The lawsuits, which have been consolidated into one action in the 44th District Court, Dallas County, Texas, contend that the directors of EFH Corp. violated various fiduciary duties owed plaintiffs and other shareholders in connection with the execution of the Merger Agreement and that the Sponsors and certain financial entities aided and abetted the alleged breaches of fiduciary duties by the directors. Plaintiffs seek to enjoin defendants from consummating the Merger Agreement until such time as a procedure or process is adopted to obtain the highest possible price for shareholders, as well as a request that the Court direct the officers and directors of EFH Corp. to exercise their fiduciary duties in order to obtain a transaction in the best interest of EFH Corp. shareholders. The consolidated suit includes claims that the directors failed to take steps to properly value or maximize the value of EFH Corp. and breached their duties of loyalty, good faith, candor and independence owed to EFH Corp. shareholders. The Merger Agreement allowed EFH Corp. to solicit other proposals from third parties until April 16, 2007 and was subject to the approval of EFH Corp.’s shareholders, which was obtained at the annual meeting of shareholders on September 7, 2007. The consolidated suit purports to assert claims by shareholders directly against the directors. EFH Corp. believes that Texas law does not recognize such a cause of action. Consequently, EFH Corp. and its directors have filed a Motion to Dismiss. On May 25, 2007, the Court granted the Motion and dismissed the consolidated putative class action suit with prejudice. On May 31, 2007, Plaintiffs moved for reconsideration of the May 25 Order dismissing the action; however, Plaintiffs subsequently withdrew this motion.

On July 19, 2007, a putative class action lawsuit was filed in the United States District Court, Northern District of Texas, Dallas Division by a putative shareholder against EFH Corp. and its directors asserting a claim under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, asserting that the preliminary proxy statement of EFH Corp. filed June 14, 2007 fails to adequately describe the relevant facts and circumstances regarding the Merger as well as seeking to certify the litigation as a class action on behalf of allegedly similarly situated shareholders. EFH Corp. has not yet responded to this litigation and, as described below, on July 23, 2007, the Sponsors, joined by EFH Corp. for the limited purpose described below, have entered into a memorandum of understanding with plaintiffs that would result in the dismissal of this litigation if the settlement is approved by the courts. In the event that EFH Corp. is required to respond to this litigation, EFH Corp. will file a Motion to Dismiss based on the fact that this proxy statement clearly and accurately describes the information regarding the Merger and the information necessary for a shareholder to evaluate the proposal to approve the Merger Agreement. EFH Corp. believes the claims made in this litigation are without merit and, therefore, if necessary, EFH Corp. intends to vigorously defend this litigation.

On July 23, 2007, the Sponsors, joined by EFH Corp. for the limited purpose described below, executed a memorandum of understanding with the plaintiffs in certain of the lawsuits described above pursuant to which, if approved by the court in which the litigation is pending, to the extent required, all of the litigation related to the Merger will be dismissed with prejudice. Neither EFH Corp. nor any of its directors agreed to fund any payment or pay any other consideration under the settlement. EFH Corp. did agree to make certain revisions to the final proxy statement as part of the agreement between the Sponsors and the plaintiffs to settle the litigation and agreed that under certain circumstances the termination fee payable by EFH Corp. under the Merger Agreement would be $925 million rather than $1 billion. The settlement of the litigation, subject to court approval, will result in a dismissal of all claims against EFH Corp. and its officers and directors related to the Merger.

On December 1, 2006, a lawsuit was filed in the United States District Court for the Western District of Texas against TXU Generation Company, LP, Oak Grove Management Company LLC and EFH Corp. The complaint seeks declaratory and injunctive relief, as well as the assessment of civil penalties, with respect to the permit application for the construction and operation of the Oak Grove generation plant in Robertson County, Texas. The plaintiffs allege violations of the federal Clean Air Act, Texas Health and Safety Code and Texas Administrative Code and seek to temporarily and permanently enjoin the construction and operation of the Oak Grove generation plant. The complaint also asserts that the permit application was deficient in failing to comply with various modeling and analyses requirements relative to the impact of emissions on the environment. Plaintiffs further request that the court enter an order requiring the defendants to take other appropriate actions to remedy, mitigate and offset alleged harm to the public health and environment. EFH Corp. believes the Oak Grove air permit, granted by the TCEQ, is protective of the environment and that the application for and the processing of the air permit by Oak Grove Management Company LLC with the TCEQ has been in accordance with law. The plaintiffs’ complaint was dismissed by the Federal District Court on May 21, 2007 in response to EFH Corp.’s Motion to Dismiss, and the matter is now on appeal to the Court of Appeals for the Fifth Circuit. EFH Corp. believes that the claims made in this complaint are without merit and, accordingly, intends to vigorously defend this appeal.

On September 6, 2005 a lawsuit was filed in the U.S. District Court for the Northern District of Texas, Dallas Division against EFH Corp. and C. John Wilder. The plaintiffs’ amended complaint asserts claims on behalf of the plaintiffs and a putative class of owners of certain EFH Corp. securities who tendered such securities in connection with a tender offer conducted by EFH Corp. in 2004. The amended complaint alleges violations of the provisions of Sections 14(e), 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder. The allegations relate to a tender offer conducted in September and October 2004 for certain equity-linked securities in which it was expressly disclosed that EFH Corp. management was evaluating whether it should recommend to the board of directors that the board reevaluate EFH Corp.’s dividend policy. After the tender offer was closed, and consistent with the disclosure, management did make a recommendation to the board to reevaluate the dividend policy and the board elected to increase the quarterly dividend. The plaintiffs contend that such disclosure in connection with the tender offer was inadequate. EFH Corp. maintains that the disclosure provided in connection with the tender offer regarding the evaluation of the dividend policy was complete and accurate at the time the tender offer was initiated as well as when it was closed. A Motion to Dismiss was filed by the defendants, and the District Court entered an order granting the Motion to Dismiss and dismissing this litigation with prejudice on August 30, 2006. The plaintiffs filed a timely notice of appeal and, on appeal, the U.S. Fifth Circuit Court of Appeals remanded the dismissal to the District Court in light of the decision in Tellabs, Inc., v. Makor Issues & Rights, Ltd. While EFH Corp. is unable to estimate any possible loss or predict the outcome of this litigation in the event the Fifth Circuit Court of Appeals reverses the District Court, EFH Corp. believes the claims made in this litigation are without merit and, accordingly, intends to vigorously defend this litigation, including the appeal of the District Court’s order dismissing the complaint.

In November 2002, February 2003 and March 2003, three lawsuits were filed in the U.S. District Court for the Northern District of Texas, Dallas Division, asserting claims under the Employee Retirement Income Security Act (“ERISA”) on behalf of a putative class of participants in and beneficiaries of various employee benefit plans of EFH Corp. These ERISA lawsuits were consolidated, and a consolidated complaint was filed in February 2004 against EFH Corp., the directors of EFH Corp. serving during the putative class period as well as certain officers of EFH Corp. who were the members of the TXU Thrift Plan Committee. The plaintiffs seek to represent a class of participants in such employee benefit plans during the period between April 26, 2001 and October 11, 2002. The plaintiffs filed an initial motion for class certification and, after class certification discovery was completed, the District Court denied plaintiffs’ initial class certification motion without prejudice and granted plaintiffs’ leave to amend their complaint. Plaintiffs’ second class certification motion, filed on the basis of their amended complaint, was denied and the case was ordered dismissed without prejudice on September 29, 2005. The plaintiffs filed an appeal of the dismissal to the Fifth Circuit Court of Appeals. While on appeal, the matter was referred to the Fifth Circuit’s alternative dispute resolution program and subsequently to mediation. While mediation was unsuccessful, further discussions led to an agreement in principle to settle this litigation on December 24, 2006 for $7.25 million, before attorney’s fees, to be paid by EFH Corp. to the thrift plan pursuant a Court approved allocation. A Memorandum of Understanding confirming the agreement in principle was signed on January 24, 2007 and the settlement is in the process of being confirmed with final settlement documents after which the settlement will be submitted to the District Court for approval. EFH Corp. believes the claims are without merit and, in the event the settlement is not approved, intends to vigorously defend the lawsuit, including the appeal. EFH Corp. is, however, unable to estimate any possible loss or predict the outcome of this action in the event the District Circuit rejects the settlement, the Fifth Circuit reverses the dismissal and remands the case to the District Court or the suit is refiled by the plaintiffs or others seeking to assert similar claims.

We are also involved in litigation concerning environmental permits for the three new lignite coal-fueled units that Luminant is developing at Oak Grove and Sandow. See “Energy Future Competitive Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Developments-Texas Generation Facilities Development.”

In addition to the above, EFH Corp. and its subsidiaries are involved in various other legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of management, should not have a material effect on its financial position, results of operations or cash flows.

Regulatory Investigations—In October 2006, Luminant Energy was notified that the PUCT had begun an informal investigation of its 2005 activities in the ERCOT wholesale electricity market as a result of observations noted in the 2005 State of the Market Report for the ERCOT Wholesale Electricity Markets performed by Potomac Economics, an economic consulting firm. The investigation was focused on activities involving bids to sell balancing energy and generation unit commitments. Balancing energy represents approximately five to ten percent of the total energy sold in the ERCOT wholesale market. Luminant Energy has cooperated fully with the PUCT in its informal investigation.

In March 2007, the PUCT issued a Notice of Violation (“NOV”) stating that the PUCT staff is recommending an enforcement action, including the assessment of administrative penalties, against EFH Corp. and certain affiliates for alleged market power abuse by its power generation affiliates and Luminant Energy in ERCOT-administered balancing energy auctions during certain periods of the summer of 2005. The PUCT staff issued a revised NOV in September 2007, in which the proposed administrative penalty amount was reduced from $210 million to $171 million. The revised NOV was necessary, according to the PUCT staff, to correct calculation errors in the initial NOV. As revised, the NOV is premised upon the PUCT staff’s allegation that TXU Portfolio Management’s bidding behavior was not competitive and increased market participants’ costs of balancing energy by approximately $57 million, including approximately $19 million in incremental revenues to EFH Corp. A hearing requested by Luminant Energy to contest the alleged occurrence of a violation and the amount of the penalty in the NOV has been scheduled to start in April 2008. EFH Corp. believes Luminant Energy’s conduct during the period in question was consistent with the PUCT’s rules and policies, and no market power abuse was committed. EFH Corp. is vigorously contesting the NOV. EFH Corp. is unable to predict the outcome of this matter.

EFH Corp. and Luminant Energy have taken actions to reduce the risk of future similar allegations related to the balancing energy segment of the ERCOT wholesale market, including working with the PUCT staff and the PUCT’s independent market monitor to develop a voluntary mitigation plan for approval by the PUCT. Luminant Energy has submitted a voluntary mitigation plan that was approved by the PUCT in July 2007. The PUCT’s approval action has been challenged by some other market participants on procedural grounds and to the initial ruling of the Texas District Court has upheld that challenge. TCEH cannot predict whether the PUCT will appeal that ruling or be successful on such appeal.

The PUCT staff had been investigating TXU Energy with respect to the renewal process for certain small and medium business customers on term service plans. The investigation did not involve residential customers. In June 2007, TXU Energy reached a settlement agreement with the Staff of the PUCT that was approved by the PUCT in July 2007. While TXU Energy expressly denies any violations of rules, it has agreed to pay the PUCT a $5 million settlement as a compromise in this dispute.

In addition to the above, EFH Corp. is involved in various other regulatory investigations in the normal course of business the ultimate resolution of which, in the opinion of management, should not have a material effect on its financial position, results of operations or cash flows.

Environmental Regulations and Related Considerations

Climate Change and Carbon Dioxide.    Luminant’s baseload lignite coal-fueled power plants are significant sources of carbon dioxide (“CO2”) emissions, generating the great majority of the average of 57 million tons of CO2 that our monitoring indicates our generation plants have produced annually from 2004 to 2006. The three new lignite coal-fueled units being developed will generate substantial additional CO2 emissions. EFH Corp. participates in a voluntary electric utility industry sector climate change initiative in partnership with the U.S. Department of Energy. This initiative supports the Bush Administration’s greenhouse gas emissions intensity reduction program, Climate VISION. In addition, EFH Corp. continues to participate in a voluntary greenhouse gas emission reduction program under the Energy Policy Act of 1992 and since 1995 has reported the results of its program annually to the U.S. Department of Energy.

In conjunction with the Merger agreement, EFH Corp. announced its commitment to reduce carbon dioxide CO2 emissions and intent to join the U.S. Climate Action Partnership (“USCAP”), which is a broad-based group of businesses and leading environmental groups organized to work with the President, the Congress and all other stakeholders to enact environmentally effective and economically sustainable climate change programs. CO2 is the principal greenhouse gas that EFH Corp. emits. As part of our support of USCAP, EFH Corp. is also pledging to support a mandatory cap and trade program to reduce CO2 emissions.

EFH Corp.’s approach to addressing global climate change is based upon the following principles:

•	Climate change is a global issue requiring a comprehensive solution addressing all greenhouse gases, sources and economic sectors in all countries;

•	Development of U.S. energy and environmental policy should seek to ensure U.S. energy security and independence;

•

Solutions should encourage investment in a diverse supply of new generation to meet U.S. needs to maintain adequate reserve margins and support economic growth, as well as address customer’s needs for affordable and reliable energy;

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Policies should encourage significant investments in research and development and deployment of a broad spectrum of solutions, including energy efficiency, renewable energy and coal, natural gas and nuclear-fueled generation technologies; and

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Any mandate to reduce greenhouse gas emissions should be developed under a market-based framework that is consistent with expected technology development timelines and supports the displacement of old, inefficient power generation technology with advanced, more efficient technology.

EFH Corp.’s strategies for lowering greenhouse gas emissions include:

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Investing in technology—EFH Corp. expects to invest up to $2 billion over the next five to seven years for the development and commercialization of cleaner power plant technologies, including integrated gasification combined cycle, the next generation of more efficient ultra-supercritical coal and pulverized coal emissions technology to reduce CO2 emission intensity. A number of actions, including research and development investments and partnerships, have already been initiated to advance next-generation technologies.

•

Providing electricity from renewable sources—EFH Corp. intends to become a leader in providing electricity from renewable sources by more than doubling its purchases of wind power to more than 1,500 MW. EFH Corp. also intends to promote solar power through solar/photovoltaic rebates.

•

Committing to demand side management initiatives—EFH Corp. expects that its subsidiaries will invest $400 million over the next five years in programs designed to encourage customer electricity demand efficiencies.

•	Reducing CO2 emissions by increasing production efficiency—EFH Corp. expects to increase production efficiency of its existing generation facilities by up to 2 percent.

•

Evaluating the development of a nuclear generation facility—EFH Corp. plans to develop an application to file with the NRC for combined construction and operating licenses for up to 3,400 MW of new nuclear generation capacity at its Comanche Peak nuclear generation plant. EFH Corp. expects to submit the application in 2008. Nuclear generation is the lowest emission source of baseload generation available.

Increasing public concern and political pressure from local, regional, national and international bodies, may result in the passage of new laws mandating limits on greenhouse gas emissions. A series of reports by the Intergovernmental Panel on Climate Change earlier this year attracted considerable public attention and concern. Several bills addressing climate change have been introduced in the U.S. Congress and in April 2007, the U.S. Supreme Court issued a decision ruling the EPA improperly declined to address CO2 impacts in a rulemaking related to new motor vehicle emissions. While this decision is not directly applicable to power plant emissions, the reasoning of the decision could affect other regulatory programs. Various proposals in the U.S. Congress could require us to purchase offsets or allowances for some or all of our CO2 emissions, or otherwise affect us based on the amount of CO2 we generate. The impact on EFH Corp. of any future greenhouse gas regulation will depend in large part on the details of the requirements and the timetable for mandatory compliance. EFH Corp. continues to assess the financial and operational risks posed by possible future legislative changes pertaining to greenhouse gas emissions, but because these proposals are in the formative stages, EFH Corp. is unable to predict any future impacts on our financial condition and operations.

Sulfur Dioxide, Nitrogen Oxide and Mercury Air Emissions.    The federal Clean Air Act includes provisions which, among other things, place limits on the SO2, NOx, and mercury emissions produced by certain generation plants. In addition to the new source performance standards applicable to SO2 (associated with acid rain) and NOx (associated with ozone formation), the Clean Air Act requires that fossil-fueled plants have sufficient SO2 emission allowances and meet certain NOx emission standards. EFH Corp.’s generation plants meet the current SO2 allowance requirements and NOx emission rates.

In 2005, the EPA issued a final rule to further reduce SO2 and NOx emissions from power plants. The SO2 and NOx reductions required under the Clean Air Interstate Rule (“CAIR”) are based on a cap and trade approach (market-based) in which a cap is put on the total quantity of emissions allowed in 28 eastern states (including Texas), emitters are required to have allowances for each ton emitted, and emitters are allowed to trade emissions under the cap. The CAIR reductions are required to be phased in between 2009 and 2015.

Also in 2005, the EPA published a final rule requiring reductions of mercury emissions from coal-fueled generation plants. The Clean Air Mercury Rule (“CAMR”) is based on a cap and trade approach on a nationwide basis. The mercury reductions are required to be phased in between 2010 and 2018.

SO2 reductions required under the proposed regional haze/visibility rule (or so-called BART rule) only apply to units built between 1962 and 1977. The reductions would be required on a unit-by-unit basis. The EPA provides the option for states to use CAIR to satisfy the BART reductions for electric generating units and Texas has chosen this option.

In connection with our plan to build three new lignite coal-fueled generation units in Texas, we have committed to reduce emissions of NOx, SO2 and mercury from our new and existing coal fueled units so that the total of these emissions is 20% below 2005 levels. This reduction is expected to be accomplished through the installation of emissions control equipment in both the new and existing units and possible fuel blending at some existing units. These efforts, which will involve incremental equipment investments, as well as additional costs for facility operations and maintenance in the future, will be coordinated with the CAIR, CAMR and BART rules for the most cost-effective compliance plan options. Estimates for capital expenditures associated with the full potential scope of these additional environmental control systems are in the range of approximately $1 billion to $1.3 billion. Luminant Power has yet to undertake and complete detailed cost and engineering studies for the additional environmental systems. The cost estimates for capital expenditures at Luminant Power’s existing facilities are subject to change, which changes could be substantial, as Luminant Power determines the details of and further evaluates the engineering and construction costs related to these investments.

The Clean Air Act also requires each state to monitor air quality for compliance with federal health standards. The standards for ozone are not being achieved in several areas of Texas. The TCEQ adopted new State Implementation Plan rules in July 2007 to deal with 8-hour ozone standards. These rules require further NOx emission reductions from certain EFH Corp. facilities in the Dallas-Fort Worth area.

We believe that EFH Corp. holds all required material emissions permits for facilities in operation and has applied for or obtained the necessary permits for facilities under construction.

Water.    The TCEQ and the EPA have jurisdiction over water discharges (including storm water) from facilities in Texas. We believe facilities of EFH Corp. are presently in material compliance with applicable state and federal requirements relating to discharge of pollutants into water. EFH Corp. believes it holds all required material waste water discharge permits from the TCEQ for facilities in operation and has applied for or obtained necessary permits for facilities under construction. EFH Corp. believes it can satisfy the requirements necessary to obtain any required permits or renewals. Recent changes to federal rules pertaining to Spill Prevention, Control and Countermeasure Plans (“SPCC”) for oil-filled electrical equipment and bulk storage facilities for oil will require updating of certain plants and facilities. EFH Corp. has determined that SPCC plans will be required for certain substations, work centers and distribution systems by July 1, 2009. The company is currently compiling data for development of these plans.

Diversion, impoundment and withdrawal of water for cooling and other purposes are subject to the jurisdiction of the TCEQ and the EPA. EFH Corp. believes it possesses all material necessary permits for these activities from the TCEQ for its present operations. Clean Water Act Section 316(b) regulations pertaining to existing water intake structures at large power plants were published by the EPA in 2004. As prescribed in the regulations, we began implementing a monitoring program to determine the future actions that might need to be taken to comply with these regulations. In January 2007, a federal court ruled against the EPA in a lawsuit brought by environmental groups challenging aspects of these regulations, and, in July 2007, the EPA announced that it was suspending the regulations pending further rulemaking. We cannot predict the impact on our operations of the suspended existing regulations or impact of any new regulations that replace them.

Radioactive Waste.    Under the federal Low-Level Radioactive Waste Policy Act of 1980, as amended, the State of Texas is required to provide, either on its own or jointly with other states in a compact, for the disposal of all low-level radioactive waste generated within the state. The State of Texas has agreed to a compact for a disposal facility that would be located in Texas. That compact was ratified by Congress and signed by the President in 1998. In 2003, the State of Texas enacted legislation allowing a private entity to be licensed to accept low-level radioactive waste for disposal, and in 2004 the State received a license application from such an entity for review. EFH Corp. intends to continue to ship low-level waste material off-site for as long as an alternative disposal site is available. Should existing off-site disposal become unavailable, the low-level waste material will be stored on-site. EFH Corp.’s on-site storage capacity at the Comanche Peak plant is expected to be adequate until other off-site facilities become available. (See discussion under “—Our Operating Segments—Luminant Power—Nuclear Generation Assets” above.)

Solid Waste, including Fly Ash Associated with Lignite/Coal-Fueled Generation.    Treatment, storage and disposal of solid waste and hazardous waste are regulated at the state level under the Texas Solid Waste Disposal Act and at the federal level under the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act. The EPA has issued regulations under the Resource Conservation and Recovery Act of 1976 and the Toxic Substances Control Act, and the TCEQ has issued regulations under the Texas Solid Waste Disposal Act applicable to facilities of EFH Corp. We believe we are in material compliance with all applicable solid waste rules and regulations. In addition, we have registered solid waste disposal sites and have obtained or applied for permits required by such regulations.

Environmental Capital Expenditures.    Capital expenditures for TCEH’s environmental projects totaled $43 million in 2006 and are expected to total approximately $105 million in 2007, exclusive of emissions control equipment investment planned as part of the three-unit Texas generation development program, which is expected to total up to $450 million over the construction period. Estimates for capital expenditures associated with the full potential scope of these additional environmental control systems at Luminant Power’s existing generation facilities are in the range of approximately $1 billion to $1.3 billion. Luminant Power has yet to undertake and complete detailed cost and engineering studies for the additional environmental systems. The cost estimates for capital expenditures at Luminant Power’s existing facilities are subject to change, which change could be substantial as Luminant Power determines the details of and further evaluates the engineering and construction costs related to these investments.

REGULATION AND RATES

General

2007 Texas Legislative Session

The Texas Legislature convened in its regular biennial session on January 9, 2007 and adjourned on May 28, 2007. The session was not a “sunset” session for the PUCT, so there was no requirement that the Legislature consider any electric industry-related bills. However, various measures pertaining to the electric industry were considered. The primary measures that were under consideration and would have materially affected EFH Corp.’s businesses and potentially the Merger were ultimately not enacted. New PURA provisions were enacted that ensure the PUCT shall have authority to enforce commitments made in a filing under PURA Section 14.101 (such as the filing with the PUCT made by Texas Holdings and Oncor Electric Delivery on April 25, 2007). In addition, the Sponsors have publicly indicated their intention to:

•

Spend more than $30 million per year over five years to provide relief for low-income residents and to pursue new demand-side management initiatives in conservation, energy efficiency and weatherization;

•	In the current regulatory system, hold a majority of their ownership in EFH Corp. for more than five years after the closing of the Merger; and

•	Invest significant resources in emerging energy technologies, such as integrated gasification combined cycle coal plants, including an increased commitment to renewable energy.

Luminant

Luminant Power is an exempt wholesale generator under the Energy Policy Act of 2005 and is subject to the jurisdiction of the NRC with respect to its nuclear generation plant. NRC regulations govern the granting of licenses for the construction and operation of nuclear generation plants and subject such plants to continuing review and regulation. Luminant Energy holds a power marketer authorization from the FERC.

Wholesale Market Design

In August 2003, the PUCT adopted a rule that, when implemented, will alter the wholesale market design in ERCOT. The rule requires ERCOT:

•	to use a stakeholder process to develop a new wholesale market model;

•	to operate a voluntary day-ahead energy market;

•	to directly assign all congestion rents to the resources that caused the congestion;

•	to use nodal energy prices for resources;

•	to provide information for energy trading hubs by aggregating nodes;

•	to use zonal prices for loads; and

•	to provide congestion revenue rights (but not physical rights).

ERCOT currently has a zonal wholesale market structure consisting of four geographic zones. The proposed location-based congestion-management market is referred to as a “nodal” market because wholesale pricing would differ across the various locational nodes on the transmission grid. The implementation of a nodal market is being done in conjunction with transmission improvements designed to reduce current congestion. In March 2006, the PUCT approved a set of Nodal Protocols, which was filed by ERCOT and describes the operation of a wholesale nodal market, and set an implementation date of no later than January 1, 2009. In August 2006, the PUCT adopted an interim order approving ERCOT’s application for a surcharge imposed on all Qualified Scheduling Entities in ERCOT (including subsidiaries of TCEH) for the purpose of financing 38% of ERCOT’s expected nodal implementation costs. The interim surcharge took effect on October 1, 2006. On May 23, 2007, the PUCT adopted an order approving ERCOT’s request for a final nodal-market-implementation surcharge and set the effective date for that surcharge as June 1, 2007. EFH Corp. expects that the annual impact of the final surcharge will be approximately $7 million to $8 million in additional expense. Although EFH Corp. does not expect our competitive position in the ERCOT market to be materially adversely affected by the proposed nodal wholesale market design, EFH is unable to predict the ultimate impact of the proposed nodal wholesale market design on its operations or financial results.

Nuclear Decommissioning

Luminant Power’s nuclear plant decommissioning costs are fully recoverable from Oncor Electric Delivery’s distribution customers. Through December 31, 2001, decommissioning costs were recovered from consumers based upon a 1992 site-specific study through rates placed in effect under EFH Corp.’s January 1993 rate increase request. Effective January 1, 2002, decommissioning costs are recovered through a tariff charged to REPs by Oncor Electric Delivery based upon a 2000 redetermination of the 1997 site-specific study, adjusted for trust fund assets, as a component of delivery fees effective under EFH Corp.’s 2001 Unbundled Cost of Service filing. In 2005, an updated study of the cost to decommission EFH Corp.’s nuclear generating facility was completed by management and was filed with the PUCT in June 2005. The accompanying testimony concluded that no change to the nuclear decommissioning tariff was warranted at that time. In July 2005, the PUCT’s Policy Development Division issued an order approving the decommissioning cost study and closing the docket.

Regulatory Investigations

Please refer to the subsection titled “Business—Legal Proceedings” elsewhere in this Current Report on Form 8-K for a description of certain regulatory investigations.

TXU Energy

REP Certification Rulemaking

On March 30, 2007, the PUCT publicly requested comments on proposed revisions to its substantive rules governing the certification of REPs that, if ultimately approved, would have (1) expanded the types of transactions that would be considered to constitute the transfer of a REP certificate and (2) subjected a REP to unspecified additional or different financial requirements if it serves one million residential customers in Texas or more and does not have its own investment grade credit rating. The PUCT Staff conducted a workshop on September 24, 2007 to discuss with interested stakeholders potential revisions to the rule and the largest REPs, including TXU Energy, ultimately agreed with the PUCT Staff to compromise rule revision language specifying acceptable additional minimum financial requirements for REPs with at least one million Texas residential customers. In an Open Meeting on October 9, 2007, the PUCT voted to approve revisions to its REP certification rule. The PUCT Commissioners declined to make any revisions to expand the types of transactions that would be considered to constitute the transfer of a REP certificate. The PUCT Commissioners approved the compromise agreed to by the largest REPs and PUCT Staff. The approved revisions provide that REPs that serve one million Texas residential customers or more are subject to additional or different financial requirements as determined by the PUCT unless they meet one of the following specified additional financial requirements: (1) a heightened credit rating of “BBB” for S&P or “Baa2” for Moody’s, or their financial equivalent (satisfied through the REP’s own credit rating, a guaranty of a parent or controlling shareholder with the required credit rating, or a bond, guaranty or corporate commitment of another company with the required credit rating); (2) an increased amount of equity (defined as assets in excess of liabilities); or (3) an increased amount of unused cash resources. The additional financial requirements are not anticipated to significantly increase TCEH’s cost of doing business.

Regulatory Investigations

Please refer to the subsection titled “Legal Proceedings” under the section titled “Business” included elsewhere in this Current Report on Form 8-K for a description of certain regulatory investigations.

MANAGEMENT

Our directors are set forth in the chart below. The exact composition of TCEH’s executive management following the Merger has not been finalized as of the date of this Current Report on Form 8-K.

Name	Age(1)	Position(s)
Frederick M. Goltz	36	Director
Scott Lebovitz	32	Director
Michael MacDougall	36	Director

(1)	As of September 1, 2007.

Frederick M. Goltz has been with KKR for 10 years. Mr. Goltz is one of the heads of KKR’s Energy and Natural Resources industry team and leads KKR’s efforts in the natural resources sector. He is a director of Accuride. He received a B.A., B.S., Magna Cum Laude, from the University of Pennsylvania, and an M.B.A. from INSEAD, Fontainebleau, France.

Scott Lebovitz is a Vice President of Goldman, Sachs & Co. in its Principal Investment Area. He joined Goldman, Sachs & Co. as Financial Analyst in 1997. He was promoted to Vice President in 2003. Mr. Lebovitz serves on the boards of Coffeyville Acquisition LLC and Village Voice Media, LLC. He received a B.S. degree from the University of Virginia.

Michael MacDougall is a partner of TPG. Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. Mr. MacDougall received his M.B.A., with distinction, from Harvard Business School. Prior to attending business school, Mr. MacDougall was an assistant brand manager in the Paper Division of Procter & Gamble. He received his B.B.A., with highest honors, from the University of Texas at Austin. Mr. MacDougall serves on the Board of Directors of Aleris International, Altivity Packaging LLC, Kraton Polymers LLC and Energy Future Holdings Corp. (the holding company formed to acquire TXU Corp.), and he served on the Board of Texas Genco LLC prior to its sale to NRG Energy, Inc. Mr. MacDougall also serves on the Board of The Opportunity Network (a charitable organization that creates access for top-performing New York City public school students to influential networks, career opportunities and competitive colleges) and is the Co-Chair of The Dwight School’s Annual Fund.

Executive Compensation

We expect that our Board will consider adopting executive compensation plans that will link compensation with performance. We will continually review our executive compensation programs to ensure that they are competitive.

Employment Agreements

In connection with the Merger, we may enter into new employment agreements and/or amend existing employment agreements with some of TCEH’s executive officers on terms to be agreed between us and those persons.

PRINCIPAL STOCKHOLDERS

As a result of the consummation of the Merger, substantially all of the capital stock of EFH Corp., our parent, is held indirectly by the Sponsors and the Investors. The Sponsors own approximately 62% of the partnership interests of Texas Holdings, the direct parent of EFH Corp. Members of the board of directors of EFH Corp. or managers of Texas Holdings affiliated with each of the Sponsors may be deemed to beneficially own shares owned by such entities or their associated investment funds. Each such individual disclaims beneficial ownership of any such shares in which such individual does not have a pecuniary interest.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements Among and With Sponsors and Investors

Texas Holdings Limited Partnership Agreement

Immediately prior to the closing of the Merger, the Sponsors and the Investors and/or their assignees contributed equity to Texas Holdings in exchange for limited partnership interests in Texas Holdings and entered into a limited partnership agreement with Texas Holdings. Certain third party investors contributed equity to Texas Holdings through intermediate investment vehicles, some of which are controlled by the Sponsors. The limited partnership agreement contains agreements among the parties with respect to restrictions on the issuance or transfer of interests. The Sponsors and certain of the Investors are also party to the limited liability company agreement of the General Partner, which provides, among other things, that the Sponsors control Texas Holdings and have the right to nominate directors to the board of directors of EFH Corp.

Indemnification Agreement

On October 10, 2007, Texas Holdings and EFH Corp. entered into an indemnification agreement with the Sponsors (the “Indemnification Agreement”) to indemnify the Sponsors, their affiliates and related persons from claims against liabilities incurred by the Sponsors, their affiliates and related persons in connection with the Transactions or any future offerings of equity or debt securities by EFH Corp., its subsidiaries or affiliates. Under the Indemnification Agreement, the Sponsors, their affiliates and related persons are indemnified against claims for liabilities incurred for actions or omissions relating to the provision of financial advisory, monitoring and management consulting services to the General Partner, Texas Holdings, EFH Corp. and any of their subsidiaries and affiliates. The Indemnification Agreement also indemnifies the directors and officers of each of the General Partner, Texas Holdings, EFH Corp. and any of their subsidiaries and affiliates from claims against liabilities incurred while acting in such capacity.

Registration Rights Agreement

On October 10, 2007, Texas Holdings and EFH Corp. entered into a registration rights agreement with certain shareholders of EFH Corp. pursuant to which such shareholders have certain registration and other rights with respect to shares of common stock they own in EFH Corp.

Sponsor Management Agreement

On October 10, 2007, in connection with the Merger, the Sponsors and LBI entered into a management agreement with EFH Corp. (the “Management Agreement”), pursuant to which affiliates of the Sponsors will provide management, consulting, financial and other advisory services to EFH Corp. Pursuant to the Management Agreement, the Sponsors are entitled to receive an aggregate annual management fee of $35 million, which amount will increase 2% annually, and reimbursement of out-of-pocket expenses incurred in connection with the provision of services pursuant to the Management Agreement. The Management Agreement will continue in effect from year to year, unless terminated upon a change of control of EFH Corp. or in connection with an initial public offering of EFH Corp. or if the parties mutually agree to terminate the Management Agreement. Pursuant to the Management Agreement, the Sponsors and LBI received aggregate transaction fees of $300 million in connection with certain services provided in connection with the Merger and related transactions. In addition, the Management Agreement provides that the Sponsors will be entitled to receive a fee equal to a percentage of the gross transaction value in connection with certain subsequent financing, acquisition, disposition, merger combination and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the Management Agreement in the event of an initial public offering or under certain other circumstances.

Historical Related Party Transactions—Six Months Ended June 30, 2007 and 2006

The following represents our significant historical related party transactions for the six months ended June 30, 2007 and 2006.

•	TCEH incurs electricity delivery fees charged by Oncor Electric Delivery. These fees totaled $498 million and $554 million for the six months ended June 30, 2007 and 2006, respectively.

•

Oncor Electric Delivery’s bankruptcy-remote financing subsidiary has issued securitization bonds to recover generation-related regulatory assets through a transition surcharge to its customers. Oncor Electric Delivery’s incremental income taxes related to the transition surcharges it collects are being reimbursed by TCEH. Therefore, Energy Future Competitive Holdings’ financial statements reflect a noninterest bearing note payable to Oncor Electric Delivery of $340 million ($33 million reported as current liabilities) at June 30, 2007 and $356 million ($33 million reported as current liabilities) at December 31, 2006.

•

TCEH reimburses Oncor Electric Delivery for interest expense on Oncor Electric Delivery’s bankruptcy-remote financing subsidiary’s securitization bonds. This interest expense totaled $25 million and $27 million for the six months ended June 30, 2007 and 2006, respectively.

•

Current and noncurrent advances to Energy Future Competitive Holdings totaled $4.3 billion at June 30, 2007 (all reported as current) and $4.0 billion at December 31, 2006 ($700 million reported as noncurrent). The average daily balances of the advances to Energy Future Competitive Holdings totaled $4.0 billion and $2.1 billion during the six months ended June 30, 2007 and 2006, respectively. Interest income earned on the advances totaled $123 million and $55 million for the six months ended June 30, 2007 and 2006, respectively. The weighted average annual interest rates were 6.1% and 5.2% for the six months ended June 30, 2007 and 2006, respectively.

•

In December 2005, a subsidiary of Energy Future Competitive Holdings received a $1.5 billion note receivable from EFH Corp. in partial settlement of outstanding advances to EFH Corp. The note carries interest at a rate based on the weighted average cost of Energy Future Competitive Holdings’ short-term borrowings. Interest income related to this note totaled $46 million and $39 million for the six months ended June 30, 2007 and 2006, respectively.

•

An EFH Corp. subsidiary charges subsidiaries of Energy Future Competitive Holdings for financial, accounting, environmental and other administrative services at cost. These costs, which are primarily reported in SG&A expenses, totaled $29 million and $35 million for the six months ended June 30, 2007 and 2006, respectively.

•

Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility, reported in investments on Energy Future Competitive Holdings’ balance sheet, is funded by a delivery fee surcharge billed to REPs by Oncor Electric Delivery and remitted to TCEH, with the intent that the trust fund assets will be sufficient to fund the decommissioning liability, reported in noncurrent liabilities on Energy Future Competitive Holdings’ balance sheet. Income and expenses associated with the trust fund and the decommissioning liability incurred by Energy Future Competitive Holdings are offset by a net change in the intercompany receivable/payable with Oncor Electric Delivery, which in turn results in a change in the net regulatory asset/liability. A regulatory liability totaling $26 million at June 30, 2007, reported on Oncor Electric Delivery’s balance sheet represents the excess of the trust fund balance over the decommissioning liability.

•

TCEH has a 53.1% limited partnership interest, with a carrying value of $11 million at June 30, 2007, in an EFH Corp. subsidiary holding Capgemini-related assets. Equity losses related to this interest totaled $3 million and $5 million for the six months ended June 30, 2007 and 2006, respectively. These losses primarily represent amortization of software assets held by the subsidiary. The equity losses are reported as other deductions.

•

EFH Corp. files a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based on their respective taxable income or loss. As a result, Energy Future Competitive Holdings had an income tax payable to EFH Corp. of $24 million and $538 million as of June 30, 2007 and December 31, 2006, respectively.

•

In the second quarter of 2006, TCEH began charging TXU DevCo for employee services related to the development of generation facilities in Texas. These charges totaled $1.4 million and $0.7 million for the six months ended June 30, 2007 and 2006, respectively. These charges are largely reflected as a reduction in Energy Future Competitive Holdings’ SG&A expenses.

Historical Related Party Transactions—Years Ended December 31, 2006, 2005 and 2004

The following represent our significant historical related party transactions for the years ended December 31, 2006, 2005 and 2004:

•

Oncor Electric Delivery provides distribution or transmission services to customers of TCEH and bills monthly in arrears for such services. These fees totaled $1.1 billion for the year ended December 31, 2006.

•

In 2006, Luminant Construction effectively reimbursed TCEH for $208 million in construction expenditures related to Luminant Construction’s program to develop new generation facilities in Texas. The transaction was settled through affiliate advance accounts.

•

Oncor Electric Delivery’s bankruptcy remote financing subsidiary has issued securitization bonds to recover generation-related regulatory assets through a transition surcharge to its customers. Oncor Electric Delivery has entered into a Reimbursement Agreement with TCEH to cover Oncor Electric Delivery’s incremental income taxes related to the transition surcharges it collects. Under the agreement, TCEH agreed to pay an aggregate of $437 million in quarterly installments.

•

TCEH reimburses Oncor Electric Delivery for interest expense on Oncor Electric Delivery’s bankruptcy remote financing subsidiary’s securitization bonds pursuant to a Reimbursement Agreement between Oncor Electric Delivery and Luminant Generation Company LLC. This interest expense totaled $52 million for the year ended December 31, 2006.

•

Energy Future Competitive Holdings from time to time provides advances to EFH Corp. At December 31, 2006, these advances totaled $4.0 billion. The average daily balances of the advances to parent totaled $2.8 billion during the year ended December 31, 2006. Interest income earned on the advances totaled $154 million, for the years ended December 31, 2006. The weighted average annual interest rate was 5.4% for the year ended December 31, 2006, respectively. In December 2005, Energy Future Competitive Holdings received a $1.5 billion note receivable payable on demand from EFH Corp. in partial settlement of outstanding advances to parent. The note carries interest at the same rate applied to advances to affiliates as discussed above. Interest income related to this note totaled $82 million and $2 million for the years ended December 31, 2006 and 2005, respectively.

•

A EFH Corp. subsidiary provides financial, accounting, environmental and other administrative services to subsidiaries of Energy Future Competitive Holdings. These services are charged at cost and totaled $65 million for the year ended December 31, 2006.

•

In April 2004, EFH Corp. purchased TCEH’s exchangeable preferred membership interests from an unaffiliated holder, and as a result TCEH paid distributions to EFH Corp. on these securities subsequent to the purchase. Interest expense and related charges associated with these securities, including amortization of the related discount, totaled $86 million and $57 million for the years 2005 and 2004, respectively. In December 2005, EFH Corp. assigned its interest in TCEH’s exchangeable preferred membership interests to Energy Future Competitive Holdings, and effective September 30, 2006, these securities were recapitalized into common equity membership interests.

•

Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility, reported in investments on Energy Future Competitive Holdings’ balance sheet, is funded by a delivery fee surcharge billed to REPs by Oncor Electric Delivery and remitted to TCEH, with the intent that the trust fund assets will be sufficient to fund the decommissioning liability, reported in noncurrent liabilities on Energy Future Competitive Holdings’ balance sheet. Income and expenses associated with the trust fund and the estimated decommissioning liability recorded by Energy Future Competitive Holdings are offset by a net change in the intercompany receivable/payable with Oncor Electric Delivery, which in turn results in a change in the net regulatory asset/liability. A regulatory liability totaling $17 million at December 31, 2006 and reported on Oncor Electric Delivery’s balance sheet represents the excess of the trust fund balance over the estimated decommissioning liability at that date. A regulatory asset totaling $8 million at December 31, 2005 and reported on Oncor Electric Delivery’s balance sheet represents the excess of the decommissioning liability over the trust fund balance at that date.

•

Energy Future Competitive Holdings has a 53.1% limited partnership interest, with a total carrying value of $14 million and $24 million at December 31, 2006 and 2005, respectively, in a EFH Corp. subsidiary holding Capgemini-related assets. Equity losses related to this interest totaled $10 million, $7 million and $7 million for the years ended December 31, 2006, 2005 and 2004, respectively. Oncor Electric Delivery had equity losses of $3 million for the year ended December 31, 2005 related to its 19.5% interest in the same limited partnership. These losses primarily represent amortization of software assets held by the subsidiary. The equity losses are reported as other deductions.

•

Energy Future Competitive Holdings charges Luminant Construction for employee services related to the development of generation facilities in Texas. These charges totaled $4 million for the year ended December 31, 2006.

For additional information on Energy Future Competitive Holdings’ related party transactions, see Note 23 to the 2006 year-end financial statements included elsewhere in this Current Report on Form 8-K.

Post-Merger Related Party Transactions

Upon the consummation of the Merger, Texas Holdings and Oncor Electric Delivery, which is a subsidiary of EFH Corp., but not a subsidiary of ours, put in place several measures that are often referred to as “ring-fencing” by rating agencies and regulatory authorities. Such measures include the following:

•	the transfer of EFH’s ownership of Oncor Electric Delivery to Oncor Electric Delivery Holdings,

•

a newly-formed special purpose, bankruptcy remote subsidiary, and immediately thereafter the transfer of EFH’s ownership of Oncor Electric Delivery Holdings to a newly-formed, wholly owned subsidiary, Energy Future Intermediate Holding;

•	the conversion of Oncor Electric Delivery from a Texas corporation to a Delaware limited liability company;

•

the inclusion of covenants in Oncor Electric Delivery Holdings’ and Oncor Electric Delivery’s limited liability company agreements intended to separate Oncor Electric Delivery Holdings and its subsidiaries, including Oncor Electric Delivery, from Texas Holdings and its other subsidiaries, including Energy Future Intermediate Holding;

•

the establishment of boards of directors for Oncor Electric Delivery Holdings and Oncor Electric Delivery with a majority of members who will meet the New York Stock Exchange requirements for independence in all material respects and whose unanimous consent will be required to take certain material actions, including (i) to consolidate or merge (A) with EFH Corp. or any of EFH’s other subsidiaries or (B) with any other entity, if Oncor Electric Delivery Holdings or Oncor Electric Delivery, as applicable, would not be the surviving entity; (ii) to sell, transfer or dispose of all or substantially all of the assets of Oncor Electric Delivery Holdings or Oncor Electric Delivery, as applicable, without adequate provision for the payment of all of such entity’s creditors; (iii) to institute, or consent to the institution of, bankruptcy or insolvency proceedings in respect of Oncor Electric Delivery Holdings or Oncor Electric Delivery, as applicable; or (iv) to the fullest extent permitted by law, to dissolve or liquidate Oncor Electric Delivery Holdings or Oncor Electric Delivery, as applicable, without adequate provision for the payment of all of such entity’s creditors;

•

the specific delegation to each of the board of directors and the independent directors of Oncor Electric Delivery, each acting by majority vote, of the right to prevent distributions, if it or they determine that it is in the best interests of Oncor Electric Delivery to retain such amounts to meet expected future requirements;

•

after the appointment of the initial independent directors, the delegation of the ability to nominate, appoint, and fill vacancies in respect of the independent directors of Oncor Electric Delivery and Oncor Electric Delivery Holdings to a standing nominating committee of Oncor Electric Delivery Holdings’ board, a majority of whose members are independent directors; and

•

the incurrence of new indebtedness, evidenced by the Oncor Electric Delivery Revolving Facility, the lenders of which will be specifically relying on the separateness of Oncor Electric Delivery Holdings and Oncor Electric Delivery, and their assets, from Texas Holdings and its other subsidiaries.

These ring-fencing measures limit our ability to engage in transactions with Oncor Electric Delivery.

GLOSSARY

When the following terms and abbreviations appear in the text of this Current Report on Form 8-K, they have the meanings indicated below.

1999 Restructuring Legislation	legislation that restructured the electric utility industry in Texas to provide for retail competition

2004 Form 10-K	Energy Future Competitive Holdings’ Annual Report on Form 10-K for the year ended December 31, 2004

2006 year-end Financial Statements

These audited financial statements include the consolidated balance sheets of Energy Future Competitive Holdings and subsidiaries as of December 31, 2006 and 2005 and the related statements of consolidated income, comprehensive income, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2006 and the related notes to the financial statements.

APB 25	Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”

Capgemini	Capgemini Energy LP, a subsidiary of Cap Gemini North America Inc. that provides business process support services to EFH Corp. and its subsidiaries

Competitive Electric	Refers to the EFH Corp. business segment, formerly referred to as TXU Energy Holdings, which included the activities of TCEH.

EFH	Refers to EFH Corp. and its consolidated subsidiaries, which were acquired in the Merger

EFH Corp.

Refers to Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context. This document occasionally makes references to Energy Future Holdings Corp., TCEH or Oncor Electric Delivery when describing actions, rights or obligations of their respective subsidiaries. These references reflect the fact that the subsidiaries are consolidated with their respective parent companies for financial reporting purposes. However, these references should not be interpreted to imply that the parent company is actually undertaking the action or has the rights or obligations of the relevant subsidiary company or that the subsidiary company is undertaking an action or has the rights or obligations of its parent company or of any other affiliate.

EITF 02-03	Emerging Issues Task Force Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”

Energy Future Competitive Holdings

Refers to Energy Future Competitive Holdings Company (formerly TXU US Holdings Company), a subsidiary of EFH Corp., a holding company, and/or its subsidiaries, depending on context. This document occasionally makes references to Energy Future Competitive Holdings, TCEH or Oncor Electric Delivery when describing actions, rights or obligations of their respective subsidiaries. These references reflect the fact that the subsidiaries are consolidated with their respective parent companies for financial reporting purposes. However, these references should not be interpreted to imply that the parent company is actually undertaking the action or has the rights or obligations of the relevant subsidiary company or that the subsidiary company is undertaking an action or has the rights or obligations of its parent company or of any other affiliate.

Energy Future Intermediate Holding	Energy Future Intermediate Holdings LLC, a Delaware limited liability company and subsidiary of EFH Corp.

EPA	U.S. Environmental Protection Agency

EPC	engineering, procurement and construction

ERCOT	Electric Reliability Council of Texas, the Independent System Operator and the regional coordinator of various electricity systems within Texas

ERISA	Employee Retirement Income Security Act

FASB	Financial Accounting Standards Board, the designated organization in the private sector for establishing standards for financial accounting and reporting

FERC	U.S. Federal Energy Regulatory Commission

FIN	Financial Accounting Standards Board Interpretation

FIN 45

FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—An Interpretation of FASB Statements No. 5, 57, and 107 and Recission of FASB Interpretation No. 34”

FIN 46R	FIN No. 46R (Revised 2003), “Consolidation of Variable Interest Entities”

FIN 47	FIN No. 47, “Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143”

FIN 48	FIN No. 48, “Accounting for Uncertainty in Income Taxes”

FSP	FASB Staff Position

GAAP	generally accepted accounting principles

GW	gigawatts

GWh	gigawatt-hours

historical service territory	the territory, largely in north Texas, being served by EFH Corp.’s regulated electric utility subsidiary at the time of entering retail competition on January 1, 2002

IRS	U.S. Internal Revenue Service

June 30, 2007 Financial Statements

These unaudited financial statements include the consolidated balance sheet of Energy Future Competitive Holdings Company and subsidiaries as of June 30, 2007, and the related condensed statements of consolidated income and comprehensive income for the three-month and six-month periods ended June 30, 2007 and 2006, and of cash flows for the six-month periods ended June 30, 2007 and 2006 and the related notes to the financial statements.

kV	kilovolts

kWh	kilowatt-hours

Luminant Construction or TXU DevCo	Refers to wholly owned subsidiaries of EFH Corp. that have been established for the purpose of developing and constructing new generation facilities.

Luminant Energy or TXU Portfolio Management	Luminant Energy Company LLC (formerly TXU Portfolio Management Company LP), a subsidiary of TCEH market heat rate

Heat rate is a measure of the efficiency of converting a fuel source to electricity. The market heat rate is based on the price offer of the marginal supplier in Texas (generally natural gas plants) in generating electricity and is calculated by dividing the wholesale market price of electricity by the market price of natural gas.

Merger Agreement	Agreement and Plan of Merger, dated February 25, 2007, under which an investor group led by KKR and TPG acquired EFH Corp.

Merger Sub	Texas Energy Future Merger Sub Corp, a Texas corporation and a wholly-owned subsidiary of Texas Holdings.

Merger Sub Parent	Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership.

MMBtu	million British thermal units

Moody’s	Moody’s Investors Services, Inc. (a credit rating agency)

MW	megawatts

MWh	megawatt-hours

NRC	U.S. Nuclear Regulatory Commission

Oncor Electric Delivery

Refers to Oncor Electric Delivery Company, a subsidiary of EFH Corp., and/or its consolidated bankruptcy remote financing subsidiary, Oncor Electric Delivery Transition Bond Company LLC, depending on context. This document occasionally makes references to EFH Corp., TCEH or Oncor Electric Delivery when describing actions, rights or obligations of their respective subsidiaries. These references reflect the fact that the subsidiaries are consolidated with their respective parent companies for financial reporting purposes.

PRB

Powder River Basin—a coal mining region that covers southeast Montana and northeast Wyoming. EFH Corp. purchases coal from this region from multiple suppliers, which is currently blended with lignite to fuel the Big Brown, Monticello and Martin Lake generating plants.

price-to-beat rate

residential and small business customer electricity rates established by the PUCT that (i) were required to be charged in a REP’s historical service territories until the earlier of January 1, 2005 or the date when 40% of the electricity consumed by such customer classes was supplied by competing REPs, adjusted periodically for changes in fuel costs, and (ii) were required to be made available to those customers until January 1, 2007

PUCT or Commission	Public Utility Commission of Texas

PURA	Texas Public Utility Regulatory Act

REP	retail electric provider

S&P	Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies Inc. (a credit rating agency)

SEC	U.S. Securities and Exchange Commission

Settlement Plan	regulatory settlement plan that received final approval by the PUCT in January 2003

SFAS	Statement of Financial Accounting Standards issued by the FASB

SFAS 5	SFAS No. 5, “Accounting for Contingencies”

SFAS 34	SFAS No. 34, “Capitalization of Interest Cost”

SFAS 71	SFAS No. 71, “Accounting for the Effect of Certain Types of Regulation”

SFAS 87	SFAS No. 87, “Employers’ Accounting for Pensions”

SFAS 106	SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”

SFAS 109	SFAS No. 109, “Accounting for Income Taxes”

SFAS 115	SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”

SFAS 123R	SFAS No. 123 (revised 2004), “Share-Based Payment”

SFAS 133	SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended and interpreted

SFAS 140	SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125”

SFAS 142	SFAS No. 142, “Goodwill and Other Intangible Assets”

SFAS 143	SFAS No. 143, “Accounting for Asset Retirement Obligations”

SFAS 144	SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”

SFAS 146	SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”

SFAS 157	SFAS No. 157, “Fair Value Measurements”

SFAS 158	SFAS No 158, “Employer’s Accounting for Defined Benefits Pension and Other Postretirement Plans”

SFAS 159	SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115”

SG&A	selling, general and administrative

Short-cut method	refers to the short-cut method under SFAS 133 that allows entities to assume no hedge ineffectiveness in a hedging relationship of interest rate risk if certain conditions are met

Sponsors	The private investment group, consisting of entities advised by or affiliated with KKR and TPG and Goldman, Sachs, that directly and indirectly own or will own Texas Holdings and Merger Sub.

TCEQ	Texas Commission on Environmental Quality

Texas Competitive Holdings or TCEH

Refers to Texas Competitive Electric Holdings Company LLC (formerly TXU Energy Company LLC), a subsidiary of Energy Future Competitive Holdings, and/or its consolidated subsidiaries, depending on context, engaged in electricity generation and wholesale and retail energy markets activities. This document and the SEC filings of Texas Competitive Holdings occasionally make references to Texas Competitive Holdings when describing actions, rights or obligations of its subsidiaries. These references reflect the fact that the subsidiaries are consolidated with Texas Competitive Holdings for financial reporting purposes.

Texas Holdings	Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership.

TXU Australia	Refers to TXU Australia Group Pty Ltd, a former subsidiary of EFH Corp., and its subsidiaries

TXU Big Brown	Big Brown Power Company LLC (formerly TXU Big Brown Company LP), a Texas limited liability company and subsidiary of TXU Energy Company, which owns two lignite/coal-fueled generation units in Texas

TXU Energy or TXU Energy Retail	Refers to TXU Energy Retail Company LLC (formerly TXU Energy Retail Company LP), a subsidiary of TCEH engaged in the retail sale of power to residential and business customers

TXU Europe	TXU Europe Limited, a former subsidiary of EFH Corp.

TXU Fuel	TXU Fuel Company, a former subsidiary of TXU Energy Company

TXU Gas	TXU Gas Company, a former subsidiary of EFH Corp.

United States or US	United States of America

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Energy Future Competitive Holdings Company and Subsidiaries Unaudited Financial Statements for the Three Month and Six Month Periods ended June 30, 2007 and 2006

Condensed Statements of Consolidated Income	F-2

Condensed Statements of Consolidated Comprehensive Income	F-3

Condensed Statements of Consolidated Cash Flows	F-4

Condensed Consolidated Balance Sheets—June 30, 2007 and December 31, 2006	F-5

Notes to Condensed Consolidated Financial Statements	F-6

Energy Future Competitive Holdings Company and Subsidiaries Audited Financial Statements

Independent Auditors’ Report	F-43

Statements of Consolidated Income for each of the three years in the period ended December 31, 2006	F-44

Statements of Consolidated Comprehensive Income for each of the three years in the period ended December 31, 2006	F-45

Statements of Consolidated Cash Flows for each of the three years in the period ended December 31, 2006	F-46

Consolidated Balance Sheets, December 31, 2006 and 2005	F-48

Statements of Consolidated Shareholders’ Equity for each of the three years in the period ended December 31, 2006	F-49

Notes to Financial Statements	F-51

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Statements of Consolidated Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(millions of dollars)
Operating revenues	$1,890	$2,468	$3,414	$4,478
Costs and expenses:
Fuel, purchased power costs and delivery fees	971	943	1,902	1,733
Operating costs	164	149	313	300
Depreciation and amortization	81	85	161	170
Selling, general and administrative expenses	148	121	286	243
Franchise and revenue-based taxes	28	28	54	55
Other income (Note 4)	(13)	(15)	(34)	(28)
Other deductions (Note 4)	9	205	14	201
Interest income	(99)	(57)	(189)	(100)
Interest expense and related charges (Note 13)	112	84	198	167

Total costs and expenses	1,401	1,543	2,705	2,741

Income before income taxes	489	925	709	1,737
Income tax expense	135	356	199	622

Net income	$354	$569	$510	$1,115

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Statements of Consolidated Comprehensive Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(millions of dollars)
Net income	$354	$569	$510	$1,115
Other comprehensive income (loss):
Cash flow hedges:
Net increase (decrease) in fair value of derivatives held at end of period (net of tax (expense) benefit of $(19), $39, $95 and $(21))	35	(74)	(177)	39
Derivative value net (gains) losses related to hedged transactions settled during the period and reported in net income (net of tax (expense) benefit of $(9), $6, $(49) and $5)	(18)	12	(91)	10

Total effect of cash flow hedges	17	(62)	(268)	49

Comprehensive income	$371	$507	$242	$1,164

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Statements of Consolidated Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2007	2006
	(millions of dollars)
Cash flows—operating activities:
Net income	$510	$1,115
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	191	203
Deferred income tax expense (benefit)—net	(214)	92
Net effect of unrealized mark-to-market valuations—losses (gains)	751	(148)
Bad debt expense	24	29
Net gain on sale of assets	(24)	(23)
Net equity loss from unconsolidated affiliate	3	5
Stock-based incentive compensation expense	4	4
Impairment of natural gas-fueled generation plants	—	198
Inventory write-off related to natural gas-fueled generation plants	—	3
Credit related to impaired leases	—	2
Other, net	14	8
Changes in operating assets and liabilities	(1,891)	637

Cash (used in) provided by operating activities	(632)	2,125

Cash flows—financing activities:
Issuances of long-term debt	1,000	100
Retirements of debt:
Pollution control revenue bonds	(143)	(203)
Other long-term debt	(14)	(409)
Change in short-term borrowings:
Commercial paper	(623)	365
Bank borrowings	2,000	800
Decrease in income tax-related note payable to Oncor Electric Delivery	(15)	(22)
Distributions paid to parent	(567)	(286)
Debt premium, discount, financing and reacquisition expenses—net	(8)	(14)

Cash provided by financing activities	1,630	331

Cash flows—investing activities:
Net advances to affiliates	(326)	(2,039)
Capital expenditures	(381)	(218)
Nuclear fuel	(30)	(30)
Reduction of restricted cash related to the redemption of pollution control revenue bonds	143	—
Proceeds from sales of nuclear decommissioning trust fund securities	104	144
Investments in nuclear decommissioning trust fund securities	(111)	(151)
Proceeds from pollution control revenue bonds deposited with trustee	—	(99)
Purchase of lease trust	—	(69)
Other	—	(1)

Cash used in investing activities	(601)	(2,463)

Net change in cash and cash equivalents	397	(7)
Cash and cash equivalents—beginning balance	7	12

Cash and cash equivalents—ending balance	$404	$5

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2007	December 31, 2006
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$404	$7
Restricted cash	1	3
Trade accounts receivable—net (Note 5)	833	806
Advances to parent	4,339	3,308
Note receivable from parent	1,500	1,500
Inventories	357	306
Commodity and other derivative contractual assets (Note 10)	287	948
Accumulated deferred income taxes (Note 2)	601	198
Margin deposits related to commodity positions	448	7
Other current assets	88	88

Total current assets	8,858	7,171

Restricted cash	102	241
Investments	571	546
Advances to parent	—	700
Property, plant and equipment—net	10,168	9,924
Goodwill	517	517
Commodity and other derivative contractual assets (Note 10)	151	251
Other noncurrent assets	276	280

Total assets	$20,643	$19,630

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings (Note 6)	$2,195	$818
Long-term debt due currently (Note 7)	285	178
Trade accounts payable—nonaffiliates	733	803
Trade accounts and other payables to affiliates	187	164
Commodity and other derivative contractual liabilities (Note 10)	405	272
Margin deposits related to commodity positions	35	681
Accrued income taxes payable to parent	36	538
Accrued taxes other than income	54	52
Other current liabilities	336	350

Total current liabilities	4,266	3,856

Accumulated deferred income taxes (Note 2)	2,371	2,697
Investment tax credits	304	311
Commodity and other derivative contractual liabilities (Note 10)	258	127
Notes or other liabilities due affiliates	307	323
Long-term debt, less amounts due currently (Note 7)	3,824	3,088
Other noncurrent liabilities and deferred credits	1,780	1,361

Total liabilities	13,110	11,763

Commitments and contingencies (Note 8)
Shareholders’ equity (Note 9):	7,533	7,867

Total liabilities and shareholders’ equity	$20,643	$19,630

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS

Description of Business.    Energy Future Competitive Holdings Company (Energy Future Competitive Holdings) is a wholly-owned subsidiary of EFH Corp. and is a holding company that conducts its operations principally through its Texas Competitive Electric Holdings Company LLC (Texas Competitive Holdings) subsidiary. Texas Competitive Holdings is a holding company whose subsidiaries are engaged in competitive market activities consisting of electricity generation, retail electricity sales to residential and business customers, wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas. Energy Future Competitive Holdings is managed as an integrated business; therefore, there are no reportable business segments.

On February 25, 2007, EFH Corp. entered into the Merger Agreement with Merger Sub Parent and Merger Sub, whereby EFH Corp. would merge with Merger Sub and EFH Corp. would become a wholly-owned subsidiary of Merger Sub Parent. Merger Sub Parent and Merger Sub are entities directly and indirectly owned by a private investment group consisting of entities advised by or affiliated with Kohlberg Kravis Roberts & Co. and Texas Pacific Group (Sponsors). See Note 14.

Basis of Presentation.    The condensed consolidated financial statements of Energy Future Competitive Holdings have been prepared in accordance with US GAAP and on the same basis as the audited financial statements for the three-year period ended December 31, 2006 with the exception of the adoption of FIN 48. All adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the condensed consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes for the three-year period ended December 31, 2006. The results of operations for an interim period may not give a true indication of results for a full year. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

Prior period commodity contract assets and liabilities and cash flow hedge and other derivative assets and liabilities have been combined to conform with the current period presentation (see Note 10).

Use of Estimates.    Preparation of Energy Future Competitive Holdings’ financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including mark-to-market valuations. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates or assumptions during the current year.

Changes in Accounting Standards.    Effective January 1, 2007, Energy Future Competitive Holdings adopted FIN 48 as required. FIN 48 provides clarification of SFAS 109 with respect to the recognition of income tax benefits of uncertain tax positions in the financial statements. See Note 2 for the impacts of adopting FIN 48 and required disclosures.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

In April 2007, the FASB issued FASB Staff Position (FSP) FIN 39-1, “Amendment of FASB Interpretation No. 39”. This FSP provides additional guidance regarding the offsetting in the balance sheet of cash collateral and contractual fair value amounts and related disclosures. This FSP is effective for fiscal years beginning after November 15, 2007. Energy Future Competitive Holdings is evaluating the impact of this standard on its balance sheet.

2. ADOPTION OF NEW INCOME TAX ACCOUNTING RULES (FIN 48)

FIN 48 requires that each tax position be reviewed and assessed with recognition and measurement of the tax benefit based on a “more-likely-than-not” standard with respect to the ultimate outcome, regardless of whether this assessment is favorable or unfavorable. Energy Future Competitive Holdings has completed its review and assessment of uncertain tax positions and in the quarter ended March 31, 2007 recorded a net charge to shareholders’ equity and an increase to noncurrent liabilities of $41 million in accordance with the new accounting rule.

EFH Corp. and its subsidiaries file income tax returns in US federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. Examinations of income tax returns filed by EFH Corp. and any of its subsidiaries for the years ending prior to January 1, 1997, with few exceptions, are complete. Texas franchise tax returns for the years 2002 to 2006 have not been examined.

As expected, the IRS has completed examining EFH Corp.’s US income tax returns for the years 1997 through 2002, and proposed adjustments were received in July 2007. EFH Corp. plans to appeal the proposed adjustments in the third quarter of 2007. The proposed adjustments received from the IRS with respect to the 1997-2002 income tax returns do not materially affect Energy Future Competitive Holdings’ assessment of uncertain tax positions as reflected in the amounts recorded upon adoption of FIN 48.

For Energy Future Competitive Holdings, the total amount of benefits taken on income tax returns that do not qualify for financial statement recognition under FIN 48 totaled $654 million as of June 30, 2007, the substantial majority of which represents amounts that have been accounted for as noncurrent liabilities instead of deferred income tax liabilities; of this amount, $41 million would increase earnings if recognized. The balance sheet at June 30, 2007 reflects a reclassification of $378 million from accumulated deferred income tax liabilities to other noncurrent liabilities recorded in the first quarter of 2007.

Energy Future Competitive Holdings classifies interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2007, noncurrent liabilities included a total of $45 million in accrued interest. The amount of interest included in income tax expense for the three and six months ended June 30, 2007 totaled $7 million and $12 million after-tax, respectively.

Energy Future Competitive Holdings does not expect that the total amount of unrecognized tax benefits for the positions assessed as of the date of the adoption will significantly increase or decrease within the next 12 months.

3. TEXAS MARGIN TAX

In May 2006, the Texas legislature enacted a new law that reformed the Texas franchise tax system and replaced it with a new tax system, referred to as the Texas margin tax. The Texas margin

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

tax has been determined to be an income tax for accounting purposes. In accordance with the provisions of SFAS 109, which require that deferred tax assets and liabilities be adjusted for the effects of new income tax legislation in the period of enactment, Energy Future Competitive Holdings estimated and recorded a deferred tax expense of $44 million in the second quarter of 2006.

In June 2007, an amendment to this law was enacted that included clarifications and technical changes to the provisions of the tax calculation. In the second quarter of 2007, Energy Future Competitive Holdings recorded a deferred tax benefit of $30 million, essentially all of which related to changes in the rate at which a tax credit is calculated as specified in the new law. This estimated benefit is based on the Texas margin tax law in its current form and the current guidance issued by the Texas Comptroller of Public Accounts.

The effective date of the Texas margin tax for Energy Future Competitive Holdings is January 1, 2008. The computation of tax liability will be based on 2007 revenues as reduced by certain deductions and is being accrued in the current year.

4. OTHER INCOME AND DEDUCTIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Other income:
Amortization of gain on sale of TXU Fuel	$11	$11	$23	$23
Settlement penalty for coal tonnage delivery deficiency	—	—	3	—
Royalty income from lignite and natural gas leases	1	—	5	—
Other	1	4	3	5

Total other income	$13	$15	$34	$28

Other deductions:
Charge for impairment of natural gas-fueled generation plants	$—	$198	$—	$198
Inventory write-off related to natural gas-fueled generation plants	—	3	—	3
Credit related to coal contract counterparty claim(a)	—	—	—	(12)
Charge for settlement of retail matter with the Commission	5	—	5	—
Equity losses of entity holding investment in Capgemini	2	2	3	5
Accretion expense	1	1	2	2
Other	1	1	4	5

Total other deductions	$9	$205	$14	$201

(a)	In the first quarter of 2006, Texas Competitive Holdings recorded income of $12 million upon the settlement of a claim against a counterparty for nonperformance under a coal contract. A charge in the same amount was recorded in the first quarter of 2005 for losses due to the nonperformance.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

5. TRADE ACCOUNTS RECEIVABLE AND SALE OF RECEIVABLES PROGRAM

Sale of Receivables.    Subsidiaries of Energy Future Competitive Holdings participate in an accounts receivable securitization program established by EFH Corp. for certain of its subsidiaries, the activity under which is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, subsidiaries of Energy Future Competitive Holdings sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy-remote direct subsidiary of EFH Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities). The current program is subject to renewal in June 2008.

The maximum amount currently available under the program to all EFH Corp. subsidiary participants (originators) is $700 million, and the program funding was $527 million as of June 30, 2007. The program funding to Energy Future Competitive Holdings totaled $441 million as of June 30, 2007. Under certain circumstances, the amount of customer deposits held by the originators can reduce the amount of undivided interests that can be sold, thus reducing funding available under the program. Funding availability for all originators is reduced by 100% of the originators’ customer deposits if Texas Competitive Holdings’ fixed charge coverage ratio is less than 2.5 times; 50% if Texas Competitive Holdings’ coverage ratio is less than 3.25 times, but at least 2.5 times; and zero % if Texas Competitive Holdings’ coverage ratio is 3.25 times or more. The originators’ customer deposits, which totaled $119 million, did not affect funding availability at that date as Texas Competitive Holdings’ coverage ratio was in excess of 3.25 times.

All new trade receivables under the program generated by subsidiaries of Energy Future Competitive Holdings are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, reflect seasonal variations in the level of accounts receivable, changes in collection trends as well as other factors such as changes in sales prices and volumes. TXU Receivables Company has issued subordinated notes payable to subsidiaries of Energy Future Competitive Holdings for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to subsidiaries of Energy Future Competitive Holdings that was funded by the sale of the undivided interests. The balance of the subordinated notes issued to subsidiaries of Energy Future Competitive Holdings, which is reported in trade accounts receivable, was $255 million and $159 million at June 30, 2007 and December 31, 2006, respectively.

The discount from face amount on the purchase of receivables principally funds program fees paid by TXU Receivables Company to the funding entities. The discount also funds a servicing fee paid by TXU Receivables Company to TXU Business Services Company, a direct subsidiary of EFH Corp. The program fees, also referred to as losses on sale of the receivables under SFAS 140, consist primarily of interest costs on the underlying financing and totaled $16 million and $15 million for the first six months of 2007 and 2006, respectively, and averaged 6.4% and 5.4% (on an annualized basis) of the funding under the program for the six months of 2007 and 2006, respectively. The servicing fee, which totaled approximately $2 million for the first six months of both 2007 and 2006, compensates TXU Business Services Company for its services as collection agent, including maintaining the detailed accounts receivable collection records. The program and servicing fees represent essentially all the net incremental costs of the program to Energy Future Competitive Holdings and are reported in SG&A expenses.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

The accounts receivable balance reported in the June 30, 2007 condensed consolidated balance sheet has been reduced by $696 million face amount of trade accounts receivable sold to TXU Receivables Company, partially offset by the inclusion of $255 million of subordinated notes receivable from TXU Receivables Company. Funding under the program decreased $100 million to $441 million for the six month period ending June 30, 2007 and increased $26 million to $608 million for the six month period ending June 30, 2006. Funding increases or decreases under the program are reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable balance approximated fair value due to the short-term nature of the collection period.

Activities of TXU Receivables Company related to Energy Future Competitive Holdings were as follows:

	Six Months Ended June 30,
	2007	2006
Cash collections on accounts receivable	$3,262	$3,138
Face amount of new receivables purchased	(3,258)	(3,184)
Discount from face amount of purchased receivables	18	17
Program fees paid	(16)	(15)
Servicing fees paid	(2)	(2)
Increase in subordinated notes payable	96	20

Operating cash flows used by (provided to) Energy Future Competitive Holdings under the program	$100	$(26)

Upon termination of the program, cash flows would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests from the funding entities instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 30 days.

Contingencies Related to Sale of Receivables Program.    Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

1)	all of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio; or

2)	the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Trade Accounts Receivable

	June 30, 2007	December 31, 2006
Gross trade accounts receivable	$1,282	$1,355
Undivided interests in accounts receivable sold by TXU Receivables Company	(696)	(700)
Subordinated notes receivable from TXU Receivables Company	255	159
Allowance for uncollectible accounts related to undivided interests in receivables retained	(8)	(8)

Trade accounts receivable—reported in balance sheet	$833	$806

Gross trade accounts receivable at June 30, 2007 and December 31, 2006 included unbilled revenues of $458 million and $406 million, respectively.

Allowance for Uncollectible Accounts Receivable

	2007	2006
Allowance for uncollectible accounts receivable as of January 1	$8	$31
Increase for bad debt expense	24	29
Decrease for account write-offs	(33)	(41)
Changes related to receivables sold	9	13
Other(a)	—	(16)

Allowance for uncollectible accounts receivable as of June 30	$8	$16

(a)	Represents an allowance established in 2005 for a coal contract dispute that was reversed upon settlement in 2006. See Note 4.

Allowances related to undivided interests in receivables sold are reported in current liabilities and totaled $16 million and $25 million at June 30, 2007 and December 31, 2006, respectively.

6. SHORT-TERM FINANCING

Short-term Borrowings.    At June 30, 2007 and December 31, 2006, the outstanding short-term borrowings of Energy Future Competitive Holdings consisted of the following:

	At June 30, 2007		At December 31, 2006
	Outstanding Amount	Interest Rate(a)	Outstanding Amount	Interest Rate(a)
Bank borrowings	$2,195	6.22%	$195	5.97%
Commercial paper	—	—	623	5.52%

Total	$2,195		$818

(a)	Weighted average interest rate at the end of the period.

Under the commercial paper program, subsidiaries of Energy Future Competitive Holdings may issue up to $2.4 billion of these securities. At June 30, 2007, Texas Competitive Holdings and Oncor

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Electric Delivery had no commercial paper outstanding. The program is effectively supported by existing credit facilities although there is no contractual obligation under the program to maintain equivalent availability under existing credit facilities.

Credit Facilities.    At June 30, 2007, Energy Future Competitive Holdings had access to credit facilities with the following terms:

	Maturity Date	At June 30, 2007
Authorized Borrowers		Facility Limit	Letters of Credit	Cash Borrowings	Availability
Texas Competitive Holdings	February 2008	$1,500	$—	$—	$1,500
Texas Competitive Holdings, Oncor Electric Delivery	June 2008	1,400	512	765	123
Texas Competitive Holdings, Oncor Electric Delivery	August 2008	1,000	—	495	505
Texas Competitive Holdings, Oncor Electric Delivery	March 2010	1,600	248	815	537
Texas Competitive Holdings, Oncor Electric Delivery	June 2010	500	5	230	265
Texas Competitive Holdings	December 2009	500	455	45	—

Total		$6,500	$1,220	$2,350	$2,930

The maximum amount Texas Competitive Holdings and Oncor Electric Delivery can directly access under the facilities is $6.5 billion and $3.6 billion, respectively. These facilities may be used for working capital and general corporate purposes, including providing support for issuances of commercial paper and for issuing letters of credit. All letters of credit under the credit facilities as of June 30, 2007 are the obligations of Texas Competitive Holdings. At June 30, 2007, Texas Competitive Holdings and Oncor Electric Delivery had $2.195 billion and $155 million in outstanding cash borrowings, respectively.

Availability under these facilities as of June 30, 2007 declined $2.4 billion from December 31, 2006.

On March 1, 2007, a $1.5 billion Texas Competitive Holdings facility maturing in May 2007 was terminated and replaced with a new 364-day facility with terms comparable to the existing facilities. The new credit facility may only be drawn upon if the $1.0 billion credit facility maturing in August 2008 is fully drawn. The facility matures in February 2008 but will terminate earlier on any date Texas Competitive Holdings issues any debt (excluding pollution control revenue bonds and commercial paper) or preferred equity securities or enters into any credit facilities.

Pursuant to Commission rules, availability under the credit facilities is further reduced by $125 million to provide liquidity to permit TXU Energy Retail to return retail customer deposits, if necessary.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

7. LONG-TERM DEBT

Long-term debt.    At June 30, 2007 and December 31, 2006, the long-term debt of Energy Future Competitive Holdings consisted of the following:

	June 30, 2007	December 31, 2006
Texas Competitive Holdings
Pollution Control Revenue Bonds:
Brazos River Authority:
5.400% Fixed Series 1994A due May 1, 2029	$39	$39
7.700% Fixed Series 1999A due April 1, 2033	111	111
6.750% Fixed Series 1999B due September 1, 2034, remarketing date April 1, 2013(a)	16	16
7.700% Fixed Series 1999C due March 1, 2032	50	50
3.830% Floating Series 2001A due October 1, 2030(b)	71	71
5.750% Fixed Series 2001C due May 1, 2036, remarketing date November 1, 2011(a)	217	217
3.780% Floating Series 2001D due May 1, 2033(b)	268	268
5.380% Floating Taxable Series 2001I due December 1, 2036(b)	62	62
3.830% Floating Series 2002A due May 1, 2037(b)	45	45
6.750% Fixed Series 2003A due April 1, 2038, remarketing date April 1, 2013(a)	44	44
6.300% Fixed Series 2003B due July 1, 2032	39	39
6.750% Fixed Series 2003C due October 1, 2038	52	52
5.400% Fixed Series 2003D due October 1, 2029, remarketing date October 1, 2014(a)	31	31
5.000% Fixed Series 2006 due March 1, 2041	100	100

Sabine River Authority of Texas:
6.450% Fixed Series 2000A due June 1, 2021	51	51
5.500% Fixed Series 2001A due May 1, 2022, remarketing date November 1, 2011(a)	91	91
5.750% Fixed Series 2001B due May 1, 2030, remarketing date November 1, 2011(a)	107	107
5.200% Fixed Series 2001C due May 1, 2028	70	70
5.800% Fixed Series 2003A due July 1, 2022	12	12
6.150% Fixed Series 2003B due August 1, 2022	45	45
3.850% Floating Series 2006A due November 1, 2041, (interest rate in effect at March 31, 2007)(c)	—	47
3.850% Floating Series 2006B due November 1, 2041, (interest rate in effect at March 31, 2007)(c)	—	46

Trinity River Authority of Texas:
6.250% Fixed Series 2000A due May 1, 2028	14	14
3.850% Floating Series 2006 due November 1, 2041, (interest rate in effect at March 31, 2007)(c)	—	50
Other:
6.125% Fixed Senior Notes due March 15, 2008(d)	250	250
7.000% Fixed Senior Notes due March 15, 2013	1,000	1,000

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

	June 30, 2007	December 31, 2006
5.860% Floating Senior Notes due September 16, 2008(e)	1,000	—
Capital lease obligations	92	98
Fair value adjustments related to interest rate swaps	11	10

Total Texas Competitive Holdings	3,888	3,036

Energy Future Competitive Holdings
7.170% Fixed Senior Debentures due August 1, 2007	10	10
7.460% Fixed Secured Facility Bonds with amortizing payments through January 2015	78	85
9.580% Fixed Notes due in semiannual installments through December 4, 2019	62	62
8.254% Fixed Notes due in quarterly installments through December 31, 2021	58	59
6.156% Floating Rate Junior Subordinated Debentures, Series D due January 30, 2037(e)	1	1
8.175% Fixed Junior Subordinated Debentures, Series E due January 30, 2037	8	8
Unamortized premium	4	5

Total Energy Future Competitive Holdings	221	230
Total Energy Future Competitive Holdings consolidated	4,109	3,266
Less amount due currently	(285)	(178)

Total long-term debt	$3,824	$3,088

(a)	These series are in the multiannual interest rate mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the bonds.
(b)	Interest rates in effect at June 30, 2007. These series are in a weekly interest rate mode and are classified as long-term as they are supported by long-term irrevocable letters of credit.
(c)	These series were redeemed on May 8, 2007 as a result of the suspension of development of eight coal-fueled generation facilities.
(d)	Interest rate swapped to variable on entire principal amount at June 30, 2007.
(e)	Interest rates in effect at June 30, 2007.

Debt-related Activity in 2007.    In May 2007, Texas Competitive Holdings redeemed at par the Sabine River Authority of Texas Series 2006A and 2006B pollution control revenue bonds with aggregate principal amounts of $47 million and $46 million, respectively, and the Trinity River Authority of Texas Series 2006 pollution control revenue bonds with an aggregate principal amount of $50 million. All three bond series were issued in conjunction with the development of eight coal-fueled generation plants, which has been suspended. Restricted cash retained upon issuance of the bonds was used to fund substantially all of the redemption amount.

In March 2007, Texas Competitive Holdings issued floating rate senior notes with an aggregate principal amount of $1.0 billion. The floating rate is based on LIBOR plus 50 basis points (subject to an increase of 25 basis points in the event of a further downgrade in Texas Competitive Holdings’ credit rating). The notes mature in September 2008, but are subject to mandatory redemption upon a change in control of EFH Corp., including consummation of the Proposed Merger, and are subject to optional redemption on or after September 16, 2007.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Fair Value Hedge.    Energy Future Competitive Holdings uses fair value hedging strategies to manage its exposure to fixed interest rates on long-term debt. At June 30, 2007, $250 million of fixed rate debt had been effectively converted to variable rates through an interest rate swap transaction expiring in 2008. The swap qualified for and has been designated as a fair value hedge in accordance with SFAS 133 (under the short-cut method as the conditions for assuming no ineffectiveness are met).

Long-term debt fair value adjustments

Six Months Ended June 30, 2007
Long-term debt fair value adjustments related to interest rate swap at beginning of period—increase in debt carrying value	$10
Fair value adjustments during the period	2
Recognition of net gains on settled fair value hedges(a)	(1)

Long-term debt fair value adjustments at end of period—increase in debt carrying value (net in-the-money value of swap)	$11

(a)	Net value of settled in-the-money fixed-to-variable swaps recognized in net income when the hedged transactions are recognized. Amount is pretax.

Any changes in unsettled swap fair values of active positions reported as fair value adjustments to debt amounts are offset by changes in derivative assets and liabilities.

8. COMMITMENTS AND CONTINGENCIES

Generation Development

Generation Development Program.    TXU DevCo is developing three lignite/coal-fueled generation units in Texas (two units at Oak Grove and one unit at Sandow). Energy Future Competitive Holdings or its subsidiaries have executed engineering, procurement and construction (EPC) agreements for the development of these units and orders for critical long lead-time equipment, including boilers, turbine generators and air quality control systems have been placed. Air permits for the three units have been obtained, and construction has commenced. See discussion below under “Litigation” regarding the Oak Grove permit.

Capital expenditures under these arrangements totaled approximately $1.0 billion as of June 30, 2007. If the agreements had been canceled as of that date, an additional estimated obligation of up to $340 million would have arisen. This estimated gross cancellation exposure of approximately $1.4 billion at June 30, 2007 excluded any recovery values related to the assets acquired and for owned assets that are intended to be utilized in the program. Construction work-in-process expenditures under these agreements are assets of TXU DevCo.

Litigation

On December 1, 2006, a lawsuit was filed in the United States District Court for the Western District of Texas against TXU Generation Company LP, Oak Grove Management Company, LLC and EFH Corp. The complaint sought declaratory and injunctive relief, as well as the assessment of civil penalties, with respect to the permit application for the construction and operation of the Oak Grove

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Steam Electric Station in Robertson County, Texas. The plaintiffs allege violations of the Federal Clean Air Act, Texas Health and Safety Code and Texas Administrative Code and sought to temporarily and permanently enjoin the construction and operation of the Oak Grove generation plant. The complaint also asserted that the permit application was deficient in failing to comply with various modeling and analyses requirements relative to the impact of emissions from the Oak Grove plant. Plaintiffs further requested that the District Court enter an order requiring the defendants to take other appropriate actions to remedy, mitigate and offset alleged harm to the public health and environment. EFH Corp. believes the Oak Grove air permit granted by the TCEQ on June 13, 2007 is protective of the environment and that the application for and the processing of the air permit by Oak Grove Management Company LLC with the TCEQ has been in accordance with applicable law. EFH Corp. and the other defendants filed a Motion to Dismiss the litigation, which was granted by the District Court on May 21, 2007. The Plaintiffs have appealed the District Court’s dismissal of the case to the Fifth Circuit Court of Appeals. EFH Corp. believes the District Court properly granted the Motion to Dismiss and while EFH Corp. is unable to estimate any possible loss or predict the outcome of this litigation in the event the Fifth Circuit Court of Appeals reverses the District Court, EFH Corp. maintains that the claims made in the complaint are without merit. Accordingly, EFH Corp. intends to vigorously defend the appeal and this litigation in the event the Fifth Circuit reverses the District Court.

Regulatory Investigations

In March 2007, the Commission issued a Notice of Violation (NOV) stating that the Commission Staff is recommending an enforcement action, including the assessment of administrative penalties, against EFH Corp. and certain affiliates for alleged market power abuse by its power generation affiliates and TXU Portfolio Management in ERCOT-administered balancing energy auctions during certain periods of the summer of 2005. The NOV is premised upon the Commission Staff’s allegation that TXU Portfolio Management’s bidding behavior was not competitive and increased market participants’ costs of balancing energy by approximately $70 million, including approximately $20 million in incremental revenues to EFH Corp. The Commission Staff has recommended that TXU Portfolio Management and its affiliates be required to pay administrative penalties in the amount of $140 million and pay the $70 million in incremental costs purportedly incurred by market participants. A hearing requested by TXU Portfolio Management to contest the alleged occurrence of a violation and the amount of the penalty in the NOV has been scheduled to start in April 2008. EFH Corp. believes TXU Portfolio Management’s conduct during the period in question was consistent with the Commission’s rules and policies, and no market power abuse was committed. EFH Corp. is vigorously contesting the NOV. EFH Corp. is unable to predict the outcome of this matter.

EFH Corp. and TXU Portfolio Management have taken actions to reduce the risk of future similar allegations related to the balancing energy segment of the ERCOT wholesale market, including working with the Commission Staff and the Commission’s independent market monitor to develop a voluntary mitigation plan for approval by the Commission. TXU Portfolio Management has submitted a voluntary mitigation plan that was approved by the Commission in July 2007.

As previously disclosed, the Commission Staff had been investigating TXU Energy Retail with respect to the renewal process for certain small and medium business customers on term service plans. The investigation did not involve residential customers. In June 2007, TXU Energy Retail reached a settlement agreement with the Staff of the Commission that was approved by the Commission in July 2007. While TXU Energy Retail expressly denies any violations of rules, it has agreed to pay the Commission a $5 million settlement as a compromise in this dispute.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Other Proceedings

In addition to the above, Energy Future Competitive Holdings and its subsidiaries are involved in various other legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of management, should not have a material effect on its financial position, results of operations or cash flows.

Guarantees

Overview.    Energy Future Competitive Holdings has entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. Guarantees issued or modified after December 31, 2002 are subject to the recognition and initial measurement provisions of FIN 45, which requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

Residual value guarantees in operating leases.    Texas Competitive Holdings is the lessee under various operating leases that guarantee the residual values of the leased assets. At June 30, 2007, both the aggregate maximum amount of residual values guaranteed and the estimated residual recoveries totaled approximately $174 million. These leased assets consist primarily of mining equipment and rail cars. The average life of the lease portfolio is approximately four years.

Letters of Credit

At June 30, 2007, Texas Competitive Holdings had outstanding letters of credit under its revolving credit facilities in the amount of $499 million to support risk management and trading margin requirements in the normal course of business, including over-the-counter hedging transactions, and $46 million for miscellaneous credit support requirements.

Texas Competitive Holdings has outstanding letters of credit under its revolving credit facilities totaling $455 million at June 30, 2007 to support existing floating rate pollution control revenue bond debt of $446 million principal amount. The letters of credit are available to fund the payment of such debt obligations and expire in 2009.

As of June 30, 2007, Texas Competitive Holdings had outstanding letters of credit under its revolving credit facilities totaling $77 million to support mining reclamation activities and certain collection agent activities performed for REPs in EFH Corp.’s historical service territory.

EFH Corp. and Texas Competitive Holdings have previously guaranteed the obligations under the lease agreement for EFH Corp.’s current headquarters building. These obligations include future undiscounted base rent payments. As a result of the March 2007 downgrade by S&P of Texas Competitive Holdings’ credit rating to below investment grade, Texas Competitive Holdings has provided a $144 million letter of credit to replace EFH Corp.’s and its guarantees of these obligations.

Security Interest

A first-lien security interest has been placed on the two lignite/coal-fueled generation units at Texas Competitive Holdings’ Big Brown plant to support commodity hedging transactions entered into by TXU DevCo. The lien can be used to secure obligations related to current and future hedging transactions of TXU DevCo or its affiliates for up to an aggregate of 1.2 billion MMBtu of natural gas.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

9. SHAREHOLDERS’ EQUITY

Common and Preferred Stock.    No shares of Energy Future Competitive Holdings’ common stock are held by or for its own account, nor are any shares of such capital stock reserved for its officers and employees or for options, warrants, conversions or other rights in connection therewith. The common stock amount included in shareholders’ equity totaled $128 million and $101 million at June 30, 2007 and December 31, 2006, respectively. The preferred stock amount totaled $51 thousand at the end of both periods.

Noncash contributions.    Under SFAS 123R, expense related to EFH Corp.’s stock-based incentive compensation awards granted to Energy Future Competitive Holdings’ employees is accounted for as a noncash capital contribution from EFH Corp. Accordingly, Energy Future Competitive Holdings recorded a credit of $3 million and $4 million to its common stock account for the six months ended June 30, 2007 and 2006, respectively.

The increase in the common stock amount in 2007 also reflects the excess tax benefit of $25 million arising from the distribution date value of the stock-based incentive awards exceeding the reported compensation expense.

Dividends.    During 2007, Energy Future Competitive Holdings declared and paid the following dividends to EFH Corp.:

Declaration Date	Payment Date	Dividend Amount
July 1, 2007	July 2, 2007	$284
April 1, 2007	April 2, 2007	$284
January 1, 2007	January 2, 2007	$283

Shareholders’ Equity.    The following table presents the changes in shareholders’ equity for the six months ended June 30, 2007:

	Capital Accounts	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at December 31, 2006	$7,463	$404	$7,867
Net income	510	—	510
Effect of adoption of FIN 48	(41)	—	(41)
Distributions paid to parent	(567)	—	(567)
Effects of stock-based incentive compensation plans	29	—	29
Distribution of mineral interest companies from EFH Corp.	3	—	3
Net effects of cash flow hedges (net of tax)	—	(268)	(268)

Balance at June 30, 2007	$7,397	$136	$7,533

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

10. COMMODITY AND OTHER DERIVATIVE CONTRACTUAL ASSETS AND LIABILITIES

The following table breaks down commodity and other derivative contractual assets and liabilities as presented in the balance sheet into the two major components:

	June 30, 2007
	Commodity contracts	Cash flow hedges and other derivatives	Netting adjustments(a)	Total
Assets:
Current assets	$243	$347	$(303)	$287
Noncurrent assets	121	58	(28)	151

Total	$364	$405	$(331)	$438

Liabilities:
Current liabilities	$694	$14	$(303)	$405
Noncurrent liabilities	277	9	(28)	258

Total	$971	$23	$(331)	$663

Net assets (liabilities)	$(607)	$382	$—	$(225)

	December 31, 2006
	Commodity contracts	Cash flow hedges and other derivatives	Netting adjustments(a)	Total
Assets:
Current assets	$276	$696	$(24)	$948
Noncurrent assets	163	94	(6)	251

Total	$439	$790	$(30)	$1,199

Liabilities:
Current liabilities	$278	$18	$(24)	$272
Noncurrent liabilities	124	9	(6)	127

Total	$402	$27	$(30)	$399

Net assets (liabilities)	$37	$763	$—	$800

(a)	Represents the effects of netting assets and liabilities at the counterparty agreement level.

Commodity Contract Assets and Liabilities.    Commodity contract assets and liabilities primarily represent mark-to-market values of natural gas and electricity derivative instruments that have not been designated as cash flow hedges or “normal” purchases or sales under SFAS 133.

Current and noncurrent commodity contract assets are stated net of applicable credit (collection) and performance reserves totaling $10 million and $9 million at June 30, 2007 and December 31, 2006, respectively. Performance reserves are provided for direct, incremental costs to settle the contracts.

Commodity contract assets/liabilities at June 30, 2007 include “day one” losses of $30 million associated with contracts entered into in the first six months of 2007 at below market prices. Of this amount, $26 million is related to a natural gas-related option agreement entered into in the first quarter of 2007 and intended to economically hedge exposure to future changes in electricity prices. The

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

losses were recorded as a reduction of revenues, consistent with other mark-to-market gains and losses.

Commodity contract assets/liabilities at June 30, 2007 include a “day one” gain of $30 million associated with a long-term power purchase agreement entered into in the second quarter of 2007. The gain was recorded as an increase to revenues, consistent with other mark-to-market gains and losses.

Cash Flow Hedge and Other Derivative Assets and Liabilities.    Cash flow hedge and other derivative assets and liabilities primarily represent mark-to-market values of commodity contracts that have been designated as cash flow hedges as well as interest rate swap agreements. The change in fair value of derivative assets and liabilities related to cash flow hedges are recorded as other comprehensive income or loss to the extent the hedges are effective; the ineffective portion of the change in fair value is included in net income. A portion of the interest rate swaps have been designated as fair value hedges and the change in fair value of such hedges are recorded as an increase or decrease in the carrying value of the debt (see Note 7); changes in fair value of other interest rate swaps are included in net income.

As previously disclosed, a significant portion of natural gas financial instruments entered into to hedge future changes in electricity prices had been designated and accounted for as cash flow hedges. In March 2007, these instruments were dedesignated as cash flow hedges as allowed under SFAS 133. Subsequent changes in the fair value of these instruments are being marked-to-market in net income.

A summary of cash flow hedge and other derivative assets and liabilities follows:

	June 30, 2007	December 31, 2006
Current and noncurrent assets:
Commodity-related cash flow hedges	$405	$790
Current and noncurrent liabilities:
Commodity-related cash flow hedges	$20	$22
Debt-related interest rate swap	3	5

Total	$23	$27

Other Cash Flow Hedge Information.    Energy Future Competitive Holdings experienced cash flow hedge ineffectiveness of $1 million in net losses and $57 million in net gains for the three and six month periods ended June 30, 2007, respectively. For the corresponding periods of 2006, the amounts were $147 million and $134 million in net gains, respectively. These amounts are pretax and are reported in revenues.

The net effect of recording unrealized mark-to-market gains and losses arising from hedge ineffectiveness (versus recording gains and losses upon settlement) includes the above amounts as well as the effect of reversing unrealized ineffectiveness gains and losses recorded in previous periods to offset realized gains and losses in the current period. Such net unrealized effect totaled $5 million in net losses and $37 million in net gains for the three and six month periods ended June 30, 2007, respectively, and $151 million and $150 million in net gains for the three and six month periods ended June 30, 2006, respectively.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

As of June 30, 2007, commodity positions accounted for as cash flow hedges, which represent a small portion of economic hedge positions, reduce exposure to variability of future cash flows from future revenues or purchases through 2010.

Cash flow hedge amounts reported in the Condensed Statements of Consolidated Comprehensive Income exclude period net gains and losses associated with cash flow hedges settled within the periods presented. These amounts totaled $5 million and $16 million in after-tax net losses for the three and six month periods ended June 30, 2007, respectively, and $14 million and $18 million in after-tax net gains for the three and six month periods ended June 30, 2006, respectively.

Energy Future Competitive Holdings expects that $46 million of after-tax net gains related to cash flow hedges included in accumulated other comprehensive income will be reclassified into net income during the next twelve months as the related hedged transactions are settled and affect net income. Of this amount, $50 million in gains relate to commodity hedges and $4 million in losses relate to debt-related hedges.

11. PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) COSTS

Subsidiaries of Energy Future Competitive Holdings are participating employers in the pension plan sponsored by EFH Corp. Subsidiaries of Energy Future Competitive Holdings’ also participate with EFH Corp. and other subsidiaries of EFH Corp. to offer health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. The net allocated pension and OPEB costs applicable to Energy Future Competitive Holdings totaled $3 million and $4 million for the three months ended June 30, 2007 and 2006, respectively, and $10 million and $9 million for the six months ended June 30, 2007 and 2006, respectively.

The discount rate reflected in net pension and OPEB costs in 2007 is 5.90%. The expected rate of return on plan assets reflected in the 2007 cost amounts is 8.75% for the pension plan and 8.67% for the OPEB plan.

12. RELATED–PARTY TRANSACTIONS

The following represent the significant related-party transactions of Energy Future Competitive Holdings:

•

Texas Competitive Holdings incurs electricity delivery fees charged by Oncor Electric Delivery. These fees totaled $232 million and $285 million for the three months ended June 30, 2007 and 2006, respectively, and $498 million and $554 million for the six months ended June 30, 2007 and 2006, respectively.

•

Oncor Electric Delivery’s bankruptcy-remote financing subsidiary has issued securitization bonds to recover generation-related regulatory assets through a transition surcharge to its customers. Oncor Electric Delivery’s incremental income taxes related to the transition surcharges it collects are being reimbursed by Texas Competitive Holdings. Therefore, Energy Future Competitive Holdings’ financial statements reflect a noninterest bearing note payable to Oncor Electric Delivery of $340 million ($33 million reported as current liabilities) at June 30, 2007 and $356 million ($33 million reported as current liabilities) at December 31, 2006.

•	Texas Competitive Holdings reimburses Oncor Electric Delivery for interest expense on Oncor Electric Delivery’s bankruptcy-remote financing subsidiary’s securitization bonds. This interest

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

expense totaled $12 million and $13 million for the three months ended June 30, 2007 and 2006, respectively, and $25 million and $27 million for the six months ended June 30, 2007 and 2006, respectively.

•

Current and noncurrent advances to parent totaled $4.3 billion at June 30, 2007 (all reported as current) and $4.0 billion at December 31, 2006 ($700 million reported as noncurrent). The average daily balances of the advances to parent totaled $4.1 billion and $2.5 billion during the three months ended June 30, 2007 and 2006, respectively. Interest income earned on the advances totaled $65 million and $33 million for the three months ended June 30, 2007 and 2006, respectively. The weighted average annual interest rates were 6.4% and 5.3% for the three months ended June 30, 2007 and 2006, respectively. The average daily balances of the advances to parent totaled $4.0 billion and $2.1 billion during the six months ended June 30, 2007 and 2006, respectively. Interest income earned on the advances totaled $123 million and $55 million for the six months ended June 30, 2007 and 2006, respectively. The weighted average annual interest rates were 6.1% and 5.2% for the six months ended June 30, 2007 and 2006, respectively.

•

In December 2005, a subsidiary of Energy Future Competitive Holdings received a $1.5 billion note receivable from EFH Corp. in partial settlement of outstanding advances to parent. The note carries interest at a rate based on the weighted average cost of Energy Future Competitive Holdings’ short-term borrowings. Interest income related to this note totaled $24 million and $19 million for the three months ended June 30, 2007 and 2006, respectively, and $46 million and $39 million for the six months ended June 30, 2007 and 2006, respectively.

•

A EFH Corp. subsidiary charges subsidiaries of Energy Future Competitive Holdings for financial, accounting, environmental and other administrative services at cost. These costs, which are primarily reported in SG&A expenses, totaled $16 million and $15 million for the three months ended June 30, 2007 and 2006, respectively, and $29 million and $35 million for the six months ended June 30, 2007 and 2006, respectively.

•

Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility, reported in investments on Energy Future Competitive Holdings’ balance sheet, is funded by a delivery fee surcharge billed to REPs by Oncor Electric Delivery and remitted to Texas Competitive Holdings, with the intent that the trust fund assets will be sufficient to fund the decommissioning liability, reported in noncurrent liabilities on Energy Future Competitive Holdings’ balance sheet. Income and expenses associated with the trust fund and the decommissioning liability incurred by Energy Future Competitive Holdings are offset by a net change in the intercompany receivable/payable with Oncor Electric Delivery, which in turn results in a change in the net regulatory asset/liability. A regulatory liability totaling $26 million and $17 million at June 30, 2007 and December 31, 2006, respectively, reported on Oncor Electric Delivery’s balance sheet represents the excess of the trust fund balance over the decommissioning liability.

•

Texas Competitive Holdings has a 53.1% limited partnership interest, with a carrying value of $11 million and $14 million at June 30, 2007 and December 31, 2006, respectively, in a EFH Corp. subsidiary holding Capgemini-related assets. Equity losses related to this interest totaled $2 million for both the three months ended June 30, 2007 and 2006 and $3 million and $5 million for the six months ended June 30, 2007 and 2006, respectively. These losses primarily represent amortization of software assets held by the subsidiary. The equity losses are reported as other deductions.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

•

EFH Corp. files a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based on their respective taxable income or loss. As a result, Energy Future Competitive Holdings had an income tax payable to EFH Corp. of $24 million and $538 million as of June 30, 2007 and December 31, 2006, respectively.

•

In the second quarter of 2006, Texas Competitive Holdings began charging TXU DevCo for employee services related to the development of generation facilities in Texas. These charges totaled $0.6 million and $0.7 million for the three months ended June 30, 2007 and 2006, respectively, and $1.4 million and $0.7 million for the six months ended June 30, 2007 and 2006, respectively. These charges are largely reflected as a reduction in Energy Future Competitive Holdings’ SG&A expenses.

See Note 5 for information regarding the accounts receivable securitization program and related subordinated notes receivable from TXU Receivables Company and Note 9 for cash dividends paid to EFH Corp.

13. SUPPLEMENTARY FINANCIAL INFORMATION

Interest Expense and Related Charges

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest	$115	$90	$208	$176
Amortization of discount and debt issuance costs	4	2	6	3
Interest capitalized in accordance with SFAS 34	(7)	(8)	(16)	(12)

Total interest expense and related charges	$112	$84	$198	$167

Restricted Cash

	Balance Sheet Classification
	At June 30, 2007		At December 31, 2006
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Pollution control revenue bond funds held by trustee	$1	$102	$—	$241
All other	—	—	3	—

Total restricted cash	$1	$102	$3	$241

Inventories by Major Category

	June 30, 2007	December 31, 2006
Materials and supplies	$115	$112
Fuel stock	97	94
Natural gas in storage	110	75
Environmental energy credits and emission allowances	35	25

Total inventories	$357	$306

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Investments

	June 30, 2007	December 31, 2006
Nuclear decommissioning trust	$474	$447
Assets related to employee benefit plans, principally employee savings programs	51	51
Land	33	33
Investment in affiliate holding Capgemini-related assets	11	14
Miscellaneous other	2	1

Total investments	$571	$546

Property, Plant and Equipment.    As of June 30, 2007 and December 31, 2006, property, plant and equipment of $10.2 billion and $9.9 billion, respectively, is stated net of accumulated depreciation and amortization of $8.4 billion and $8.2 billion, respectively.

Asset Retirement Obligations.    These liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal-fueled plant ash treatment facilities and generation plant asbestos removal and disposal costs. There is no earnings impact with respect to the recognition of the asset retirement costs for nuclear decommissioning, as all costs are recoverable through the regulatory process as part of Oncor Electric Delivery’s rate setting.

The following table summarizes the changes to the asset retirement liability, reported in other noncurrent liabilities and deferred credits in the consolidated balance sheet, during the six months ended June 30, 2007:

Asset retirement liability at December 31, 2006	$585
Additions:
Accretion	19
Reductions:
Mining reclamation cost adjustments	(2)
Mining reclamation payments	(13)

Asset retirement liability at June 30, 2007	$589

Intangible Assets.    Intangible assets other than goodwill are comprised of the following:

	As of June 30, 2007			As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets subject to amortization included in property, plant and equipment:
Capitalized software placed in service	$25	$7	$18	$14	$5	$9
Land easements	2	1	1	2	1	1

Total	$27	$8	$19	$16	$6	$10

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Aggregate amortization expense for intangible assets totaled $1 million and $0.7 million for the three months ended June 30, 2007 and 2006, respectively. Aggregate amortization expense for intangible assets totaled $2 million and $1 million for the six months ended June 30, 2007 and 2006, respectively. At June 30, 2007, the weighted average remaining useful lives of capitalized software and land easements were 6 years and 54 years, respectively. The estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2006 is as follows:

Year	Amortization Expense
2007	$6
2008	4
2009	2
2010	1
2011	1

Goodwill (net of accumulated amortization) as of June 30, 2007 and December 31, 2006 totaled $517 million.

Supplemental Cash Flow Information

	Six Months Ended June 30,
	2007	2006
Cash payments (receipts) related to continuing operations:
Interest (net of amounts capitalized)	$182	$172
Income taxes	$888	$(236)
Noncash investing and financing activities:
Noncash construction expenditures(a)	$28	$26
Net transfer of property from TXU DevCo	$7	$—
Noncash contribution of pension-related assets	$—	$(8)
Noncash contribution related to EFH Corp. stock-based compensation	$4	$4

(a)	Represents end of period accruals.

14. MERGER RELATED TRANSACTIONS

Overview

On October 10, 2007, Energy Future Holdings Corp., a Texas corporation formerly known as TXU Corp., completed its Merger with Merger Sub, a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (Parent). As a result of the Merger, Energy Future Holdings Corp. became a wholly-owned subsidiary of Parent. Parent is controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and GS Capital Partners (collectively, the Sponsor Group).

The aggregate purchase price paid for all of the equity securities of TXU Corp. (on a fully-diluted basis) was approximately $32.4 billion, which purchase price was funded by the equity financing from the Sponsor Group and certain other investors and by the new credit facilities described below. These

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

new credit facilities also funded the repayment of existing credit facilities as discussed below. The purchase amount is exclusive of costs directly associated with the Merger, including legal, consulting and other professional service fees.

The Merger is being accounted for under the purchase method of accounting whereby the total cost of the transaction is being allocated to Energy Future Holdings Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values, and the excess of the purchase price over the fair value of net assets acquired is recorded as goodwill. The allocation of the purchase price to the net assets of Energy Future Holdings Corp. and the resulting goodwill determination are not yet final. The allocation is expected to result in a significant amount of goodwill, an increase in the carrying value of property, plant and equipment and deferred income tax liabilities as well as new identifiable intangible assets and liabilities. Reported earnings in the future will reflect increases in interest, depreciation and amortization expenses.

TCEH Senior Secured Facilities

Overview—In connection with the Merger, TCEH, as borrower, and Energy Future Competitive Holdings, have entered into a credit agreement, and related security and other agreements, with a group of lenders led by Citibank, N.A. that provides senior secured financing of up to $24.5 billion plus the amount of the TCEH Commodity Collateral Posting Facility (as defined below) (the TCEH Senior Secured Facilities), consisting of:

•

a senior secured initial term loan facility (the TCEH Initial Term Loan Facility) in an aggregate principal amount of up to $16.45 billion (reduced by all amounts drawn under the TCEH Delayed Draw Facility discussed below);

•

a senior secured delayed draw term loan facility in an aggregate principal amount of up to $4.1 billion (the TCEH Delayed Draw Term Loan Facility) of which $2.15 billion was drawn at the closing of the Merger;

•	a senior secured letter of credit facility in an aggregate principal amount of up to $1.25 billion (the TCEH Letter of Credit Facility);

•

a senior secured revolving credit facility in an aggregate principal amount of up to $2.7 billion (the TCEH Revolving Facility), which includes borrowing capacity available for letters of credit and for borrowings on same-day notice; and

•

a senior secured cash posting credit facility (the TCEH Commodity Collateral Posting Facility) that is expected to fund the cash posting requirements for a significant portion of TCEH’s long-term hedging program that is not otherwise secured by means of a first lien under the security arrangements described below. Such posting requirement totaled $378 million as of October 10, 2007.

Interest Rates and Fees—Loans under the TCEH Senior Secured Facilities (other than the TCEH Commodity Collateral Posting Facility) bear interest at per annum rates equal to, at TCEH’s option, (i) adjusted LIBOR plus 3.50% or (ii) a base rate (the higher of (1) the prime rate of Citibank, N.A. and (2) the federal funds effective rate plus 0.50%) plus 2.50%. There is a margin adjustment mechanism in relation to term loans, revolving loans and letters of credit commencing after delivery of the financial statements for the first full fiscal quarter ending after October 10, 2007, under which the applicable margins may be reduced based on leverage ratio targets to be determined.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

A commitment fee is payable quarterly in arrears and upon termination at a rate per annum equal to 0.50% of the average daily unused portion of the TCEH Revolving Facility. The commitment fee will be subject to reduction, commencing after delivery of the financial statements for the first full fiscal quarter ending after October 10, 2007, based on leverage ratio targets to be determined.

A commitment fee is payable quarterly in arrears and upon termination on the undrawn portion of the commitments in respect of the TCEH Delayed Draw Term Loan Facility at a rate per annum equal to, prior to the first anniversary of October 10, 2007, 1.25% per annum, and thereafter, 1.50% per annum.

Letter of credit fees under the TCEH Revolving Facility are payable quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR under the TCEH Revolving Facility, less the issuing bank’s fronting fee.

TCEH will pay a fixed quarterly maintenance fee through maturity for having procured the TCEH Commodity Collateral Posting Facility regardless of actual borrowings under the facility. In addition, TCEH will pay interest at LIBOR on actual borrowed amounts under the TCEH Commodity Collateral Posting Facility which will be offset by interest earned on collateral deposits to counterparties, thereby making this facility largely a fixed cost facility regardless of utilization.

Guarantees and Security—Guarantee. The TCEH Senior Secured Facilities are unconditionally guaranteed jointly and severally on a senior secured basis, by Energy Future Competitive Holdings, TCEH and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of TCEH (other than certain immaterial subsidiaries and other subsidiaries to be agreed upon), subject to certain other exceptions.

Security. The TCEH Senior Secured Facilities, including the guarantees thereof and certain commodity and other hedging and trading transactions, are secured by (a) substantially all of the assets of Energy Future Competitive Holdings, TCEH and TCEH’s subsidiaries who are guarantors of such facilities as described above, and (b) pledges of the capital stock of TCEH and each material wholly-owned restricted subsidiary of TCEH directly owned by TCEH or any guarantor (limited in the case of pledges of capital stock of any foreign subsidiaries, to 65% of the capital stock of any first-tier material foreign subsidiary).

Covenants—The TCEH Senior Secured Facilities contain customary negative covenants, restricting, subject to certain exceptions, Energy Future Competitive Holdings, TCEH and TCEH’s restricted subsidiaries from, among other things:

•	incurring additional debt;

•	incurring additional liens;

•	entering into mergers and consolidations;

•	sales of assets;

•	dividends, redemptions or other distributions in respect of capital stock;

•	acquisitions, investments, loans and advances; and

•	payments and modifications of certain subordinated and other material debt.

In addition, the TCEH Senior Secured Facilities require that Energy Future Competitive Holdings, TCEH and their restricted subsidiaries maintain a maximum secured leverage ratio beginning on September 30, 2008 of 7.25 to 1.00 and observe certain customary reporting requirements and other affirmative covenants.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Maturity and Amortization—The TCEH Initial Term Loan Facility is required to be repaid in equal quarterly installments beginning December 31, 2007 in an aggregate annual amount equal to 1% of the original principal amount of such facility, with the balance payable on October 10, 2014. The TCEH Delayed Draw Term Facility is required to be repaid in equal quarterly installments beginning on the last day of the first fiscal quarter to occur after October 10, 2009 in an aggregate annual amount equal to 1% of the actual principal outstanding under the TCEH Delayed Draw Term Loan Facility as of such date, with the balance payable on October 10, 2014. Amounts borrowed under the TCEH Revolving Facility may be reborrowed from time to time from and after the closing date until October 10, 2013. The TCEH Letter of Credit Facility will mature on October 10, 2014. The TCEH Commodity Collateral Posting Facility will mature on December 31, 2012.

Events of Default—The TCEH Senior Secured Facilities contain certain customary events of default for senior leveraged acquisition financings the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments.

Senior Unsecured Bridge Facility – TCEH

Overview—On October 10, 2007, Energy Future Competitive Holdings, TCEH and TCEH Finance, Inc, a Delaware corporation and wholly-owned subsidiary of TCEH (TCEH Finance and, together with TCEH, the Co-Borrowers), entered into senior unsecured credit facilities (TCEH Unsecured Bridge Facilities).

The TCEH Unsecured Bridge Facilities provide senior unsecured financing of $6.75 billion, consisting of a:

•	$5.0 billion senior unsecured cash-pay term loan facility with a term of eight years (the TCEH Initial Cash-Pay Loans); and

•	$1.75 billion senior unsecured toggle term loan facility with a term of nine years (the TCEH Initial Toggle Loans and, together with the TCEH Initial Cash-Pay Loans, the TCEH Initial Loans).

If any borrowings under the TCEH Unsecured Bridge Facilities remain outstanding on October 10, 2008, the lenders will have the option to exchange such TCEH Initial Loans for senior cash-pay notes (the TCEH Senior Cash-Pay Exchange Notes) or senior toggle notes (the TCEH Senior Toggle Exchange Notes and, together with the TCEH Senior Cash-Pay Exchange Notes, the TCEH Senior Exchange Notes), respectively, which the Co-Borrowers will issue under a senior indenture. The maturity date of any TCEH Initial Loans that are not exchanged for TCEH Senior Exchange Notes will automatically be extended to the October 10, 2015, in the case of the TCEH Initial Cash-Pay Loans and October 10, 2016 in the case of the TCEH Initial Toggle Loans. The TCEH Senior Cash-Pay Exchange Notes will mature on October 10, 2015, and the TCEH Senior Toggle Exchange Notes will mature on October 10, 2016. Holders of the TCEH Senior Exchange Notes will have registration rights.

Interest Rate—Subject to specified caps, borrowings under the TCEH Unsecured Bridge Facilities for the first six-month period from the closing of the TCEH Unsecured Bridge Facilities will bear interest at a rate equal to LIBOR plus (i) 325 basis points, in the case of the TCEH Initial Cash-Pay Loans and (ii) 350 basis points, in the case of the TCEH Initial Toggle Loans (in each case, the TCEH Initial Margin). Interest for the three-month period commencing at the end of the initial six-month period, subject to specified caps, shall be payable at prevailing LIBOR for the interest period

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

plus the TCEH Initial Margin plus 50 basis points. Thereafter, subject to specified caps, interest will be increased by an additional 25 basis points at the beginning of each three-month period subsequent to the initial nine-month period, for so long as the TCEH Initial Loans are outstanding. If issued, the interest rate on the TCEH Senior Exchange Notes will be the same as the interest rate borne by the TCEH Initial Loans; provided, that if any TCEH Senior Exchange Notes are transferred by the lender to a third-party purchaser, the interest rate on those notes will be fixed at the interest rate in effect on the transfer date.

Prepayments and Redemptions—The Co-Borrowers will be required to make an offer to repay loans under the TCEH Unsecured Bridge Facilities and, following October 10, 2008, repurchase TCEH Senior Exchange Notes with net proceeds from specified asset sales. In addition, after any payments required to be made to repay the TCEH Unsecured Bridge Facilities, the Co-Borrowers will be required to offer to repay loans and, if issued, to repurchase the TCEH Senior Exchange Notes upon the occurrence of a change of control. Until October 10, 2008, the Co-Borrowers will also be required to prepay outstanding TCEH Initial Loans with the net proceeds of any refinancing debt.

The Co-Borrowers may voluntarily repay outstanding TCEH Initial Loans, in whole or in part, at their option at any time upon three business days’ prior notice, at par plus accrued and unpaid interest and subject to, in the case of TCEH Initial Loans based on LIBOR, customary “breakage” costs with respect to such LIBOR loans, other than customary “breakage” costs with respect to LIBOR loans. The Co-Borrowers may optionally redeem the TCEH Senior Exchange Notes other than fixed-rate exchange notes, if issued, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date, provided that it also optionally prepays any outstanding TCEH Initial Loans on a pro rata basis.

If any TCEH Senior Exchange Note is sold by a lender to a third-party purchaser, and the interest rate on such TCEH Senior Exchange Note becomes fixed, such TCEH Senior Exchange Note will be non-callable until October 10, 2011, in the case of the TCEH Senior Cash-Pay Exchange Notes, and until October 10, 2012, in the case of the TCEH Senior Toggle Exchange Notes, subject to equity clawback and make-whole provisions consistent with those applicable to the notes offered hereby, and will be callable thereafter at a specified premium. The premium will decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the final maturity date, in the case of the TCEH Senior Cash-Pay Exchange Notes, and one year, in the case of the TCEH Senior Toggle Exchange Notes.

Guarantee—All obligations under the TCEH Unsecured Bridge Facilities and, if the TCEH Senior Exchange Notes are issued, the senior indenture, are jointly and severally guaranteed on a senior basis by Energy Future Competitive Holdings and each of TCEH’s domestic subsidiaries that guarantees obligations under the TCEH Senior Secured Facilities.

Certain Covenants and Events of Default—The TCEH Unsecured Bridge Facilities and the senior indenture contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Co-Borrowers’ ability to:

•	incur additional indebtedness;

•	create liens;

•	engage in mergers or consolidations;

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

•	sell or transfer assets and subsidiary stock;

•	pay dividends and distributions or repurchase their capital stock;

•	make certain investments, loans or advances;

•	prepay certain indebtedness;

•	enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and

•	engage in certain transactions with affiliates.

In addition, the TCEH Unsecured Bridge Facilities and the senior indenture impose certain requirements as to future subsidiary guarantors. The TCEH Unsecured Bridge Facilities and the senior indenture also contain certain customary affirmative covenants consistent with those in the TCEH Senior Secured Facilities, to the extent applicable, and certain customary events of default.

Senior Unsecured Bridge Facility – Energy Future Holdings Corp.

Overview—On October 10, 2007, in connection with the Merger and the repayment of certain existing indebtedness, Energy Future Holdings Corp. entered into senior unsecured credit facilities (Energy Future Holdings Corp. Unsecured Bridge Facilities).

Energy Future Holdings Corp.’s Unsecured Bridge Facilities provide senior unsecured financing of $4.5 billion, consisting of a:

•	$2.0 billion senior unsecured cash-pay term loan facility with a term of ten years (Energy Future Holdings Corp. Initial Cash-Pay Loans); and

•

$2.5 billion senior unsecured toggle term loan facility with a term of ten years (Energy Future Holdings Corp. Initial Toggle Loans and, together with Energy Future Holdings Corp. Initial Cash-Pay Loans, Energy Future Holdings Corp. Initial Loans).

If any borrowings under Energy Future Holdings Corp. Unsecured Bridge Facilities remain outstanding on October 10, 2008, the lenders will have the option at any time or from time to time to exchange such Energy Future Holdings Corp. Initial Loans for senior cash-pay notes (Energy Future Holdings Corp. Senior Cash-Pay Exchange Notes) or senior toggle notes (Energy Future Holdings Corp. Senior Toggle Exchange Notes and, together with Energy Future Holdings Corp. Senior Cash-Pay Exchange Notes, Energy Future Holdings Corp. Senior Exchange Notes) that Energy Future Holdings Corp. will issue under a senior indenture. The maturity date of any Energy Future Holdings Corp. Initial Loans that are not exchanged for Energy Future Holdings Corp. Senior Exchange Notes will automatically be extended to October 10, 2017. Energy Future Holdings Corp. Senior Exchange Notes will also mature on October 10, 2017. Holders of Energy Future Holdings Corp. Senior Exchange Notes will have registration rights.

Interest Rate—Subject to specified caps, borrowings under Energy Future Holdings Corp. Unsecured Bridge Facilities for the first six-month period from the closing of the TCEH Senior Secured Facilities will bear interest at a rate equal to LIBOR plus (i) 400 basis points, in the case of Energy Future Holdings Corp. Initial Cash-Pay Loans and (ii) 425 basis points, in the case of Energy Future Holdings Corp. Initial Toggle Loans (in each case, Energy Future Holdings Corp. Initial Margin). Interest for the three-month period commencing at the end of the initial six-month period, subject to

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

specified caps, shall be payable at prevailing LIBOR for the interest period plus (A) Energy Future Holdings Corp. Initial Margin plus (B) 50 basis points. Thereafter, subject to specified caps, interest will be increased by an additional 25 basis points at the beginning of each three-month period subsequent to the initial nine-month period, for so long as Energy Future Holdings Corp. Initial Loans are outstanding. If issued, the interest rate on Energy Future Holdings Corp. Senior Exchange Notes will be the same as the interest rate borne by Energy Future Holdings Corp. Initial Loans; provided, that if any Energy Future Holdings Corp. Senior Exchange Notes are transferred by the lender to a third-party purchaser, the interest rate on those notes will be fixed at the interest rate in effect on the transfer date.

Prepayments and Redemptions—Energy Future Holdings Corp. will be required to make an offer to repay loans under Energy Future Holdings Corp. Unsecured Bridge Facilities and, following October 10, 2008, repurchase Energy Future Holdings Corp. Senior Exchange Notes with net proceeds from specified asset sales. In addition, after any payments required to be made to repay the TCEH Senior Secured Facilities, Energy Future Holdings Corp. will be required to offer to repay loans and, if issued, to repurchase Energy Future Holdings Corp. Senior Exchange Notes upon the occurrence of a change of control. Until October 10, 2008, Energy Future Holdings Corp. will also be required to prepay outstanding Energy Future Holdings Corp. Initial Loans with the net proceeds of any refinancing debt.

Energy Future Holdings Corp. may voluntarily repay outstanding Energy Future Holdings Corp. Initial Loans, in whole or in part, at its option at any time upon three business days’ prior notice, at par plus accrued and unpaid interest and subject to, in the case of Energy Future Holdings Corp. Initial Loans based on LIBOR, customary “breakage” costs with respect to such LIBOR loans, other than customary “breakage” costs with respect to LIBOR loans. Energy Future Holdings Corp. may optionally redeem Energy Future Holdings Corp. Senior Exchange Notes other than fixed-rate exchange notes, if issued, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date, provided that it also optionally prepays any outstanding Energy Future Holdings Corp. Initial Loans on a pro rata basis.

If any Energy Future Holdings Corp. Senior Exchange Note is sold by a lender to a third-party purchaser, and the interest rate on such Energy Future Holdings Corp. Senior Exchange Note becomes fixed, such Energy Future Holdings Corp. Senior Exchange Note will be non-callable for the first four years from October 10, 2008, subject to equity clawback and make-whole provisions consistent with those applicable to the notes offered hereby, and will be callable thereafter at a specified premium. The premium will decline ratably on each yearly anniversary of the date of such sale to zero on October 10, 2015.

Guarantee—All obligations under Energy Future Holdings Corp. Unsecured Bridge Facilities and, if Energy Future Holdings Corp. Senior Exchange Notes are issued, the senior indenture are jointly and severally guaranteed on a senior unsecured basis by Intermediate Holding and Energy Future Competitive Holdings.

Certain Covenants and Events of Default—Energy Future Holdings Corp. Unsecured Bridge Facilities and the senior indenture contain a number of covenants that, among other things, restrict, subject to certain exceptions, Energy Future Holdings Corp.’s ability to:

•	incur additional indebtedness;

•	create liens;

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

•	engage in mergers or consolidations;

•	sell or transfer assets and subsidiary stock;

•	pay dividends and distributions or repurchase its capital stock;

•	make certain investments, loans or advances;

•	prepay certain indebtedness;

•	enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and

•	engage in certain transactions with affiliates.

In addition, Energy Future Holdings Corp. Unsecured Bridge Facilities and the senior indenture impose certain requirements as to future subsidiary guarantors. Energy Future Holdings Corp. Unsecured Bridge Facilities and the senior indenture also contain certain customary affirmative covenants consistent with those in TCEH Senior Secured Facilities, to the extent applicable.

Intercreditor Agreement

On October 10, 2007, in connection with the Merger, TCEH, Energy Future Competitive Holdings and the subsidiary guarantors under the TCEH Senior Secured Facilities entered into a Collateral Agency and Intercreditor Agreement (the Intercreditor Agreement) with Citibank, N.A., and four secured commodity hedge counterparties (Secured Commodity Hedge Counterparties).

The Intercreditor Agreement provides that the lien granted to the Secured Commodity Hedge Counterparties should rank pari passu with the lien granted to the secured parties under the TCEH Senior Secured Facilities on the collateral under the TCEH Senior Secured Facilities and the Secured Commodity Hedge Counterparties will be entitled to share, on a pro rata basis, in the proceeds of any liquidation of such collateral in connection with a foreclosure on such collateral in an amount provided in the TCEH Credit Agreement. The Intercreditor Agreement also provides that the Secured Commodity Hedge Counterparties will have voting rights with respect to any amendment or waiver of any provision of the Intercreditor Agreement that changes the priority of the Secured Commodity Hedge Counterparties’ lien on such collateral relative to the priority of lien granted to the secured parties under the TCEH Senior Secured Facilities or the priority of payments to the Secured Commodity Hedge Counterparties upon a foreclosure and liquidation of such collateral relative to the priority of the lien granted to the secured parties under the TCEH Senior Secured Facilities.

TXU Receivables Program

Also in connection with the Merger, the accounts receivable securitization program was amended. Concurrently, the financial institutions required that Oncor Electric Delivery repurchase all of the receivables it had previously sold to TXU Receivables Company totaling $113 million, which amount was refinanced by the Oncor Electric Delivery Revolving Facility.

Contribution of Certain Assets and Liabilities of Luminant Development

In connection with the Merger, certain assets and liabilities of Luminant Development consisting primarily of Sandow 5 and Oak Grove and the hedging transactions related to the long term hedging program were contributed by Energy Future Holdings Corp. to a subsidiary of TCEH. Such contribution will be accounted for in a manner similar to a pooling of interests.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Repayment of Existing Credit Facilities

On October 10, 2007, in connection with the Merger, TCEH and Oncor repaid in full all outstanding loans totaling $2.4 billion, together with interest and all other amounts due in connection with such repayment under the $6.5 billion of existing credit facilities. TCEH and Oncor also repaid floating rate senior notes with an aggregate principal amount of $1.0 billion and $800 million, respectively. (See Note 8).

Management Agreement

On October 10, 2007, in connection with the Merger, Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., Goldman, Sachs & Co. and Lehman Brothers Inc. entered into a management agreement with Energy Future Holdings Corp. (the Management Agreement), pursuant to which affiliates of the investors will provide management, consulting, financial and other advisory services to Energy Future Holdings Corp. Pursuant to the Management Agreement, the Sponsor Group is entitled to receive an aggregate annual management fee of $35.0 million, which amount will increase 2% annually, and reimbursement of out-of-pocket expenses incurred in connection with the provision of services pursuant to the Management Agreement. The Management Agreement will continue in effect from year to year, unless terminated upon a change of control of Energy Future Holdings Corp. or in connection with an initial public offering of Energy Future Holdings Corp. or if the parties mutually agree to terminate the Management Agreement. Pursuant to the Management Agreement, the Sponsor Group is also entitled to receive aggregate transaction fees of $300 million in connection with certain services provided in connection with the Merger and related transactions. In addition, the Management Agreement provides that the Sponsor Group will be entitled to receive a fee equal to a percentage of the gross transaction value in connection with certain subsequent financing, acquisition, disposition, merger combination and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the Management Agreement in the event of an initial public offering or under certain other circumstances.

Tender Offers and Consent Solicitations

On September 25, 2007, Energy Future Holdings Corp. commenced offers to purchase and consent solicitations with respect to $1.0 billion in aggregate principal amount of Energy Future Holdings Corp.’s outstanding 4.80 % Series O Senior Notes due 2009, $250.0 million in aggregate principal amount of TCEH’s outstanding 6.125% Senior Notes due 2008 and $1.0 billion in aggregate principal amount of TCEH’s outstanding 7.000% Senior Notes due 2013. On the closing date of the Merger, Energy Future Holdings Corp. purchased an aggregate of $995.7 million, $246.9 million and $994.9 million of these notes, respectively.

15. SUPPLEMENTAL GUARANTOR CONDENSED FINANCIAL INFORMATION

On October 10, 2007, Energy Future Holdings Corp., a Texas corporation formerly known as TXU Corp., completed its Merger with Merger Sub, a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (Parent). As a result of the Merger, Energy Future Holdings Corp. became a wholly-owned subsidiary of Parent.

The Merger is being accounted for under the purchase method of accounting whereby the total cost of the transaction is being allocated to Energy Future Holdings Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values, and the excess of the purchase price over the fair value of net assets acquired is recorded as goodwill.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

In connection with the Merger, Texas Competitive Holdings obtained approximately $24.5 billion of senior secured credit facilities. Also in connection with the Merger, Texas Competitive Holdings and Texas Competitive Holdings Finance Inc. (a 100% owned subsidiary of Texas Competitive Holdings) expect to co-issue $2.5 billion aggregate principal amount of senior unsecured Texas Competitive Holdings’ cash pay notes due 2015 (the “Notes”) to refinance a portion of Texas Competitive Holdings’ Senior Unsecured Interim Facility obtained to finance the Merger. The senior secured credit facilities will be unconditionally guaranteed by substantially all of the 100% owned subsidiaries of Texas Competitive Holdings and by its parent company, Energy Future Competitive Holdings, (collectively the “Other Guarantors”) on a secured basis. The Notes will be unconditionally guaranteed by the Guarantors on an unsecured basis. The guarantees issued by the Guarantors will be full and unconditional, joint and several guarantees of the senior secured credit facilities and the Notes. The secured guarantee will be senior to the Notes and the guarantee of the Notes. All other subsidiaries of Energy Future Competitive Holdings, either direct or indirect, will not guarantee the senior secured credit facilities or the Notes (collectively the “Non-Guarantors”). The debt agreements will restrict Energy Future Competitive Holdings’ ability to pay dividends or make investments.

The following tables present the condensed consolidating statements of income of Energy Future Competitive Holdings (Parent), Texas Competitive Holdings (Issuer), the Guarantors and the Non-Guarantors for the three-month and six-month periods ended June 30, 2007 and 2006, the condensed consolidating statements of cash flows of Energy Future Competitive Holdings (Parent Guarantor), Texas Competitive Holdings (Issuer), the Guarantors and all the Non-Guarantors for the six-month periods ended June 30, 2007 and 2006 and the condensed consolidating balance sheets as of June 30, 2007 and December 31, 2006 of Energy Future Competitive Holdings (Parent Guarantor), Texas Competitive Holdings (Issuer), the Guarantors and the Non-Guarantors.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Income

Three Months Ended June 30, 2007

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues	$—	$1,889	$120	$—	$(119)	$1,890
Costs and expenses:
Fuel, purchased power costs and delivery fees	—	970	34	—	(33)	971
Operating costs	—	168	53	—	(57)	164
Depreciation and amortization	—	81	—	—	—	81
Selling, general and administrative expenses	—	147	31	—	(30)	148
Franchise and revenue-based taxes	—	27	—	1	—	28
Other income	—	—	(1)	(12)	—	(13)
Other deductions	—	10	—	—	(1)	9
Interest income	(65)	(85)	(1)	(6)	58	(99)
Interest expense and related charges	60	108	2	—	(58)	112

Total costs and expenses	(5)	1,426	118	(17)	(121)	1,401

Income before income taxes and equity in earnings of subsidiaries	5	463	2	17	2	489
Income tax expense	2	124	1	7	1	135
Equity in earnings of subsidiaries	351	—	1	4	(356)	—

Net income	$354	$339	$2	$14	$(355)	$354

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Income

Three Months Ended June 30, 2006

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues	$—	$2,468	$2	$—	$(2)	$2,468
Costs and expenses:
Fuel, purchased power costs and delivery fees	—	943	—	—	—	943
Operating costs	—	152	—	—	(3)	149
Depreciation and amortization	—	84	—	—	1	85
Selling, general and administrative expenses	—	121	—	—	—	121
Franchise and revenue-based taxes	—	27	—	1	—	28
Other income	—	(1)	(2)	(12)	—	(15)
Other deductions	—	205	—	—	—	205
Interest income	(51)	(45)	—	(5)	44	(57)
Interest expense and related charges	29	102	2	—	(49)	84

Total costs and expenses	(22)	1,588	—	(16)	(7)	1,543

Income before income taxes and equity in earnings of subsidiaries	22	880	2	16	5	925
Income tax expense	6	337	1	13	(1)	356
Equity in earnings of subsidiaries	553	—	—	6	(559)	—

Net income	$569	$543	$1	$9	$(553)	$569

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Income

Six Months Ended June 30, 2007

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues	$—	$3,411	$270	$—	$(267)	$3,414
Costs and expenses:
Fuel, purchased power costs and delivery fees	—	1,900	76	—	(74)	$1,902
Operating costs	—	319	123	—	(129)	$313
Depreciation and amortization	—	160	1	—	—	$161
Selling, general and administrative expenses	—	285	68	—	(67)	$286
Franchise and revenue-based taxes	—	53	—	1	—	$54
Other income	—	(9)	(1)	(24)	—	$(34)
Other deductions	—	15	(1)	—	—	$14
Interest income	(125)	(162)	(2)	(11)	111	$(189)
Interest expense and related charges	114	190	4	—	(110)	$198

Total costs and expenses	(11)	2,751	268	(34)	(269)	2,705

Income before income taxes and equity in earnings of subsidiaries	11	660	2	34	2	709
Income tax expense	4	180	1	13	1	$199
Equity in earnings of subsidiaries	503	—	1	5	(509)	$—

Net income	$510	$480	$2	$26	$(508)	$510

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Income

Six Months Ended June 30, 2006

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues	$—	$4,478	$5	$—	$(5)	$4,478
Costs and expenses:
Fuel, purchased power costs and delivery fees	—	1,733	—	—	—	1,733
Operating costs	—	307	—	—	(7)	300
Depreciation and amortization	—	169	1	—	—	170
Selling, general and administrative expenses	—	242	—	—	1	243
Franchise and revenue-based taxes	—	54	—	—	1	55
Other income	—	(1)	(4)	(23)	—	(28)
Other deductions	—	195	6	—	—	201
Interest income	(89)	(76)	—	(9)	74	(100)
Interest expense and related charges	47	202	3	—	(85)	167

Total costs and expenses	(42)	2,825	6	(32)	(16)	2,741

Income (loss) before income taxes and equity in earnings of subsidiaries	42	1,653	(1)	32	11	1,737
Income tax expense	13	590	—	19	—	622
Equity in earnings of subsidiaries	1,086	—	—	11	(1,097)	—

Net income (loss)	$1,115	$1,063	$(1)	$24	$(1,086)	$1,115

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

Six Months Ended June 30, 2007

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows—operating activities:
Net income	$510	$480	$2	$26	$(508)	$510
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(503)	—	(1)	(5)	509	—
Depreciation and amortization	—	191	—	—	—	191
Deferred income tax expense (benefit)—net	—	(219)	(3)	8	—	(214)
Net losses from unrealized mark-to-market valuations	—	750	—	—	1	751
Other, net	—	43	3	(24)	(1)	21
Net changes in operating assets and liabilities	547	(1,923)	44	4	(563)	(1,891)

Cash provided by (used in) operating activities	554	(678)	45	9	(562)	(632)

Cash flows—financing activities:
Issuances of long-term debt	—	1,000	—	—	—	1,000
Retirements/repurchases of long-term debt	(1)	(148)	(7)	—	(1)	(157)
Change in short term borrowings:	—	1,377	—	—	—	1,377
Cash dividends paid:	(567)	(567)	—	—	567	(567)
Change in advances—affiliates	—	—	(39)	—	39	—
Other, net	—	(24)	—	—	1	(23)

Cash provided by (used in) financing activities	(568)	1,638	(46)	—	606	1,630

Cash flows—investing activities:
Capital expenditures and nuclear fuel	—	(411)	—	—	—	(411)
Proceeds from sales of nuclear decommissioning trust fund securities	—	104	—	—	—	104
Investments in nuclear decommissioning trust fund securities	—	(111)	—	—	—	(111)
Change in advances—affiliates	14	(288)	—	(9)	(43)	(326)
Other, net	—	143	1	—	(1)	143

Cash provided by (used in) investing activities	14	(563)	1	(9)	(44)	(601)

Net change in cash and cash equivalents	—	397	—	—	—	397
Cash and cash equivalents—beginning balance	—	7	—	—	—	7

Cash and cash equivalents—ending balance	$—	$404	$—	$—	$—	$404

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

Six Months Ended June 30, 2006

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows—operating activities:
Net income (loss)	$1,115	$1,063	$(1)	$24	$(1,086)	$1,115

Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(1,086)	—	—	(11)	1,097	—
Depreciation and amortization	—	202	1	—	—	203
Deferred income tax expense—net	—	74	—	9	9	92
Impairments and other asset writedown charges	—	201	—	—	—	201
Net gains from unrealized mark-to-market valuations	—	(148)	—	—	—	(148)
Other, net	—	43	—	(23)	5	25
Net changes in operating assets and liabilities	618	659	(47)	12	(605)	637

Cash provided by (used in) operating activities	647	2,094	(47)	11	(580)	2,125

Cash flows—financing activities:
Issuances of long-term debt	—	100	—	—	—	100
Retirements/repurchases of long-term debt	(2)	(603)	(7)	—	—	(612)
Change in short term borrowings	—	1,165	—	—	—	1,165
Cash dividends paid	(286)	(572)	—	—	572	(286)
Change in advances—affiliates	—	—	50	—	(50)	—
Other, net	—	(36)	—	—	—	(36)

Cash provided by (used in) financing activities	(288)	54	43	—	522	331

Cash flows—investing activities:
Capital expenditures and nuclear fuel	—	(248)	—	—	—	(248)
Proceeds from sales of nuclear decommissioning trust fund securities	—	144	—	—	—	144
Investments in nuclear decommissioning trust fund securities	—	(151)	—	—	—	(151)
Change in advances—affiliates	(290)	(1,803)	7	(11)	58	(2,039)
Other, including transaction costs	(69)	(97)	(3)	—	—	(169)

Cash provided by (used in) investing activities	(359)	(2,155)	4	(11)	58	(2,463)

Net change in cash and cash equivalents	—	(7)	—	—	—	(7)
Cash and cash equivalents—beginning balance	—	12	—	—	—	12

Cash and cash equivalents—ending balance	$—	$5	$—	$—	$—	$5

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheets as of June 30, 2007

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$404	$—	$—	$—	$404
Restricted cash	—	1	—	—	—	1
Advances to parent	570	3,406	—	370	(7)	4,339
Trade accounts receivable—net	1	831	1	—	—	833
Income taxes receivable	—	—	15	—	(15)	—
Accounts receivable from affiliates	146	—	43	—	(189)	—
Notes receivable from parent	—	1,500	—	—	—	1,500
Inventories	—	357	—	—	—	357
Commodity and other derivative contractual assets	—	287	—	—	—	287
Accumulated deferred income taxes	—	599	2	1	(1)	601
Margin deposits related to commodity positions	—	448	—	—	—	448
Other current assets	—	83	2	3	—	88

Total current assets	717	7,916	63	374	(212)	8,858

Restricted cash	—	102	—	—	—	102
Investments	6,565	519	77	160	(6,750)	571
Property, plant and equipment—net	—	10,133	35	—	—	10,168
Notes receivable from affiliates	—	—	38	—	(38)	—
Goodwill	—	517	—	—	—	517
Commodity and other derivative contractual assets	—	151	—	—	—	151
Accumulated deferred income taxes	390	—	53	118	(561)	—
Other noncurrent assets	8	159	4	—	105	276

Total assets	$7,680	$19,497	$270	$652	$(7,456)	$20,643

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$2,195	$—	$—	$—	$2,195
Advances from affiliates	—	—	7	—	(7)	—
Long-term debt due currently	17	257	11	—	—	285
Trade accounts payable—nonaffiliates	—	732	1	—	—	733
Accounts payable to affiliates	—	341	—	2	(190)	153
Notes payable to affiliates	—	33	—	—	1	34
Commodity and other derivative contractual liabilities	—	405	—	—	—	405
Margin deposits related to commodity positions	—	35	—	—	—	35
Accumulated deferred income taxes	6	100	—	—	(16)	90
Other current liabilities	2	254	33	47	—	336

Total current liabilities	25	4,352	52	49	(212)	4,266

Accumulated deferred income taxes	—	2,932	—	—	(561)	2,371
Investment tax credits	—	304	—	—	—	304
Commodity and other derivative contractual liabilities	—	258	—	—	—	258
Notes or other liabilities due affiliates	—	345	—	—	(38)	307
Long-term debt, less amounts due currently	122	3,631	71	—	—	3,824
Other noncurrent liabilities and deferred credits	—	1,414	39	223	104	1,780

Total liabilities	147	13,236	162	272	(707)	13,110

Shareholders’ equity	7,533	6,261	108	380	(6,749)	7,533

Total liabilities and shareholders’ equity	$7,680	$19,497	$270	$652	$(7,456)	$20,643

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheets as of December 31, 2006

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$7	$—	$—	$—	$7
Restricted cash	—	3	—	—	—	3
Advances to parent	584	2,418	—	362	(56)	3,308
Trade accounts receivable—net	1	804	2	—	(1)	806
Income taxes receivable	—	—	11	2	(13)	—
Accounts receivable from affiliates	146	—	72	—	(218)	—
Notes receivable from affiliates	—	1,500	—	—	—	1,500
Inventories	—	306	—	—	—	306
Commodity and other derivative contractual assets	—	948	—	—	—	948
Accumulated deferred income taxes	5	189	2	1	1	198
Margin deposits related to commodity positions	—	7	—	—	—	7
Other current assets	—	84	2	2	—	88

Total current assets	736	6,266	89	367	(287)	7,171

Restricted cash	—	241	—	—	—	241
Investments	6,902	496	67	131	(7,050)	546
Property, plant and equipment—net	—	9,888	36	—	—	9,924
Notes receivable from affiliates	700	700	36	—	(736)	700
Goodwill	—	517	—	—	—	517
Commodity and other derivative contractual assets	—	251	—	—	—	251
Accumulated deferred income taxes	391	—	50	99	(540)	—
Other noncurrent assets	—	157	6	—	117	280

Total assets	$8,729	$18,516	$284	$597	$(8,496)	$19,630

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$—	$818	$—	$—	$—	$818
Advances from affiliates	—	—	52	—	(52)	—
Long-term debt due currently	17	154	7	—	—	178
Trade accounts payable—nonaffiliates	—	802	1	—	—	803
Accounts payable to affiliates	—	346	—	6	(221)	131
Notes payable to affiliates	—	33	—	—	—	33
Commodity and other derivative contractual liabilities	—	272	—	—	—	272
Margin deposits related to commodity positions	—	681	—	—	—	681
Accumulated deferred income taxes	19	584	1	—	(14)	590
Other current liabilities	2	255	45	47	1	350

Total current liabilities	38	3,945	106	53	(286)	3,856

Accumulated deferred income taxes	—	3,237	—	—	(540)	2,697
Investment tax credits	—	311	—	—	—	311
Commodity and other derivative contractual liabilities	—	127	—	—	—	127
Notes or other liabilities due affiliates	700	359	—	—	(736)	323
Long-term debt, less amounts due currently	124	2,882	82	—	—	3,088
Other noncurrent liabilities and deferred credits	—	1,002	31	211	117	1,361

Total liabilities	862	11,863	219	264	(1,445)	11,763

Shareholders' equity	7,867	6,653	65	333	(7,051)	7,867

Total liabilities and shareholders' equity	$8,729	$18,516	$284	$597	$(8,496)	$19,630

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of Energy Future Competitive Holdings Company:

We have audited the accompanying consolidated balance sheets of Energy Future Competitive Holdings Company (formerly TXU US Holdings Company) and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related statements of consolidated income, comprehensive income, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Energy Future Competitive Holdings Company and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 21 to the Notes to Financial Statements, the Company changed its method of accounting for stock based compensation with the election to early adopt Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment, effective October 1, 2004.

/s/ Deloitte & Touche LLP

Dallas, Texas

September 12, 2007

(October 16, 2007 as to Note 26)

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Statements of Consolidated Income

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Operating revenues	$9,607	$10,660	$9,201

Costs and expenses:
Fuel, purchased power costs and delivery fees	3,929	4,261	3,743
Operating costs	604	1,424	1,433
Depreciation and amortization	334	759	739
Selling, general and administrative expenses	533	723	886
Franchise and revenue-based taxes	127	363	366
Other income	(72)	(115)	(142)
Other deductions	210	26	665
Interest income	(252)	(95)	(38)
Interest expense and related charges	335	616	595

Total costs and expenses	5,748	7,962	8,247
Income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles	3,859	2,698	954
Income tax expense	1,323	882	282

Income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles	2,536	1,816	672
Loss from discontinued operations, net of tax effect (Note 3)	—	(8)	(34)
Extraordinary gain (loss), net of tax effect (Note 4)	—	(50)	16
Cumulative effect of changes in accounting principles, net of tax effect (Note 5)	—	(8)	6

Net income	2,536	1,750	660
Preferred stock dividends	—	3	2

Net income available for common stock	$2,536	$1,747	$658

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Statements of Consolidated Comprehensive Income

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Components related to continuing operations:
Income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles	$2,536	$1,816	$672
Other comprehensive income (loss), net of tax effects
Minimum pension liability adjustments (net of tax expense of $—, $7 and $2)	—	12	3
Cash flow hedges:
Net change in fair value of derivatives held at end of period (net of tax (expense) benefit of $(256), $24 and $40)	476	(47)	(75)
Derivatives value net (gains) losses reported in net income that relate to hedged transactions recognized in the period (net of tax (expense) benefit of $(9), $38 and $15)	(16)	71	29

Total effect of cash flow hedges	460	24	(46)

Total adjustments to net income from continuing operations	460	36	(43)

Comprehensive income from continuing operations	2,996	1,852	629
Comprehensive loss from discontinued operations	—	(8)	(34)
Extraordinary gain (loss), net of tax effect	—	(50)	16
Cumulative effect of changes in accounting principles, net of tax effect	—	(8)	6

Comprehensive income	$2,996	$1,786	$617

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Statements of Consolidated Cash Flows

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Cash flows—operating activities:
Net income	$2,536	$1,750	$660
Loss from discontinued operations, net of tax effect	—	8	34
Extraordinary (gain) loss, net of tax effect	—	50	(16)
Cumulative effect of changes in accounting principles, net of tax effect	—	8	(6)

Income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles	2,536	1,816	672
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	400	819	804
Deferred income taxes and investment tax credits—net	161	643	(127)
Net effect of unrealized mark-to-market valuations—(gains) losses	(330)	18	109
Impairment of natural gas-fired generation plants	198	—	—
Customer appreciation bonus charge (net of amounts credited to customers in 2006)	122	—	—
Bad debt expense	67	56	90
Net gain on sale of assets	(67)	(90)	(135)
Recognition of losses on dedesignated cash flow hedges	10	11	11
Net equity loss from unconsolidated affiliates	10	10	7
Stock-based incentive compensation expense	9	19	33
Charge related to coal contract counterparty claim	—	12	—
Charge (credit) related to impaired leases	(2)	(16)	180
Inventory write-off related to natural gas-fueled generation plants	3	—	—
Asset writedown charges	—	11	193
Change in regulatory-related liabilities	—	(81)	(70)

Changes in operating assets and liabilities:
Affiliate accounts receivable/payable—net	(43)	14	(22)
Accounts receivable—trade	348	(329)	(227)
Impact of sale of accounts receivable program	(41)	197	(73)
Inventories	1	(56)	16
Accounts payable—trade	(213)	(34)	220
Margin deposits—net	564	61	34
Commodity contract assets and liabilities—net	—	76	(5)
Other—net assets	(152)	(499)	7
Other—net liabilities	1,173	(78)	121

Cash provided by operating activities of continuing operations	4,754	2,580	1,838

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Statements of Consolidated Cash Flows (Continued)

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Cash flows—financing activities:
Issuances of long-term debt	243	180	1,590
Retirements/repurchases of securities:
Long-term debt	(676)	(258)	(1,280)
Preferred stock	—	(38)	—
Change in short-term borrowings:
Commercial paper	317	358	—
Banks	(245)	230	210
Decrease in income tax-related note payable to Oncor Electric Delivery	(40)	—	—
Net changes in advances to affiliate	—	—	(478)
Distributions paid to parent	(858)	(525)	(775)
Preferred stock dividends paid	—	(3)	(2)
Excess tax benefit on stock-based incentive compensation	11	16	—
Debt premium, discount, financing and reacquisition expenses	(17)	(21)	(37)

Cash used in financing activities of continuing operations	(1,265)	(61)	(772)

Cash flows—investing activities:
Advances to affiliates	(2,470)	(1,531)	(1,277)
Capital expenditures	(388)	(1,042)	(881)
Nuclear fuel	(117)	(57)	(87)
Equipment purchases on behalf of TXU DevCo	(208)	—	—
Proceeds from sale of assets and businesses	17	70	530
Purchase of lease trust	(69)	—	—
Proceeds from pollution control revenue bonds deposited with trustee	(240)	—	—
Proceeds from sales of nuclear decommissioning trust fund securities	207	191	88
Investments in nuclear decommissioning trust fund securities	(223)	(206)	(103)
Costs to remove retired property	—	(44)	(40)
Other	(3)	47	(6)

Cash used in investing activities of continuing operations	(3,494)	(2,572)	(1,776)

Discontinued operations:
Cash used in operating activities	—	(5)	(28)
Cash used in financing activities	—	—	—
Cash provided by investing activities	—	—	2

Cash used in discontinued operations	—	(5)	(26)

Net change in cash and cash equivalents	(5)	(58)	(736)
Cash and cash equivalents—beginning balance	12	70	806

Cash and cash equivalents—ending balance	$7	$12	$70

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2006	2005
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$7	$12
Restricted cash	3	8
Trade accounts receivable—net (Note 12)	806	1,179
Advances to affiliates	3,308	1,330
Note receivable from parent	1,500	1,500
Income taxes receivable from parent	—	348
Inventories	306	309
Commodity contract assets (Note 17)	276	1,603
Cash flow hedge and other derivative assets (Note 18)	696	63
Accumulated deferred income taxes (Note 10)	197	174
Margin deposits related to commodity positions	7	247
Other current assets	89	78

Total current assets	7,195	6,851

Restricted cash	241	—
Investments	546	502
Advances to parent	700	—
Property, plant and equipment—net	9,924	9,994
Goodwill	517	517
Commodity contract assets (Note 17)	163	338
Cash flow hedge and other derivative assets (Note 18)	94	68
Other noncurrent assets	280	181

Total assets	$19,660	$18,451

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings (Note 13)	$818	$746
Long-term debt due currently (Note 14)	178	414
Trade accounts payable—nonaffiliates	803	879
Trade accounts and other payables to affiliates	164	213
Commodity contract liabilities (Note 17)	278	1,481
Cash flow hedge and other derivative liabilities (Note 18)	18	260
Margin deposits related to commodity positions	681	357
Accrued income taxes payable to parent	538	—
Accrued taxes other than income	52	49
Other current liabilities	350	541

Total current liabilities	3,880	4,940

Accumulated deferred income taxes (Note 10)	2,697	2,247
Investment tax credits	311	326
Commodity contract liabilities (Note 17)	124	516
Cash flow hedge and other derivative liabilities (Note 18)	9	44
Notes or other liabilities due affiliates	323	362
Other noncurrent liabilities and deferred credits	1,361	1,092
Long-term debt, less amounts due currently (Note 14)	3,088	3,284

Total liabilities	11,793	12,811

Commitments and contingencies (Note 15)
Shareholders’ equity (Note 16)	7,867	5,640

Total liabilities and membership interests	$19,660	$18,451

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Statements of Consolidated Shareholders’ Equity

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Preferred stock—not subject to mandatory redemption:
Balance at beginning of year	$—	$38	$38
Preferred stock repurchased and retired	—	(38)	—

Balance at end of year (2006 and 2005—788 shares and 2004—379,231 shares)	—	—	38
Class A common stock without par value—authorized shares—9,000,000
Balance at beginning of year	4	140	102
Distribution of assets and liabilities of Oncor Electric Delivery Company to EFH Corp.	—	(148)	—
Capital contribution from EFH Corp. related to exchangeable preferred membership interests of Texas Competitive Holdings	—	45	—
Capital contribution from EFH Corp. related to property assets	—	1	—
Effects of stock-based incentive compensation plans	1	2	38
Effects of allocation of SFAS 158 transition adjustment	3	—	—
Transfer of equity to Class B common stock	—	(36)	—

Balance at end of year (shares outstanding 2006, 2005 and 2004—2,062,768)	8	4	140
Class B common stock without par value—authorized shares—171,000,000
Balance at beginning of year	73	1,949	1,949
Distribution of assets and liabilities of Oncor Electric Delivery Company to EFH Corp.	—	(2,807)	—
Capital contribution from EFH Corp. related to exchangeable preferred membership interests of Texas Competitive Holdings	—	843	—
Capital contribution from EFH Corp. related to property assets	—	18	—
Effects of stock-based incentive compensation plans	20	34	—
Effects of allocation of SFAS 158 transition adjustment	62	—	—
Transfer of accumulated deferred income taxes	2	—	—
TXU Fuel Co LLC equity adjustment	1	—	—
Transfer of equity from Class A common stock	—	36	—

Balance at end of year (shares outstanding 2006, 2005 and 2004—39,192,594)	158	73	1,949
Retained earnings:
Balance at beginning of year	5,684	4,462	4,366
Net income	2,536	1,750	660
Dividends declared on common stock	(858)	(525)	(562)
Dividends declared on preferred stock	—	(3)	(2)

Balance at end of year	7,362	5,684	4,462

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Statements of Consolidated Shareholders’ Equity (Continued)

	Year Ended December 31,
	2006	2005	2004
	(millions of dollars)
Accumulated other comprehensive gain (loss), net of tax effects:
Pension and other postretirement employee benefit liability adjustments:
Balance at beginning of year	—	(12)	(15)
Change during the year	—	12	3

Balance at end of year	—	—	(12)
Amounts related to cash flow hedges:
Balance at beginning of year	(121)	(166)	(120)
Change during the year	460	25	(46)
Distribution of assets and liabilities of Oncor Electric Delivery Company to EFH Corp.	—	20	—

Balance at end of year	339	(121)	(166)

Total accumulated other comprehensive gain (loss) at end of year	339	(121)	(178)

Total common stock equity	7,867	5,640	6,373

Shareholders’ equity	$7,867	$5,640	$6,411

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements

1. SIGNIFICANT ACCOUNTING POLICIES

Description of Business.    Energy Future Competitive Holdings Company (Energy Future Competitive Holdings) is a wholly-owned subsidiary of EFH Corp. and is a holding company that as of January 1, 2006 conducts its operations principally through its Texas Competitive Electric Holdings Company LLC (Texas Competitive Holdings) subsidiary. Texas Competitive Holdings is a holding company whose subsidiaries are engaged in competitive market activities consisting of electricity generation, retail electricity sales to residential and business customers, wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas. Energy Future Competitive Holdings is managed as an integrated business; therefore, there are no reportable business segments for the 2006 reporting period.

In December 2005, Energy Future Competitive Holdings distributed the assets and liabilities of its Oncor Electric Delivery subsidiary, which is engaged in regulated electricity transmission and distribution operations, to EFH Corp. in the form of a dividend of capital (see Note 2). For the 2005 and 2004 reporting periods, Energy Future Competitive Holdings had two reportable business segments, Texas Competitive Holdings and Oncor Electric Delivery. (See Note 24 for further information concerning reportable business segments.)

On February 25, 2007, EFH Corp. entered into the Merger Agreement with Merger Sub Parent and Merger Sub, whereby EFH Corp. would merge with Merger Sub and EFH Corp. would become a wholly-owned subsidiary of Merger Sub Parent. Merger Sub Parent and Merger Sub are entities directly and indirectly owned by a private investment group consisting of entities advised by or affiliated with Kohlberg Kravis Roberts & Co. and Texas Pacific Group (Sponsors). See Note 26.

Basis of Presentation.    The consolidated financial statements of Energy Future Competitive Holdings have been prepared in accordance with accounting principles generally accepted in the US and except for the effect of the Oncor Electric Delivery transaction discussed above and the reporting of wholesale electricity trading activities and ERCOT electricity balancing transactions as discussed below under “Revenue Recognition”, on the same basis as the audited financial statements included in the 2004 Form 10-K. As discussed below, certain reclassifications have been made to conform prior period data to current period presentation. All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

Commodity contract and derivative assets and liabilities and margin deposits reported in the consolidated balance sheet each reflect counterparty netting in accordance with legal right of offset agreements.

Discontinued Businesses.    Note 3 presents detailed information regarding the effects of discontinued businesses, the results of which have been classified as discontinued operations.

Use of Estimates.    Preparation of Energy Future Competitive Holdings’ financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including mark-to-market valuation adjustments. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates or assumptions during the current year.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Derivative Instruments and Mark-to-Market Accounting.    Energy Future Competitive Holdings enters into contracts for the purchase and sale of electricity, natural gas and other commodities and also enters into other derivative instruments such as options, swaps, futures and forwards primarily to manage commodity price risks. Subsidiaries of Energy Future Competitive Holdings also enter into financial instruments to manage interest rate risks. If the instrument meets the definition of a derivative under SFAS 133, changes in the fair value of the derivative are recognized in net income as unrealized gains and losses, unless the criteria for certain exceptions are met, and an offsetting derivative asset or liability is recorded in the balance sheet. This recognition is referred to as “mark-to-market” accounting. The fair values of unsettled commodity-related derivative instruments under mark-to-market accounting are reported in the balance sheet as commodity contract assets or liabilities. When derivative instruments are settled and realized gains and losses are recorded, the previously recorded unrealized gains and losses and derivative assets and liabilities are reversed. Under the exception criteria of SFAS 133, “normal” purchase and sale exemptions may be elected; further, derivatives may be designated as a cash flow or fair value hedge. A derivative contract may be designated as a “normal” purchase or sale if the intent is to physically receive or deliver the product for use or sale in the normal course of business. If designated as normal, the derivative contract is accounted for under the accrual method of accounting (not marked-to-market).

Because derivative instruments are frequently used as economic hedges, SFAS 133 allows the designation of these hedges as cash flow or fair value hedges provided certain conditions are met. A cash flow hedge mitigates the risk associated with variable future cash flows (e.g., a forecasted sale of electricity in the future at market prices), while a fair value hedge mitigates risk associated with fixed future cash flows (e.g., debt with fixed interest rate payments). In accounting for changes in value of cash flow hedges, derivative assets and liabilities are recorded on the balance sheet with an offset to other comprehensive income or loss to the extent the hedges are effective and the hedged transaction remains probable of occurring. If the hedged transaction is no longer probable of occurring, hedge accounting is discontinued. Amounts recorded in other comprehensive income are reclassified into net income as the related hedged transactions settle and affect earnings. If the hedged transaction becomes probable of not occurring, the amount recorded in other comprehensive income is immediately reclassified to net income. Changes in value of fair value hedges are recorded as derivative assets or liabilities with an offset to net income, and the carrying value of the related asset or liability (hedged item) is adjusted for the change in fair value with an offset to net income. If the fair value hedge is settled prior to the maturity of the hedged item, the cumulative fair value gain or loss is amortized into income over the remaining life of the hedged item. In the statement of cash flows, the effects of settlements of derivative instruments are classified consistent with the related hedged transactions.

To qualify for hedge accounting, a hedge must be considered highly effective in offsetting changes in fair value of the hedged item. Assessment of the hedge’s effectiveness is tested at least quarterly throughout its term to continue to qualify for hedge accounting. Changes in fair value that represent hedge ineffectiveness, even if the hedge continues to be assessed as effective, are immediately recognized in net income. Ineffectiveness is generally measured as the cumulative excess, if any, of the change in value of the hedging instrument over the change in value of the hedged item. The “short-cut” method under SFAS 133 allows entities to assume no hedge ineffectiveness in a hedging relationship of interest rate risk if certain conditions are met. If all short-cut conditions are met, then the hedge results in no ineffectiveness gains and losses, as the hedge is considered 100% effective, and no future effectiveness testing is required. See Notes 14, 17 and 18 for additional details concerning hedging activity.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Revenue Recognition.    Energy Future Competitive Holdings records revenue from electricity sales under the accrual method of accounting. Revenues are recognized when electricity is provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the revenues earned from the meter reading date to the end of the period (unbilled revenue).

Under a realignment of Energy Future Competitive Holdings’ wholesale energy operations effective January 1, 2006, management of wholesale purchases and sales of electricity for purposes of balancing electricity supply and demand was segregated from the buying and selling of electricity for trading purposes. Previously, all wholesale electricity purchases and sales were managed in aggregate under a “portfolio management” structure, as the primary activity was energy balancing, and all wholesale activity utilized (and continues to utilize) contracts for physical delivery. Financial derivative instruments, as are common in natural gas markets, are not as readily available in the Texas electricity market. The realignment reflects an expectation of a growing market for electricity trading in Texas. Under the previous structure, all purchases and sales scheduled with ERCOT for delivery were reported gross in the income statement, and “booked-out” sales and purchases (agreement with the counterparty to net settle before scheduling for delivery) were reported net. Effective with the January 1, 2006 realignment, those contracts that are separately managed as a trading book and scheduled for physical delivery are reported net upon settlement in accordance with existing accounting rules (EITF 02-03). All transactions reported net, including booked-out contracts, are reported as a component of revenues. Gross revenues from electricity trading activities totaled $1.3 billion in 2006.

In addition, Energy Future Competitive Holdings revised its reporting of ERCOT electricity balancing transactions effective with 2006 reporting. These transactions represent wholesale purchases and sales of electricity for real-time balancing purposes as measured in 15-minute intervals. As is industry practice, these purchases and sales with ERCOT, as the balancing energy clearinghouse agent, are reported net. Energy Future Competitive Holdings had historically reported the net amount as a component of purchased power cost as the activity consistently represented a net purchase of electricity prior to 2005 due in part to Energy Future Competitive Holdings’ retail load exceeding generation volumes. More recently, the balancing activity has frequently resulted in net revenues due in part to generation volumes increasingly exceeding retail load. Energy Future Competitive Holdings believes that presentation of this activity as a component of revenues more appropriately reflects its market position. Accordingly, net electricity balancing transactions are reported in revenues and the prior years’ amounts have been reclassified. The amount reported in revenues totaled $31 million in net purchases in 2006, $225 million in net sales in 2005 and $92 million in net purchases in 2004.

Realized and unrealized gains and losses from transacting in energy-related derivative instruments are reported as a component of revenues. See discussion above under “Derivative Instruments and Mark-to-Market Accounting.”

Impairment of Long-Lived Assets.    Subsidiaries of Energy Future Competitive Holdings evaluate long-lived assets for impairment whenever indications of impairment exist, in accordance with SFAS 144. The determination of the existence of indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows related to an asset or group of assets. See Note 6 for details of the impairment of the natural gas-fueled generation plants recorded in the second quarter of 2006.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Amortization of Nuclear Fuel.    Amortization of nuclear fuel is calculated on the units-of-production method and is reported as fuel costs.

Major Maintenance.    Major maintenance costs incurred during generation plant outages, as well as the costs of other maintenance activities, are charged to expense as incurred. This accounting is consistent with guidance issued by the FASB as discussed below under “Changes in Accounting Standards”.

Defined Benefit Pension Plans and Other Postretirement Employee Benefit Plans.    Subsidiaries of Energy Future Competitive Holdings bear a portion of the costs of the EFH Corp. sponsored pension plan, offering pension benefits through either a defined benefit pension plan or cash balance plan, and the EFH Corp. plan offering certain health care and life insurance benefits to employees of subsidiaries of Energy Future Competitive Holdings’ and their eligible dependents upon the retirement of such employees. Costs of pension and other postretirement employee benefit (OPEB) plans are determined in accordance with SFAS 87 and SFAS 106 and are dependent upon numerous factors, assumptions and estimates. See Note 20 for other information regarding pension and OPEB costs.

Stock-Based Incentive Compensation.    EFH Corp. has provided discretionary awards to qualified managerial employees of subsidiaries of Energy Future Competitive Holdings that are payable in common stock under EFH Corp.’s shareholder-approved long-term incentive plans. Energy Future Competitive Holdings recognizes expense for these awards based on the provisions of SFAS 123R which provides for the recognition of stock-based compensation expense over the vesting period based on the grant-date fair value of those awards. See Note 21 for information regarding stock-based incentive compensation.

Sales and Excise Taxes.    Sales and excise taxes are accounted for as a “pass through” item on the balance sheet; i.e., the tax is billed to customers and recorded as trade accounts receivable with an offsetting amount recorded as a liability to the taxing jurisdiction.

Franchise and Revenue-Based Taxes.    Franchise and gross receipt taxes are not a “pass through” item such as sales and excise taxes. These taxes are assessed to subsidiaries of Energy Future Competitive Holdings by state and local government bodies, based on revenues or kWh delivered, as a cost of doing business and are recorded as an expense. Rates charged to customers by subsidiaries of Energy Future Competitive Holdings are intended to recover the taxes, but the subsidiaries are not acting as agents to collect the taxes from customers.

Income Taxes.    EFH Corp. files a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities.

EFH Corp. has generally accounted for uncertainty related to positions taken on tax returns based on the probable liability approach consistent with SFAS 5. FIN No. 48, as discussed below under “Changes in Accounting Standards”, provides clarification of the accounting for uncertain income tax positions.

Accounting for Contingencies.    The financial results of Energy Future Competitive Holdings may be affected by judgments and estimates related to loss contingencies. Accruals for loss

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events. See Note 15 for a discussion of contingencies.

Cash Equivalents.    For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

Property, Plant and Equipment.    Properties are stated at original cost. The cost of property additions includes materials and both direct and indirect labor and applicable overhead, including payroll-related costs.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties. As is common in the industry, subsidiaries of Energy Future Competitive Holdings record depreciation expense using composite depreciation rates that reflect blended estimates of the lives of major asset components as compared to depreciation expense calculated on an asset-by-asset basis. Estimated depreciable lives are based on management’s estimates of the assets’ economic useful life. Depreciation also includes the effect of asset retirement obligations as prescribed by SFAS 143 and the impacts of FIN 47 (see Note 5), which was adopted by Energy Future Competitive Holdings in 2005.

Effective January 1, 2005, the estimated depreciable lives of lignite/coal-fueled generation facilities were extended from fifty years to sixty years to better reflect their useful lives, resulting in a reduction of depreciation expense for the year ended December 31, 2005 of $13 million ($8 million after-tax) as compared to the 2004 year.

Inventories.    Inventories, including environmental energy credits and emission allowances, are carried at weighted average cost. All inventories are reported at the lower of cost or market unless expected to be used in the generation of electricity.

Investments.    Deposits in a nuclear decommissioning trust fund are carried at fair value in the balance sheet. Investments in unconsolidated business entities over which Energy Future Competitive Holdings has significant influence but does not maintain effective control, generally representing ownership of at least 20% and not more than 50% of common equity, are accounted for under the equity method. Assets related to employee benefit plans represent investments held to satisfy deferred compensation liabilities and are recorded at market value. See Note 19 for details of investments.

Changes in Accounting Standards.    In February 2007, the FASB issued SFAS 159, which permits an entity to choose to measure certain financial assets and liabilities at fair value. SFAS 159 also revises provisions of SFAS 115 that apply to available-for-sale and trading securities. This statement is effective for fiscal years beginning after November 15, 2007. Energy Future Competitive Holdings continues to evaluate the potential impact of this standard.

In September 2006, the FASB issued SFAS 158, which was adopted by Energy Future Competitive Holdings effective December 31, 2006. See Note 20 for details related to the adoption of SFAS 158.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Also, in September 2006, the FASB issued SFAS 157, which establishes a framework for measuring fair value. This statement is effective for fiscal years beginning after November 15, 2007. Energy Future Competitive Holdings expects that the adoption of the statement will impact mark-to-market valuations of certain commodity contracts.

The FASB issued guidance in September 2006 regarding accounting for major maintenance activities (referred to as FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities”). This guidance prohibits the use of the accrue-in-advance method of accounting. Subsidiaries of Energy Future Competitive Holdings expense major maintenance costs as incurred.

In June 2006, the FASB issued FIN 48, which provides clarification of SFAS 109 with respect to the recognition of income tax benefits of uncertain tax positions in the financial statements. FIN 48 requires uncertain tax positions be reviewed and assessed with recognition and measurement of the tax benefit based on a “more-likely-than-not” standard. Benefits of positions taken on income tax returns that do not qualify for financial statement recognition are required to be disclosed in the financial statements. This interpretation was adopted by Energy Future Competitive Holdings effective January 1, 2007, as required and resulted in a net charge to retained earnings and an increase to noncurrent liabilities of $41 million in the first quarter of 2007.

2. ONCOR ELECTRIC DELIVERY DISTRIBUTION

On December 29, 2005, Energy Future Competitive Holdings distributed its ownership of Oncor Electric Delivery to EFH Corp. as a dividend. A summary of the assets and liabilities, which were distributed at book value, is provided in the table below. In accordance with the requirements of SFAS 144, Oncor Electric Delivery’s results of operations are not reported as discontinued operations in Energy Future Competitive Holdings’ consolidated operating results because a significant component of Oncor Electric Delivery’s cash flows have not been eliminated from the ongoing operations of Energy Future Competitive Holdings as a result of Oncor Electric Delivery’s delivery fee charges to Texas Competitive Holdings related to the sale of electricity to retail customers (and effective recovery of those charges) by Texas Competitive Holdings.

Current assets	$455
Investments	463
Property, plant and equipment—net	7,067
Other noncurrent assets	1,926

Total assets	$9,911

Current liabilities	$786
Noncurrent liabilities	2,083
Long-term debt	4,107

Total liabilities	$6,976

Net assets distributed	$2,935

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

3. DISCONTINUED OPERATIONS

The table below reflects the results of the businesses reported as discontinued operations in 2005 and 2004:

	Strategic Retail Services	Pedricktown	Total
2005
Operating revenues	$—	$12	$12
Operating costs and expenses	—	14	14
Other deductions—net	3	—	3

Operating loss before income taxes	(3)	(2)	(5)
Income tax benefit	(1)	—	(1)
Charges related to exit (after-tax)	—	(4)	(4)

Loss from discontinued operations	$(2)	$(6)	$(8)

2004
Operating revenues	$17	$32	$49
Operating costs and expenses	20	37	57
Other deductions—net	10	—	10
Interest income	(1)	—	(1)

Operating loss before income taxes	(12)	(5)	(17)
Income tax benefit	(4)	(2)	(6)
Charges related to exit (after-tax)	(6)	(17)	(23)

Loss from discontinued operations	$(14)	$(20)	$(34)

Strategic Retail Services.    In December 2003, Texas Competitive Holdings finalized a formal plan to sell its strategic retail services business, which was engaged principally in providing energy management services. Results in 2004 include a $6 million after-tax charge to settle a contract dispute related to the business. Results in 2005 reflect an after-tax charge of $2 million related to a litigation settlement.

Pedricktown.    In the second quarter of 2004, Texas Competitive Holdings initiated a plan to sell the Pedricktown, New Jersey 122 MW electricity generation business and exit the related power supply and gas transportation agreements resulting in a $17 million after-tax impairment charge in 2004. The business was sold in July, 2005 for $8.7 million in cash. A $4 million after-tax charge in 2005 represents an estimated working capital adjustment related to the sale transaction.

4. EXTRAORDINARY ITEMS

Purchase of Lease Trust Interest.    In the fourth quarter of 2005, Energy Future Competitive Holdings recorded an extraordinary loss of $50 million (net of tax benefit of $28 million) related to a December 2005 agreement to purchase, for $69 million in cash, the owner participant interest in a trust established to lease combustion turbines to Texas Competitive Holdings. The transaction was closed on March 31, 2006. The trust’s assets consist primarily of nine combustion turbines and its liabilities consist primarily of $91 million principal amount of 7.46% debt with amortizing payments through 2015.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

The owner participant in the trust was an unrelated party. The trust is a variable interest entity and the agreement has been accounted for in accordance with FIN 46R, resulting in consolidation of the trust’s assets and liabilities in Energy Future Competitive Holdings’ financial statements. The combustion turbine assets and debt were recorded at estimated fair market values of $35 million and $96 million, respectively. The net loss reflects the excess of the purchase price over the fair value of the trusts’ net assets, net of the reversal of a previously established liability of $59 million related to the combustion turbine lease.

Securitization Bonds.    The Settlement Plan addressed the issuance of securitization bonds to recover regulatory asset stranded costs and other qualified costs. A financing order finalized in January 2003 authorized the issuance of securitization bonds with a principal amount of $1.3 billion, and the second and final tranche of the securitization bonds was issued in June of 2004. An extraordinary gain of $16 million (net of tax of $9 million) recorded in the second quarter of 2004 represents an increase in the carrying value of the regulatory asset subject to securitization. The increase in the related regulatory asset is due to the effect of higher interest rates than previously estimated on the bonds and therefore increased amounts to be recovered from REPs through revenues as a transition charge to service the principal and interest of the bonds.

5. CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

FIN 47 was effective with reporting for the fourth quarter of 2005. This interpretation clarifies the term “conditional asset retirement” under SFAS 143 and requires entities to record the fair value of legally binding asset retirement obligations, the timing or method of settlement of which is conditional on a future event. For Energy Future Competitive Holdings, such liability relates to generation assets asbestos removal and disposal costs. As the new accounting rule required retrospective application to the inception of the liability, the effects of the adoption reflect the accretion and depreciation from the liability inception date through December 31, 2005. The liability is accreted each period, representing the time value of money, and the capitalized cost is depreciated over the remaining useful life of the related asset.

The following table details the $8 million net charge in December 2005 arising from the adoption of FIN 47:

Increase in property, plant and equipment—net	$5
Increase in other noncurrent liabilities and deferred credits	(17)
Increase in accumulated deferred income taxes	4

Cumulative effect of change in accounting principle	$(8)

SFAS 123R, which addresses accounting for stock-based compensation costs, was issued in December 2004. Energy Future Competitive Holdings early adopted SFAS 123R effective October 1, 2004 and recorded a cumulative effect of change in accounting principle of $6 million after-tax (representing a net credit). See Note 21 for additional information.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

6. IMPAIRMENT OF NATURAL GAS-FUELED GENERATION PLANTS

In the second quarter of 2006, Energy Future Competitive Holdings performed an evaluation of its natural gas-fueled generation plants for impairment in accordance with the requirements of SFAS 144, which provides that long-lived assets should be tested for recovery whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In consideration of the new lignite/coal-fueled generation plant development program, among other factors, Energy Future Competitive Holdings determined that it was more likely than not that its natural gas-fueled generation plants, which have generally been operated to meet peak demands for electricity, would be sold or otherwise disposed of before the end of their previously estimated useful lives and should be tested for impairment as an asset group. As a result, it was determined that an impairment existed, and a charge of $198 million ($129 million after-tax) was recorded in 2006 to write down the assets to fair value, which was determined based on discounted estimated future cash flows. Future cash flow expectations are subject to considerable estimation, including forecasts of future natural gas prices and market heat rates. Further, the form and timing of usage and ultimate disposition of the plants is uncertain. Because of the highly judgmental nature of key assumptions and potential volatility of market conditions, the adjusted carrying value of the plants does not necessarily represent the amount of proceeds from any transaction to sell the plants and future additional impairment is possible. The impairment was reported in other deductions in the Statements of Consolidated Income.

7. CUSTOMER APPRECIATION BONUS

In the fourth quarter of 2006, Texas Competitive Holdings announced a special customer appreciation bonus program. Under the program, a $100 bonus will be provided to residential customers receiving service as of October 29, 2006 and living in areas where Texas Competitive Holdings offered its price-to-beat rate, which expired January 1, 2007 in accordance with the Texas deregulation provisions. Eligible customers are not required to continue to receive service from Texas Competitive Holdings to receive the bonus. The bonus was paid out in the form of credits on customer bills, with approximately $40 million paid out in the fourth quarter of 2006 and the balance settled in 2007. The bonus program resulted in a pretax charge of $162 million ($105 million after-tax) in the fourth quarter of 2006. The charge was recorded as a reduction to revenue.

8. RESTRUCTURING ACTIONS IN 2004

During 2004, senior management reviewed EFH Corp.’s operations and implemented a restructuring plan to restore financial strength, drive performance improvement with a competitive industrial company perspective and allocate capital in a disciplined and efficient manner.

The restructuring actions included dispositions of businesses, repurchases of debt and other securities, rationalization of generation assets, termination of uneconomic contractual arrangements, headcount reductions, outsourcing of support activities and resolution of litigation, income tax and other contingencies.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

The restructuring activities resulted in unusual charges and credits impacting Energy Future Competitive Holdings’ 2004 income from continuing operations, summarized as follows and discussed below in more detail:

	Income Statement Classification	Charge/(Credit) to Earnings
		Pretax	After-tax
Competitive Electric segment:
Charges related to leased equipment	Other deductions	$180	$117
Software write-off	Other deductions	107	70
Employee severance costs	Other deductions	107	69
Power purchase contract termination charge	Other deductions	101	66
Spare parts inventory write-down	Other deductions	79	51
Outsourcing transition costs	Other deductions	10	6
Other asset impairments	Other deductions	6	4
Other charges	Operating costs/SG&A	8	6
Recognition of deferred gain on plant sales	Other income	(58)	(38)
Gain on sale of undeveloped properties	Other income	(19)	(12)
Regulated Delivery segment:
Employee severance costs	Other deductions	20	13
Cities rate settlement charge	Other deductions	21	14
Outsourcing transition costs	Other deductions	4	3
Software write-off and asset impairment	Other deductions	4	2
Other charges	Operating costs/SG&A	2	1

Total		$572	$372

In addition, income from discontinued operations in 2004 included recognition of a $17 million after-tax charge related to the disposition of the Pedricktown, New Jersey generation business. See Note 3 for a discussion of this item.

Following is a discussion of major actions associated with the restructuring plan affecting income from continuing operations:

Sale of TXU Fuel.    In April 2004, Texas Competitive Holdings distributed the assets and liabilities of TXU Fuel, its intrastate gas transportation subsidiary, to Energy Future Competitive Holdings at book value, including $16 million of allocated goodwill. In June 2004, Energy Future Competitive Holdings completed the sale of the assets of TXU Fuel for $500 million in cash. As part of the transaction, Texas Competitive Holdings entered into a transportation agreement, intended to be market-price based, with the new owner to transport natural gas to Texas Competitive Holdings’ generation plants. Because of the continuing involvement in the business through the transportation agreement, the pretax gain related to the sale of $375 million will be recognized over the eight-year life of the transportation agreement, and the business has not been accounted for as a discontinued operation.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Capgemini Outsourcing Agreement.    In May 2004, under an arrangement negotiated by EFH Corp., Texas Competitive Holdings and Oncor Electric Delivery entered into services agreements with Capgemini Energy LP (Capgemini). Under the ten-year arrangement, over 2,500 employees (including approximately 1,100 from Texas Competitive Holdings and 200 from Oncor Electric Delivery) transferred from subsidiaries of EFH Corp. to Capgemini effective July 1, 2004. Outsourced base support services performed by Capgemini for a fixed fee, subject to adjustment for volumes or other factors, include information technology, customer call center, billing, human resources, supply chain and certain accounting activities.

EFH Corp. agreed to indemnify Capgemini for severance costs incurred by Capgemini for former EFH Corp. employees terminated within 21 months of their transfer to Capgemini. Accordingly, in the second quarter of 2004, Energy Future Competitive Holdings recorded a $38 million ($25 million after-tax) charge for its share of accrued severance expense. (See Note 25 for further details regarding severance liabilities.) In addition, EFH Corp. committed to pay up to $25 million for costs associated with transitioning the outsourced activities to Capgemini. Accordingly, on an as incurred basis, Energy Future Competitive Holdings recorded its share of transition expenses of $14 million ($9 million after-tax) in 2004 and the remaining $11 million ($7 million after-tax) in 2005.

As part of the agreement, Capgemini was provided a royalty-free right, under an asset license arrangement, to use EFH Corp.’s information technology assets, consisting primarily of computer software. A portion of the software was in development and had not yet been placed in service. As a result of outsourcing its information technology activities, EFH Corp. no longer intended to develop the majority of these projects and from EFH Corp.’s perspective the software was abandoned. The agreements with Capgemini do not require that any software in development be completed and placed in service. Consequently, the carrying value of Energy Future Competitive Holdings’ software projects was written off, resulting in a charge of $109 million ($71 million after-tax). The remaining assets were transferred to a subsidiary of EFH Corp. at book value in exchange for an interest in that subsidiary. Such interest is accounted for on the equity method.

EFH Corp. obtained a 2.9% limited partnership interest in Capgemini in exchange for the asset license described immediately above. See Note 19 for additional discussion of EFH Corp.’s investment in Capgemini and related terms of the agreement.

Actions Related to Generation Operations.    In December 2004, Energy Future Competitive Holdings executed an agreement to terminate, for a payment of $172 million, a power purchase and tolling agreement expiring in 2006. The agreement had been entered into in connection with the sale of two generation plants to the counterparty in 2001. As a result of the transaction, Energy Future Competitive Holdings recorded a charge of $101 million ($66 million after-tax). The charge represents the payment amount less the remaining out-of-the-money liability related to the agreement originally recorded at its inception. Energy Future Competitive Holdings also recorded a gain of $58 million ($38 million after-tax), representing the remaining deferred gain from the sale of the two plants.

Also in December 2004, Energy Future Competitive Holdings committed to immediately cease operating for its own benefit nine leased gas-fired combustion turbines, and recorded a charge of $157 million ($102 million after-tax). The charge represented the present value of the future lease payments related to the turbines, net of estimated sublease proceeds. Net credits of $11 million and $16 million were recorded in 2006 and 2005, respectively, to adjust the liability recorded in 2004 for changes in estimated sublease proceeds.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Effective November 1, 2004, Energy Future Competitive Holdings entered into an agreement to terminate the operating lease for certain mining equipment for approximately $28 million in cash. The lease termination resulted in a charge of $21 million ($14 million after-tax).

As part of a review of its generation asset portfolio in the second quarter of 2004, Energy Future Competitive Holdings completed a review of its spare parts and equipment inventory to determine the appropriate level of such inventory. As a result of this review, Energy Future Competitive Holdings recorded a charge of $79 million ($51 million after-tax), to reflect excess inventory on hand and to write down carrying values to scrap values.

Energy Future Competitive Holdings recorded charges totaling $15 million ($10 million after-tax) in 2004 for employee severance costs and impairments related to the closures of a number of gas-fired generation units.

Organizational Realignment and Headcount Reductions.    During 2004, management completed a comprehensive organizational review, including an analysis of staffing requirements. As a result, a self-nomination severance program and other involuntary severance actions were completed. Energy Future Competitive Holdings recorded severance charges totaling $74 million ($47 million after-tax). These amounts include $33 million in allocated EFH Corp. severance charges. Additionally, Oncor Electric Delivery recorded $11 million of employee severance costs as a regulatory asset in accordance with SFAS 71.

Cities Rate Settlement.    In the fourth quarter of 2004, Energy Future Competitive Holdings recorded a $21 million ($14 million after-tax) charge for estimated payments under a settlement, which was finalized in February 2005, with a number of municipalities initiating an inquiry regarding distribution rates charged by Oncor Electric Delivery.

9. TEXAS MARGIN TAX

In May 2006, the Texas Legislature enacted reforms of the Texas franchise tax system and replaced it with a new tax system, referred to as the Texas margin tax. The Texas margin tax is a significant change in Texas tax law because it generally makes all legal entities subject to tax, including general and limited partnerships, while the current franchise tax system applies only to corporations and limited liability companies. Subsidiaries of Energy Future Competitive Holdings conduct significant operations through Texas limited partnerships that will become subject to the new Texas margin tax. The effective date of the Texas margin tax, which has been interpreted to be an income tax for accounting purposes, is January 1, 2008 for calendar year-end companies, and the tax liability is being accrued in 2007 based on 2007 revenues as reduced by certain deductions.

In accordance with the provisions of SFAS 109, which require that deferred tax assets and liabilities be adjusted for the effects of new tax legislation in the period of enactment, Energy Future Competitive Holdings estimated and recorded a net charge to deferred tax expense of $44 million in 2006. The total estimate recorded in 2006 was based on the Texas margin tax law in its then current form and the guidance issued by the Texas Comptroller of Public Accounts (Comptroller).

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

10. INCOME TAXES

The components of Energy Future Competitive Holdings’ income tax expense applicable to continuing operations are as follows:

	Year Ended December 31,
	2006	2005	2004
Current:
US Federal	$1,160	$233	$384
State	—	5	25
Foreign	2	—	—

Total	1,162	238	409

Deferred:
US Federal	99	663	(86)
State	78	2	(18)
Foreign	(1)	—	—

Total	176	665	(104)

Amortization of investment tax credits	(15)	(21)	(23)

Total	$1,323	$882	$282

Reconciliation of income taxes computed at the US federal statutory rate to income tax expense:

	Year Ended December 31,
	2006	2005	2004
Income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles	$3,859	$2,698	$954

Income taxes at the federal statutory rate of 35%	$1,351	$944	$334
Lignite depletion allowance	(51)	(33)	(25)
Production activities deduction	(14)	—	—
Amortization of investment tax credits	(15)	(21)	(23)
State income taxes, net of federal tax benefit	1	4	5
Texas margin tax, net of federal tax benefit	44	—	—
Other, including audit settlements	7	(12)	(9)

Income tax expense	$1,323	$882	$282

Effective tax rate	34.3%	32.7%	29.6%

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Deferred income taxes provided for temporary differences based on tax laws in effect at December 31, 2006 and 2005, balance sheet dates are as follows:

	December 31,
	2006			2005
	Total	Current	Noncurrent	Total	Current	Noncurrent
Deferred Income Tax Assets
Alternative minimum tax credit carryforwards	$307	$173	$134	$309	$—	$309
Net operating loss (NOL) carryforwards	12	—	12	123	123	—
Unamortized investment tax credits	109	—	109	114	—	114
Employee benefit obligations	40	10	30	79	19	60
Other	242	20	222	288	38	250

Total deferred tax assets	710	203	507	913	180	733

Deferred Income Tax Liabilities
Book/tax depreciation differences	2,206	—	2,206	2,166	—	2,166
Mark-to-market net deductions	929	4	925	761	4	757
Software development costs	43	—	43	41	—	41
Other	32	2	30	18	2	16

Total deferred tax liabilities	3,210	6	3,204	2,986	6	2,980

Net Deferred Income Tax (Asset) Liability	$2,500	$(197)	$2,697	$2,073	$(174)	$2,247

At December 31, 2006, Energy Future Competitive Holdings had $307 million of alternative minimum tax credit carryforwards (AMT) available to offset future tax payments. These AMT credit carryforwards have no expiration date. At December 31, 2006, Energy Future Competitive Holdings had net operating loss (NOL) carryforwards for federal income tax purposes of $12 million that expire between 2022 and 2026. The NOL carryforwards can be used to offset future taxable income. Energy Future Competitive Holdings fully expects to utilize all of its NOL carryforwards prior to their expiration dates.

As expected, the IRS has completed examining EFH Corp.’s US income tax returns for the years 1997 through 2002 and proposed adjustments were received in July 2007. EFH Corp. plans to appeal the proposed adjustments in the third quarter of 2007. In management’s opinion, an adequate provision has been made for any future taxes that may be owed.

See Note 1 for discussion regarding the implementation of FIN 48, which addresses accounting for uncertain tax positions.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

11. OTHER INCOME AND DEDUCTIONS

	Year Ended December 31,
	2006	2005	2004
Other income:
Amortization of gain on sale of TXU Fuel	$47	$47	$27
Net gain on sale of assets(a)	20	36	107
Sales tax refunds	3	4	—
Insurance recoveries related to generation assets	2	8	—
Gain on sale of out-of-state electricity transmission project	—	7	—
Electricity sale agreement termination fee	—	4	—
Equity portion of allowance for funds used during construction	—	2	4
Other	—	7	4

Total other income	$72	$115	$142

Other deductions:
Charge for impairment of natural gas-fueled generation plants (Note 6)	$198	$—	$—
Asset writedown and generation-related lease termination charge (credits) (Note 8)	(1)	(16)	375
Equity losses of affiliate holding investment in Capgemini	10	10	7
Litigation-related charges	6	—	—
Inventory write-off related to natural gas-fired generation plants	3	—	—
Employee severance charges (See Note 8 regarding 2004 charges)	—	1	127
Termination of electricity purchase contract (Note 8)	—	—	101
Capgemini outsourcing transition costs (Note 8)	—	12	14
Expenses related to canceled construction projects	—	3	6
Cities rate case settlement (Note 8)	—	1	21
Charge (credit) related to coal contract counterparty claim(b)	(12)	12	—
Other	6	3	14

Total other deductions	$210	$26	$665

(a)	Includes gains on land sales of $11 million in 2006, $33 million in 2005 and $19 million in 2004. The 2006 period also includes an $8 million gain related to the sale of mineral interests. The 2005 period also includes a $2 million gain on the sale of surplus equipment. The 2004 period also includes $30 million in amortization of a deferred gain related to the sale of generation plants in 2002. The remaining $58 million in 2004 represents the recognition of the remaining previously deferred gain. See Note 8.

(b)	In the first quarter of 2006, Energy Future Competitive Holdings recorded a credit of $12 million upon the settlement of a claim against a counterparty for nonperformance under a coal contract. A charge in the same amount was recorded in the first quarter of 2005 for losses due to the nonperformance.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

12. TRADE ACCOUNTS RECEIVABLE AND SALE OF RECEIVABLES PROGRAM

Sale of Receivables.    Subsidiaries of Energy Future Competitive Holdings participate in an accounts receivable securitization program established by EFH Corp. for certain of its subsidiaries, the activity under which is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, subsidiaries of Energy Future Competitive Holdings sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy-remote direct subsidiary of EFH Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities). The current program is subject to renewal in June 2008.

The maximum amount currently available under the program to all EFH Corp. subsidiary participants (originators) is $700 million, and the program funding was $627 million as of December 31, 2006. The program funding to Energy Future Competitive Holdings totaled $541 million as of December 31, 2006. Under certain circumstances, the amount of customer deposits held by the originators can reduce the amount of undivided interests that can be sold, thus reducing funding available under the program. Funding availability for all originators is reduced by 100% of the originators’ customer deposits if Texas Competitive Holdings’ fixed charge coverage ratio is less than 2.5 times; 50% if Texas Competitive Holdings’ coverage ratio is less than 3.25 times, but at least 2.5 times; and zero % if Texas Competitive Holdings’ coverage ratio is 3.25 times or more. The originators’ customer deposits, which totaled $116 million, did not affect funding availability at that date as Texas Competitive Holdings’ coverage ratio was in excess of 3.25 times.

All new trade receivables under the program generated by Energy Future Competitive Holdings are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, reflect seasonal variations in the level of accounts receivable, changes in collection trends as well as other factors such as changes in sales prices and volumes. TXU Receivables Company has issued subordinated notes payable to Energy Future Competitive Holdings for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to Energy Future Competitive Holdings that was funded by the sale of the undivided interests. The balance of the subordinated notes issued to Energy Future Competitive Holdings, which is reported in trade accounts receivable, was $159 million and $154 million at December 31, 2006 and 2005, respectively.

The discount from face amount on the purchase of receivables principally funds program fees paid by TXU Receivables Company to the funding entities. The discount also funds a servicing fee paid by TXU Receivables Company to TXU Business Services Company, a direct subsidiary of EFH Corp. The program fees, also referred to as losses on sale of the receivables under SFAS 140, consist primarily of interest costs on the underlying financing and totaled $34 million, $23 million and $12 million in 2006, 2005 and 2004, respectively, and averaged 5.8%, 4.0% and 2.1% (on an annualized basis) of the funding under the program in 2006, 2005 and 2004, respectively. The servicing fee, which totaled approximately $4 million in both 2006 and 2005 and $6 million in 2004, compensates TXU Business Services Company for its services as collection agent, including maintaining the detailed accounts receivable collection records. The program and servicing fees represent essentially all the net incremental costs of the program to Energy Future Competitive Holdings and are reported in SG&A expenses.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

The accounts receivable balance reported in the December 31, 2006 consolidated balance sheet has been reduced by $700 million face amount of trade accounts receivable sold to TXU Receivables Company, partially offset by the inclusion of $159 million of subordinated notes receivable from TXU Receivables Company. Funding under the program decreased $41 million 2006, increased $197 million in 2005 and decreased $73 million in 2004. Funding increases or decreases under the program are reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable balance approximated fair value due to the short-term nature of the collection period.

Activities of TXU Receivables Company related to Energy Future Competitive Holdings were as follows:

	Year Ended December 31,
	2006	2005	2004
Cash collections on accounts receivable	$7,274	$7,450	$7,420
Face amount of new receivables purchased	(7,238)	(7,511)	(7,217)
Discount from face amount of purchased receivables	38	27	17
Program fees paid	(34)	(23)	(12)
Servicing fees paid	(4)	(4)	(5)
Increase in subordinated notes payable	5	(136)	(130)

Cash flows used by (provided to) Energy Future Competitive Holdings under the program	$41	$(197)	$73

Activities in 2006 reflect the absence of Oncor Electric Delivery from the consolidated accounts of Energy Future Competitive Holdings.

Upon termination of the program, cash flows would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests from the funding entities instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 30 days.

Contingencies Related to Sale of Receivables Program.    Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

1)	all of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio; or

2)	the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Trade Accounts Receivable

	December 31,
	2006	2005
Gross trade accounts receivable	$1,355	$1,792
Undivided interests in accounts receivable sold by TXU Receivables Company	(700)	(736)
Subordinated notes receivable from TXU Receivables Company	159	154
Allowance for uncollectible accounts related to undivided interests in receivables retained	(8)	(31)

Trade accounts receivable—reported in balance sheet	$806	$1,179

Gross trade accounts receivable included unbilled revenues of $406 million and $443 million at December 31, 2006 and 2005, respectively.

Allowance for Uncollectible Accounts

	December 31,
	2006	2005	2004
Allowance for uncollectible accounts receivable as of January 1	$31	$15	$53
Increase for bad debt expense	67	56	90
Decrease for account write-offs	(79)	(68)	(122)
Changes related to receivables sold	4	16	(6)
Distribution of Oncor Electric Delivery	—	(3)	—
Other(a)	(15)	15	—

Allowance for uncollectible accounts receivable as of December 31	$8	$31	$15

(a)	Reflects an allowance established in 2005 for a coal contract dispute that was reversed upon settlement in 2006. See Note 11.

Allowances related to receivables sold are reported in current liabilities and totaled $25 million and $29 million at December 31, 2006 and 2005, respectively.

13. SHORT-TERM FINANCING

Short-term Borrowings.    At December 31, 2006 and 2005, the outstanding short-term borrowings of Energy Future Competitive Holdings consisted of the following:

	At December 31, 2006		At December 31, 2005
	Outstanding Amount	Interest Rate(a)	Outstanding Amount	Interest Rate(a)
Commercial paper	$623	5.52%	$306	4.48%
Bank borrowings	195	5.97%	440	4.86%

Total	$818		$746

(a)	Weighted average interest rate at the end of the period.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Under the commercial paper program, subsidiaries of Energy Future Competitive Holdings may issue up to $2.4 billion of these securities. The program is supported by existing credit facilities.

Credit Facilities.    At December 31, 2006, Energy Future Competitive Holdings, through its subsidiaries, had access to credit facilities with the following terms:

		At December 31, 2006
Authorized Borrowers	Maturity Date	Facility Limit	Letters of Credit	Cash Borrowings	Availability
Texas Competitive Holdings	May 2007	$1,500	$—	$—	$1,500
Texas Competitive Holdings, Oncor Electric Delivery	June 2008	1,400	489	—	911
Texas Competitive Holdings, Oncor Electric Delivery	August 2008	1,000	—	150	850
Texas Competitive Holdings, Oncor Electric Delivery	March 2010	1,600	3	—	1,597
Texas Competitive Holdings, Oncor Electric Delivery	June 2010	500	—	—	500
Texas Competitive Holdings	December 2009	500	455	45	—

Total		$6,500	$947	$195	$5,358

The maximum amount Texas Competitive Holdings and Oncor Electric Delivery can directly access under the facilities is $6.5 billion and $3.6 billion, respectively. These facilities may be used for working capital and general corporate purposes, including providing support for issuances of commercial paper and for issuing letters of credit. Both Texas Competitive Holdings and Oncor Electric Delivery had outstanding commercial paper at December 31, 2006.

In addition, Texas Competitive Holdings and Oncor Electric Delivery have a $25 million joint uncommitted line of credit without an expiration date. The terms are generally consistent with existing credit facilities, except that funding remains at the discretion of the lender. As of December 31, 2006, there were no outstanding borrowings under this line of credit.

All letters of credit and cash borrowings under the credit facilities as of December 31, 2006 are the obligations of Texas Competitive Holdings. In addition, Oncor Electric Delivery has outstanding commercial paper supported by these facilities totaling $673 million.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

14. LONG-TERM DEBT

Long-term debt.    At December 31, 2006 and 2005, the long-term debt of Energy Future Competitive Holdings consisted of the following:

	December 31,
	2006	2005
Texas Competitive Holdings
Pollution Control Revenue Bonds:
Brazos River Authority:
5.400% Fixed Series 1994A due May 1, 2029	$39	$39
5.400% Fixed Series 1994B due May 1, 2029, remarketing date May 1, 2006(a)(b)	—	39
5.400% Fixed Series 1995A due April 1, 2030, remarketing date May 1, 2006(a)(b)	—	50
5.050% Fixed Series 1995B due June 1, 2030, remarketing date June 19, 2006(a)(c)	—	114
7.700% Fixed Series 1999A due April 1, 2033	111	111
6.750% Fixed Series 1999B due September 1, 2034, remarketing date April 1, 2013(a)	16	16
7.700% Fixed Series 1999C due March 1, 2032	50	50
4.000% Floating Series 2001A due October 1, 2030(d)	71	71
4.750% Fixed Series 2001B due May 1, 2029, remarketing date November 1, 2006(a)(e)	—	19
5.750% Fixed Series 2001C due May 1, 2036, remarketing date November 1, 2011(a)	217	217
3.960% Floating Series 2001D due May 1, 2033(d)	268	268
5.370% Floating Taxable Series 2001I due December 1, 2036(d)	62	62
4.000% Floating Series 2002A due May 1, 2037(d)	45	45
6.750% Fixed Series 2003A due April 1, 2038, remarketing date April 1, 2013(a)	44	44
6.300% Fixed Series 2003B due July 1, 2032	39	39
6.750% Fixed Series 2003C due October 1, 2038	52	52
5.400% Fixed Series 2003D due October 1, 2029, remarketing date October 1, 2014(a)	31	31
5.000% Fixed Series 2006 due March 1, 2041	100	—

Sabine River Authority of Texas:
6.450% Fixed Series 2000A due June 1, 2021	51	51
5.500% Fixed Series 2001A due May 1, 2022, remarketing date November 1, 2011(a)	91	91
6.750% Fixed Series 2001B due May 1, 2030, remarketing date November 1, 2011(a)	107	107
5.200% Fixed Series 2001C due May 1, 2028	70	70
5.800% Fixed Series 2003A due July 1, 2022	12	12
6.150% Fixed Series 2003B due August 1, 2022	45	45
4.110% Floating Series 2006A due November 1, 2041, remarketing date May 9, 2007(f)	47	—
4.110% Floating Series 2006B due November 1, 2041, remarketing date May 9, 2007(f)	46	—

Trinity River Authority of Texas:
6.250% Fixed Series 2000A due May 1, 2028	14	14
5.000% Fixed Series 2001A due May 1, 2027, remarketing date November 1, 2006(a)(e)	—	37
4.110% Floating Series 2006 due November 1, 2041, remarketing date May 9, 2007(f)	50	—

Other:
6.125% Fixed Senior Notes due March 15, 2008(g)	250	250
7.000% Fixed Senior Notes due March 15, 2013	1,000	1,000
4.920% Floating Rate Senior Notes due January 17, 2006 (interest rate in effect at December 31, 2005)	—	400
Capital lease obligations	98	103
Fair value adjustments related to interest rate swaps	10	9

Total Texas Competitive Holdings	3,036	3,456

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

	December 31,
	2006	2005
Energy Future Competitive Holdings
7.170% Fixed Senior Debentures due August 1, 2007	10	10
7.460% Fixed Secured Facility Bonds with amortizing payments through January 2015	85	91
9.580% Fixed Notes due in semiannual installments through December 4, 2019	62	65
8.254% Fixed Notes due in quarterly installments through December 31, 2021	59	62
6.171% Floating Rate Junior Subordinated Debentures, Series D due January 30, 2037(h)	1	1
8.175% Fixed Junior Subordinated Debentures, Series E due January 30, 2037	8	8
Unamortized premium	5	5

Total Energy Future Competitive Holdings	230	242
Total Energy Future Competitive Holdings consolidated	3,266	3,698
Less amount due currently	(178)	(414)

Total long-term debt	$3,088	$3,284

(a)	These series are in the multiannual interest rate mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the bonds.
(b)	Repurchased on May 1, 2006 for remarketing at a later date.
(c)	Repurchased on June 19, 2006 for remarketing at a later date.
(d)	Interest rates in effect at December 31, 2006. These series are in a weekly interest rate mode and are classified as long-term as they are supported by long-term irrevocable letters of credit.
(e)	Repurchased on November 1, 2006 for remarketing at a later date.
(f)	Interest rates in effect at December 31, 2006. These series are in a weekly interest rate mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate period will be reset for the bonds.
(g)	Interest rate swapped to variable on entire principal amount.
(h)	Interest rates in effect at December 31, 2006.

Debt-related Activity in 2007.    In March 2007, Texas Competitive Holdings issued floating rate senior notes with an aggregate principal amount of $1.0 billion. The floating rate is based on LIBOR plus 50 basis points (subject to an increase of 25 basis points in the event of a further downgrade in Texas Competitive Holdings’ credit rating). The notes mature in September 2008, but are subject to mandatory redemption upon a change in control of EFH Corp., including consummation of the Proposed Merger, and are subject to optional redemption on or after September 16, 2007.

Debt-related Activity in 2006.    In November 2006, Texas Competitive Holdings issued the Sabine River Authority of Texas Series 2006A and 2006B pollution control revenue bonds with aggregate principal amounts of $47 million and $46 million, respectively. Also in November 2006, Texas Competitive Holdings issued the Trinity River Authority of Texas Series 2006 pollution control revenue bonds with an aggregate principal amount of $50 million. All three bond series were issued in conjunction with the generation facility development program and have weekly reset floating interest rates and mature in November 2041. All three bond series are classified as long-term debt due currently. Net proceeds of $141 million ($143 million principal amount less issuance expenses) from the issuance are held in a trust and, along with related earned interest, are classified as restricted cash. Such proceeds will be released to Texas Competitive Holdings by the trust at such time documentation of qualified expenditures are presented and approved by the trustee. All three bond series were repurchased in May 2007 in conjunction with the suspension of certain aspects of the

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

generation facility development program. Restricted cash retained upon the issuance of the bonds was used to fund substantially all of the redemption amount.

In November 2006, upon the scheduled mandatory tender date, Texas Competitive Holdings repurchased all of the Trinity River Authority of Texas Series 2001A and Brazos River Authority Series 2001B pollution control revenue bonds with aggregate principal amounts of $37 million and $19 million, respectively, at a price of 100% of the principal amount thereof. Texas Competitive Holdings currently plans to remarket these bonds.

In June 2006, upon the scheduled mandatory tender date, Texas Competitive Holdings repurchased all of the Brazos River Authority Pollution Control Revenue (Refunding) Bonds Series 1995B with an aggregate principal amount of $114 million at a price of 100% of the principal amount thereof. Texas Competitive Holdings currently plans to remarket these bonds.

In May 2006, upon the scheduled mandatory tender date, Texas Competitive Holdings repurchased all of the Brazos River Authority Pollution Control Revenue (Refunding) Bonds Series 1994B and 1995A with aggregate principal amounts of $39 million and $50 million, respectively, at a price of 100% of the principal amounts thereof. Texas Competitive Holdings currently plans to remarket these bonds.

In March 2006, Texas Competitive Holdings issued the Brazos River Authority Series 2006 Pollution Control Revenue Bonds with an aggregate principal amount of $100 million. The bonds have a fixed interest rate of 5.0% and mature in March 2041. Net proceeds of $100 million (principal amount less issuance expenses) from the issuance are held in a trust and, along with related earned interest, are classified as restricted cash. Such proceeds will be released to Texas Competitive Holdings by the trust at such time as documentation of qualified expenditures are presented and approved by the trustee.

Other retirements of long-term debt in 2006 totaling $417 million represented payments at scheduled maturity dates and included $400 million of Texas Competitive Holdings senior notes.

Debt Issuances and Retirements in 2005.    In December 2005, in connection with the consolidation of the combustion turbine lease trust, Energy Future Competitive Holdings assumed $91 million principal amount of 7.460% fixed secured bonds with amortization principal payments through 2015. (See Note 4 for additional discussion.)

In November 2005, Texas Competitive Holdings remarketed the Sabine River Authority Series 2001C and the Brazos River Authority Series 1994A pollution control revenue bonds with aggregate principal amounts of $70 million and $39 million, respectively. The bonds were purchased upon mandatory tender in November 2003 and May 2005, respectively.

In January 2005, Texas Competitive Holdings remarketed and converted to floating rate mode the Brazos River Authority Series 2001A pollution control revenue bonds with an aggregate principal amount of $71 million. The bonds were purchased upon mandatory tender in April 2004.

In July 2005, the remaining publicly outstanding $92 million principal amount of Oncor Electric Delivery’s Fixed First Mortgage Bonds matured and was paid. In a related action, in October 2005 Oncor Electric Delivery released the liens associated with its 2002 Secured Indenture resulting in its

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Senior Secured Notes becoming unsecured obligations of Oncor Electric Delivery ranking equally with all of its other unsecured obligations.

Oncor Electric Delivery’s retirements of other long-term debt in 2005 totaling $91 million represent payments related to its wholly-owned bankruptcy-remote financing subsidiary’s transition bonds at scheduled maturity dates.

Energy Future Competitive Holdings had retirements of other long-term debt in 2005 totaling $37 million representing payments at scheduled maturity dates.

Fair Value Hedge.    Energy Future Competitive Holdings uses fair value hedging strategies to manage its exposure to fixed interest rates on long-term debt. At December 31, 2006, $250 million of fixed rate debt had been effectively converted to variable rates through an interest rate swap transaction expiring in 2008. The swap qualified for and has been designated as a fair value hedge in accordance with SFAS 133 (under the short-cut method as the conditions for assuming no ineffectiveness are met).

Long-term debt fair value adjustments

	December 31,
	2006	2005
Long-term debt fair value adjustments related to interest rate swap at beginning of period—increase in debt carrying value	$9	$15
Fair value adjustments during the period	3	(4)
Recognition of net gains on settled fair value hedges(a)	(2)	(2)

Long-term debt fair value adjustments at end of period—increase in debt carrying value (net in-the-money value of swap)	$10	$9

(a)	Net value of settled in-the-money fixed-to-variable swap recognized in net income when the hedged transactions are recognized. Amounts are pretax.

Any changes in unsettled swap fair values reported as fair value adjustments to debt amounts are offset by changes in derivative assets and liabilities.

Maturities.    Long-term debt maturities at December 31, 2006 were as follows:

Year
2007	$167
2008	268
2009	19
2010	21
2011	23
Thereafter	2,655
Unamortized premium and discount and fair value adjustments	15
Capital lease obligations(a)	98

Total	$3,266

(a)	Includes $11 million due currently.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

15. COMMITMENTS AND CONTINGENCIES

Commitments

Generation Development Program.    TXU DevCo is developing three lignite/coal-fueled generation units in Texas (two units at Oak Grove and one unit at Sandow). Energy Future Competitive Holdings or its subsidiaries have executed engineering, procurement and construction (EPC) agreements for the development of these units and orders for critical long lead-time equipment, including boilers, turbine generators and air quality control systems have been placed. Air permits for the three units have been obtained, and construction has commenced. See discussion below under “Litigation” regarding the Oak Grove permit.

Capital expenditures under these arrangements totaled approximately $320 million as of December 31, 2006. If the agreements had been canceled as of that date, an additional estimated obligation of up to $270 million would have arisen. This estimated gross cancellation exposure of approximately $590 million at December 31, 2006 excluded any recovery values related to the assets acquired and for owned assets that are intended to be utilized in the program. Construction work-in-process expenditures under these agreements are assets of TXU DevCo.

Other Contractual Commitments.    At December 31, 2006, Energy Future Competitive Holdings had commitments under energy-related contracts, leases and other agreements as follows:

	Coal purchase agreements and coal transportation agreements	Pipeline transportation and storage reservation fees	Capacity payments under power purchase agreements(a)	Nuclear Fuel Contracts	Water Rights Contracts
2007	$151	$62	$107	$82	$6
2008	98	42	54	134	7
2009	102	38	—	111	7
2010	—	37	—	36	7
2011	—	38	—	26	7
Thereafter	—	16	—	121	53

Total	$351	$233	$161	$510	$87

(a)	On the basis of Energy Future Competitive Holdings’ current expectations of demand from its electricity customers as compared with its capacity and take-or-pay payments, management does not consider it likely that any material payments will become due for electricity not taken beyond capacity payments.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Future minimum lease payments under both capital leases and operating leases are as follows:

	Capital Leases	Operating Leases(a)
2007	$17	$36
2008	16	34
2009	15	34
2010	14	33
2011	10	30
Thereafter	47	267

Total future minimum lease payments	119	$434

Less amounts representing interest	21

Present value of future minimum lease payments	98
Less current portion	11

Long-term capital lease obligation	$87

(a)	Includes operating leases with initial or remaining noncancelable lease terms in excess of one year.

Contingencies

Litigation.    On December 1, 2006, a lawsuit was filed in the United States District Court for the Western District of Texas against TXU Generation Company, LP, Oak Grove Management Company, LLC and EFH Corp. The complaint sought declaratory and injunctive relief, as well as the assessment of civil penalties, with respect to the permit application for the construction and operation of the Oak Grove Steam Electric Station in Robertson County, Texas. The plaintiffs alleged violations of the Federal Clean Air Act, Texas Health and Safety Code and Texas Administrative Code and sought to temporarily and permanently enjoin the construction and operation of the Oak Grove generation plant. The complaint also asserted that the permit application was deficient in failing to comply with various modeling and analyses requirements relative to the impact of emissions from the Oak Grove plant. Plaintiffs further requested that the District Court enter an order requiring the defendants to take other appropriate actions to remedy, mitigate and offset alleged harm to the public health and environment. EFH Corp. believes the Oak Grove air permit, granted by the TCEQ on June 13, 2007 is protective of the environment and that the application for and the processing of the air permit by Oak Grove Management Company LLC with the TCEQ has been in accordance with applicable law. EFH Corp. and the other defendants filed a Motion to Dismiss the litigation, which was granted by the District Court on May 21, 2007. The Plaintiffs have appealed the District Court’s dismissal of the case to the Fifth Circuit Court of Appeals. EFH Corp. believes the District Court properly granted the Motion to Dismiss and while EFH Corp. is unable to estimate any possible loss or predict the outcome of this litigation in the event the Fifth Circuit Court of Appeals reverses the District Court, EFH Corp. maintains that the claims made in the complaint are without merit. Accordingly, EFH Corp. intends to vigorously defend the appeal and this litigation in the event the Fifth Circuit reverses the District Court.

Between October 19, 2004 and October 31, 2005, twelve lawsuits were filed in various California Superior Courts by purported customers against EFH Corp., TXU Energy Trading Company and TXU Energy Services and other marketers, traders, transporters and sellers of natural gas in California. Plaintiffs alleged that beginning at least by the summer of 2000, defendants manipulated and fixed at

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

artificially high levels natural gas prices in California in violation of the Cartwright Act and other California state laws. These lawsuits were coordinated in the San Diego Superior Court with numerous other natural gas actions as “In re Natural Gas Anti-Trust Cases I, II, III, IV and V.” On December 28, 2006, an agreement in principle to settle this matter was reached between the EFH defendants and the plaintiffs in the twelve pending lawsuits. Formal settlement documents were signed in February 2007. Notices of Dismissal were filed in the San Diego Superior Court and the case was dismissed with prejudice on February 14, 2007.

In addition to the above, Energy Future Competitive Holdings is involved in various other legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of management, should not have a material effect on its financial position, results of operations or cash flows.

Regulatory Investigations.    In March 2007, the Commission issued a Notice of Violation (NOV) stating that the Commission Staff is recommending an enforcement action, including the assessment of administrative penalties, against EFH Corp. and certain affiliates of Energy Future Competitive Holdings for alleged market power abuse by power generation affiliates and TXU Portfolio Management in ERCOT-administered balancing energy auctions during certain periods of the summer of 2005. The NOV is premised upon the Commission Staff’s allegation that TXU Portfolio Management’s bidding behavior was not competitive and increased market participants’ costs of balancing energy by approximately $70 million, including approximately $20 million in incremental revenues to EFH Corp. The Commission Staff has recommended that TXU Portfolio Management and its affiliates be required to pay administrative penalties in the amount of $140 million and pay the $70 million in incremental costs purportedly incurred by market participants. A hearing requested by TXU Portfolio Management to contest the alleged occurrence of a violation and the amount of the penalty in the NOV has been scheduled to start in April 2008. EFH Corp. believes TXU Portfolio Management’s conduct during the period in question was consistent with the Commission’s rules and policies, and no market power abuse was committed. EFH Corp. is vigorously contesting the NOV. EFH Corp. is unable to predict the outcome of this matter.

EFH Corp. and TXU Portfolio Management have taken actions to reduce the risk of future similar allegations related to the balancing energy segment of the ERCOT wholesale market, including working with the Commission Staff and the Commission’s independent market monitor to develop a voluntary mitigation plan for approval by the Commission. TXU Portfolio Management submitted a voluntary mitigation plan that was approved by the Commission in July 2007.

The Commission Staff had been investigating TXU Energy Retail with respect to the renewal process for certain small and medium business customers on term service plans. The investigation did not involve residential customers. In June 2007, TXU Energy Retail reached a settlement agreement with the Staff of the Commission that was approved by the Commission in July 2007. While TXU Energy Retail expressly denies any violations of rules, it has agreed to pay the Commission a $5 million settlement as a compromise in this dispute.

Labor Contracts.    Certain personnel engaged in Energy Future Competitive Holdings activities are represented by labor unions and covered by collective bargaining agreements with varying expiration dates. New one-year labor agreements were reached in 2006 covering bargaining unit personnel engaged in Energy Future Competitive Holdings’ lignite mining and nuclear generation operations. In January 2007, new one-year labor agreements were reached covering bargaining unit

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

personnel engaged in Energy Future Competitive Holdings’ natural gas-fueled generation operations. In June 2007, new eighteen-month labor agreements were reached covering bargaining unit personnel engaged in three of Energy Future Competitive Holdings’ four lignite/coal-fueled generation operations. Changes in these collective bargaining agreements are not expected to have a material effect on Energy Future Competitive Holdings’ financial position, results of operations or cash flows.

Environmental Contingencies.    The federal Clean Air Act, as amended (Clean Air Act) includes provisions which, among other things, place limits on sulfur dioxide and nitrogen oxide emissions produced by electricity generation plants. The capital requirements of Energy Future Competitive Holdings and its subsidiaries have not been significantly affected by the requirements of the Clean Air Act. In addition, all air pollution control provisions of the 1999 Restructuring Legislation have been satisfied.

Energy Future Competitive Holdings and its subsidiaries must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. Energy Future Competitive Holdings and its subsidiaries are in compliance with all current laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulation is not determinable.

The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	enactment of state or federal regulations regarding CO2 emissions;

•	other changes to existing state or federal regulation regarding air quality, water quality, control of toxic substances and hazardous and solid wastes, and other environmental matters; and

•	the identification of sites requiring clean-up or the filing of other complaints in which Energy Future Competitive Holdings or its subsidiaries may be asserted to be potential responsible parties.

Guarantees.    Energy Future Competitive Holdings has entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. Guarantees issued or modified after December 31, 2002 are subject to the recognition and initial measurement provisions of FIN 45, which requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

Debt obligation of EFH Corp.    EFH Corp. and Texas Competitive Holdings have guaranteed obligations under the lease agreement for EFH Corp.’s current headquarters building. As a result of the March 2007 downgrade by S&P of Texas Competitive Holdings’ credit rating to below investment grade, Texas Competitive Holdings has provided a $144 million letter of credit to replace EFH Corp.’s and its guarantee of these obligations.

Residual value guarantees in operating leases.    Energy Future Competitive Holdings or a subsidiary is the lessee under various operating leases that obligate it to guarantee the residual values of the leased assets. At December 31, 2006, both the aggregate maximum amount of residual values guaranteed and the estimated residual recoveries totaled approximately $93 million. These leased assets consist primarily of mining equipment and rail cars. The average life of the lease portfolio is approximately seven years. A significant portion of the maximum guarantee amount relates to leases entered into prior to December 31, 2002.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Project development guarantees.    In 1990, Energy Future Competitive Holdings repurchased an electric co-op’s minority ownership interest in the Comanche Peak nuclear generation plant and assumed the co-op’s indebtedness to the US government for the facilities. The indebtedness is included in long-term debt reported in the consolidated balance sheet. Energy Future Competitive Holdings is making principal and interest payments to the co-op in an amount sufficient for the co-op to make payments on its indebtedness. Energy Future Competitive Holdings guaranteed the co-op’s payments, and in the event that the co-op fails to make its payments on the indebtedness, the US government would assume the co-op’s rights under the agreement, and such payments would then be owed directly by Energy Future Competitive Holdings. At December 31, 2006, the balance of the indebtedness was $121 million with maturities of principal and interest extending to December 2021. The indebtedness is secured by a lien on the purchased facilities.

Letters of Credit.    At December 31, 2006, Texas Competitive Holdings had outstanding letters of credit under its revolving credit facilities in the amount of $455 million to support risk management and trading margin requirements in the normal course of business, including over-the-counter hedging transactions, and for miscellaneous credit support requirements. As of December 31, 2006, approximately 28% of the obligations supported by these letters of credit mature within one year, and substantially all of the remainder mature in the next four years.

Further, Texas Competitive Holdings had outstanding letters of credit under its revolving credit facilities totaling $455 million at December 31, 2006 to support existing floating rate pollution control revenue bond debt of $446 million principal amount. The letters of credit are available to fund the payment of such debt obligations and expire in 2009.

Security Interest.    A first-lien security interest has been placed on the two lignite/coal-fueled generation units at Energy Future Competitive Holdings’ Big Brown plant to support commodity hedging transactions entered into by TXU DevCo. The lien can be used to secure obligations related to current and future hedging transactions of Energy Future Competitive Holdings, TXU DevCo or other EFH Corp. subsidiaries of up to an aggregate of 1.2 billion MMBtu of natural gas.

Nuclear Insurance.    Nuclear insurance includes liability coverage, property damage, decontamination and premature decommissioning coverage and accidental outage and/or extra expense coverage. The liability coverage is governed by the Price-Anderson Act (Act), while the property damage, decontamination and premature decommissioning coverage is promulgated by the rules and regulations of the NRC. Texas Competitive Holdings intends to maintain insurance against nuclear risks as long as such insurance is available. Texas Competitive Holdings is self-insured to the extent that losses (i) are within the policy deductibles, (ii) are not covered per policy exclusions, terms and limitations, (iii) exceed the amount of insurance maintained, or (iv) are not covered due to lack of insurance availability. Such losses could have a material adverse effect on Energy Future Competitive Holdings’ financial condition and its results of operations and cash flows.

With regard to liability coverage, the Act provides financial protection for the public in the event of a significant nuclear generation plant incident. The Act sets the statutory limit of public liability for a single nuclear incident at $10.8 billion and requires nuclear generation plant operators to provide financial protection for this amount. The US Congress could impose revenue-raising measures on the nuclear industry to pay claims exceeding the $10.8 billion limit for a single incident mandated by the Act. As required, Texas Competitive Holdings provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection,

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Texas Competitive Holdings has $300 million of liability insurance from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

Under the SFP, in the event of an incident at any nuclear generation plant in the US, each operating licensed reactor in the US is subject to an assessment of up to $100.6 million plus a 3% insurance premium tax, subject to increases for inflation every five years. Assessments are limited to $15 million per operating licensed reactor per year per incident. Texas Competitive Holdings’ maximum potential assessment under the industry retrospective plan would be $201.2 million (excluding taxes) per incident but no more than $30 million in any one year for each incident. The potential assessment is triggered by a nuclear liability loss in excess of $300 million per accident at any nuclear facility. The SFP and liability coverage are not subject to any deductibles.

With respect to nuclear decontamination and property damage insurance, the NRC requires that nuclear generation plant license-holders maintain at least $1.1 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. Texas Competitive Holdings maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $3.5 billion (subject to $1 million deductible per accident), above which Texas Competitive Holdings is self-insured. The $3.5 billion consists of a primary layer of coverage of $500 million provided by Nuclear Electric Insurance Limited (NEIL), a nuclear electric utility industry mutual insurance company, $2.25 billion of premature decommissioning coverage provided by NEIL and $737 million of other property damage coverage from other insurance markets and foreign nuclear insurance pools.

Texas Competitive Holdings maintains Accidental Outage Insurance through NEIL to cover the additional costs of obtaining replacement electricity from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve-week waiting period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident.

If NEIL’s losses exceeded its reserves for the applicable coverages, potential assessments total $14.5 million for primary property, $14.1 million for excess property and $8.3 million for accidental outage.

Also, under the NEIL policies, if there were multiple terrorism losses occurring within a one-year time frame, NEIL would make available one industry aggregate limit of $3.2 billion plus any amounts it recovers from other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. Under the ANI liability policy, the liability arising out of terrorist acts will be subject to one industry aggregate limit of $300 million that could be reinstated at ANI’s option depending on prevailing risk circumstances and the balance in the Industry Credit Rating Plan reserve fund. Under the US Terrorism Risk Insurance Extension Act of 2005, the US government provides reinsurance with respect to acts of terrorism in the US for losses caused by an individual or individuals acting on behalf of foreign parties. In such circumstances, the NEIL and ANI terrorism aggregates would not apply.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

16. SHAREHOLDERS’ EQUITY

In December 2005, Energy Future Competitive Holdings distributed the assets and liabilities of Oncor Electric Delivery to EFH Corp. The distribution was in the form of a dividend of capital.

Energy Future Competitive Holdings paid cash dividends to EFH Corp. of $858 million in 2006, $525 million in 2005 and $775 million in 2004.

Energy Future Competitive Holdings’ Preferred Stock.    In August 2005, Energy Future Competitive Holdings redeemed all 379,231 shares of its outstanding preferred stock with a stated value of $38 million for approximately $40 million, including principal premium and accrued dividends. The preferred stock had dividend rates ranging from $4.00 to $5.08 per share. In December 2005, Energy Future Competitive Holdings reissued 788 shares of its $4.56 Series preferred stock in a private placement transaction for approximately $51 thousand.

The holders of preferred stock of Energy Future Competitive Holdings have no voting rights except for changes to the articles of incorporation that would change the rights or preferences of such stock, authorize additional shares of stock or create equal or superior class of stock. They have the right to vote for the election of directors only if certain dividend arrearages exist.

Exchangeable Preferred Membership Interests of Texas Competitive Holdings.    In April 2004, EFH Corp. purchased Texas Competitive Holdings’ exchangeable preferred membership interests from unaffiliated holders, and as a result, Texas Competitive Holdings has paid distributions to EFH Corp. on these securities, which remain outstanding, since the purchase. In December 2005 EFH Corp. assigned its interest in Texas Competitive Holdings’ exchangeable preferred membership interest to Energy Future Competitive Holdings. This assignment was accounted for as a capital contribution from EFH Corp. Details of the capital contribution to Energy Future Competitive Holdings were as follows:

Capital Contribution
Principal amount of exchangeable preferred membership interests	$750
Unamortized discount	(222)
Unamortized issuance costs—net of tax	(24)
Deferred tax asset related to EFH Corp.’s purchase premium	384

Total capital contribution	$888

Effective September 30, 2006, these securities were recapitalized into common equity membership interests.

Stock-based Compensation.    In 2004 EFH Corp. early adopted SFAS 123R. Under SFAS 123R, compensation expense related to share-based awards to Energy Future Competitive Holdings’ employees is accounted for as a noncash capital contribution from the parent. Accordingly, Energy Future Competitive Holdings recorded a $9 million, $20 million and $38 million credit to its common stock account in 2006, 2005 and 2004, respectively. Excess tax benefits of $11 million and $16 million for the years ended 2006 and 2005, respectively, related to stock-based awards have been contributed to Energy Future Competitive Holdings from EFH Corp.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

17. COMMODITY CONTRACT ASSETS AND LIABILITIES

Commodity contract assets and liabilities primarily represent mark-to-market values of natural gas and electricity derivative instruments that have not been designated as cash flow hedges or “normal” purchases or sales under SFAS 133.

Current and noncurrent commodity contract assets totaling $439 million and $1.9 billion at December 31, 2006 and 2005, respectively, are stated net of applicable credit (collection) and performance reserves totaling $9 million and $12 million, respectively. Performance reserves are provided for direct, incremental costs to settle the contracts.

Current and noncurrent commodity contract liabilities totaled $402 million and $2.0 billion at December 31, 2006 and 2005, respectively.

18. CASH FLOW HEDGE AND OTHER DERIVATIVE ASSETS AND LIABILITIES

Cash flow hedge and other derivative assets and liabilities represent mark-to-market values of derivative contracts that have been designated as cash flow or fair value hedges under SFAS 133. Cash flow hedges consist primarily of natural gas derivative financial instruments. The change in fair value of these derivative assets and liabilities are recorded as other comprehensive income or loss to the extent the hedges are effective; the ineffective portion of the change in fair value is included in net income. (See Note 1 under “Derivative Instruments and Mark-to-Market Accounting”). Fair value hedges consist of fixed-to-variable interest rate swaps, and the change in fair value of the derivative assets and liabilities are recorded as an increase or decrease in the carrying value of the debt.

A summary of cash flow hedge and other derivative assets and liabilities follows:

	December 31,
	2006	2005
Current and noncurrent assets:
Commodity-related cash flow hedges	$790	$131
Debt-related fair value hedges	—	—

Total	$790	$131

Current and noncurrent liabilities:
Commodity-related cash flow hedges	$22	$295
Debt-related fair value hedges	5	9

Total	$27	$304

Other Cash Flow Hedge Information

Energy Future Competitive Holdings experienced cash flow hedge ineffectiveness related to positions held at the end of the period of $216 million in net gains in 2006, $38 million in net losses in 2005 and $21 million in net losses in 2004. These amounts are pretax and are reported in revenues.

The net effect of recording unrealized mark-to-market gains and losses arising from hedge ineffectiveness (versus recording gains and losses upon settlement) includes the above amounts as

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

well as the effect of reversing unrealized ineffectiveness gains and losses recorded in previous periods to offset realized gains and losses in the current period. Such net unrealized effect totaled $237 million in net gains in 2006, $27 million in net losses in 2005 and $19 million in net losses in 2004.

As of December 31, 2006, commodity positions accounted for as cash flow hedges reduce exposure to variability of future cash flows from future revenues or purchases through 2011.

Cash flow hedge amounts reported in accumulated other comprehensive income will be recognized in earnings as the related forecasted transactions are settled or become probable of not occurring. No amounts were reclassified into earnings in 2006, 2005 or 2004 as a result of the discontinuance of cash flow hedge accounting because a hedged forecasted transaction became probable of not occurring.

Cash flow hedge amounts reported in the Statements of Consolidated Comprehensive Income exclude net gains and losses associated with cash flow hedges entered into and settled within the periods presented. These amounts totaled $31 million in after-tax net gains in 2006 and $53 million and $11 million in after-tax net losses in 2005 and 2004, respectively.

Energy Future Competitive Holdings expects that $133 million of after-tax net gains related to cash flow hedges included in accumulated other comprehensive income will be reclassified into net income during the twelve months subsequent to December 31, 2006 as the related hedged transactions are settled and affect net income. Of this amount, $139 million in gains relate to commodity hedges and $6 million in losses relate to debt-related hedges. The following table summarizes after-tax balances currently recognized in accumulated other comprehensive income:

	Accumulated Other Comprehensive Income at December 31, 2006 Gain (Loss)
	Commodity- related	Debt- related	Total
Dedesignated hedges (amounts fixed)	$147	$(37)	$110
Hedges subject to fair value adjustments	229	—	229

Total	$376	$(37)	$339

19. INVESTMENTS

The balance of investments consists of the following:

	December 31,
	2006	2005
Nuclear decommissioning trust	$447	$389
Assets related to employee benefit plans	51	54
Land	33	32
Investment in affiliate holding Capgemini-related assets	14	24
Miscellaneous other	1	3

Total investments	$546	$502

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Nuclear Decommissioning Trust.    Deposits in a trust fund for costs to decommission the Comanche Peak nuclear generation plant are carried at fair value. Decommissioning costs are being recovered from Oncor Electric Delivery’s customers as a delivery fee surcharge over the life of the plant and deposited in the trust fund. Net gains and losses on investments in the trust fund are offset by a corresponding adjustment to Oncor Electric Delivery’s regulatory asset/liability. A summary of investments in the fund follows:

	December 31, 2006
	Cost(a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities	$169	$5	$(1)	$173
Equity securities	162	117	(5)	274

Total	$331	$122	$(6)	$447

	December 31, 2005
	Cost(a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities	$151	$5	$(1)	$155
Equity securities	156	90	(12)	234

Total	$307	$95	$(13)	$389

(a)	Includes realized gains and losses of securities sold.

Debt securities held at December 31, 2006 mature as follows: $54 million in one to five years, $60 million in five to ten years and $59 million after ten years.

Assets Related to Employee Benefit Plans.    The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. EFH Corp. pays the premiums and is the beneficiary of these life insurance policies. As of December 31, 2006 and 2005, the face amount of these policies totaled $129 million and $133 million, and the net cash surrender values totaled $35 million and $39 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Capgemini Agreement.    In May 2004, as part of an overall arrangement initiated by EFH Corp., Energy Future Competitive Holdings and Oncor Electric Delivery entered into services agreements with Capgemini to outsource certain support activities. As part of the agreement, Capgemini was provided a royalty-free right, under an asset license arrangement, to use EFH Corp.’s information technology assets, consisting primarily of computer software. EFH Corp. obtained a 2.9% limited partnership interest in Capgemini in exchange for the asset license. EFH Corp. has the right to sell (the put option) its interest and the licensed software to Cap Gemini North America Inc. for $200 million, plus its share of Capgemini’s undistributed earnings, upon expiration of the services agreement or earlier upon the occurrence of certain unexpected events. Cap Gemini North America Inc. has the right to purchase these interests under the same terms and conditions. The partnership interest has been recorded at an initial value of $2.9 million and is being accounted for on the cost method.

Texas Competitive Holdings and Oncor Electric Delivery recorded their share of the estimated fair value of the put option, $103 million and $51 million, respectively, as a noncurrent asset. Of this amount, $98 million and $49 million, respectively, were recorded as a reduction to the carrying value of

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

the licensed software, and the balance, which represents the fair value of the assumed cash distributions and gains while holding the partnership interest, was recorded as a noncurrent deferred credit. This accounting is in accordance with AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”

Subject to certain terms and conditions, Cap Gemini North America, Inc. and its parent, Cap Gemini S.A., have guaranteed the performance and payment obligations of Capgemini under the services agreement, as well as payments under the put option.

20. PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS

Adoption of SFAS 158.    In September 2006, the FASB issued SFAS 158, which was adopted by EFH Corp. effective December 31, 2006, as required. SFAS 158 requires reporting in the balance sheet of the funded status of defined benefit pension and other postretirement employee benefit (OPEB) plans. Periodic pension and OPEB costs continue to be determined in accordance with SFAS 87 and SFAS 106. Under these standards, the accrued benefit obligation recognized in the balance sheet represented the cumulative difference between the net periodic benefit costs and cash funding of the plans. SFAS 87 also required the recording of a minimum pension liability representing the excess of the accumulated benefit obligation over the fair value of the plans’ assets and the accrued benefit obligation already recorded under SFAS 87.

SFAS 158 requires that both the pension and OPEB accrued benefit obligation reported in the balance sheet represent the funded status of the plans based on the projected benefit obligation, which for the pension plan takes into account future compensation increases. For Energy Future Competitive Holdings, the initial recognition of the funded status on the financial statements is largely reflected as an increase in pension assets, an increase in the accrued OPEB obligation and an increase in accumulated other comprehensive income.

The following summarizes the impact on the consolidated balance sheet of adopting SFAS 158:

	December 31, 2006
	Balances Prior to Application of SFAS 158	Increase (Decrease) to Balances	Balances After Application of SFAS 158
Noncurrent assets:
Pension assets	$10	$108	$118
Accumulated deferred income taxes	$12	$(12)	$—
Noncurrent liabilities:
Accumulated deferred income taxes	$—	$21	$21
OPEB obligations	$28	$9	$37
Shareholders’ equity	$—	$65	$65

The amounts recorded in the fourth quarter of 2006 upon adoption of SFAS 158 were based on the measurements of EFH Corp.’s pension and OPEB plans at the December 31, 2006 year-end date, which has been Energy Future Competitive Holdings’ practice but is required under SFAS 158.

The recording of the total liability did not affect any financial covenants in credit agreements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Pension Plan.    Subsidiaries of Energy Future Competitive Holdings are participating employers in the TXU Retirement Plan (Retirement Plan), a defined benefit pension plan sponsored by EFH Corp. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code) and is the subject to the provisions of ERISA. Employees are eligible to participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings. The cash balance interest component of the cash balance plan is variable and is determined using the yield of 30-year Treasury bonds.

All eligible employees hired after January 1, 2001 participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is EFH Corp.’s policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

Subsidiaries of Energy Future Competitive Holdings also participate in EFH Corp.’s supplemental retirement plans for management employees, the information for which is included in the data below.

Other Postretirement Employee Benefit (OPEB) Plan.    Subsidiaries of Energy Future Competitive Holdings participate with EFH Corp. and certain other affiliated subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service.

Pension and OPEB Costs.    Information regarding net pension and other postretirement benefit costs recognized as expense follows:

	December 31,
	2006	2005	2004
Pension costs under SFAS 87	$8	$33	$44
Other postretirement benefit costs under SFAS 106	10	59	63

Total benefit costs	$18	$92	$107
Less amounts deferred principally as a regulatory asset or property	—	(58)	(24)

Net amounts recognized as expense	$18	$34	$83

The pension and other postretirement benefits amounts provided represent allocations of amounts related to EFH Corp.’s plans to subsidiaries of Energy Future Competitive Holdings.

Assumed Discount Rate.    The discount rate reflected in net pension and other postretirement benefit costs in 2006 is 5.9%. The expected rate of return on plan assets reflected in the 2006 cost amounts is 8.75% for the pension plan and 8.67% for other postretirement benefits.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Regulatory Recovery of Pension and Other Postretirement Benefit Costs.    In June 2005, an amendment to PURA relating to EFH Corp’s pension and OPEB costs was enacted by the Texas Legislature. This amendment, which was retroactively effective January 1, 2005, provides for the recovery by Oncor Electric Delivery of pension and OPEB costs for all applicable former employees of the regulated predecessor integrated electric utility, which in addition to its own employees consists of largely of active and retired personnel engaged in Texas Competitive Holdings’ activities, related to service of those additional personnel prior to the deregulation and disaggregation of EFH Corp’s business. Texas Competitive Holdings has entered into an agreement whereby Oncor Electric Delivery assumes responsibility for applicable pension and OPEB costs related to those personnel.

The amendment additionally authorizes Oncor Electric Delivery to establish a regulatory asset or liability for the difference between the amounts of pension and other postretirement benefits approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings. Accordingly, in the second quarter of 2005 Oncor Electric Delivery began deferring (principally as a regulatory asset or property) additional pension and postretirement benefit costs for the effect of the amendment. Amounts deferred are ultimately subject to regulatory approval.

Pension and OPEB Plan Cash Contributions.    The following details the contributions to the benefit plans:

	December 31,
	2006	2005	2004
Pension plan contributions	$—	$2	$27
OPEB plan contributions	1	46	40

Total contributions	$1	$48	$67

Contributions in 2007.    Estimated funding in 2007 by subsidiaries of Energy Future Competitive Holdings total $1 million for the OPEB plan.

Thrift Plan.    In addition, eligible employees of subsidiaries of Energy Future Competitive Holdings participate in a qualified savings plan, the Thrift Plan. This plan is a participant-directed defined contribution plan qualified under Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan includes an employee stock ownership component. Under the terms of the Thrift Plan, as amended effective in 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pretax salary deferrals and/or after-tax payroll deductions, the lesser of 75% of their regular salary or wages or the maximum amount permitted under law. Employees who earn more than such threshold may contribute from 1% to 16% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the cash balance formula of the Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the traditional defined benefit formula of the Retirement Plan. Prior to January 1, 2006, employer matching contributions were invested in EFH Corp. common stock. Effective January 1, 2006, employees had the option to reallocate or transfer all or part of their accumulated or future employer matching contributions to any of the plan’s other investment options. Contributions by subsidiaries of Energy Future Competitive Holdings to the Thrift Plan aggregated $11 million in 2006, $19 million in 2005 and $20 million in 2004.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

21. STOCK-BASED COMPENSATION PLANS

Subsidiaries of Energy Future Competitive Holdings bear the costs of EFH Corp.’s shareholder-approved long-term incentive plans for applicable management personnel engaged in their business activities. EFH Corp. provides discretionary awards of performance units to qualified management employees that are payable in its common stock. The awards generally vest over a three-year period and the number of shares ultimately earned is based on the performance of EFH Corp.’s stock over the vesting period as compared to peer companies and established thresholds. EFH Corp. has established restrictions that limit certain employees’ opportunities to liquidate vested awards.

EFH Corp. adopted SFAS 123R in 2004. This accounting rule eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock compensation awards and requires the measurement of the cost of such awards over the vesting period based on the grant-date fair value of the award. EFH Corp. adopted SFAS 123R using the modified retrospective method, which allows for application to only prior interim periods in the year of initial adoption and resulted in the recognition of a credit of $9 million ($6 million after-tax) cumulative effect of change in accounting principle. For a portion of the 2004 period, the performance unit awards were payable in cash, but the awards were modified in December of 2004 and will be payable in EFH Corp. common stock.

EFH Corp. determines the fair value of its stock-based compensation awards utilizing a valuation model that takes into account three principal factors: expected volatility of the stock price of EFH Corp. and peer group companies, dividend rate of EFH Corp. and peer group companies and the restrictions limiting liquidation of vested stock awards. Based on the fair values determined under this model, Energy Future Competitive Holdings’ reported expense related to the awards totaled $9 million ($6 million after-tax), $20 million ($13 million after-tax) and $33 million ($21 million after-tax) in 2006, 2005 and 2004, respectively. The number of awards granted, net of forfeitures, totaled 185 thousand and 80 thousand and 520 thousand in 2006, 2005 and 2004, respectively. As of December 31, 2006, unrecognized expense related to unvested awards totaled $11 million, which is expected to be recognized over a weighted average period of two years.

With respect to awards to employees of subsidiaries of Energy Future Competitive Holdings’, the fair value of awards that vested in 2006, 2005 and 2004 totaled $50 million, $71 million and less than $1 million, respectively, based on the vesting date share prices. The aggregate fair value of outstanding awards expected to vest totaled $93 million based on the share price and performance of EFH Corp. stock as of December 31, 2006.

22. FAIR VALUE OF NONDERIVATIVE FINANCIAL INSTRUMENTS

The carrying amounts and related estimated fair values of significant nonderivative financial instruments were as follows:

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
On-balance sheet liabilities:
Long-term debt (including current maturities)(a)	$3,168	$3,229	$3,595	$3,672
Off-balance sheet liabilities:
Financial guarantees	$—	$7	$—	$9

(a)	Excludes capital leases.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

See Note 18 for discussion of accounting for financial instruments that are derivatives.

The fair values of on-balance sheet instruments are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk.

The fair value of each financial guarantee is based on the difference between the credit spread of the entity responsible for the underlying obligation and a financial counterparty applied, on a net present value basis, to the notional amount of the guarantee.

The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments, including the Capgemini put option, for which carrying amounts and fair values have not been presented are not materially different than their related carrying amounts.

23. RELATED-PARTY TRANSACTIONS

The following represent the significant related-party transactions of Energy Future Competitive Holdings:

•

In 2006, TXU DevCo effectively reimbursed Texas Competitive Holdings for $208 million in construction expenditures related to TXU DevCo’s program to develop new generation facilities in Texas. The transaction was settled through affiliate advance accounts.

•	Texas Competitive Holdings incurs electricity delivery fees charged by Oncor Electric Delivery. These fees totaled $1.1 billion for the year ended December 31, 2006.

•

Oncor Electric Delivery’s bankruptcy remote financing subsidiary has issued securitization bonds to recover generation-related regulatory assets through a transition surcharge to its customers. Oncor Electric Delivery’s incremental income taxes related to the transition surcharges it collects are being reimbursed by Texas Competitive Holdings. Accordingly, Energy Future Competitive Holdings’ financial statements reflect a noninterest bearing note payable to Oncor Electric Delivery of $356 million ($33 million reported as current liabilities) at December 31, 2006 and $395 million ($33 million reported as current liabilities) at December 31, 2005.

•

Texas Competitive Holdings reimburses Oncor Electric Delivery for interest expense on Oncor Electric Delivery’s bankruptcy remote financing subsidiary’s securitization bonds. This interest expense totaled $52 million for the year ended December 31, 2006.

•

Energy Future Competitive Holdings’ current and noncurrent advances to parent totaled $4.0 billion and $1.3 billion at December 31, 2006 and 2005, respectively. The average daily balances of the advances to parent totaled $2.8 billion and $1.7 billion during the years ended December 31, 2006 and 2005, respectively. Interest income earned on the advances totaled $154 million, $74 million and $26 million for the years ended December 31, 2006, 2005 and 2004, respectively. The weighted average annual interest rates were 5.4%, 4.1% and 2.9% for the years ended December 31, 2006, 2005 and 2004, respectively.

•	In December 2005, Energy Future Competitive Holdings received a $1.5 billion note receivable payable on demand from EFH Corp. in partial settlement of outstanding advances to parent.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

The note carries interest at the same rate applied to advances to affiliates as discussed above. Interest income related to this note totaled $82 million and $2 million for the years ended December 31, 2006 and 2005, respectively.

•

A EFH Corp. subsidiary charges subsidiaries of Energy Future Competitive Holdings for financial, accounting, environmental and other administrative services at cost. These costs, which are primarily reported in SG&A expenses, totaled $65 million, $99 million and $286 million for the years ended December 31, 2006, 2005 and 2004, respectively.

•

In April 2004, EFH Corp. purchased Texas Competitive Holdings’ exchangeable preferred membership interests from an unaffiliated holder, and as a result Texas Competitive Holdings paid distributions to EFH Corp. on these securities subsequent to the purchase. Interest expense and related charges associated with these securities, including amortization of the related discount, totaled $86 million and $57 million for the years 2005 and 2004, respectively. In December 2005, EFH Corp. assigned its interest in Texas Competitive Holdings’ exchangeable preferred membership interests to Energy Future Competitive Holdings, and effective September 30, 2006, these securities were recapitalized into common equity membership interests.

•

Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility, reported in investments on Energy Future Competitive Holdings’ balance sheet, is funded by a delivery fee surcharge billed to REPs by Oncor Electric Delivery and remitted to Texas Competitive Holdings, with the intent that the trust fund assets will be sufficient to fund the decommissioning liability, reported in noncurrent liabilities on Energy Future Competitive Holdings’ balance sheet. Income and expenses associated with the trust fund and the estimated decommissioning liability recorded by Energy Future Competitive Holdings are offset by a net change in the intercompany receivable/payable with Oncor Electric Delivery, which in turn results in a change in the net regulatory asset/liability. A regulatory liability totaling $17 million at December 31, 2006 and reported on Oncor Electric Delivery’s balance sheet represents the excess of the trust fund balance over the estimated decommissioning liability at that date. A regulatory asset totaling $8 million at December 31, 2005 and reported on Oncor Electric Delivery’s balance sheet represents the excess of the decommissioning liability over the trust fund balance at that date.

•

Energy Future Competitive Holdings has a 53.1% limited partnership interest, with a total carrying value of $14 million and $24 million at December 31, 2006 and 2005, respectively, in a EFH Corp. subsidiary holding Capgemini-related assets. Equity losses related to this interest totaled $10 million, $7 million and $7 million for the years ended December 31, 2006, 2005 and 2004, respectively. Oncor Electric Delivery had equity losses of $3 million for the year ended December 31, 2005 related to its 19.5% interest in the same limited partnership. These losses primarily represent amortization of software assets held by the subsidiary. The equity losses are reported as other deductions.

•

EFH Corp. files a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based on their respective taxable income or loss. As a result, Energy Future Competitive Holdings had an income tax payable to EFH Corp. of $538 million at December 31, 2006 and an income tax receivable from EFH Corp. of $348 million at December 31, 2005.

•	Energy Future Competitive Holdings charges TXU DevCo for employee services related to the development of generation facilities in Texas. These charges totaled $4 million for the year

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

ended December 31, 2006 and are largely reflected as a reduction in Energy Future Competitive Holdings’ SG&A expenses.

See Notes 2, 12, 16 and 20 for information regarding the accounts receivable securitization program and related subordinated notes receivable from TXU Receivables Company, cash and other distributions to EFH Corp. and the assumption by Oncor Electric Delivery of certain Energy Future Competitive Holdings pension and other postretirement benefit costs, respectively.

24. SEGMENT INFORMATION

For the 2005 and 2004 reporting periods, Energy Future Competitive Holdings’ operations were aligned into two reportable business segments: Texas Competitive Holdings and Oncor Electric Delivery. The segments were managed separately because they are strategic business units that offer different products or services and involve different risks. In December 2005, Energy Future Competitive Holdings distributed the assets and liabilities of Oncor Electric Delivery to EFH Corp. (See Note 2.)

The Competitive Electric segment is engaged in competitive market activities consisting of electricity generation, retail electricity sales to residential and business customers, wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas. These activities are conducted principally by subsidiaries of Texas Competitive Holdings.

The Oncor Electric Delivery segment is engaged in regulated electricity transmission and distribution operations in Texas. The segment includes the activities of Oncor Electric Delivery’s wholly-owned bankruptcy-remote financing subsidiary.

Corporate and Other represents the remaining nonsegment operations consisting primarily of, general corporate expenses, interest on debt at the Energy Future Competitive Holdings level, affiliate net interest income and amortization of the deferred gain on the sale of TXU Fuel.

The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. Energy Future Competitive Holdings evaluates performance based on income from continuing operations. Energy Future Competitive Holdings accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market price.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

	Competitive Electric	Regulated Delivery	Corp. and Other	Eliminations	Consolidated
Operating revenues
2005	$9,552	$2,394	$—	$(1,286)	$10,660
2004	8,402	2,226	5	(1,432)	9,201
Regulated revenues—included in operating revenues
2005	—	2,394	—	(1,278)	1,116
2004	—	2,226	—	(1,420)	806
Affiliated revenues—included in operating revenues
2005	8	1,278	—	(1,286)	—
2004	10	1,420	2	(1,432)	—
Depreciation and amortization
2005	313	446	—	—	759
2004	350	389	—	—	739
Equity in losses of unconsolidated subsidiaries
2005	(7)	(3)	—	—	(10)
2004	(5)	(2)	—	—	(7)
Interest income
2005	70	59	78	(112)	95
2004	31	56	36	(85)	38
Interest expense and related charges
2005	393	269	66	(112)	616
2004	353	280	47	(85)	595
Income tax expense
2005	687	174	21	—	882
2004	162	116	4	—	282
Income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles
2005	1,430	351	35	—	1,816
2004	408	255	9	—	672
Investment in equity investees
2005	24	—	—	—	24
2004	31	11	—	—	42
Total assets(a)
2005	17,830	—	1,420	(799)	18,451
2004	14,515	9,493	1,357	(1,402)	23,963
Capital expenditures
2005	309	733	—	—	1,042
2004	281	600	—	—	881

(a)	Assets by segment exclude investments in affiliates. In December 2005, Energy Future Competitive Holdings distributed the assets and liabilities of Oncor Electric Delivery to EFH Corp.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

25. SUPPLEMENTARY FINANCIAL INFORMATION

Regulated Versus Unregulated Operations

	December 31,
	2006	2005	2004
Operating revenues:
Regulated(a)	$—	$2,394	$2,226
Unregulated	9,617	9,552	8,407
Intercompany sales eliminations—regulated	—	(1,278)	(1,420)
Intercompany sales eliminations—unregulated	(10)	(8)	(12)

Total operating revenues	9,607	10,660	9,201

Costs and operating expenses:
Fuel, purchased power and delivery fees—unregulated(b)	3,929	4,261	3,743
Operating costs—regulated	—	758	730
Operating costs—unregulated	604	666	703
Depreciation and amortization—regulated	—	446	389
Depreciation and amortization—unregulated	334	313	350
Selling, general and administrative expenses—regulated	—	201	219
Selling, general and administrative expenses—unregulated	533	522	667
Franchise and revenue-based taxes—regulated	—	247	248
Franchise and revenue-based taxes—unregulated	127	116	118
Other income	(72)	(115)	(142)
Other deductions	210	26	665
Interest income	(252)	(95)	(38)
Interest expense and other related charges	335	616	595

Total costs and expenses	5,748	7,962	8,247

Income from continuing operations before income taxes, extraordinary loss and cumulative effect of changes in accounting principles	$3,859	$2,698	$954

(a)	On December 29, 2005, Energy Future Competitive Holdings distributed its ownership of Oncor Electric Delivery to EFH Corp., therefore, there are no Oncor Electric Delivery operations included in 2006.
(b)	Includes unregulated cost of fuel consumed of $927 million in 2006, $968 million in 2005 and $971 million in 2004. The balance represents energy purchased for resale and delivery fees net of intercompany eliminations.

The operations of the Competitive Electric segment are included above as unregulated, as the Texas market is open to competition. However, retail pricing to residential customers in the historical service territory was subject to certain price controls until December 31, 2006.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Interest Expense and Related Charges

	Year Ended December 31,
	2006	2005	2004
Interest	$355	$532	$504
Distributions on exchangeable preferred membership interests(a)	—	68	68
Amortization of debt discount and issuance costs	7	33	35
Interest capitalized in accordance with SFAS 34	(27)	(17)	(12)

Total interest expense and related charges	$335	$616	$595

(a)	In April 2004, EFH Corp. purchased Texas Competitive Holdings’ preferred membership interests from unaffiliated holders, and subsequent to this purchase, Texas Competitive Holdings paid distributions on the preferred membership interests to EFH Corp. In December 2005, EFH Corp. assigned its interest in Texas Competitive Holdings’ exchangeable preferred membership interests to Energy Future Competitive Holdings, and effective September 30, 2006, these securities were recapitalized into common equity membership interests.

Restricted Cash

	Balance Sheet Classification
	At December 31, 2006		At December 31, 2005
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Pollution control revenue bond funds held by trustee (See Note 14)	$—	$241	$—	$—
All other	3	—	8	—

Total	$3	$241	$8	$—

Inventories by Major Category

	December 31,
	2006	2005
Materials and supplies	$112	$108
Fuel stock	94	81
Natural gas in storage	75	99
Environmental energy credits and emission allowances	25	21

Total inventories	$306	$309

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Property, Plant and Equipment

	December 31,
	2006	2005
Generation	$15,950	$15,922
Other assets	406	389

Total	16,356	16,311
Less accumulated depreciation	7,095	6,834

Net of accumulated depreciation	9,261	9,477
Construction work in progress	504	402
Nuclear fuel (net of accumulated amortization: 2006—$1,123; 2005—$1,058)	159	115

Property, plant and equipment—net	$9,924	$9,994

Depreciation expense as a percent of average depreciable property approximated 2.0% for 2006 and 2.0% for 2005.

Assets related to capital leases included above totaled $96 million at December 31, 2006 and $100 million at December 31, 2005, net of accumulated depreciation.

Asset Retirement Obligations.    These liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal-fueled plant ash treatment facilities and generation plant asbestos removal and disposal costs. There is no earnings impact with respect to the recognition of the asset retirement costs for nuclear decommissioning, as all costs are recoverable through the regulatory process as part of Oncor Electric Delivery’s rate setting.

The following table summarizes the changes to the asset retirement liability, reported in other noncurrent liabilities and deferred credits in the consolidated balance sheet, during the year ended December 31, 2006:

Asset retirement liability at December 31, 2005	$558
Additions:
Accretion	36
Incremental mining reclamation costs	21
Reductions:
Net change in mining land reclamation estimated liability	(4)
Mining reclamation payments	(26)

Asset retirement liability at December 31, 2006	$585

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Intangible Assets

	As of December 31, 2006			As of December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets subject to amortization included in property, plant and equipment:
Capitalized software placed in service	$14	$5	$9	$7	$3	$4
Land easements	2	1	1	2	1	1

Total	$16	$6	$10	$9	$4	$5

Aggregate amortization expense for intangible assets totaled $2 million for the year ended December 31, 2006, $12 million for the year ended December 31, 2005 and $30 million for the year ended December 31, 2004. At December 31, 2006, the weighted average remaining useful lives of capitalized software and land easements were 5 years and 54 years, respectively.

The estimated aggregate amortization expense for the each of the five succeeding fiscal years from December 31, 2006 is $3 million for 2007, $2 million for the years 2008-2009 and less than $1 million for 2010-2011.

Goodwill (net of accumulated amortization) as of December 31, 2006 and 2005 totaled $517 million.

Energy Future Competitive Holdings evaluates goodwill for impairment at least annually (as of October 1) in accordance with SFAS 142. The impairment tests performed are based on discounted cash flow analyses. No goodwill impairment has been recognized for consolidated reporting units reflected in results from continuing operations.

Severance Liabilities Related to Strategic Initiatives

	2006	2005
Severance cost liability at January 1,	$18	$54
Additions to liability(a)	8	4
Payments charged against liability	(24)	(30)
Distribution of Oncor Electric Delivery	—	(4)
Adjustments	(1)	(6)

Severance cost liability as of December 31	$1	$18

(a)	Additions to the liability relate to services agreements entered into with certain providers.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Supplemental Cash Flow Information

	Year Ended December 31,
	2006	2005	2004
Cash payments (receipts) related to continuing operations:
Interest (net of amounts capitalized)	$335	$575	$586
Income taxes	$23	$752	$223
Noncash investing and financing activities:
Transfer of generation equipment to TXU DevCo	$208	$—	$—
Capital lease for generation plant rail spur	$—	$95	$—
Consolidation of lease trust (Note 4)
Increase in assets	$—	$35	$—
Increase in liabilities	$—	$96	$—
Distribution of Oncor Electric Delivery assets and liabilities	$—	$(2,935)	$—
Noncash contribution related to EFH Corp. stock-based compensation	$9	$20	$33
Noncash construction expenditures(a)	$31	$18	$74
Noncash contribution related to allocated pension adjustment	$65	$—	$—

(a)	Represents end-of-year accruals.

See Note 5 for the effects of adopting FIN 47 which was noncash in nature.

26. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On October 10, 2007, Energy Future Holdings Corp., a Texas corporation formerly known as TXU Corp., completed its Merger with Merger Sub, a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (Parent). As a result of the Merger, Energy Future Holdings Corp. became a wholly-owned subsidiary of Parent and Energy Future Competitive Holdings Company (formerly known as TXU US Holdings Company) became an indirect wholly-owned subsidiary of Parent.

The Merger is being accounted for under the purchase method of accounting whereby the total cost of the transaction is being allocated to Energy Future Holdings Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values, and the excess of the purchase price over the fair value of net assets acquired is recorded as goodwill.

In connection with the Merger, Texas Competitive Holdings obtained approximately $24.5 billion of senior secured credit facilities. Also in connection with the Merger, Texas Competitive Holdings and Texas Competitive Holdings Finance Inc. (a 100% owned subsidiary of Texas Competitive Holdings) expect to co-issue $2.5 billion aggregate principal amount of senior unsecured Texas Competitive Holdings’ cash pay notes due 2015 (the “Notes”) to refinance a portion of Texas Competitive Holding’s Senior Interim Facility obtained to finance the merger. The senior secured credit facilities will be unconditionally guaranteed by substantially all of the 100% owned subsidiaries of Texas Competitive Holdings and by its parent company, Energy Future Competitive Holdings, (collectively the “Other Guarantors”) on a secured basis. The Notes will be unconditionally guaranteed by the Guarantors on an unsecured basis. The guarantees issued by the Guarantors will be full and unconditional, joint and several guarantees of the senior secured credit facilities and the Notes. The secured guarantee will be senior to the Notes and the guarantee of the Notes. All other subsidiaries of Energy Future Competitive Holdings, either direct or indirect, will not guarantee the senior secured credit facilities or the Notes (collectively the “Non-Guarantors”). The debt agreements will restrict Energy Future Competitive Holdings’ ability to pay dividends or make investments.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Oncor Electric Delivery is reported as a non-guarantor in the condensed consolidating statements for 2005 and 2004 shown below as its ownership was transferred from Energy Future Competitive Holdings to EFH Corp. in December 2005.

The following tables present the Energy Future Competitive Holdings (Parent Guarantor), Texas Competitive Holdings (Issuer), the Guarantors and the Non-Guarantors condensed consolidating statements of income and cash flows for the years ended December 31, 2006, 2005 and 2004 and the condensed consolidating balance sheets as of December 31, 2006 and 2005 of Energy Future Competitive Holdings (Parent Guarantor), Texas Competitive Holdings (Issuer), the Guarantors and the Non-Guarantors.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Condensed Consolidating Statements of Income

Year ended December 31, 2006

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues	$—	$9,595	$29	$—	$(17)	$9,607

Costs and expenses:
Fuel, purchased power costs and delivery fees	—	3,922	7	—	—	3,929
Operating costs	—	613	1	—	(10)	604
Depreciation and amortization	—	333	1	—	—	334
Selling, general and administrative expenses	—	532	7	—	(6)	533
Franchise and revenue-based taxes	—	126	—	1	—	127
Other income	—	(25)	—	(47)	—	(72)
Other deductions	—	200	10	—	—	210
Interest income	(206)	(202)	—	(19)	175	(252)
Interest expense and related charges	136	384	8	—	(193)	335

Total costs and expenses	(70)	5,883	34	(65)	(34)	5,748

Income (loss) before income taxes and equity in earnings of subsidiaries	70	3,712	(5)	65	17	3,859

Income tax expense (benefit)	17	1,277	(2)	31	—	1,323
Equity in earnings of subsidiaries	2,483	—	—	25	(2,508)	—

Net income (loss)	$2,536	$2,435	$(3)	$59	$(2,491)	$2,536

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Condensed Consolidating Statements of Income

Year ended December 31, 2005

	Millions of Dollars
	Parent Guarantor	Issuer	Non-Guarantors	Eliminations	Consolidated
Operating revenues	$—	$9,552	$2,394	$(1,286)	$10,660

Costs and expenses:
Fuel, purchased power costs and delivery fees	—	5,545	1	(1,285)	4,261
Operating costs	—	667	758	(1)	1,424
Depreciation and amortization	—	313	447	(1)	759
Selling, general and administrative expenses	—	522	199	2	723
Franchise and revenue-based taxes	—	114	249	—	363
Other income	—	(64)	(51)	—	(115)
Other deductions	—	15	11	—	26
Interest income	(78)	(70)	(75)	128	(95)
Interest expense and related charges	82	393	270	(129)	616

Total costs and expenses	4	7,435	1,809	(1,286)	7,962

Income (loss) from continuing operations before income taxes, equity in earnings of subsidiaries, extraordinary loss and cumulative effect of changes in accounting principles	(4)	2,117	585	—	2,698

Income tax expense (benefit)	(2)	687	197	—	882

Equity in earnings of subsidiaries	1,802	—	15	(1,817)	—

Income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles	1,800	1,430	403	(1,817)	1,816

Loss from discontinued operations, net of tax effect	—	(8)	—	—	(8)

Extraordinary loss, net of tax effect	(50)	—	—	—	(50)

Cumulative effect of change in accounting principles, net of tax effect	—	(8)	—	—	(8)

Net income before preference stock dividends	1,750	1,414	403	(1,817)	1,750

Preference stock dividends	3	—	—	—	3

Net income	$1,747	$1,414	$403	$(1,817)	$1,747

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Condensed Consolidating Statements of Income

Year ended December 31, 2004

	Millions of Dollars
	Parent Guarantor	Issuer	Non-Guarantors	Eliminations	Consolidated
Operating revenues	$—	$8,402	$2,231	$(1,432)	$9,201

Costs and expenses:
Fuel, purchased power costs and delivery fees	—	5,173	(1)	(1,429)	3,743
Operating costs	—	703	733	(3)	1,433
Depreciation and amortization	—	350	389	—	739
Selling, general and administrative expenses	2	666	220	(2)	886
Franchise and revenue-based taxes	—	117	248	1	366
Other income	—	(110)	(35)	3	(142)
Other deductions	—	611	57	(3)	665
Interest income	(35)	(31)	(64)	92	(38)
Interest expense and related charges	54	353	280	(92)	595

Total costs and expenses	21	7,832	1,827	(1,433)	8,247

Income (loss) from continuing operations before income taxes, equity in earnings of subsidiaries, extraordinary gain and cumulative effect of changes in accounting principles	(21)	570	404	1	954
Income tax expense (benefit)	(7)	162	127	—	282
Equity in earnings of subsidiaries	674	—	4	(678)	—

Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	660	408	281	(677)	672
Loss from discontinued operations, net of tax effect	—	(34)	—	—	(34)
Extraordinary gain, net of tax effect	—	—	16	—	16
Cumulative effect of change in accounting principles, net of tax effect	—	4	2	—	6

Net income before preference stock dividends	660	378	299	(677)	660
Preference stock dividends	2	—	—	—	2

Net income	$658	$378	$299	$(677)	$658

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2006

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows—operating activities:
Net income (loss)	$2,536	$2,435	(3)	$59	$(2,491)	$2,536
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(2,483)	—	—	(25)	2,508	—
Depreciation and amortization	—	398	1	—	1	400
Deferred income tax expense (benefit)—net	(9)	122	21	28	(1)	161
Impairments and other asset writedown charges	—	199	3	—	(1)	201
Net gains from unrealized mark-to-market valuations	—	(330)	—	—	—	(330)
Other, net	—	187	9	(47)	—	149
Net changes in operating assets and liabilities	1,188	1,667	(69)	11	(1,160)	1,637

Cash provided by (used in) operating activities	1,232	4,678	(38)	26	(1,144)	4,754

Cash flows—financing activities:
Issuances of long-term debt	—	243	—	—	—	243
Retirements/repurchases of long-term debt	(6)	(664)	(6)	—	—	(676)
Change in short term borrowings:	—	72	—	—	—	72
Cash dividends paid	(858)	(1,144)	—	—	1,144	(858)
Change in advances—affiliates	—	—	47	—	(47)	—
Other, net	—	(47)	—	—	1	(46)

Cash provided by (used in) financing activities	(864)	(1,540)	41	—	1,098	(1,265)

Cash flows—investing activities:
Capital expenditures and nuclear fuel	—	(713)	—	—	—	(713)
Proceeds from sales of nuclear decommissioning trust fund securities	—	207	—	—	—	207
Investments in nuclear decommissioning trust fund securities	—	(223)	—	—	—	(223)
Change in advances to affiliates	(299)	(2,191)	—	(26)	46	(2,470)
Other, net	(69)	(223)	(3)	—	—	(295)

Cash used in investing activities	(368)	(3,143)	(3)	(26)	46	(3,494)

Net change in cash and cash equivalents	—	(5)	—	—	—	(5)
Cash and cash equivalents—beginning balance	—	12	—	—	—	12

Cash and cash equivalents—ending balance	$—	$7	$—	$—	$—	$7

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2005

	Millions of Dollars
	Parent Guarantor	Issuer	Non-Guarantors	Eliminations	Consolidated
Cash flows—operating activities:
Net income	$1,750	$1,414	$403	$(1,817)	$1,750
Loss from discontinued operations, net of tax	—	8	—	—	8
Extraordinary loss, net of tax	50	—	—	—	50
Cumulative effect of changes in accounting principles, net of tax	—	8	—	—	8

Income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles	1,800	1,430	403	—	1,816

Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Equity in earnings of subsidiaries	(1,802)	—	(15)	1,817	—
Depreciation and amortization	—	372	447	—	819
Deferred income tax expense (benefit) —net	1	656	(14)	—	643
Net losses from unrealized mark-to-market valuations	—	18		—	18
Other, net	—	47	(34)	—	13
Net changes in operating assets and liabilities	688	(650)	(69)	(698)	(729)

Cash provided by operating activities	687	1,873	718	(698)	2,580

Cash flows—financing activities:
Issuances of long-term debt	—	180	—	—	180
Retirements/repurchases of securities:			—		—
Long-term debt	(5)	(71)	(182)	—	(258)
Preferred securities	(38)		—	—	(38)
Change in short term borrowing	—	536	51	1	588
Cash dividends paid	(528)	(700)	—	700	(528)
Change in advances—affiliates	—	—	(40)	40	—
Other, net	—	(49)	44	—	(5)

Cash used in financing activities	(571)	(104)	(127)	741	(61)

Cash flows—investing activities:
Capital expenditures and nuclear fuel	—	(366)	(733)	—	(1,099)
Proceeds from sales of nuclear decommissioning trust fund securities	—	191	—	—	191
Investments in nuclear decommissioning trust fund securities	—	(206)	—	—	(206)
Change in advances—affiliates	(116)	(1,509)	151	(57)	(1,531)
Other, net costs	—	68	6	(1)	73

Cash used in investing activities	(116)	(1,822)	(576)	(58)	(2,572)

Cash flows—discontinued operations:
Operating activities		(5)	—	—	(5)
Financing activities	—	—	—	—	—
Investing activities	—	—	—	—	—

Cash used in discontinued operations	—	(5)	—	—	(5)

Distribution of Oncor Electric Delivery Cash to EFH Corp.	—	—	(15)	15	—
Net change in cash and cash equivalents	—	(58)	—	—	(58)
Cash and cash equivalents—beginning balance	—	70	—	—	70

Cash and cash equivalents—ending balance	$—	$12	$—	$—	$12

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2004

	Millions of Dollars
	Parent Guarantor	Issuer	Non-Guarantors	Eliminations	Consolidated
Cash flows—operating activities:
Net income	$660	$378	$299	$(677)	$660
Loss from discontinued operations, net of tax	—	34	—	—	34
Extraordinary gain, net of tax	—	—	(16)	—	(16)
Cumulative effect of changes in accounting principles, net of tax	—	(4)	(2)	—	(6)

Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	660	408	281	(677)	672
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Equity in earnings of subsidiaries	(674)	—	(4)	678	—
Depreciation and amortization	—	414	390	—	804
Deferred income tax benefit—net	(1)	—	(126)	—	(127)
Impairments and other asset writedown charges	—	191	2	—	193
Net losses from unrealized mark-to-market valuations	—	109	—	—	109
Other, Net	2	124	(9)	(1)	116
Net changes in operating assets and liabilities:	504	(128)	395	(700)	71

Net Changes in operating assets and liabilities:	504	(128)	395	(700)	71
Cash provided by operating activities of continuing operations	$491	1,118	929	(700)	1,838

Cash flows—financing activities:
Issuances of long-term debt	—	800	790	—	1,590
Retirements/repurchases of long-term debt	(5)	(630)	(645)	—	(1,280)
Change in short term borrowings:	—	210	—	—	210
Cash dividends paid	(777)	(700)	—	700	(777)
Change in advances—affiliates	(535)	—	57	—	(478)
Other, Net	—	(17)	(470)	450	(37)

Cash used in financing activities of continuing operations	(1,317)	(337)	(268)	1,150	(772)

Cash flows—investing activities:
Capital expenditures and nuclear fuel	—	(368)	(600)	—	(968)
Dispositions of businesses	—	—	500	—	500
Proceeds from sales of nuclear decommissioning trust fund securities	—	88	—	—	88
Investments in nuclear decommissioning trust fund securities	—	(103)	—	—	(103)
Change in advances—affiliates	(167)	(363)	(747)	—	(1,277)
Other, Net	450	42	(58)	(450)	(16)

Cash provided by (used in) investing activities of continuing operations	283	(704)	(905)	(450)	(1,776)

Cash flows—discontinued operations:
Operating activities	(1)	(27)	—	—	(28)
Financing activities	—	—	—	—	—
Investing activities	—	2	—	—	2

Cash used in discontinued operations	(1)	(25)	—	—	(26)

Net change in cash and cash equivalents	(544)	52	(244)	—	(736)
Cash and cash equivalents—beginning balance	544	18	244	—	806

Cash and cash equivalents—ending balance	$—	$70	$—	$—	$70

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Condensed Consolidating Balance Sheets at December 31, 2006

	Millions of Dollars
	Parent Guarantor	Issuer	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$7	$—	$—	$—	$7
Restricted cash	—	3	—	—	—	3
Advances to parent	584	2,418	—	362	(56)	3,308
Trade accounts receivable—net	1	804	2	—	(1)	806
Income taxes receivable	—	—	11	2	(13)	—
Accounts receivable from affiliates	146	—	72	—	(218)	—
Notes receivable from affiliates	—	1,500	—	—	—	1,500
Inventories	—	306	—	—	—	306
Commodity and other derivative contractual assets	—	972	—	—	—	972
Accumulated deferred income taxes	5	189	2	1	1	198
Margin deposits related to commodity positions	—	7	—	—	—	7
Other current assets	—	85	2	2	—	89

Total current assets	736	6,291	89	367	(287)	7,196

Restricted cash	—	241	—	—	—	241
Investments	6,902	496	67	131	(7,050)	546
Property, plant and equipment—net	—	9,888	36	—	—	9,924
Notes receivable from affiliates	700	700	36	—	(736)	700
Goodwill	—	517	—	—	—	517
Commodity and other derivative contractual assets	—	257	—	—	—	257
Accumulated deferred income taxes	391	—	50	99	(540)	—
Other noncurrent assets	—	157	6	—	117	280

Total assets	$8,729	$18,547	$284	$597	$(8,496)	$19,661

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$—	$818	$—	$—	$—	$818
Advances from affiliates	—	—	52	—	(52)	—
Long-term debt due currently	17	154	7	—	—	178
Trade accounts payable—nonaffiliates	—	802	1	—	—	803
Accounts payable to affiliates	—	346	—	6	(221)	131
Notes payable to affiliates	—	33	—	—	—	33
Commodity and other derivative contractual liabilities	—	296	—	—	—	296
Margin deposits related to commodity positions	—	681	—	—	—	681
Accrued taxes	19	584	1	—	(14)	590
Other current liabilities	2	255	45	47	1	350

Total current liabilities	38	3,969	106	53	(286)	3,880

Accumulated deferred income taxes	—	3,237	—	—	(540)	2,697
Investment tax credits	—	311	—	—	—	311
Commodity and other derivative contractual liabilities	—	133	—	—	—	133
Notes or other liabilities due affiliates	700	359	—	—	(736)	323
Long-term debt, less amounts due currently	124	2,882	82	—	—	3,088
Other noncurrent liabilities and deferred credits	—	1,003	31	211	117	1,362

Total liabilities	862	11,894	219	264	(1,445)	11,794

Shareholders’ equity	7,867	6,653	65	333	(7,051)	7,867

Total liabilities and shareholders’ equity	$8,729	$18,547	$284	$597	$(8,496)	$19,661

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Condensed Consolidating Balance Sheets at December 31, 2005

	Millions of Dollars
	Parent Guarantor	Issuer	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$12	$—	$—	$12
Restricted cash	—	8	—	—	8
Advances to parent	300	694	336	—	1,330
Trade accounts receivable—net	1	1,178	—	—	1,179
Income taxes receivable	—	361	—	(13)	348
Accounts receivable from affiliates	138	—	3	(141)	—
Notes receivable from affiliates	—	1,500	—	—	1,500
Inventories	—	309	—	—	309
Commodity contract assets	—	1,603	—	—	1,603
Cash flow hedge and other derivative assets	—	63	—	—	63
Accumulated deferred income taxes	6	167	1	—	174
Margin deposits related to commodity positions	—	247	—	—	247
Other current assets	—	77	2	(1)	78

Total current assets	445	6,219	342	(155)	6,851

Restricted cash	—	—	—	—	—
Investments	5,014	501	55	(5,068)	502
Property, plant and equipment—net	35	9,958	—	1	9,994
Notes receivable from affiliates	44	—	—	(44)	—
Goodwill	—	517	—	—	517
Commodity contract assets	—	338	—	—	338
Cash flow hedge and other derivative assets	—	68	—	—	68
Accumulated deferred income taxes	428	—	126	(554)	—
Other noncurrent assets	—	205	—	(24)	181

Total assets	$5,966	$17,806	$523	$(5,844)	$18,451

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$—	$746	$—	$—	$746
Long-term debt due currently	13	401	—	—	414
Trade accounts payable—nonaffiliates	—	879	—	—	879
Accounts payable to affiliates	—	322	—	(141)	181
Notes payable to affiliates	—	33	—	(1)	32
Commodity contract liabilities	—	1,481	—	—	1,481
Cash flow hedge and other derivative liabilities	—	260	—	—	260
Margin deposits related to commodity positions	—	357	—	—	357
Accumulated deferred income taxes	5	51	6	(13)	49
Other current liabilities	78	415	47	1	541

Total current liabilities	96	4,945	53	(154)	4,940

Accumulated deferred income taxes	—	2,800	—	(553)	2,247
Investment tax credits	—	326	—	—	326
Commodity contract liabilities	—	516	—	—	516
Cash flow hedge and other derivative liabilities	—	44	—	—	44
Notes or other liabilities due affiliates	—	406	—	(44)	362
Long-term debt, less amounts due currently	230	3,055	—	(1)	3,284
Other noncurrent liabilities and deferred credits	—	833	258	1	1,092
Preferred securities or subsidiaries	—	528	—	(528)	—

Total liabilities	326	13,453	311	(1,279)	12,811

Shareholders’ equity	5,640	4,353	212	(4,565)	5,640

Total liabilities and shareholders’ equity	$5,966	$17,806	$523	$(5,844)	$18,451

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

27. MERGER RELATED TRANSACTIONS—Unaudited

Overview

On October 10, 2007, Energy Future Holdings Corp., a Texas corporation formerly known as TXU Corp., completed its Merger with Merger Sub, a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (Parent). As a result of the Merger, Energy Future Holdings Corp. became a wholly-owned subsidiary of Parent. Parent is controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and GS Capital Partners (collectively, the Sponsor Group).

The aggregate purchase price paid for all of the equity securities of TXU Corp. (on a fully-diluted basis) was approximately $32.4 billion, which purchase price was funded by the equity financing from the Sponsor Group and certain other investors and by the new credit facilities described below. These new credit facilities also funded the repayment of existing credit facilities as discussed below. The purchase amount is exclusive of costs directly associated with the Merger, including legal, consulting and other professional service fees.

The Merger is being accounted for under the purchase method of accounting whereby the total cost of the transaction is being allocated to Energy Future Holdings Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values, and the excess of the purchase price over the fair value of net assets acquired is recorded as goodwill. The allocation of the purchase price to the net assets of Energy Future Holdings Corp. and the resulting goodwill determination are not yet final. The allocation is expected to result in a significant amount of goodwill, an increase in the carrying value of property, plant and equipment and deferred income tax liabilities as well as new identifiable intangible assets and liabilities. Reported earnings in the future will reflect increases in interest, depreciation and amortization expenses.

TCEH Senior Secured Facilities

Overview—In connection with the Merger, TCEH, as borrower, and Energy Future Competitive Holdings, have entered into a credit agreement, and related security and other agreements, with a group of lenders led by Citibank, N.A. that provides senior secured financing of up to $24.5 billion plus the amount of the TCEH Commodity Collateral Posting Facility (as defined below) (the TCEH Senior Secured Facilities), consisting of:

•

a senior secured initial term loan facility (the TCEH Initial Term Loan Facility) in an aggregate principal amount of up to $16.45 billion (reduced by all amounts drawn under the TCEH Delayed Draw Facility discussed below);

•

a senior secured delayed draw term loan facility in an aggregate principal amount of up to $4.1 billion (the TCEH Delayed Draw Term Loan Facility) of which $2.15 billion was drawn at the closing of the Merger;

•	a senior secured letter of credit facility in an aggregate principal amount of up to $1.25 billion (the TCEH Letter of Credit Facility);

•

a senior secured revolving credit facility in an aggregate principal amount of up to $2.7 billion (the TCEH Revolving Facility), which includes borrowing capacity available for letters of credit and for borrowings on same-day notice; and

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

•

a senior secured cash posting credit facility (the TCEH Commodity Collateral Posting Facility) that is expected to fund the cash posting requirements for a significant portion of TCEH’s long-term hedging program that is not otherwise secured by means of a first lien under the security arrangements described below. Such posting requirement totaled $378 million as of October 10, 2007.

Interest Rates and Fees—Loans under the TCEH Senior Secured Facilities (other than the TCEH Commodity Collateral Posting Facility) bear interest at per annum rates equal to, at TCEH’s option, (i) adjusted LIBOR plus 3.50% or (ii) a base rate (the higher of (1) the prime rate of Citibank, N.A. and (2) the federal funds effective rate plus 0.50%) plus 2.50%. There is a margin adjustment mechanism in relation to term loans, revolving loans and letters of credit commencing after delivery of the financial statements for the first full fiscal quarter ending after October 10, 2007, under which the applicable margins may be reduced based on leverage ratio targets to be determined.

A commitment fee is payable quarterly in arrears and upon termination at a rate per annum equal to 0.50% of the average daily unused portion of the TCEH Revolving Facility. The commitment fee will be subject to reduction, commencing after delivery of the financial statements for the first full fiscal quarter ending after October 10, 2007, based on leverage ratio targets to be determined.

A commitment fee is payable quarterly in arrears and upon termination on the undrawn portion of the commitments in respect of the TCEH Delayed Draw Term Loan Facility at a rate per annum equal to, prior to the first anniversary of October 10, 2007, 1.25% per annum, and thereafter, 1.50% per annum.

Letter of credit fees under the TCEH Revolving Facility are payable quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR under the TCEH Revolving Facility, less the issuing bank’s fronting fee.

TCEH will pay a fixed quarterly maintenance fee through maturity for having procured the TCEH Commodity Collateral Posting Facility regardless of actual borrowings under the facility. In addition, TCEH will pay interest at LIBOR on actual borrowed amounts under the TCEH Commodity Collateral Posting Facility which will be offset by interest earned on collateral deposits to counterparties, thereby making this facility largely a fixed cost facility regardless of utilization.

Guarantees and Security—Guarantee. The TCEH Senior Secured Facilities are unconditionally guaranteed jointly and severally on a senior secured basis, by Energy Future Competitive Holdings, TCEH and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of TCEH (other than certain immaterial subsidiaries and other subsidiaries to be agreed upon), subject to certain other exceptions.

Security. The TCEH Senior Secured Facilities, including the guarantees thereof and certain commodity and other hedging and trading transactions, are secured by (a) substantially all of the assets of Energy Future Competitive Holdings, TCEH and TCEH’s subsidiaries who are guarantors of such facilities as described above, and (b) pledges of the capital stock of TCEH and each material wholly-owned restricted subsidiary of TCEH directly owned by TCEH or any guarantor (limited in the case of pledges of capital stock of any foreign subsidiaries, to 65% of the capital stock of any first-tier material foreign subsidiary).

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

Covenants—The TCEH Senior Secured Facilities contain customary negative covenants, restricting, subject to certain exceptions, Energy Future Competitive Holdings, TCEH and TCEH’s restricted subsidiaries from, among other things:

•	incurring additional debt;

•	incurring additional liens;

•	entering into mergers and consolidations;

•	sales of assets;

•	dividends, redemptions or other distributions in respect of capital stock;

•	acquisitions, investments, loans and advances; and

•	payments and modifications of certain subordinated and other material debt.

In addition, the TCEH Senior Secured Facilities require that Energy Future Competitive Holdings, TCEH and their restricted subsidiaries maintain a maximum secured leverage ratio beginning on September 30, 2008 of 7.25 to 1.00 and observe certain customary reporting requirements and other affirmative covenants.

Maturity and Amortization—The TCEH Initial Term Loan Facility is required to be repaid in equal quarterly installments beginning December 31, 2007 in an aggregate annual amount equal to 1% of the original principal amount of such facility, with the balance payable on October 10, 2014. The TCEH Delayed Draw Term Facility is required to be repaid in equal quarterly installments beginning on the last day of the first fiscal quarter to occur after October 10, 2009 in an aggregate annual amount equal to 1% of the actual principal outstanding under the TCEH Delayed Draw Term Loan Facility as of such date, with the balance payable on October 10, 2014. Amounts borrowed under the TCEH Revolving Facility may be reborrowed from time to time from and after the closing date until October 10, 2013. The TCEH Letter of Credit Facility will mature on October 10, 2014. The TCEH Commodity Collateral Posting Facility will mature on December 31, 2012.

Events of Default—The TCEH Senior Secured Facilities contain certain customary events of default for senior leveraged acquisition financings the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments.

Senior Unsecured Bridge Facility – TCEH

Overview—On October 10, 2007, Energy Future Competitive Holdings, TCEH and TCEH Finance, Inc, a Delaware corporation and wholly-owned subsidiary of TCEH (TCEH Finance and, together with TCEH, the Co-Borrowers), entered into senior unsecured credit facilities (TCEH Unsecured Bridge Facilities).

The TCEH Unsecured Bridge Facilities provide senior unsecured financing of $6.75 billion, consisting of a:

•	$5.0 billion senior unsecured cash-pay term loan facility with a term of eight years (the TCEH Initial Cash-Pay Loans); and

•	$1.75 billion senior unsecured toggle term loan facility with a term of nine years (the TCEH Initial Toggle Loans and, together with the TCEH Initial Cash-Pay Loans, the TCEH Initial Loans).

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

If any borrowings under the TCEH Unsecured Bridge Facilities remain outstanding on October 10, 2008, the lenders will have the option to exchange such TCEH Initial Loans for senior cash-pay notes (the TCEH Senior Cash-Pay Exchange Notes) or senior toggle notes (the TCEH Senior Toggle Exchange Notes and, together with the TCEH Senior Cash-Pay Exchange Notes, the TCEH Senior Exchange Notes), respectively, which the Co-Borrowers will issue under a senior indenture. The maturity date of any TCEH Initial Loans that are not exchanged for TCEH Senior Exchange Notes will automatically be extended to the October 10, 2015, in the case of the TCEH Initial Cash-Pay Loans and October 10, 2016 in the case of the TCEH Initial Toggle Loans. The TCEH Senior Cash-Pay Exchange Notes will mature on October 10, 2015, and the TCEH Senior Toggle Exchange Notes will mature on October 10, 2016. Holders of the TCEH Senior Exchange Notes will have registration rights.

Interest Rate—Subject to specified caps, borrowings under the TCEH Unsecured Bridge Facilities for the first six-month period from the closing of the TCEH Unsecured Bridge Facilities will bear interest at a rate equal to LIBOR plus (i) 325 basis points, in the case of the TCEH Initial Cash-Pay Loans and (ii) 350 basis points, in the case of the TCEH Initial Toggle Loans (in each case, the TCEH Initial Margin). Interest for the three-month period commencing at the end of the initial six-month period, subject to specified caps, shall be payable at prevailing LIBOR for the interest period plus the TCEH Initial Margin plus 50 basis points. Thereafter, subject to specified caps, interest will be increased by an additional 25 basis points at the beginning of each three-month period subsequent to the initial nine-month period, for so long as the TCEH Initial Loans are outstanding. If issued, the interest rate on the TCEH Senior Exchange Notes will be the same as the interest rate borne by the TCEH Initial Loans; provided, that if any TCEH Senior Exchange Notes are transferred by the lender to a third-party purchaser, the interest rate on those notes will be fixed at the interest rate in effect on the transfer date.

Prepayments and Redemptions—The Co-Borrowers will be required to make an offer to repay loans under the TCEH Unsecured Bridge Facilities and, following October 10, 2008, repurchase TCEH Senior Exchange Notes with net proceeds from specified asset sales. In addition, after any payments required to be made to repay the TCEH Unsecured Bridge Facilities, the Co-Borrowers will be required to offer to repay loans and, if issued, to repurchase the TCEH Senior Exchange Notes upon the occurrence of a change of control. Until October 10, 2008, the Co-Borrowers will also be required to prepay outstanding TCEH Initial Loans with the net proceeds of any refinancing debt.

The Co-Borrowers may voluntarily repay outstanding TCEH Initial Loans, in whole or in part, at their option at any time upon three business days’ prior notice, at par plus accrued and unpaid interest and subject to, in the case of TCEH Initial Loans based on LIBOR, customary “breakage” costs with respect to such LIBOR loans, other than customary “breakage” costs with respect to LIBOR loans. The Co-Borrowers may optionally redeem the TCEH Senior Exchange Notes other than fixed-rate exchange notes, if issued, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date, provided that it also optionally prepays any outstanding TCEH Initial Loans on a pro rata basis.

If any TCEH Senior Exchange Note is sold by a lender to a third-party purchaser, and the interest rate on such TCEH Senior Exchange Note becomes fixed, such TCEH Senior Exchange Note will be non-callable until October 10, 2011, in the case of the TCEH Senior Cash-Pay Exchange Notes, and until October 10, 2012, in the case of the TCEH Senior Toggle Exchange Notes, subject to equity clawback and make-whole provisions consistent with those applicable to the notes offered hereby, and

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

will be callable thereafter at a specified premium. The premium will decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the final maturity date, in the case of the TCEH Senior Cash-Pay Exchange Notes, and one year, in the case of the TCEH Senior Toggle Exchange Notes.

Guarantee—All obligations under the TCEH Unsecured Bridge Facilities and, if the TCEH Senior Exchange Notes are issued, the senior indenture, are jointly and severally guaranteed on a senior basis by Energy Future Competitive Holdings and each of TCEH’s domestic subsidiaries that guarantees obligations under the TCEH Senior Secured Facilities.

Certain Covenants and Events of Default—The TCEH Unsecured Bridge Facilities and the senior indenture contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Co-Borrowers’ ability to:

•	incur additional indebtedness;

•	create liens;

•	engage in mergers or consolidations;

•	sell or transfer assets and subsidiary stock;

•	pay dividends and distributions or repurchase their capital stock;

•	make certain investments, loans or advances;

•	prepay certain indebtedness;

•	enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and

•	engage in certain transactions with affiliates.

In addition, the TCEH Unsecured Bridge Facilities and the senior indenture impose certain requirements as to future subsidiary guarantors. The TCEH Unsecured Bridge Facilities and the senior indenture also contain certain customary affirmative covenants consistent with those in the TCEH Senior Secured Facilities, to the extent applicable, and certain customary events of default.

Senior Unsecured Bridge Facility – Energy Future Holdings Corp.

Overview—On October 10, 2007, in connection with the Merger and the repayment of certain existing indebtedness, Energy Future Holdings Corp. entered into senior unsecured credit facilities (Energy Future Holdings Corp. Unsecured Bridge Facilities).

Energy Future Holdings Corp.’s Unsecured Bridge Facilities provide senior unsecured financing of $4.5 billion, consisting of a:

•	$2.0 billion senior unsecured cash-pay term loan facility with a term of ten years (Energy Future Holdings Corp. Initial Cash-Pay Loans); and

•

$2.5 billion senior unsecured toggle term loan facility with a term of ten years (Energy Future Holdings Corp. Initial Toggle Loans and, together with Energy Future Holdings Corp. Initial Cash-Pay Loans, Energy Future Holdings Corp. Initial Loans).

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

If any borrowings under Energy Future Holdings Corp. Unsecured Bridge Facilities remain outstanding on October 10, 2008, the lenders will have the option at any time or from time to time to exchange such Energy Future Holdings Corp. Initial Loans for senior cash-pay notes (Energy Future Holdings Corp. Senior Cash-Pay Exchange Notes) or senior toggle notes (Energy Future Holdings Corp. Senior Toggle Exchange Notes and, together with Energy Future Holdings Corp. Senior Cash-Pay Exchange Notes, Energy Future Holdings Corp. Senior Exchange Notes) that Energy Future Holdings Corp. will issue under a senior indenture. The maturity date of any Energy Future Holdings Corp. Initial Loans that are not exchanged for Energy Future Holdings Corp. Senior Exchange Notes will automatically be extended to October 10, 2017. Energy Future Holdings Corp. Senior Exchange Notes will also mature on October 10, 2017. Holders of Energy Future Holdings Corp. Senior Exchange Notes will have registration rights.

Interest Rate—Subject to specified caps, borrowings under Energy Future Holdings Corp. Unsecured Bridge Facilities for the first six-month period from the closing of the TCEH Senior Secured Facilities will bear interest at a rate equal to LIBOR plus (i) 400 basis points, in the case of Energy Future Holdings Corp. Initial Cash-Pay Loans and (ii) 425 basis points, in the case of Energy Future Holdings Corp. Initial Toggle Loans (in each case, Energy Future Holdings Corp. Initial Margin). Interest for the three-month period commencing at the end of the initial six-month period, subject to specified caps, shall be payable at prevailing LIBOR for the interest period plus (A) Energy Future Holdings Corp. Initial Margin plus (B) 50 basis points. Thereafter, subject to specified caps, interest will be increased by an additional 25 basis points at the beginning of each three-month period subsequent to the initial nine-month period, for so long as Energy Future Holdings Corp. Initial Loans are outstanding. If issued, the interest rate on Energy Future Holdings Corp. Senior Exchange Notes will be the same as the interest rate borne by Energy Future Holdings Corp. Initial Loans; provided, that if any Energy Future Holdings Corp. Senior Exchange Notes are transferred by the lender to a third-party purchaser, the interest rate on those notes will be fixed at the interest rate in effect on the transfer date.

Prepayments and Redemptions—Energy Future Holdings Corp. will be required to make an offer to repay loans under Energy Future Holdings Corp. Unsecured Bridge Facilities and, following October 10, 2008, repurchase Energy Future Holdings Corp. Senior Exchange Notes with net proceeds from specified asset sales. In addition, after any payments required to be made to repay the TCEH Senior Secured Facilities, Energy Future Holdings Corp. will be required to offer to repay loans and, if issued, to repurchase Energy Future Holdings Corp. Senior Exchange Notes upon the occurrence of a change of control. Until October 10, 2008, Energy Future Holdings Corp. will also be required to prepay outstanding Energy Future Holdings Corp. Initial Loans with the net proceeds of any refinancing debt.

Energy Future Holdings Corp. may voluntarily repay outstanding Energy Future Holdings Corp. Initial Loans, in whole or in part, at its option at any time upon three business days’ prior notice, at par plus accrued and unpaid interest and subject to, in the case of Energy Future Holdings Corp. Initial Loans based on LIBOR, customary “breakage” costs with respect to such LIBOR loans, other than customary “breakage” costs with respect to LIBOR loans. Energy Future Holdings Corp. may optionally redeem Energy Future Holdings Corp. Senior Exchange Notes other than fixed-rate exchange notes, if issued, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date, provided that it also optionally prepays any outstanding Energy Future Holdings Corp. Initial Loans on a pro rata basis.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

If any Energy Future Holdings Corp. Senior Exchange Note is sold by a lender to a third-party purchaser, and the interest rate on such Energy Future Holdings Corp. Senior Exchange Note becomes fixed, such Energy Future Holdings Corp. Senior Exchange Note will be non-callable for the first four years from October 10, 2008, subject to equity clawback and make-whole provisions consistent with those applicable to the notes offered hereby, and will be callable thereafter at a specified premium. The premium will decline ratably on each yearly anniversary of the date of such sale to zero on October 10, 2015.

Guarantee—All obligations under Energy Future Holdings Corp. Unsecured Bridge Facilities and, if Energy Future Holdings Corp. Senior Exchange Notes are issued, the senior indenture are jointly and severally guaranteed on a senior unsecured basis by Intermediate Holding and Energy Future Competitive Holdings.

Certain Covenants and Events of Default—Energy Future Holdings Corp. Unsecured Bridge Facilities and the senior indenture contain a number of covenants that, among other things, restrict, subject to certain exceptions, Energy Future Holdings Corp.’s ability to:

•	incur additional indebtedness;

•	create liens;

•	engage in mergers or consolidations;

•	sell or transfer assets and subsidiary stock;

•	pay dividends and distributions or repurchase its capital stock;

•	make certain investments, loans or advances;

•	prepay certain indebtedness;

•	enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and

•	engage in certain transactions with affiliates.

In addition, Energy Future Holdings Corp. Unsecured Bridge Facilities and the senior indenture impose certain requirements as to future subsidiary guarantors. Energy Future Holdings Corp. Unsecured Bridge Facilities and the senior indenture also contain certain customary affirmative covenants consistent with those in TCEH Senior Secured Facilities, to the extent applicable.

Intercreditor Agreement

On October 10, 2007, in connection with the Merger, TCEH, Energy Future Competitive and the subsidiary guarantors under the TCEH Senior Secured Facilities entered into a Collateral Agency and Intercreditor Agreement (the Intercreditor Agreement) with Citibank, N.A., and four secured commodity hedge counterparties (Secured Commodity Hedge Counterparties).

The Intercreditor Agreement provides that the lien granted to the Secured Commodity Hedge Counterparties should rank pari passu with the lien granted to the secured parties under the TCEH Senior Secured Facilities on the collateral under the TCEH Senior Secured Facilities and the Secured Commodity Hedge Counterparties will be entitled to share, on a pro rata basis, in the proceeds of any liquidation of such collateral in connection with a foreclosure on such collateral in an amount provided

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Notes to Financial Statements—(Continued)

in the TCEH Credit Agreement. The Intercreditor Agreement also provides that the Secured Commodity Hedge Counterparties will have voting rights with respect to any amendment or waiver of any provision of the Intercreditor Agreement that changes the priority of the Secured Commodity Hedge Counterparties’ lien on such collateral relative to the priority of lien granted to the secured parties under the TCEH Senior Secured Facilities or the priority of payments to the Secured Commodity Hedge Counterparties upon a foreclosure and liquidation of such collateral relative to the priority of the lien granted to the secured parties under the TCEH Senior Secured Facilities.

TXU Receivables Program

Also in connection with the Merger, the accounts receivable securitization program was amended. Concurrently, the financial institutions required that Oncor Electric Delivery repurchase all of the receivables it had previously sold to TXU Receivables Company totaling $113 million, which amount was refinanced by the Oncor Electric Delivery Revolving Facility.

Contribution of Certain Assets and Liabilities of Luminant Development

In connection with the Merger, certain assets and liabilities of Luminant Development consisting primarily of Sandow 5 and Oak Grove and the hedging transactions related to the long term hedging program were contributed by Energy Future Holdings Corp. to a subsidiary of TCEH. Such contribution will be accounted for in a manner similar to a pooling of interests.

Repayment of Existing Credit Facilities

On October 10, 2007, in connection with the Merger, TCEH and Oncor repaid in full all outstanding loans together with interest and all other amounts due in connection with such repayment under the $6.5 billion of existing credit facilities. TCEH and Oncor also repaid floating rate senior notes with an aggregate principal amount of $1.0 billion and $800 million, respectively. (See Note 8).

Management Agreement

On October 10, 2007, in connection with the Merger, Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., Goldman, Sachs & Co. and Lehman Brothers Inc. entered into a management agreement with Energy Future Holdings Corp. (the Management Agreement), pursuant to which affiliates of the investors will provide management, consulting, financial and other advisory services to Energy Future Holdings Corp. Pursuant to the Management Agreement, the Sponsor Group is entitled to receive an aggregate annual management fee of $35 million, which amount will increase 2% annually, and reimbursement of out-of-pocket expenses incurred in connection with the provision of services pursuant to the Management Agreement. The Management Agreement will continue in effect from year to year, unless terminated upon a change of control of Energy Future Holdings Corp. or in connection with an initial public offering of Energy Future Holdings Corp. or if the parties mutually agree to terminate the Management Agreement. Pursuant to the Management Agreement, the Sponsor Group is also entitled to receive aggregate transaction fees of $300 million in connection with certain services provided in connection with the Merger and related transactions. In addition, the Management Agreement provides that the Sponsor Group will be entitled to receive a fee equal to a percentage of the gross transaction value in connection with certain subsequent financing, acquisition, disposition, merger combination and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the Management Agreement in the event of an initial public offering or under certain other circumstances.

Tender Offers and Consent Solicitations

On September 25, 2007, Energy Future Holdings Corp. commenced offers to purchase and consent solicitations with respect to $1.0 billion in aggregate principal amount of Energy Future Holdings Corp.’s outstanding 4.80 % Series O Senior Notes due 2009, $250.0 million in aggregate principal amount of TCEH’s outstanding 6.125% Senior Notes due 2008 and $1.0 billion in aggregate principal amount of TCEH’s outstanding 7.000% Senior Notes due 2013. On the closing date of the Merger, Energy Future Holdings Corp. purchased an aggregate of $995.7 million, $246.9 million and $994.9 million of these notes, respectively.